UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re: NRG ENERGY, INC., et al.: Debtors.	Chapter 11 Case No. 03-13024 (PCB) (Jointly Administered)

THIS PLAN APPLIES TO:

All Debtors
X	NRG Energy, Inc.

Arthur Kill Power LLC

Astoria Gas Turbine Power LLC

Berrians I Gas Turbine Power LLC

Big Cajun II Unit 4 LLC

Connecticut Jet Power LLC

Devon Power LLC

Dunkirk Power LLC

Huntley Power LLC

Louisiana Generating LLC

Middletown Power LLC

Montville Power LLC

Northeast Generation Holding LLC

LSP-Nelson Energy, LLC

X	NRG Power Marketing Inc.

X	NRG Capital LLC

X	NRG Finance Company I LLC

NRG Central U.S. LLC

NRG Eastern LLC

X	NRGenerating Holdings (No. 23) B.V.

NRG New Roads Holdings LLC

NRG Northeast Generating LLC

NRG South Central Generating LLC

Oswego Harbor Power LLC

Somerset Power LLC

South Central Generation Holding LLC

Norwalk Power LLC

NRG McClain LLC

NRG Nelson Turbines LLC

DEBTORS’ SECOND AMENDED JOINT PLAN OF REORGANIZATION

PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

KIRKLAND & ELLIS LLP
Citigroup Center
153 East 53rd Street
New York, New York 10022-4675
Telephone: (212) 446-4800
Facsimile: (212) 446-4900
Counsel to the Debtors and Debtors in Possession

Dated: October 10, 2003

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		Page

12.3	Effect of Failure of Conditions	24
12.4	Waiver of Conditions	24
ARTICLE XIII. EFFECT OF CONFIRMATION OF PLAN		24
13.1	Term of Bankruptcy Injunction or Stays	24
13.2	Claims Extinguished	24
13.3	Discharge of Debtors	25
13.4	Injunction	25
ARTICLE XIV. RETENTION OF JURISDICTION		25
ARTICLE XV. MISCELLANEOUS PROVISIONS		26
15.1	Effectuating Documents and Further Transactions	26
15.2	Exemption from Transfer Taxes	26
15.3	Exculpation and Limitation of Liability	26
15.4	INJUNCTION RELATED TO RELEASES AND EXCULPATION	26
15.5	Fees and Expenses	27
15.6	Payment of Statutory Fees	27
15.7	Amendment or Modification of the Plan	27
15.8	Revocation or Withdrawal of the Plan	27
15.9	Binding Effect	27
15.10	Notices	27
15.11	Governing Law	28
15.12	Withholding and Reporting Requirements	29
15.13	Exhibits/ Schedules	29
15.14	Plan Supplement	29
15.15	Subrogation Rights	29
Exhibit A — Term Sheet
Exhibit B — Plan Support Agreement
Exhibit C — Schedule of NRG Public
Notes Exhibit D — Separate Bank Release Agreement
Exhibit E — Schedule of NRG FinCo Assets
Exhibit F — Schedule of Definitions
Exhibit G — [INTENTIONALLY OMITTED]
Exhibit H — Schedule of Reinstated Guaranty Obligations
Exhibit I — Xcel Settlement Agreement
Exhibit J — Schedule of Global Steering Committee
Exhibit K — Schedule of NRG Undetermined Guaranties
Exhibit L — Schedule of Cancelled Intercompany Claims
Exhibit M — Schedule of Reinstated Intercompany Claims
Exhibit N — Release-Based Amount Agreement

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      NRG Energy, Inc., a Delaware corporation (“NRG”), NRG Power Marketing Inc., a Delaware corporation (“PMI”), NRG Finance Company I LLC, a Delaware limited liability company (“NRG FinCo”), NRGenerating Holdings (No. 23) B.V., a Netherlands private company with limited liability (“NRGenerating”), NRG Capital LLC, a Delaware limited liability company (“NRG Capital”), as debtors and debtors-in-possession (collectively, the “Debtors”), propose the following second amended joint plan of reorganization for the Debtors under section 1121(a) of the Bankruptcy Code. Exhibit A annexed to the Plan is a Term Sheet and Exhibit B annexed to the Plan is a Plan Support Agreement, both of which reflect the terms of a proposed agreement and settlement among Xcel (NRG’s parent company), an ad hoc committee of NRG’s Noteholders, the Global Steering Committee of the holders of the NRG Unsecured Revolver Claims, NRG Letter of Credit Claims or the NRG FinCo Secured Revolver Claims and NRG. The actual settlement and agreement among the parties will be reflected in the Xcel Settlement Agreement and certain related documents, including the Release-Based Amount Agreement and the Separate Bank Release Agreement, as well as certain employee and tax matters agreements between Xcel and NRG, all of which will be contained in the Plan Supplement. In the event and to the extent there is any inconsistency between this Plan and the Xcel Settlement Agreement, the Release-Based Amount Agreement and the Separate Bank Release Agreement, the terms and provisions of the Xcel Settlement Agreement and such related agreements shall be controlling and shall supersede the terms of the Plan.

ARTICLE I.

DEFINITIONS AND CONSTRUCTION OF TERMS

      1.1     Definitions. ALL DEFINITIONS FOR THE PLAN AND DISCLOSURE STATEMENT SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN PLAN SCHEDULE F ATTACHED HERETO.

      1.2     Interpretation; Application of Definitions and Rules of Construction. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter. Unless otherwise specified herein, all section, article, schedule or exhibit references in the Plan are to the respective Section in, Article of, Schedule to, or Exhibit to, the Plan. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. A term used herein that is not defined herein, but that is used in the Bankruptcy Code, shall have the meaning ascribed to that term in the Bankruptcy Code. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan.

ARTICLE II.

DESCRIPTION OF SECURITIES TO BE ISSUED UNDER THE PLAN

      The following securities will be distributed to the holders of Allowed Claims (as set forth herein):

      2.1     New NRG Senior Notes. The New NRG Senior Notes shall (i) be in an initial principal amount of $500,000,000.00; (ii) at the option of Reorganized NRG either (a) accrue interest commencing on the Effective Date payable semiannually in Cash at a rate of 10% per annum, or (b) accrue interest at a rate of 12% per annum payable in kind; provided, however, that any interest paid in kind shall be paid in Cash upon the earlier of the fifth anniversary of the Effective Date or the maturity date of the New NRG Senior Notes; and (iii) mature on the seventh anniversary of the Effective Date. The New NRG Senior Notes will be issued under the New NRG Senior Note Indenture. A form of the New NRG Senior Note Indenture shall be contained in the Plan Supplement.

      2.2     New NRG Common Stock. The New NRG Common Stock shall consist of 100,000,000 voting shares of new common stock of Reorganized NRG with par value of $0.01 per share. The bylaws of

Reorganized NRG authorizing the issuance of New NRG Common Stock shall be contained in the Plan Supplement.

      2.3     Xcel Note. The Xcel Note shall (a) be a non-amortizing promissory note issued by NRG to Xcel in an initial principal amount of $10 million, (b) accrue interest at a rate of 3% per annum, and (c) mature two and one-half (2.5) years after the Effective Date. A form of Xcel Note shall be contained in the Plan Supplement.

      2.4     Exit Facility. To provide exit financing and to enable the possible refinance of certain debt, NRG is exploring a variety of financing arrangements in which either NRG and/or a subsidiary or subsidiaries of NRG would issue between $1.3 billion and $3.2 billion in new debt. It is likely that any new debt would be a mix of both “bank” debt and “high yield” debt, would be guaranteed by the Reorganized Debtors (other than NRG) and substantially all of the domestic subsidiaries of NRG, would be secured by stock pledges and a lien or liens on substantially all of the assets of NRG and its subsidiaries, and would contain covenants mandating and restricting certain performance by the Reorganized Debtors usual and customary for facilities of this type and amount.

      The proceeds of any new debt offering(s) would be used to accomplish some or all of the following: (i) retire the Northeast Notes and South Central Notes; (ii) retire the outstanding long-term debt of one or more continuing non-debtor subsidiaries (including, but not limited to the Mid-Atlantic and Kendall projects); (iii) establish a revolving credit and letter of credit facility for NRG (in lieu of a separate exit facility); and/or (iv) monetize the New NRG Senior Notes. In the event that NRG elects to monetize the New NRG Senior Notes, it would distribute to creditors holding Allowed Claims in Class 5 and Class 6, in cash, when received, their Pro Rata share of the $500 million in proceeds associated therewith, in lieu of the New NRG Senior Notes they would have otherwise received. In addition, to the extent NRG does establish a revolving credit or letter of credit, it may enable additional cash to be distributed to creditors holding Allowed Claims in Class 5. The Plan is in no way contingent on the ability of any Debtor to obtain any such refinancing, nor would the failure to obtain any such refinancing have a material adverse impact on the ability of the Debtors to reorganize pursuant to the Plan.

ARTICLE III.

TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS, PROFESSIONAL COMPENSATION AND

REIMBURSEMENT CLAIMS, PRIORITY TAX CLAIMS AND CONVENIENCE CLAIMS

      3.1     Administrative Expense Claims. Except as otherwise provided herein, or to the extent that any Entity entitled to payment of any Allowed Administrative Expense Claim agrees to a less favorable treatment, each holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon as practicable thereafter, or on such other date as may be ordered by the Bankruptcy Court; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors (including real and personal property taxes and franchise fees) or liabilities arising under loans or advances to or other obligations incurred by the Debtors shall be paid in full and performed by the Debtors in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions. Except as provided under applicable non-bankruptcy law, Post-Petition Interest will not be paid on Allowed Administrative Claims.

      3.2     Professional Compensation and Reimbursement Claims; Fee Applications. The holders of Professional Compensation and Reimbursement Claims shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date by no later than the date that is ninety (90) days after the Confirmation Date, or such other date as may be fixed by the Bankruptcy Court. If granted by the Bankruptcy Court, such award shall be paid in full in such amounts as are Allowed by the Bankruptcy Court either (a) on the date such Professional Compensation and Reimbursement Claim becomes an Allowed Professional Compensation and Reimbursement Claim, or as

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soon as practicable thereafter, or (b) upon such other terms as may be mutually agreed upon between such holder of an Allowed Professional Compensation and Reimbursement Claim and the Debtors. The failure to timely file a Fee Application shall result in the Professional Compensation and Reimbursement Claim being forever barred and discharged.

      3.3     Priority Tax Claims. Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, in full and complete settlement, satisfaction and discharge of its Allowed Priority Tax Claim, including Post-Petition Interest (if applicable), Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon as practicable thereafter.

      3.4     Convenience Claims. Holders of General Unsecured Claims excluding Note Claims and Bank Claims against any Debtor that otherwise would be included in Class 5 or Class 6, but with respect to each such Claim, the applicable Claim either (a) is equal to or less than $50,000.00 or (b) is reduced to $50,000.00, in full settlement of such claim, pursuant to an election by such holder made on the Ballot (which election shall include granting the applicable releases described in 9.3D of the Plan) by the applicable voting deadline as specified in the Disclosure Statement, shall be treated in accordance with Section 4.6 herein. For purposes of treatment under Class 2, multiple Claims of a holder against a particular Debtor arising in a series of similar or related transactions between such Debtor and the original holder of such Claims will be treated as a single Claim and no splitting of Claims will be recognized for purposes of distribution.

ARTICLE IV.

CLASSIFICATION AND TREATMENT OF CLAIMS AND

EQUITY INTERESTS AND VOTING RIGHTS

      4.1     Summary. Except to the extent that an Eligible Reallocation Creditor completes a Reallocation Transaction pursuant to Article V hereof, the categories of Claims and Interests listed below classify Allowed Claims and Allowed Interests as applicable for each Debtor for all purposes, including voting, confirmation, and distribution pursuant to the Plan. Except as otherwise provided in the Plan or the Confirmation Order or required by subsection 506(b) or section 1124 of the Bankruptcy Code, (a) Allowed Claims do not include interest or similar finance charges on such claims that accrue after the Petition Date, and (b) any Post-Petition Interest that is payable in respect of a Priority Tax Claim shall be calculated at the applicable Tax Rate. The charts set forth below are only intended as a summary description of the treatment of the described Claims and Interests and the terms of the debt and securities to be issued under the Plan. Sections 4.5 through 4.17 of this Article IV of the Plan control to the extent of any inconsistency between the provisions thereof and the following summary. In addition, Xcel shall be excluded from all Classes of Claims and Interests (other than Class 9) listed below.

Type of
Class	Claim/Interest	Treatment	Voting Rights

Class 1	Unsecured Priority Claims	Unimpaired. Each holder of a Class 1 Claim will receive Cash in an amount equal to the Allowed Amount of their Claim.	Not entitled to vote. Deemed to accept.
Class 2	Convenience Claims	Impaired. Each holder of an Allowed Claim in Class 2 will receive Cash equal to the amount of such Claim against such Debtor (as reduced, if applicable, pursuant to an election by the holder thereof in accordance with Section 3.4 of the Plan).	Entitled to vote.

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Type of
Class	Claim/Interest	Treatment	Voting Rights

Class 3	Secured Claims against Noncontinuing Debtor Subsidiaries	Impaired. At the Debtors’ option, the Debtors shall distribute to each holder of a Secured Claim classified in Class 3 (a) the Collateral securing such Allowed Secured Claim, (b) Cash in an amount equal to the proceeds actually realized from the sale, pursuant to section 363(b) of the Bankruptcy Code, of any Collateral securing such Allowed Secured Claim, less the actual costs and expenses of disposing of such Collateral, or (c) such other treatment as may be agreed upon by the Debtors and the holder of such Allowed Secured Claim, on the later of (i) the Effective Date and (ii) the fifteenth Business Day of the first month following the month in which such Claim becomes an Allowed Secured Claim, or as soon after such dates as is practicable. Each holder of an Allowed Claim in Class 3 shall retain the Liens securing such Claim as of the Confirmation Date until the Debtors shall have made the distribution to such holder provided for in Article IV of the Plan.	Entitled to vote
Class 4	Miscellaneous Secured Claims	Impaired. At the Debtors’ option, the Debtors shall distribute to each holder of an Allowed Miscellaneous Secured Claim (a) the Collateral securing such Allowed Secured Claim, (b) Cash in an amount equal to the proceeds actually realized from the sale, pursuant to section 363(b) of the Bankruptcy Code, of any Collateral securing such Allowed Secured Claim, less the actual costs and expenses of disposing of such Collateral, or (c) such other treatment as may be agreed upon by the Debtors and the holder of an Allowed Miscellaneous Secured Claim, on the later of (i) the Effective Date and (ii) the fifteenth Business Day of the first month following the month in which such Claim becomes an Allowed Secured Claim, or as soon after such dates as is practicable. Each holder of an Allowed Claim in Class 4 shall retain the Liens securing such Claim as of the Confirmation Date until the Debtors shall have made the distribution to such holder provided for in Article IV of the Plan.	Entitled to vote

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Type of
Class	Claim/Interest	Treatment	Voting Rights

Class 5	NRG Unsecured Claims, including NRG Terminated Guaranty Claims	Impaired. Subject to Section 10.2 hereof with respect to the NRG Letter of Credit Claims, each holder of an Allowed Claim in Class 5 will receive its Pro Rata Share of (a) on the Effective Date, the New NRG Senior Notes[1] (subject to allocations to Class 6), (b) on the Effective Date, 100,000,000 shares of New NRG Common Stock, subject to dilution by the Management Incentive Plan and by New NRG Common Stock allocated to Class 6, and (c) if such holder makes the Release Election on its Ballot, Cash equal to its Pro Rata Share of the Release-Based Amount pursuant to the terms of the Release-Based Amount Agreement, provided that if such holder is bound to the releases set forth in Sections 9.3(d) and (g) hereof by a Final Order, such holder shall receive Cash equal to its Pro Rata share of the Release-Based Amount.	Entitled to vote
Class 6	PMI Unsecured Claims	Impaired. On the Effective Date, each holder of an Allowed Class 6 Claim will receive its Pro Rata Share calculated on the aggregate amount of the Allowed Claims in Class 5 and 6 of New NRG Senior Notes[2] and shares of New NRG Common Stock allocated to Class 6 from Class 5.	Entitled to vote
Class 7	Unsecured Noncontinuing Debtor Subsidiary Claims	Impaired. Each holder of an Allowed Class 7 Claim shall receive no distribution under the Plan on account of such Class 7 Claims.	Not entitled to vote. Deemed to reject.
Class 8A	NRG Cancelled Intercompany Claims (set forth in Exhibit L)	Impaired. Each holder of an Allowed Class 8A Claim shall receive no distribution under the Plan on account of such Class 8A Claims.	Not entitled to vote. Deemed to reject.
Class 8B	NRG Reinstated Intercompany Claims (set forth in Exhibit M)	Unimpaired. Each holder of an Allowed Class 8B Claim shall have its Claim reinstated in full on the Effective Date.	Not entitled to vote. Deemed to accept.
Class 9	NRG Old Common Stock	Impaired. No property will be distributed to or retained by the holders of Allowed Equity Interests in Class 9. On the Effective Date, each and every Equity Interest in Class 9 shall be cancelled and discharged and the holders of Class 9 Equity Interests shall receive no distribution under the Plan on account of such Equity Interests.	Not entitled to vote. Deemed to reject.

1 In the event that NRG elects to monetize the New Senior Notes as more fully set forth in Section 2.4 such holders would receive Cash.

2 In the event that NRG elects to monetize the New Senior Notes as more fully set forth in Section 2.4 such holders would receive Cash.

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Type of
Class	Claim/Interest	Treatment	Voting Rights

Class 10	PMI Old Common Stock	Unimpaired. NRG shall retain its 100% ownership interest in PMI.	Not entitled to vote. Deemed to accept.
Class 11	Securities Litigation Claims	Impaired. Each and every Claim in Class 11 shall be cancelled and discharged and the holders of Class 11 Claims shall receive no distribution under the Plan on account of such Claims.	Not entitled to vote. Deemed to reject.
Class 12	Noncontinuing Debtor Subsidiary Common Stock	Impaired. Each and every Equity Interest in Class 12 shall be cancelled and discharged and the holders of Class 12 Equity Interests shall receive no distribution under the Plan on account of such Equity Interests.	Not entitled to vote. Deemed to reject.

      4.2     Payment of Interest. Allowed Claims shall include amounts owed with respect to the period prior to the Petition Date and applicable interest, fees and other charges accrued and unpaid during such period. Unless otherwise provided herein, there shall not be any distributions on account of interest accrued from and after the Petition Date through the Effective Date (“Post-Petition Interest”).

      4.3     Allowance of Bank Group and Note Claims. All Note Claims, all NRG Letter of Credit Claims, all NRG FinCo Secured Revolver Claims, all NRG Unsecured Revolver Claims, and all recourse claims of any project lender against NRG (including the NRG FinCo Secured Revolver Recourse Claim), excluding in each case Post-Petition Interest, letter of credit fees and other similar post-petition charges not generally allowable under the Bankruptcy Code, shall in full constitute Allowed Claims, in accordance with the terms of the applicable documents that give rise to such Claims, without defense, offset, counterclaim, reduction, subordination or recharacterization. Notwithstanding the foregoing, such Claims can be objected to solely with regard to (i) the proper calculation of the amount of any such Claims in accordance with the relevant documentation for such Claims and (ii) solely in connection therewith, the proper interpretation of all such documents.

      4.4     Timing of Payments and Distributions. Except as otherwise provided in the Plan and to the extent a holder of an Allowed Claim or Equity Interest has otherwise been paid all or a portion of such holder’s Allowed Claim or Equity Interest prior to the Effective Date, each of the distributions specified in this Article IV with respect to each Allowed Claim or Equity Interest shall (i) occur on the later of the date such Allowed Claim or Equity Interest becomes an Allowed Claim or Equity Interest or the date specified in sections 4.5 through 4.17 hereof; or as soon as practicable thereafter and (ii) be in full and complete settlement, satisfaction and discharge of such Allowed Claim or Equity Interest.

      4.5     Class 1 — Unsecured Priority Claims

(a) Distributions. On the Effective Date, each holder of an Allowed Class 1 Claim will receive Cash in an amount equal to the Allowed Amount of its Claim.

(b) Impairment and Voting. Class 1 is unimpaired under the Plan. Each holder of an Allowed Class 1 Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

      4.6     Class 2 — Convenience Claims.

(a) Distributions. Each holder of an Allowed Class 2 Claim will receive Cash equal to the amount of such Claim against such Debtor (as reduced, if applicable, pursuant to an election by the holder thereof in accordance with Section 3.4).

(b) Impairment and Voting. Class 2 is impaired under the Plan. Each holder of an Allowed Class 2 Claim against a Debtor is entitled to vote to accept or reject the Plan.

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      4.7     Class 3 — Secured Claims against Noncontinuing Debtor Subsidiaries.

(a) Distributions. At the Debtors’ option, the Debtors shall distribute to each holder of a Secured Claim classified in Class 3 (a) the Collateral securing such Allowed Secured Claim, (b) Cash in an amount equal to the proceeds actually realized from the sale, pursuant to section 363(b) of the Bankruptcy Code, of any Collateral securing such Allowed Secured Claim, less the actual costs and expenses of disposing of such Collateral, or (c) such other treatment as may be agreed upon by the Debtors and the holder of such Allowed Secured Claim, on the later of (i) the Effective Date and (ii) the fifteenth Business Day of the first month following the month in which such Claim becomes an Allowed Secured Claim, or as soon after such dates as is practicable. Each holder of an Allowed Claim in Class 3 shall retain the Liens securing such Claim as of the Confirmation Date until the Debtors shall have made the distribution to such holder provided for in Article IV of the Plan.

(b) Impairment and Voting. Class 3 is impaired under the Plan. Each holder of an Allowed Class 3 Claim against a Debtor is entitled to vote to accept or reject the Plan.

      4.8     Class 4 — Miscellaneous Secured Claims.

(a) Distributions. At the Debtors’ option, the Debtors shall distribute to each holder of an Allowed Miscellaneous Secured Claim (a) the Collateral securing such Allowed Secured Claim, (b) Cash in an amount equal to the proceeds actually realized from the sale, pursuant to section 363(b) of the Bankruptcy Code, of any Collateral securing such Allowed Secured Claim, less the actual costs and expenses of disposing of such Collateral, or (c) such other treatment as may be agreed upon by the Debtors and the holder of an Allowed Miscellaneous Secured Claim, on the later of (i) the Effective Date and (ii) the fifteenth Business Day of the first month following the month in which such Claim becomes an Allowed Secured Claim, or as soon after such dates as is practicable. Each holder of an Allowed Claim in Class 4 shall retain the Liens securing such Claim as of the Confirmation Date until the Debtors shall have made the distribution to such holder provided for in Section 4.8 of the Plan.

(b) Impairment and Voting. Class 4 is impaired under the Plan. Each holder of an Allowed Class 4 Claim against a Debtor is entitled to vote to accept or reject the Plan.

      4.9     Class 5 — NRG Unsecured Claims, Including NRG Terminated Guaranty Claims

(a) Distributions. Subject to Section 10.2 hereof with respect to the NRG Letter of Credit Claims, each holder of an Allowed Claim in Class 5 will receive its Pro Rata Share of (a) on the Effective Date, the New NRG Senior Notes (subject to allocations to Class 6), (b) on the Effective Date, 100,000,000 shares of New NRG Common Stock, subject to dilution by the Management Incentive Plan and by New NRG Common Stock allocated to Class 6, and (c) if such holder makes the Release Election on its Ballot, Cash equal to its Pro Rata Share of the Release-Based Amount pursuant to the terms of the Release-Based Amount Agreement, provided that if such holder is bound to the releases set forth in Sections 9.3(d) and (g) hereof by a Final Order, such holder shall receive Cash equal to its Pro Rata share of the Release-Based Amount.

(b) Impairment and Voting. Class 5 is impaired under the Plan. Each holder of an Allowed Class 5 Claim is entitled to vote to accept or reject the Plan.

(c) Allocation. Assuming a creditor elects to receive the Release-Based Amount, and does not elect to take part in the Reallocation Procedures, then approximately 15.1 percent of the estimated recovery would be paid in New NRG Senior Notes, which will be distributed on the Effective Date; approximately 72.7 percent would be paid in New NRG Common Stock, which will be distributed on the Effective Date, and approximately 12.2 percent would be paid in Cash, which would be distributed in accordance with the Release-Based Amount Agreement. Without limiting the generality of the foregoing, each $1,000 of Allowed Claim amounts in Class 5 meeting the above conditions would receive an estimated aggregate distribution of $507, distributed as follows: $61 in Cash, $77 in New NRG Senior Notes and $369 in New NRG Common Stock.

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(d) NRG Undetermined Guarantees shall be treated as rejected unless or until such time that the Debtors determine, in their sole discretion to treat the NRG Undetermined Guarantees as NRG Reinstated Guarantees, or until such time as the Debtors and the beneficiary of the NRG Undetermined Guarantees shall agree on some different treatment therefore. If the NRG Undetermined Guarantee has not been converted to an NRG Reinstated Guarantee or otherwise treated in a manner that is mutually agreeable to the parties on or before the Voting Record Date, the holder of such NRG Undetermined Guarantee shall have an Allowed Claim for voting purposes only in the amount of such NRG Undetermined Guarantee, as set forth in Exhibit K. To the extent that Debtors determine, in their sole discretion to treat the NRG Undetermined Guarantee as an NRG Reinstated Guarantee, it shall give written notice of such treatment to the holder of such NRG Undetermined Guarantee not less than 10 days prior to the Voting Record Date. If the Holder of such NRG Undetermined Guarantee does not receive such a notice, it shall file a proof of claim relating to such guarantee in accordance with the rejection procedures approved by the Court in this case.

      4.10     Class 6 — PMI Unsecured Claims.

(a) Distributions. On the Effective Date, each holder of an Allowed Class 6 Claim will receive its Pro Rata Share calculated on the aggregate amount of the Allowed Claims in Class 5 and 6 of New NRG Senior Notes and shares of New NRG Common Stock allocated to Class 6 from Class 5.

(b) Impairment and Voting. Class 6 is impaired under the Plan. Each holder of an Allowed Class 6 Claim is entitled to vote to accept or reject the Plan.

(c) Allocation. Assuming a Creditor does not elect to take part in the Reallocation Procedures, then approximately 17.2 percent of the estimated recovery would be paid in New NRG Senior Notes, which will be distributed on the Effective Date and approximately 82.8 percent would be paid in New NRG Common Stock, which will be distributed on the Effective Date. Without limiting the generality of the foregoing, each $1,000 of Allowed Claim amounts in Class 6 meeting the above conditions would receive an estimated aggregate distribution of $446, distributed as follows: $77 in New NRG Senior Notes and $369 in New NRG Common Stock.

      4.11     Class 7 — Unsecured Noncontinuing Debtor Subsidiary Claims.

(a) Distributions. Each holder of an Allowed Class 7 Claim shall receive no distribution under the Plan on account of such Class 7 Claims.

(b) Impairment and Voting. Class 7 is impaired under the Plan. Each holder of an Allowed Class 7 Claim is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

      4.12     Class 8A — NRG Cancelled Intercompany Claims.

(a) Distributions Each holder of an Allowed Class 8A Claim shall receive no distribution under the Plan on account of such Class 8A Claims.

(b) Impairment and Voting.

      Class 8A is impaired under the Plan. Each holder of an Allowed Class 8A Claim is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

      4.13     Class 8B — NRG Reinstated Intercompany Claims

(a) Distributions

Each holder of an Allowed Class 8B Claim shall have its claim reinstated on the Effective Date.

(b) Impairment and Voting

Class 8B is unimpaired under the Plan. Each holder of an Allowed Class 8B Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

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      4.14     Class 9 — NRG Old Common Stock.

(a) Distributions. No property will be distributed to or retained by the holders of Allowed Claims in Class 9. On the Effective Date, each and every Interest in Class 9 shall be cancelled and discharged and the holders of such Interests in Class 9 shall receive no distribution under the Plan.

(b) Impairment and Voting. Class 9 is impaired by the Plan and holders of Class 9 Interests shall not be entitled to vote on the Plan and, instead, shall be deemed to have rejected the Plan.

      4.15     Class 10 — PMI Old Common Stock.

(a) Distributions. NRG shall retain its 100% ownership interest in the Old Common Stock of PMI.

(b) Impairment and Voting. Class 10 is unimpaired under the Plan. Each holder of a Class 10 Equity Interest shall not be entitled to vote on the Plan, and instead, shall be deemed to have accepted the Plan.

      4.16     Class 11 — Securities Litigation Claims.

(a) Distributions. Each and every Claim in Class 11 shall be cancelled and discharged and the holders of Class 11 Claims shall receive no distribution under the Plan on account of such Claims.

(b) Impairment and Voting. Class 11 is impaired by the Plan and holders of Class 11 Claims shall not be entitled to vote on the Plan and, instead, shall be deemed to have rejected the Plan.

      4.17     Class 12 — Noncontinuing Debtor Subsidiary Common Stock.

(a) Distributions. Each and every Equity Interest in Class 12 shall be cancelled and discharged and the holders of Class 12 Equity Interests shall receive no distribution under the Plan on account of such Equity Interests.

(b) Impairment and Voting. Class 12 is impaired by the Plan and holders of Class 12 Equity Interests shall not be entitled to vote on the Plan and, instead, shall be deemed to have rejected the Plan.

ARTICLE V.

NRG REALLOCATION PROCEDURES

      5.1     Reallocation Procedures. Each Eligible Reallocation Creditor will have the option of electing prior to the Effective Date to be either an Electing Equity Recipient or an Electing Cash and Debt Recipient. Such election may be made irrespective of whether such creditor has voted in favor of the Plan. If a creditor makes neither election, then the reallocation procedures in this Article V will not apply, and such creditor shall be entitled to receive the distributions it is entitled to receive in respect of its Allowed Claims in Class 5 or Class 6 under Article IV hereof. Any creditor holding a Disputed Claim in Class 5 or Class 6 as of the Voting Record Date shall be entitled, but not required, to make an election pursuant to Section V hereof; provided that any such creditor who makes an election must have an Allowed Claim on or before the Effective Date to take part in any reallocation pursuant to Section V hereof.

(a) Electing Equity Recipient Election. By making an election to be an Electing Equity Recipient, an Eligible Reallocation Creditor agrees to contribute to the Reallocation Liquidity Pool some or all of the Cash (other than Cash representing the Separate Bank Settlement Payment) and New NRG Senior Notes comprising the respective Elected Cash Amount and Elected Debt Amount it would otherwise receive in respect of its Allowed Claims in Class 5 or Class 6 under Article IV hereof.

(b) Electing Cash and Debt Recipient Election. By making the opposite election, to be an Electing Cash and Debt Recipient, a Creditor agrees to offer all of its New NRG Common Stock comprising the Elected Equity Amount it would otherwise receive in respect of its Allowed Claims in Class 5 or Class 6 under Article IV hereof, at the Standard Rate or at such lower Cash or debt price set forth on the Ballot respectively as specified by the Electing Cash and Debt Recipient in its election at its sole discretion.

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(c) Reallocation Administration. The Debtors will administer the reallocation as follows:

(i) First, all New NRG Common Stock that would otherwise have been distributed to Electing Cash and Debt Recipients pursuant to the terms of the Plan will first be reallocated so that such Electing Cash and Debt Recipients shall instead receive Cash from the Reallocation Liquidity Pool to the extent such Cash is available, starting with the lowest specified Cash price per share for New NRG Common Stock and moving upward until either all available Cash or all available New NRG Common Stock has been reallocated pursuant to the provisions of this Article V.

(ii) Second, all New NRG Senior Notes in the Reallocation Liquidity Pool will be reallocated to Electing Cash and Debt Recipients in exchange for any available New NRG Common Stock offered for reallocation pursuant to the provisions of this Article V, starting with the lowest specified price (for consideration in the form of New NRG Senior Notes) until either all remaining New NRG Senior Notes in the Reallocation Liquidity Pool or New NRG Common Stock made available by Electing Cash and Debt Recipients in return for New NRG Senior Notes are exhausted.

(iii) Once the foregoing reallocations are completed, each Electing Cash and Debt Recipient will be entitled to receive under this Plan (A) Cash for its New NRG Common Shares, at the Cash price it has selected (or at the Standard Rate, if a lower price has not been selected), to the extent taken up in the reallocation in Section 5.1(c)(i) hereof, (B) New NRG Senior Notes at the debt price it has selected (or at the Standard Rate, if a lower price has not been selected), to the extent allocated in Section 5.1(c)(ii) hereof, and (C) its initially allocated New NRG Common Stock, to the extent not so allocated in any reallocation, in addition to the Cash and New NRG Senior Notes it was otherwise entitled to receive under this Plan.

(iv) The Debtors shall calculate the Pro Rata Share of each Electing Equity Recipient based upon its initial contribution of Cash and New NRG Senior Notes to the Reallocation Liquidity Pool and such Electing Equity Recipient will receive a distribution of such Pro Rata Share of the New NRG Common Stock, and, if applicable, New NRG Senior Notes or Cash remaining in the Reallocation Liquidity Pool following the reallocation and distribution under Section 5.3(c)(iii), in addition to the New NRG Common Stock it was otherwise entitled to receive under this Plan.

(v) The Debtors shall be authorized to adopt such additional detailed procedures, not inconsistent with the foregoing, to efficiently administer the reallocation, including procedures for avoiding issuance of fractional shares of New NRG Common Stock or New NRG Senior Notes having denominations other than multiples of $1,000.00. If two or more Electing Cash and Debt Recipients shall each have made New NRG Common Stock available at the same price but there is an insufficient amount of Cash or New NRG Senior Notes available in the Reallocation Liquidity Pool to effect a reallocation for all such equity, the Exchange Agent shall endeavor to reallocate any available Cash or New NRG Senior Notes on a Pro Rata basis among such Electing Cash and Debt Recipients.

ARTICLE VI.

PROVISIONS REGARDING VOTING AND DISTRIBUTIONS UNDER THE PLAN AND TREATMENT

OF DISPUTED, CONTINGENT AND UNLIQUIDATED ADMINISTRATIVE EXPENSE CLAIMS,
CLAIMS AND EQUITY INTERESTS

      6.1     Voting of Claims and Equity Interests. Each holder of record as of the Voting Record Date of an Allowed Claim in an Impaired Class of Claims entitled to vote as set forth in Article IV hereof shall be entitled to vote separately to accept or reject the Plan with regard to each Impaired Class of Claims as provided for in the Disclosure Statement Order. Subject to Section 4.3 hereof, if the Debtors object to a Claim, the Claim becomes a Disputed Claim. A Disputed Claim is not entitled to vote on the Plan unless the Debtors obtain or the holder of the Disputed Claim obtains an order of the Bankruptcy Court estimating the amount of the Disputed Claim for voting purposes. If the Debtors do not object to a Claim prior to the date on

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which the Disclosure Statement and the Ballot are transmitted to creditors for voting, the holder of such Claim will be permitted to vote on the Plan in the full amount of the Claim as filed.

      6.2     Procedural Consolidation. The Plan is premised upon the procedural consolidation of the Debtors solely for purposes of actions associated with the confirmation and consummation of the Plan, including for purposes of voting, confirmation and distribution, including for purposes of determining whether the requirements of 1129(a)(8) have been satisfied. As contrasted with procedural consolidation, substantive consolidation may affect the substantive rights and obligations of creditors and debtors, depending upon the nature of the requested consolidation.

      The procedural consolidation contemplated by the Plan shall not affect any substantive rights or obligations of any of the creditors. Procedural consolidation shall save the Debtors certain administrative costs by permitting them to solicit votes on a single Plan instead of separately soliciting votes on Plan acceptance for each of the Debtors. The Debtors believe that an alternative result would confuse creditors and stockholders without adding to their ability to decide whether to accept or reject the Plan. Except as otherwise set forth herein, the Plan does not contemplate the merger or dissolution of any Debtor or the transfer or commingling of any asset of any Debtor.

      6.3     Elimination of Vacant Classes. Any Class of Claims that is not occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or a Claim temporarily allowed under Bankruptcy Rule 3018 or as to which no vote is cast shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

      6.4     Nonconsensual Confirmation. If any Impaired Class of Claims or Equity Interests entitled to vote shall not accept the Plan by the requisite statutory majorities provided in section 1126(c) of the Bankruptcy Code, the Debtors reserve the right to amend the Plan in accordance with Section 15.8 hereof or to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code, or both.

      6.5     Method of Distributions Under the Plan.

(a) Disbursing Agent. All distributions under the Plan shall be made by the Debtors as Disbursing Agents or such other Entity designated by the Debtors as Disbursing Agent. A Disbursing Agent shall not be required to provide any bond, surety or other security for the performance of its duties, unless otherwise ordered by the Bankruptcy Court; and, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond, surety or other security shall be borne by the Debtors.

(b) Distributions to Holders as of the Distribution Record Date.

(i) Subject to Bankruptcy Rule 9010 and to Section 10.2 hereof, all distributions under the Plan shall be made (A) to the holder of each Allowed Claim or Equity Interest at the address of such holder as listed on the Debtors’ Bankruptcy Schedules as of the Distribution Record Date, unless the Debtors have been notified in writing of a change of address, including by the filing of a timely proof of Claim by such holder that provides an address for such holder different from the address reflected on the Debtors’ Bankruptcy Schedules, or (B) pursuant to the terms of a particular indenture of the Debtors or in accordance with other written instructions of a trustee under such indenture.

(ii) As of the close of business on the Distribution Record Date, the Claims register shall be closed and there shall be no further changes in the record holder of any Claim or Equity Interest. The Debtors shall have no obligation to recognize any transfer of any Claim. The Debtors shall instead be authorized and entitled to recognize and deal for all purposes of the Plan with only those record holders stated on the claims register as of the close of business on the Distribution Record Date.

(c) Distributions of Cash. Any payment of Cash made by the Debtors pursuant to the Plan shall, at the Debtors’ option, be made to the appropriate bank administrative agents, trustees for the Notes or

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other creditors for distribution by check drawn on a domestic bank or wire transfer, and shall first be drawn proportionately from the segregated Cash accounts established pursuant to the terms of this Plan before any other Cash sources are used.

(d) Timing of Distributions. Except as otherwise set forth in the Plan or the Plan Documents, payments and distributions to holders of Allowed Claims on the Effective Date shall be made pursuant to the timing designated in Sections 4.5 through 4.17, or as soon as practicable thereafter. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

(e) Allocation of Plan Distributions. All distributions in respect of Allowed Claims shall be allocated first to the portion of such Claims representing interest (as determined for federal income tax purposes), second to the original principal amount of such Claims (as determined for federal income tax purposes), and any excess to the remaining portion of such Claims.

(f) Minimum Distributions. No payment of Cash less than one hundred U.S. dollars ($100.00) shall be made by the Debtors to any holder of a Claim unless a request therefor is made in writing to the Debtors.

(g) Unclaimed Distributions. All distributions under the Plan that are unclaimed for a period of one (1) year after distribution thereof shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and vested in the Reorganized Debtors and any entitlement of any holder of any Claim or Equity Interest to such distributions shall be extinguished and forever barred; provided that distributions to be made to the holders of Claims in Class 5 and Class 6 that are unclaimed for a period of one (1) year after distribution thereof shall be distributed to the holders of Claims in Class 5.

      6.6     Objections to and Resolution of Administrative Expense Claims and Claims. Except as to applications for allowance of compensation and reimbursement of Professional Compensation and Reimbursement Claims under sections 330 and 503 of the Bankruptcy Code, the Reorganized Debtors shall, on and after the Effective Date, have the exclusive right to make and file objections to Administrative Expense Claims. Except as to applications for allowance of compensation and reimbursement of Professional Compensation and Reimbursement Claims under sections 330 and 503 of the Bankruptcy Code, on and after the Effective Date, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Administrative Expense Claims and Claims and compromise, settle or otherwise resolve Disputed Administrative Expense Claims and Disputed Claims without the approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, (a) all objections to Claims (except for Administrative Expense Claims) shall be served and filed upon the holder of the Claim as to which the objection is made (and, as applicable, upon the Debtors, the Noteholder Group, the Global Steering Committee, and the Committee) as soon as is practicable, but in no event later than the Effective Date, and (b) all objections to Administrative Expense Claims shall be served and filed upon the holder of the Administrative Expense Claim as to which the objection is made (and, as applicable, upon the Debtors or the Reorganized Debtors, as the case may be, the Noteholder Group, the Global Steering Committee, the Committee) as soon as is practicable, but in no event later than ninety (90) days after the Effective Date.

      6.7     Payment of Other Fees. Any reasonable unpaid fees and expenses accrued through the Confirmation Date (except for any unpaid fees and expenses previously disallowed by the Bankruptcy Court) of: (i) any trustees for any Notes or under any note indenture, if any, (acting in their capacities as trustees and, if applicable, acting in their capacities as Disbursing Agents), (ii) the Global Steering Committee and their respective professionals; provided that the Global Steering Committee shall not have more than one set of advisors; (iii) the Noteholders and their respective professionals for the period from the Petition Date until the appointment of counsel to the Committee; (iv) to the extent that the Debtors obtain exit financing, the reasonable attorney’s fees of the agent bank for such financing, shall be paid by the Debtors within ten (10) days after the Effective Date. Any such fees and expenses accruing after the Effective Date shall be payable as provided in the applicable agreement providing for such payment, or, without the need for any additional court order, in the case of any exit financing the bank acting as administrative agent, in its capacity as administrative agent under the Exit Facility, at least quarterly. Upon payment of such fees and expenses,

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such Persons shall be deemed to have released their Liens securing payment of their fees and expenses for all fees and expenses accrued through the Effective Date.

      6.8     Cancellation of Existing Securities and Agreements. Except as otherwise provided herein, on the Effective Date, the Debtor’s obligations under the promissory notes, bonds, debentures and all other debt instruments evidencing any Claim, including Administrative Expense Claims, other than those that are reinstated and rendered unimpaired or renewed and extended pursuant to Article IV hereof, or renewed and remain outstanding pursuant to Article IV hereof, respectively, shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors under the agreements and indentures governing such Claims, as the case may be, shall be discharged. Except as otherwise provided herein, the Equity Interests shall be cancelled. Holders of promissory notes, bonds, debentures and any and all other debt instruments evidencing any Claim shall not be required to surrender such instruments; provided, however, that certain Notes and the indentures applicable thereto shall continue in effect solely for the purposes of (a) allowing the holders of such Notes to receive their distributions hereunder, (b) allowing the Notes trustee to make the distributions, if any, to be made on account of such Notes, and (c) permitting such trustee, if applicable, to assert a charging Lien against any such distributions for payment of the trustee fee under the relevant Note indentures.

      6.9     Impairment Controversies. If a controversy arises as to whether any Claim or Equity Interest, or any Class of Claims or Class of Equity Interests, is impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy.

      6.10     Confirmation Without Acceptance by All Impaired Classes. Classes 7, 8A, 9, 11 and 12 are classes of Claims or Equity Interests that are deemed to have rejected the Plan. Notwithstanding such rejections (or the rejection by one or more other impaired Classes under the Plan), the Debtors intend to seek confirmation of the Plan in accordance with section 1129(b) of the Bankruptcy Code.

ARTICLE VII.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

      7.1     Assumption, Assignment or Rejection of Executory Contracts and Unexpired Leases.

(a) Assumption of Executory Contracts and Unexpired Leases. Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between or among the Debtors and any Person or Governmental Entity shall be deemed assumed by the Debtors as of the Effective Date, except that any executory contract or unexpired lease shall be deemed rejected by the Debtors as of the Effective Date (i) that has been rejected pursuant to a Final Order entered prior to the Confirmation Date, (ii) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date that results in a Final Order or (iii) that is set forth in Exhibit A to the Plan Supplement; provided, however, that (1) the Debtors reserve the right, on or prior to the conclusion of the confirmation hearing, to amend the Plan Supplement so as to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be assumed by the Debtors or rejected, as the case may be, as of the Effective Date and (2) notwithstanding anything to the contrary in the Plan or the Confirmation Order, the assumption or rejection of any executory contract or unexpired lease between, inter alia, any Debtor and Xcel, or any affiliate of Xcel, will be governed by the Xcel Settlement Agreement. The Debtors will give notice of any such amendment to each counterparty to any executory contract the status of which is changed as a result of the amendment (i.e., any executory contract which is to be assumed, rejected or assumed and assigned as a result of the amendment). In the event that the counterparty opposes such proposed amendment, the Debtors will make all reasonable efforts to provide such counterparty a reasonable opportunity under the circumstances to object prior to the Confirmation Date and, to the extent that such counterparty had the right to vote on the Plan, or became entitled to vote on the Plan as a result of any amendments to the Plan, to provide such counterparty a reasonable time to cast a Ballot to accept or reject the Plan, or to

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amend its Ballot. The listing of a document in the Plan Supplement shall not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.

(b) Assumption and Assignment of Executory Contracts and Unexpired Leases. Pursuant to sections 365(f) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases specified in Exhibit B to the Plan Supplement shall be deemed assumed and assigned by the Debtors on the Effective Date to those entities as set forth in such schedules. The Debtors reserve the right, on or prior to the conclusion of the Confirmation Hearing, to amend the Plan Supplement so as to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) will be treated as set forth on such schedules as of the Effective Date. Each executory contract and unexpired lease to be assumed or assumed and assigned by the Debtors shall include modifications, amendments, supplements, restatements or other similar agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed in the Plan Supplement.

      7.2     Schedules of Rejected Executory Contracts and Unexpired Leases; Inclusiveness. Each executory contract and unexpired lease listed or to be listed in the Plan Supplement shall include (i) modifications, amendments, supplements, restatements or other similar agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed in the Plan Supplement, and (ii) executory contracts or unexpired leases appurtenant to the premises listed in the Plan Supplement, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements or vault, tunnel or bridge agreements, and any other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases, unless any of the foregoing agreements previously have been assumed or assumed and assigned by the Debtors.

      7.3     Approval of Assumption, Assumption and Assignment or Rejection of Executory Contracts and Unexpired Leases. Entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date, constitute (a) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to Section 7.1(a) of the Plan, (b) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtors may assume, assume and assign or reject the unexpired leases of non-residential property specified in Section 7.1(a) hereof through the date of entry of the Confirmation Order, (c) approval, pursuant to sections 365(f) and 1123(b)(2) of the Bankruptcy Code, of the assignment of the executory contracts and unexpired leases assigned pursuant to Section 7.1(b) and Article VII hereof, and (d) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Section 7.1(a) hereof.

      7.4     Cure of Defaults. Except as may otherwise be agreed to by the parties, within thirty (30) days after the Effective Date, the Debtors shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed, or assumed and assigned, by the Debtors pursuant to Sections 7.1(a) and (b) hereof, in accordance with section 365(b)(1) of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within thirty (30) days of the entry of a Final Order determining the amount, if any, of the Debtors’ liability with respect thereto, or as may otherwise be agreed to by the parties.

      7.5     Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan. Claims arising out of the rejection of an executory contract or unexpired lease pursuant to Section 7.1 hereof must be properly filed in the Chapter 11 Case and served upon the Debtors no later than 30 days after the Confirmation Date. All such Claims not filed within such time shall be forever barred from assertion against the Debtors, its Estates and its property.

      7.6     Retiree Benefits. Payments, if any, due to any Person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical or hospital care

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benefits, or benefits in the event of sickness, accident, disability or death under any plan, fund or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtors prior to the Petition Date shall be continued for the duration of the period the Debtors have obligated themselves to provide such benefits.

ARTICLE VIII.

IMPLEMENTATION OF THE PLAN

      8.1     Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors. Except as otherwise provided herein, after the Effective Date, each of the respective Reorganized Debtors shall continue to exist in accordance with the applicable laws in the respective jurisdictions in which they are incorporated and pursuant to their respective certificates of incorporation, articles of formation, or by-laws in effect prior to the Effective Date, except to the extent that such certificates of incorporation, articles of formation, or by-laws are amended under this Plan. In the event Class 6 rejects the Plan, PMI may be withdrawn from the Plan pursuant to Section 8.10, and may not be reorganized but rather could be liquidated. On and after the Effective Date, each of the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and compromise or settle any claims without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, each of the Reorganized Debtors may pay the charges that it incurs on or after the Effective Date for professionals’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

      8.2     Corporate Governance, Directors, Officers, and Corporate Action.

(a) Certificates of Incorporation and By-Laws. Effective on the Effective Date, each Reorganized Debtor’s certificate of incorporation shall be amended to be an Amended and Restated Certificate of Incorporation, and the existing certificates of incorporation shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code. The Amended and Restated Certificate of Incorporation shall, among other things, authorize the issuance of the New NRG Common Stock, where applicable, in amounts not less than the amounts necessary to permit the distributions required or contemplated by the Plan. After the Effective Date, the Reorganized Debtors may amend and restate their respective certificates of incorporation and by-laws as permitted by applicable law.

(b) Directors and Officers of Reorganized NRG. Subject to any requirement of the Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the officers of Reorganized NRG shall be identified to the Court prior to the Confirmation Hearing. On the Effective Date, the operation of the business of the Reorganized Debtors shall become the general responsibility of their respective boards of directors subject to, and in accordance with, their respective certificates of incorporation or other such organizational documents. The board of directors for Reorganized NRG shall consist of the post-reorganization CEO and ten (10) individuals, of which, six (6) directors shall be designated by the members of the Noteholder Group serving on the Committee and four (4) directors shall be designated by the members of the Bank Group. Such directors shall be deemed elected or appointed, as the case may be, pursuant to the Confirmation Order but shall not take office and shall not be deemed to be elected or appointed until the Effective Date. Those directors and officers not continuing in office shall be deemed removed therefrom as of the Effective Date pursuant to the Confirmation Order.

(c) Corporate Action. On the Effective Date, the adoption of the Amended and Restated Certificates of Incorporation, the amended and restated by-laws, and any necessary certificates of designation or similar constituent documents, the selection of members of the board of directors and officers for Reorganized Debtors, and all other actions contemplated by the Plan shall be authorized and approved in all respects (subject to the applicable provisions of the Plan). All matters provided for in the Plan involving the corporate structure of the Reorganized Debtors, and any corporate action required by the Debtors or Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and

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shall be in effect pursuant to applicable state law without any requirement of further action by the holders of the Equity Interests in the Debtors, where applicable, or members of the boards of directors of the Reorganized Debtors. On the Effective Date, the appropriate officers of the Reorganized Debtors and members of the boards of directors of the Reorganized Debtors are authorized to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtors.

(d) Compensation and Benefit Programs.

(i) Subject to the Term Sheet and an Employee Matters Agreement to be included in the Plan Supplement and except or to the extent previously assumed or rejected by an order of the Bankruptcy Court, on or before the Confirmation Date, all employee compensation and benefit programs of the Debtors as amended or modified, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Commencement Date and not since terminated, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed except executory contracts or plans as have previously been rejected, are the subject of a motion to reject or have been specifically waived by the beneficiaries of any plans or contracts; provided, however, that the Debtors may pay all retiree benefits as described in section 1114 of the Bankruptcy Code.

(ii) On the Effective Date, Reorganized NRG will adopt employment arrangements for its officers and executive employees, the general terms of which shall be set forth in the Plan Supplement. On the Effective Date, management and designated employees of reorganized NRG and the other Reorganized Debtors shall receive the benefits provided under such arrangements on the terms and conditions provided therein. At this time the terms and conditions of the Management Incentive Plan have not been determined. The adoption and implementation of any Management Incentive Plan will be subject to the review and approval of the Board of Directors of the Reorganized Debtors.

      8.3     Effectuating Documents and Further Transactions. Each of the Debtors or the Reorganized Debtors, as appropriate, is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents, including the Plan Documents, and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and any securities issued pursuant to the Plan.

      8.4     NRG Guaranty Obligations. On the Effective Date, the NRG Reinstated Guaranty Obligations shall be reinstated on the same terms and conditions, without impairment or modification. Obligations of NRG pursuant to guaranty obligations that are not reinstated shall constitute NRG Unsecured Claims classified in Class 5 of this Plan.

      8.5     HSR Compliance. Any shares of New NRG Common Stock or XEL Stock distributed under the Plan to any entity required to file a premerger notification and report form under the HSR, shall not be distributed until the notification and waiting periods applicable under HSR to such entity have expired or been terminated. Any filing fees associated with any such New NRG Common Stock filing shall be paid by the Reorganized Debtors.

      8.6     Vesting of Assets. On the Effective Date, the respective assets and Estates of the Debtors shall vest in the respective Reorganized Debtors free and clear of all Claims, Liens and Interests, except as provided herein. As of the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan.

      8.7     Liquidation of XEL Stock. In the event that Xcel exercises any option pursuant to the Xcel Settlement Agreement to make any of the Xcel Contribution in XEL Stock, Debtors may liquidate or cause the liquidation of the entire amount of XEL Stock making up any such portion of the Xcel Contribution and distribute the Xcel Shares Liquidation Proceeds to holders of Allowed Claims in Class 5.

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      8.8     Liquidation of NRG FinCo.

(a) Liquidation. All of the NRG FinCo Assets and NRG Capital Assets will be sold and the proceeds thereof paid to the holders of NRG FinCo Secured Revolver Secured Claims. All Claims against the NRG FinCo Secured Revolver Other Collateral shall be treated in accordance with Section IX. I of the Term Sheet.

(b) Holders of NRG FinCo Secured Revolver Recourse Claim shall be entitled to an Allowed Class 5 Claim against NRG in the amount of such NRG FinCo Secured Revolver Recourse Claim in accordance with Section V.A. of the Term Sheet, pursuant to Section 4.9 of the Plan.

(c) Holders of NRG FinCo Secured Revolver Deficiency Claims shall be entitled to an Allowed Class 7 Claim in accordance with Section 4.11 herein.

(d) NRG FinCo will be merged out of existence.

      8.9     Substantive Consolidation of NRG and PMI and Additional Liquidations.

(a) The Debtors reserve the right, subject to the approval by the Bankruptcy Court, to substantively consolidate PMI and NRG for Plan purposes of (i) voting, (ii) determining which Claims and Interests will be entitled to vote to accept or reject the Plan, (iii) confirmation of the Plan, and (iv) the resultant discharge of and cancellation of Claims and Interests and distributions, interests and other property under the terms of Article IV of the Plan. Substantive consolidation under the Plan will not result in the merger of or the transfer or commingling of any assets of any of the Debtors, and all assets (whether tangible or intangible) will continue to be owned by the respective Debtors, as the case may be.

(b) If PMI and NRG are substantively consolidated, holders of Allowed Claims in Class 6 will be treated as though they were holders of Allowed Claims in Class 5, and on the Effective Date and for purposes set forth in subsection (a) hereof, (i) all assets and liabilities of PMI will be treated as though they were merged into and with the assets and liabilities of NRG; and (ii) except as otherwise provided in the Plan, no distributions will be made under the Plan on account of intercompany claims between NRG and PMI. Such substantive consolidation of PMI with NRG will not (other than for purposes of the Plan) affect (i) the legal and corporate structures of the Reorganized Debtors, (ii) intercompany claims, (iii) subsidiary interests or (iv) various pre- and post-Petition Date guaranty obligations by NRG that are required to be maintained in connection with executory contracts or unexpired leases that have been or will be assumed pursuant to the Plan.

(c) It may be necessary for the Debtors to liquidate all of the assets of PMI as more fully set forth in the Disclosure Statement.

(d) In addition, the assets of NRGenerating and NRG Capital may also be liquidated and the proceeds thereof distributed accordingly.

      8.10     Severability. At any time prior to the Confirmation Date, the Debtors reserve the right to remove PMI from the Plan and proceed with confirmation of the Plan as amended.

      8.11     Additional Entities. The Debtors may, subject to the approval of the Committee and the Global Steering Committee, modify the restructuring transactions set forth in this Article VIII in such a manner as they may deem necessary and appropriate in order to effect the internal restructuring set forth in the Plan, including (a) forming additional special purpose affiliates or subsidiaries of the Reorganized Debtors (b) transferring certain assets of the Debtors to the entities formed pursuant to this Section 8.11, and (c) structuring the restructuring transactions as a G-Reorganization.

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ARTICLE IX.

THE XCEL SETTLEMENT AND RELEASES

      9.1     Implementation of Xcel Settlement. The Confirmation Order shall approve and authorize the consummation and implementation of the Xcel Settlement, and all of the transactions, agreements and documents contemplated by the Xcel Settlement.

      9.2     Injunctions. As required by and pursuant to the Xcel Settlement Agreement, the Confirmation Order shall:

      (A) (I) CONTAIN A FINDING THAT ALL NRG RELEASED CAUSES OF ACTION (INCLUDING ALL VEIL PIERCING, ALTER EGO AND SIMILAR CLAIMS AND SUPPORT AGREEMENT CLAIMS) ARE THE EXCLUSIVE PROPERTY OF THE DEBTORS OR THE NON-PLAN DEBTORS AS THE CASE MAY BE PURSUANT TO SECTION 541 OF THE BANKRUPTCY CODE; (II) CONTAIN A RULING THAT ALL NRG RELEASED CAUSES OF ACTION AND THE SEPARATE BANK CLAIMS AGAINST THE RELEASED PARTIES ARE FULLY SETTLED AND RELEASED UNDER THE PLAN PURSUANT TO BANKRUPTCY RULE 9019 (BUT ONLY TO THE EXTENT THAT SUCH BANKRUPTCY RULE 9019 APPLIES TO THE NRG RELEASED CAUSES OF ACTION AND NOT TO THE SEPARATE BANK CLAIMS); (III) CONTAIN A RULING THAT THE SEPARATE BANK SETTLEMENT PAYMENT IS NOT PROPERTY OF NRG’S CHAPTER 11 ESTATE; AND (IV) PERMANENTLY ENJOIN ANY CREDITOR OF OR A HOLDER OF A CLAIM AGAINST ANY OF THE DEBTORS OR THE NON-PLAN DEBTORS FROM PURSUING ANY NRG RELEASED CAUSES OF ACTION OR SEPARATE BANK CLAIMS AGAINST ANY OF THE RELEASED PARTIES; AND

      (B) PERMANENTLY ENJOIN ANY PERSON OR ENTITY THAT HOLDS, HAS HELD OR MAY HOLD A CLAIM OR CAUSE OF ACTION RELEASED UNDER THE PLAN FROM TAKING ANY OF THE FOLLOWING ACTIONS ON ACCOUNT OF ANY NRG RELEASED CAUSES OF ACTION OR THE SEPARATE BANK CLAIMS: (I) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING; (II) ENFORCING, ATTACHING, COLLECTING OR RECOVERING IN ANY MANNER ANY JUDGMENT, AWARD, DECREE OR ORDER; (III) CREATING, PERFECTING OR ENFORCING ANY LIEN OR ENCUMBRANCE; (IV) ASSERTING ANY SETOFF, RIGHT OF SUBROGATION OR RECOUPMENT OF ANY KIND AGAINST ANY DEBT, LIABILITY OR OBLIGATION DUE TO ANY OF THE RELEASED PARTIES; AND (V) COMMENCING OR CONTINUING ANY ACTION IN ANY MANNER, IN ANY PLACE, THAT DOES NOT COMPLY WITH OR IS INCONSISTENT WITH THE PROVISIONS OF THE PLAN.

      9.3     Releases. As part of this Plan and the related documents, including the Xcel Settlement Agreement, the following releases are hereby granted pursuant to this Plan and the Confirmation Order:

      A. RELEASES BY DEBTORS AND ESTATES.

      AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, EACH OF THE DEBTORS, IN ITS INDIVIDUAL CAPACITIES AND AS DEBTORS IN POSSESSION, FOR AND ON BEHALF OF THE ESTATES AND ANY ENTITY THAT MAY ASSERT A CLAIM OR CAUSE OF ACTION DERIVATIVELY OR OTHERWISE, SHALL BE DEEMED TO HAVE RELEASED AND DISCHARGED, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER, (I) ANY AND ALL OF THE NRG RELEASED CAUSES OF ACTION AGAINST THE RELEASED PARTIES, AND (II) ANY AND ALL CAUSES OF ACTION INCLUDING WITHOUT LIMITATION ANY AVOIDANCE CLAIMS DESCRIBED IN SECTION 13.2 HEREOF ACCRUING TO THE DEBTORS WHICH THE DEBTORS MAY HAVE AGAINST ANY HOLDER OF ANY NOTE, ANY MEMBER OF THE NOTEHOLDER GROUP, ANY MEMBER OF THE BANK GROUP OR THE GLOBAL STEERING COMMITTEE, IN EACH CASE IN THEIR CAPACITY AS SUCH AND IN THEIR

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CAPACITY AS COUNTERPARTIES TO ANY DERIVATIVE OR SWAP AGREEMENT TERMINATED PRIOR TO THE DATE OF THIS PLAN.

      B. RELEASES BY NON-PLAN DEBTORS AND THEIR ESTATES.

      AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, EACH OF THE NON-PLAN DEBTORS, IN ITS INDIVIDUAL CAPACITY AND AS DEBTOR IN POSSESSION, FOR AND ON BEHALF OF ITS BANKRUPTCY ESTATE AND ANY ENTITIES THAT MAY ASSERT A CLAIM OR CAUSE OF ACTION DERIVATIVELY OR OTHERWISE, PURSUANT TO A SEPARATE MOTION OF SUCH DEBTOR IN CONNECTION WITH CONFIRMATION OF THIS PLAN, SHALL BE DEEMED TO HAVE RELEASED AND DISCHARGED, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER, (I) ANY AND ALL OF THE NRG RELEASED CAUSES OF ACTION AGAINST THE RELEASED PARTIES, AND (II) ANY AND ALL CAUSES OF ACTION INCLUDING WITHOUT LIMITATION ANY AVOIDANCE CLAIMS DESCRIBED IN SECTION 13.2 HEREOF ACCRUING TO THE DEBTORS WHICH THE DEBTORS MAY HAVE AGAINST ANY HOLDER OF ANY NOTE, ANY MEMBER OF THE NOTEHOLDER GROUP, ANY MEMBER OF THE BANK GROUP OR THE GLOBAL STEERING COMMITTEE, IN EACH CASE IN THEIR CAPACITY AS SUCH.

      C. RELEASES BY THE NON-DEBTOR NRG SUBSIDIARIES.

      AS OF THE EFFECTIVE DATE, PURSUANT TO THE XCEL SETTLEMENT AGREEMENT FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, EACH OF THE NRG SUBSIDIARIES THAT IS NOT A DEBTOR OR NON-PLAN DEBTOR SHALL BE DEEMED TO HAVE RELEASED AND DISCHARGED, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER, (I) ANY AND ALL OF THE NRG RELEASED CAUSES OF ACTION AGAINST THE RELEASED PARTIES, AND (II) ANY AND ALL CAUSES OF ACTION INCLUDING WITHOUT LIMITATION ANY AVOIDANCE CLAIMS DESCRIBED IN SECTION 13.2 HEREOF ACCRUING TO THE DEBTORS WHICH THE DEBTORS MAY HAVE AGAINST ANY HOLDER OF ANY NOTE, ANY MEMBER OF THE NOTEHOLDER GROUP, ANY MEMBER OF THE BANK GROUP OR THE GLOBAL STEERING COMMITTEE, IN EACH CASE IN THEIR CAPACITY AS SUCH.

      D. OTHER RELEASES.

      EACH HOLDER OF A CLAIM (WHETHER OR NOT ALLOWED) AGAINST, OR EQUITY INTEREST IN, THE DEBTORS OR THE NON-PLAN DEBTORS (INCLUDING A CLAIM ARISING AFTER THE PETITION DATE THROUGH THE EFFECTIVE DATE OF THE PLAN), AND EACH ENTITY PARTICIPATING IN EXCHANGES AND DISTRIBUTIONS UNDER OR PURSUANT TO THE PLAN, AND EACH ENTITY AFFIRMATIVELY MAKING THE RELEASE ELECTION, FOR ITSELF AND ITS RESPECTIVE SUCCESSORS, ASSIGNS, TRANSFEREES, CURRENT AND FORMER OFFICERS, DIRECTORS, AGENTS AND EMPLOYEES, IN EACH CASE IN THEIR CAPACITY AS SUCH, SHALL BE DEEMED TO HAVE RELEASED ANY AND ALL OF THE NRG RELEASED CAUSES OF ACTION AND SEPARATE BANK CLAIMS AGAINST THE RELEASED PARTIES.

      E. SEPARATE BANK CLAIMS.

      NOTWITHSTANDING ANYTHING IN THE PLAN OR THE CONFIRMATION ORDER TO THE CONTRARY, THE RELEASE AND INJUNCTION OF THE SEPARATE BANK CLAIMS IS CONDITIONED ON THE PAYMENT OF THE SEPARATE BANK SETTLEMENT PAYMENT SUCH THAT IF THE SEPARATE BANK SETTLEMENT PAYMENT IS NOT MADE IN ACCORDANCE WITH THE TERMS OF THE SEPARATE BANK RELEASE AGREEMENT, THE SEPARATE BANK CLAIMS SHALL NOT BE RELEASED, DISCHARGED, ENJOINED OR OTHERWISE IMPAIRED IN ANY WAY BY THE PLAN, THE CONFIRMATION ORDER OR ANY OTHER ORDER IN THE CHAPTER 11 CASE.

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      F. EACH HOLDER OF A CLAIM OR AN INTEREST, OR ANY OTHER PARTY IN INTEREST, OR ANY OF THEIR RESPECTIVE AGENTS, DIRECT OR INDIRECT SHAREHOLDERS, EMPLOYEES, DIRECTORS, FINANCIAL ADVISORS, ATTORNEYS OR AFFILIATES, OR ANY OF THEIR SUCCESSORS OR ASSIGNS SHALL BE DEEMED TO HAVE RELEASED AND DISCHARGED, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER, ANY AND ALL CAUSES OF ACTION AGAINST THE DEBTORS, THE COMMITTEE, THE BANK GROUP, THE GLOBAL STEERING COMMITTEE, THE NOTEHOLDER GROUP, ANY MEMBER OF THE BANK GROUP ACTING IN A CAPACITY AS ADMINISTRATIVE AGENT, XCEL, OR ANY OF THEIR RESPECTIVE PRESENT OR FORMER MEMBERS, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, ADVISORS, ATTORNEYS OR AGENTS ACTING IN SUCH CAPACITY, FOR ANY ACT OR OMISSION IN CONNECTION WITH, RELATING TO, OR ARISING OUT OF, THE CHAPTER 11 CASE, THE PURSUIT OF CONFIRMATION OF THE PLAN, THE CONSUMMATION OF THE PLAN, OR THE ADMINISTRATION OF THE PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THE PLAN, EXCEPT FOR THEIR WILLFUL MISCONDUCT, GROSS NEGLIGENCE, OR THEIR FAILURE TO PERFORM THEIR OBLIGATIONS PURSUANT TO THE PLAN.

      G. THE RELEASES SET FORTH IN THIS SECTION 9.3 SHALL BE BINDING UPON ALL TRANSFEREES OF THE RELEASING PARTY. IN ADDITION, EACH PARTY TO WHICH THIS SECTION 9.3 APPLIES SHALL BE DEEMED TO HAVE GRANTED THE RELEASES SET FORTH IN THIS SECTION 9.3 NOTWITHSTANDING THAT IT MAY HEREAFTER DISCOVER FACTS IN ADDITION TO, OR DIFFERENT FROM, THOSE WHICH IT NOW KNOWS OR BELIEVES TO BE TRUE, AND WITHOUT REGARD TO THE SUBSEQUENT DISCOVERY OR EXISTENCE OF SUCH DIFFERENT OR ADDITIONAL FACTS, AND SUCH PARTY EXPRESSLY WAIVES ANY AND ALL RIGHTS THAT IT MAY HAVE UNDER ANY STATUTE OR COMMON LAW PRINCIPLE, INCLUDING SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH WOULD LIMIT THE EFFECT OF SUCH RELEASES TO THOSE CLAIMS OR CAUSES OF ACTION ACTUALLY KNOWN OR SUSPECTED TO EXIST AT THE TIME OF EXECUTION OF THE RELEASE. SECTION 1542 OF THE CALIFORNIA CIVIL CODE GENERALLY PROVIDES AS FOLLOWS: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

FOR THE AVOIDANCE OF DOUBT, NOTHING IN THE RELEASE CONTAINED IN SECTION 9.3D HEREOF SHALL BE CONSTRUED TO BE A RELEASE OF ANY CLAIMS OR CAUSES OF ACTION THAT A HOLDER OF A CLAIM OR INTEREST MAY HAVE AGAINST ANY RELEASED PARTY AND THAT IS UNRELATED TO AND DOES NOT INVOLVE IN ANY MANNER WHATSOEVER NRG, ANY OF THE NRG ENTITIES OR ANY TRANSACTION OR CIRCUMSTANCE INVOLVING NRG OR ANY OF THE NRG ENTITIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN SECTION 9.3D HEREOF, THE RELEASES THEREIN SHALL NOT ACT TO RELEASE ANY RELEASED PARTY FROM A WRITTEN AND ENFORCEABLE GUARANTEE OF THE TYPE AND NATURE OF THE XCEL GUARANTEES BETWEEN SUCH RELEASED PARTY AND SUCH HOLDER.

ARTICLE X.

DISPUTED CLAIMS RESERVE

      10.1     Funding of the Disputed Claims Reserve. On the Effective Date, the appropriate number of Reserved Shares, amount of Reserved Notes and amount of Reserved Cash will be placed in the applicable Disputed Claims Reserve by Reorganized NRG for the benefit of holders of Disputed Claims in Class 5 or Class 6 that subsequently become Allowed Claims.

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      10.2     ANZ Letter of Credit Reserve. On the Effective Date, a Pro Rata Share of the Class 5 distributions allocable to the full face amount of NRG Letter of Credit Claims, in respect of which the underlying Letter of Credit has not been drawn as of the Effective Date, shall be placed into the ANZ Letter of Credit Reserve. In the event that an underlying Letter of Credit (or a renewal or extension thereof) is drawn on or after the Effective Date, then, within the earlier of five (5) Business Days of Reorganized NRG being notified of such drawing or, with respect to Cash only, and the payment of the Release-Based Amount, an amount equal to the Pro Rata Share of the Class 5 distributions allocable to the drawn amount of such Letter of Credit shall be distributed from the ANZ Letter of Credit Reserve to the then current holders of such NRG Letter of Credit Claims in accordance with the procedures for distribution contained herein. In the event that an underlying Letter of Credit expires partially or fully undrawn and the holders of the relevant NRG Letter of Credit Claims no longer have any liability with respect to the expired undrawn portion of such Letter of Credit (or a renewal or extension thereof), then the holders of the relevant NRG Letter of Credit Claims shall no longer be entitled to a distribution with respect to the expired undrawn portion of such Claim and the Pro Rata Share (including any interest and dividends) of the Class 5 distributions allocable to the undrawn portion of the expired Letter of Credit shall be released from the ANZ Letter of Credit Reserve and shall be distributed in accordance with Section 4.9 hereof to the holders of Claims in Class 5, including the holders of NRG Letter of Credit Claims both drawn (as a distribution) and undrawn but not expired (as a reserve). Nothing contained in this Plan shall affect the subrogation rights (if any) of the financial institutions party to the NRG Letter of Credit Facility arising under any of the letters of credit issued under the NRG Letter of Credit Facility without prejudice to any of the Debtor’s rights pursuant to section 502(e)(1) of the Bankruptcy Code.

      10.3     Property Held in Disputed Claims Reserve; Dividends and Distributions. Cash dividends and other distributions on account of Reserved Shares to be held in a Disputed Claims Reserve will be transferred to the respective Disputed Claims Reserve concurrently with the transfer of such dividends and other distributions to other holders of New NRG Common Stock. Cash held in a Disputed Claims Reserve as a result of such dividends and other distributions (i) will be deposited in a segregated bank account in the name of the applicable Disbursing Agent and held in trust pending distribution by the Disbursing Agent for the benefit of holders of the respective Class 5 or Class 6 Claims; (ii) will be accounted for separately; and (iii) will not constitute property of the Reorganized Debtors. The Disbursing Agent will invest the Cash held in the Disputed Claims Reserve in a manner consistent with the Reorganized Debtors’ investment and deposit guidelines. From and after the Effective Date, the Cash portion of the Disputed Claims Reserve will earn interest at the same rate as if such Cash had been invested in either (A) money market funds consisting primarily of short-term U.S. Treasury securities or (B) obligations of, or guaranteed by, the United States of America or any agency thereof, at the option of the Debtors, and the New NRG Senior Notes will earn interest at their respective coupon rates, in either case, until the Disputed Claim becomes an Allowed Claim. The Disbursing Agent also will place in the Disputed Claims Reserve the Cash investment yield from such investment of Cash, and distributions on account of each Allowed Claim in Class 5 or Class 6 will include a Pro Rata Share of the Cash investment yield from such investment of Cash.

      10.4     Disputed Claim Recovery Limitation.

      In the event that amounts in the Disputed Claims Reserve are insufficient to satisfy Disputed Claims that have become Allowed, the holders of such Allowed Claims may have recourse to the relevant Reorganized Debtor to satisfy such Allowed Claims provided that such recourse is limited such that no holder may recover a greater recovery on its Allowed Claim than it would have recovered if it had recovered its distribution from the Disputed Claims Reserve.

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ARTICLE XI.

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

      11.1     Prosecution of Objections to Claims.

(a) Objections to Claims. Subject to Section 4.3 herein, but in no event later than the Claims Objection Deadline, all objections to Claims must be filed and served on the holders of such Claims, and, if filed prior to the Effective Date, such objections will be served on the then-applicable service list in the Chapter 11 Case. If an objection has not been filed to a proof of Claim or a scheduled Claim by the Claims Objection Deadline, the Claim to which the proof of Claim or scheduled Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier. An objection is deemed to have been timely filed as to all Tort Claims, thus making each such Claim a Disputed Claim as of the Claims Objection Deadline. Each such Tort Claim will remain a Disputed Claim until it becomes an Allowed Claim.

(b) Authority to Prosecute Objections. After the Effective Date, only the Reorganized Debtors or their successors will have the authority to settle, compromise, withdraw or litigate to judgment objections to Claims, including pursuant to any alternative dispute resolution or similar procedures previously or hereafter approved by the Bankruptcy Court. After the Effective Date, the Reorganized Debtors or their successors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

      11.2     Treatment of Disputed Claims. Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim until such Claim becomes an Allowed Claim provided that if only a portion of a Claim is a Disputed Claim, distribution shall be made in respect of the portion of such Claim which is not a Disputed Claim. In lieu of distributions under the Plan to holders of Disputed Claims in Class 5 and Class 6 if allowed, the applicable Disputed Claims Reserve will be established on the Effective Date to hold property for the benefit of these Claim holders, as well as holders of Allowed Claims in Class 5 and Class 6. Reorganized NRG will fund each Disputed Claims Reserve with Reserved Cash, Reserved Shares and Reserved Notes as if such Disputed Claims were an Allowed Claim in the Face Amount unless the Claim has been estimated pursuant to Section 11.3.

      11.3     Estimation of Claims. Subject to Section 4.3 herein, the Debtors or the Reorganized Debtors may, at any time and from time to time, request that the Bankruptcy Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors, the Reorganized Debtors, or the Committee (as applicable) previously objected to such Claim, or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim against any party or entity, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors, the Reorganized Debtors, or the Committee may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

      11.4     Distributions on Account of Disputed Claims Once Allowed. On each quarterly distribution date, the applicable Disbursing Agent will make all distributions on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class.

      11.5     Tax Requirements for Income Generated by Disputed Claims Reserve. The recovery of holders of Allowed Claims in a division of Class 5 or Class 6 consists of the treatment set forth herein and the post-Effective Date interest on the Cash portion of distributions in respect of such Claims, if any, at a rate determined by the Cash investment yield. Therefore, the Reorganized Debtors and the holders of an Allowed Claims in Class 5 or Class 6 will treat Cash distributions of the Cash investment yield as interest for all

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income tax purposes, and the applicable Reorganized Debtor will cause such information returns to be issued to such holders consistent with this treatment as may be required by any Governmental Entity. The applicable Reorganized Debtor will include in its tax returns all items of income, deduction and credit of the particular Disputed Claims Reserve; provided, however, that no distribution will be made to the applicable Reorganized Debtor out of the Disputed Claims Reserves a result of this inclusion. The applicable Disbursing Agent will pay, or cause to be paid, out of the funds held in the applicable Disputed Claims Reserve, any tax imposed on the Disputed Claims Reserve by any governmental unit with respect to income generated by the funds and New NRG Common Stock held in the Disputed Claims Reserve. The applicable Disbursing Agent will file or cause to be filed any tax or information return related to the applicable Disputed Claims Reserve that is required by any Governmental Entity.

ARTICLE XII.

CONFIRMATION AND EFFECTIVENESS OF THE PLAN

      12.1     Conditions Precedent to Confirmation. The Plan shall not be confirmed by the Bankruptcy Court unless and until the following conditions shall have been satisfied or waived pursuant to Section 12.4 hereof:

(a) the Bankruptcy Court shall have entered an order or orders, which may be the Confirmation Order, approving the Plan, authorizing the Debtors to execute, enter into and deliver the Plan, and to execute and implement the Plan Documents;

(b) the Confirmation Order includes a finding of fact that the Debtors, the Reorganized Debtors, Xcel, the Committee, the Global Steering Committee, the Noteholder Group and their respective present and former members, officers, directors, employees, advisors, attorneys, and agents acted in good faith within the meaning of and with respect to all of the actions described in section 1125(e) of the Bankruptcy Code and are, therefore, not liable for the violation of any applicable law, rule, or regulation governing such actions;

(c) the Confirmation Order shall be consistent with the Plan the Xcel Settlement Agreement and the Separate Bank Release Agreement, and shall be in form and substance, acceptable to the Debtors, Xcel, the Global Steering Committee and the Committee;

(d) the Confirmation Order shall, among other things, approve in all respects the Xcel Settlement Agreement (which shall have been executed by the parties thereto) and the compromises and transactions contemplated thereby and contain findings and conclusions in support of the components thereof that are satisfactory to Xcel;

(e) the Xcel Settlement Agreement has been executed by Xcel and NRG;

(f) neither the Plan nor any documents comprising the Plan Supplement shall have been amended, altered or modified in any way from the Plan as attached to the Disclosure Statement, and the Plan Supplement filed thereafter unless such amendment, alteration or modification has been consented to in accordance with Section 15.8;

(g) all Exhibits to the Plan and all documents comprising the Plan Supplement are in form and substance satisfactory to (i) the Debtors; (ii) the Committee; (iii) Xcel; and (iv) the Global Steering Committee; and

(h) all necessary regulatory approvals of the Plan have been obtained.

      12.2     Conditions Precedent to Effectiveness. The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived pursuant to Section 12.4 hereof:

(a) the Effective Date shall have occurred on or before December 15, 2003;

(b) all actions, documents and agreements necessary to implement the Plan shall have been effected or executed;

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(c) the Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are determined by the Debtors to be necessary to implement the Plan;

(d) the Confirmation Order shall have been entered, the Confirmation Date shall have occurred, and the Confirmation Order shall be in full force and effect and shall not have been stayed or modified;

(e) the Separate Bank Release Agreement has been executed by Xcel and each member of the Separate Bank Settlement Group;

(f) all conditions to Xcel’s obligations under the Xcel Settlement Agreement shall have been satisfied or waived pursuant to the terms thereof, the effective date under the Xcel Settlement Agreement shall have occurred and the Xcel Settlement Agreement, and all agreements and documents referenced in the Xcel Settlement Agreement or to be executed in connection therewith, shall be in full force and effect;

(g) all Plan Documents and any amendments thereto shall be in a form and substance satisfactory to (i) the Debtor; (ii) the Committee; (iii) the Global Steering Committee and (iv) Xcel;

(h) the Plan shall not have been amended, altered or modified from the Plan as approved by the Confirmation Order, unless such amendment, alteration or modification has been consented to in accordance with Section 15.7, and;

(i) the Global Steering Committee and the Committee shall be satisfied with the identity, composition and employment terms of the NRG senior management team, provided however if such identity, composition and employment terms have been determined in connection with Section IX C of the Term Sheet this provision shall be deemed satisfied.

      12.3     Effect of Failure of Conditions. In the event that one or more of the conditions specified in Section 12.2 hereof shall not have occurred or been waived pursuant to Section 12.4 on or before December 15, 2003, (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Order had never been entered, and (d) the Debtors’ obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any Person or Governmental Entity or to prejudice in any manner the rights of the Debtors or any Person or Governmental Entity in any further proceedings involving the Debtors; provided, however, that the amounts paid pursuant to Section 4.2 hereof on account of Post-Petition Interest may be recharacterized as a payment upon the applicable Allowed Claims, in the sole discretion of the Debtors, but the Debtors will not otherwise seek to recover such amounts.

      12.4     Waiver of Conditions. Conditions to confirmation and effectiveness of the Plan may be waived only by the Debtors, with the written consent of (i) the Committee, (ii) the Global Steering Committee and (iii) Xcel.

ARTICLE XIII.

EFFECT OF CONFIRMATION OF PLAN

      13.1     Term of Bankruptcy Injunction or Stays. Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Case under section 105 of the Bankruptcy Code or otherwise and in existence on the Confirmation Date shall remain in full force and effect in accordance with the terms of such injunctions. Unless otherwise provided, the automatic stay provided under section 362(a) of the Bankruptcy Code shall remain in full force and effect until the Effective Date.

      13.2     Claims Extinguished. As of the Effective Date, any and all avoidance claims accruing to the Debtors under sections 502(d), 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code and not then pending, shall be extinguished.

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      13.3     Discharge of Debtors. Except as otherwise provided herein, the rights afforded herein and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of its assets or properties. Except as otherwise provided herein, (i) as of the Confirmation Date, all such Claims against and Equity Interests in the Debtors shall be satisfied, discharged and released in full and (ii) all Persons and Governmental Entities shall be precluded from asserting against the Debtors, its successors, or its assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

      13.4     Injunction. In addition to and except as otherwise expressly provided herein, the Confirmation Order or a separate order of the Bankruptcy Court, all entities who have held, hold or may hold Claims against or Equity Interests in the Debtors, are permanently enjoined, on and after the Confirmation Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest; (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Reorganized Debtors, or their respective subsidiaries or affiliates on account of any such Claim or Equity Interest; (iii) creating, perfecting or enforcing any Lien of any kind against the Reorganized Debtors, or their respective subsidiaries or affiliates or against the property or interests in property of the Reorganized Debtors, or their respective subsidiaries or affiliates on account of any such Claim or Equity Interest; (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Reorganized Debtors, or their respective subsidiaries or affiliates or against the property or interests in property of the Reorganized Debtors, or their respective subsidiaries or affiliates on account of any such Claim or Equity Interest; and (v) commencing or continuing in any manner any action or other proceeding of any kind with respect to any Claims or Causes of Action which are extinguished, dismissed or released pursuant to the Plan. The injunction shall also enjoin all parties in interest, including all entities who have held, hold or may hold Claims against or Equity Interests in the Debtors, from taking any action in violation of the Confirmation Order. Such injunction shall extend to successors of the Reorganized Debtors, or their respective subsidiaries or affiliates, their respective properties and interests in property. Except as provided by Article IX, this Section 13.4 shall not enjoin, bar or otherwise impair the commencement or prosecution of direct personal claims against any Person other than the Reorganized Debtors, and their respective subsidiaries or affiliates. Notwithstanding anything to the contrary in the Plan, nothing in the Plan shall be deemed to impair any Claims or other rights against Nondebtor Subsidiaries or Non-Plan Debtors.

ARTICLE XIV.

RETENTION OF JURISDICTION

      The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the Chapter 11 Case and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

(a) to hear and determine applications for the assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance of cure amounts and Claims resulting therefrom;

(b) to hear and determine any and all adversary proceedings, applications and contested matters;

(c) to hear and determine any objection to Administrative Expense Claims or Claims;

(d) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(e) to issue such orders in aid of execution and consummation of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

(f) to consider any amendments to or modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;

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(g) to hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331 and 503(b) of the Bankruptcy Code;

(h) to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, the Xcel Settlement, any other Plan Documents or Confirmation Order;

(i) to hear and determine proceedings to recover assets of the Debtors and property of the Debtors’ Estate, wherever located;

(j) to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

(k) to hear and determine matters concerning the Disputed Claims Reserve, if any, established pursuant to the terms of the Plan;

(l) to hear any other matter not inconsistent with the Bankruptcy Code; and

(m) to enter a final decree closing the Chapter 11 Case.

ARTICLE XV.

MISCELLANEOUS PROVISIONS

      15.1     Effectuating Documents and Further Transactions. The Debtors (or the Reorganized Debtors after the Effective Date), Xcel and their respective subsidiaries and affiliates are each authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents, including the Plan Documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any securities issued pursuant to the Plan.

      15.2     Exemption from Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or the issuance of equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any instrument of transfer under, in furtherance of, or in connection with the Plan shall not be subject to any stamp, real estate, transfer, mortgage recording, use or other similar tax.

      15.3     Exculpation and Limitation of Liability. None of the Debtors, the Bank Group, the Committee, the Global Steering Committee, the Noteholder Group, any member of the Bank Group acting in a capacity as administrative agent, Xcel, or any of their respective present or former members, officers, directors, shareholders, employees, advisors, attorneys or agents acting in such capacity, shall have or incur any liability to, or be subject to any right of action by, any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, direct or indirect shareholders, employees, directors, financial advisors, attorneys or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, however, that nothing herein shall exculpate from any obligation of any Debtor to indemnify its current and former directors or officers under its organizational documents, by-laws, employee indemnification policies, state law, or any other agreement.

      15.4     INJUNCTION RELATED TO RELEASES AND EXCULPATION. EXCEPT AS OTHERWISE SET FORTH IN THE PLAN, THE CONFIRMATION ORDER SHALL PERMANENTLY ENJOIN THE COMMENCEMENT OR PROSECUTION BY ANY ENTITY, WHETHER DIRECTLY, DERIVATIVELY OR OTHERWISE, OF ANY CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION OR LIABILITIES RELEASED PURSUANT TO THE PLAN, INCLUDING BUT NOT LIMITED TO THE CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF

26

ACTION OR LIABILITIES RELEASED OR SUBJECT TO EXCULPATION PURSUANT TO THE TERMS OF THIS PLAN.

      15.5     Fees and Expenses. From and after the Confirmation Date, the Reorganized Debtors shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional Persons thereafter incurred, including those fees and expenses incurred in connection with the implementation and consummation of the Plan.

      15.6     Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date.

      15.7     Amendment or Modification of the Plan. The Debtors may alter, amend or modify the Plan under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Hearing, with the written consent of the Committee, the Global Steering Committee and Xcel. The Debtors may alter, amend or modify any Exhibits to the Plan under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Hearing, with the written consent of the Committee, the Global Steering Committee and Xcel. After the Confirmation Date, and prior to substantial consummation of the Plan with respect to any Debtor as defined in section 1102 of the Bankruptcy Code, any Debtor may, with the written consent of the Committee, the Global Steering Committee and Xcel, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan. A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder.

      15.8     Revocation or Withdrawal of the Plan. The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed a waiver or release of any claims by or against the Debtors or any other Person or Governmental Entity or to prejudice in any manner the rights of the Debtors or any Person or Governmental Entity in any further proceedings involving the Debtors.

      15.9     Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors and their respective subsidiaries and affiliates, the holders of Claims and Equity Interests, other parties in interest, and their respective successors and assigns.

      15.10     Notices. All notices, requests and demands to or upon the Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors or the Reorganized Debtors:

NRG Energy, Inc.
901 Marquette Avenue
Suite 2300
Minneapolis, Minnesota 55402
Attn: Scott J. Davido, Esq.
Telephone: (612) 373-5300
Facsimile: (612) 373-5392

with a copy to:

Kirkland & Ellis
Citigroup Center
153 East 53rd Street
New York, New York 10022-4675

27

Attn: Matthew A. Cantor, Esq.
Telephone: (212) 446-4800
Facsimile: (212) 446-4900

If to the Committee:

Bingham McCutchen LLP
One State Street
Hartford, Connecticut 06103-3178
Attn: Evan D. Flaschen, Esq.
Telephone: (860) 240-2700
Facsimile: (860) 240-2800

If to the Global Steering Committee:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Peter V. Pantaleo, Esq.
Telephone: (212) 455-2000
Facsimile: (212) 455-2502

If to Xcel:

Michael C. Connelly, Esq.
Xcel Energy Inc.
800 Nicolett Mall
30th Floor
Minneapolis, Minnesota 55402
Telephone: (612) 215-5500
Facsimile: (612) 573-9025

Brad B. Erens, Esq.
Jones Day
77 West Wacker
Chicago, Illinois 60601-1692
Telephone: (312) 269-4050
Facsimile: (312) 782-8585

Brian E. Greer, Esq.
Jones Day
222 East 41st Street
New York, New York 10017-6702
Telephone: (212) 326-8322
Facsimile: (212) 755-7306

If to the United States Trustee:

The Office of the United States Trustee
333 Whitehall Street
New York, New York 10004
Attn: Pamela J. Lustrin, Esq.
Telephone: (212) 510-0500
Facsimile: (212) 668-2255

15.11 Governing Law. Except to the extent the Bankruptcy Code, Bankruptcy Rules or other federal law is applicable, or to the extent an exhibit to the Plan provides otherwise, the rights and obligations arising

28

under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

      15.12     Withholding and Reporting Requirements. Except as otherwise provided by the Plan, in connection with the consummation of the Plan, the Debtors shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

      15.13     Exhibits/ Schedules. All exhibits and schedules to the Plan are incorporated into and are a part of the Plan as if set forth in full herein.

      15.14     Plan Supplement. The Plan Supplement, which shall include certain exhibits, lists, schedules, supplements, or other documents to be executed in connection with the Plan (as shall be agreed to or amended by NRG, the Global Steering Committee, the Noteholder Group, the Committee and Xcel), shall be filed with the Bankruptcy Court not later than ten (10) days before the Confirmation Hearing. Upon its filing, the Plan Supplement may be inspected in the offices of the Clerk or such Clerk’s designee during normal business hours. The documents contained in the Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

      15.15     Subrogation Rights. Nothing in the Plan shall affect (i) the subrogation rights of any surety, to the extent applicable or available, which, if available or applicable, shall remain in full force and effect or (ii) the rights of the Debtors to object, pursuant to the Bankruptcy Code, to the existence of such subrogation rights.

DATED: October 10, 2003

Respectfully submitted,

NRG ENERGY, INC., on its own behalf and on behalf of each of the Debtors and Debtors in Possession

By:	/s/ SCOTT J. DAVIDO

Name: Scott J. Davido

Title:	Senior Vice President and General Counsel

KIRKLAND & ELLIS LLP
Proposed Reorganization Counsel to the Debtors and
Debtors in Possession

Citigroup Center
153 East 53rd Street
New York, New York 10022-4675
Telephone: (212) 446-4800
Facsimile: (212) 446-4900

29

EXHIBIT A

TERM SHEET

PROVIDED AS PART OF SETTLEMENT
DISCUSSIONS; SUBJECT TO FEDERAL
RULE OF EVIDENCE 408 AND ALL
BANKRUPTCY AND STATE LAW EQUIVALENTS

NRG ENERGY INC.

TERM SHEET CONCERNING NRG PLAN AND RELATIONSHIP WITH XCEL ENERGY INC.

DATED AS OF MAY 13, 2003

      The following (this “Term Sheet”) is an outline of (i) the key terms and provisions of a plan or plans of reorganization for NRG Energy Inc. (“NRG”) and the other NRG Entities (as defined below) and (ii) in connection therewith, the key terms for the resolution, settlement and treatment under such plan or plans of, among other things, (a) the claims and causes of action (as described more fully below) of NRG against Xcel Energy Inc. (“Xcel”), (b) Xcel’s claims and causes of action (as described more fully below) against NRG and (c) claims and causes of action (as described more fully below) of the Noteholder Group (as defined below) and the Bank Group (as defined below) against Xcel.

      This Term Sheet is subject to finalization and execution of a Plan Support Agreement (the “PSA”) to which this Term Sheet is intended to be attached as Exhibit A and the completion of the remaining due diligence on the Internal Revenue Code “gross receipts” test referred to in Section VI.B(B). Upon execution of the PSA, this Term Sheet is intended to be binding on the signatories to the PSA in accordance with the terms of the PSA. However, this Term Sheet remains subject to, among a variety of other things, finalizing any incomplete Schedules hereto, resolving any terms that are bracketed or indicated as being “open” or subject to further review, and acceptable definitive documentation of all matters contemplated herein, including any plan of reorganization for NRG, any court-approved Disclosure Statement related thereto and any agreements related to or terms and conditions of such NRG plan. Any vote in favor of any NRG plan, whether or not it includes the terms and conditions set forth herein, is not being solicited by or agreed to by this Term Sheet and is subject to, among a variety of other things, those matters listed above.

      Notwithstanding anything to the contrary in the foregoing, this Term Sheet is being provided as part of settlement discussions and, as a result, shall be treated as such pursuant to Federal Rule of Evidence 408 and all bankruptcy and state law equivalents.

I.	The Applicable Entities

The Parties Generally:	Those persons or entities that execute the PSA (the “Parties” and individually a “Party”).
Xcel:	Xcel Energy Inc. (“Xcel”).
NRG:	NRG Energy, Inc. (“NRG”).
The Relevant NRG Subsidiaries:	Of the majority-owned direct and indirect subsidiaries of NRG (collectively, the “NRG Subsidiaries”), those subsidiaries listed on Schedule 1-A to the PSA or who otherwise become part of the Chapter 11 Cases (together with NRG, the “NRG Entities”).
The Noteholder Group:	The persons identified on Schedule 1-B to the PSA (collectively, as comprised from time to time, the “Noteholder Group”), being legal or beneficial holders of, or investment managers with respect to, some of the “Notes” identified on Schedule 2-A to the PSA. The members of the Noteholder Group and all other holders of the Notes from time to time are referred to as the “Noteholders.”

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The Bank Group:	The persons identified on Schedule 1-C to the PSA (collectively, the “Bank Group”; those persons separately identified on Schedule 1-C, as comprised from time to time, the “Global Steering Committee”), being legal or beneficial holders of the claims under “Lender Facilities” identified on Schedule 2-B to the PSA, comprising (i) the NRG revolving credit facility (the “NRG Revolver”), (ii) the NRG letter of credit facility (the “L/C Facility”) and (iii) the Credit Agreement (as amended, modified and supplemented) dated May 8, 2001 among NRG Finance Company I LLC, Credit Suisse First Boston, the lenders party thereto and NRG Audrain Generation LLC, LSP-Nelson Energy, LLC, LSP-Pike Energy, LLC and NRG Turbine LLC, as sub-borrowers (the “Finco Credit Agreement”).

II.	Defined Terms

A. “Bankruptcy Court”:	The Bankruptcy Court exercising jurisdiction over the Chapter 11 Cases.
B. “Petition Date”:	The date on which an order for relief is entered with respect to a chapter 11 case with NRG as debtor and debtor-in-possession, such case, together with the chapter 11 cases for those subsidiaries listed on Schedule 1-A to the PSA and those other NRG Subsidiaries which NRG consolidates with the NRG chapter 11 case, are referred to herein as the “Chapter 11 Cases.”
C. “Effective Date”:	The date on which the NRG Plan becomes effective in accordance with its terms, the occurrence of which shall be subject to various conditions to effectiveness pursuant to the NRG Plan as agreed to by the Parties. As of the Effective Date, the Confirmation Order shall be in full force and effect, and shall not have been stayed or modified, but there shall be no requirement that the Confirmation Order be a Final Order for the Effective Date to occur.
D. “Xcel Payment Date”:	The later of (i) 90 days after the date (the “Confirmation Date”) on which there occurs the entry of the Confirmation Order on the docket of the Bankruptcy Court and (ii) one business day after the Effective Date.
E. “NRG Plan”:	The chapter 11 plan or plans of reorganization with respect to the NRG Entities, such plan or plans, the related disclosure statement(s) and all plan related documents, agreements and orders to be fully consistent with the terms and provisions of this Term Sheet and otherwise acceptable to the Parties. The order of the Bankruptcy Court confirming the NRG Plan is referred to as the “Confirmation Order.”

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F. “Final Order”:	An order or judgment of the Bankruptcy Court as entered on the docket in the Chapter 11 Cases that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been resolved by the highest court to which the order or judgment was appealed from or from which certiorari was sought.
G. “NRG Released Causes of Action”:	Collectively, all claims or causes of action of any kind or nature (whether known or unknown) which NRG, any of the NRG Subsidiaries or any creditor of NRG, directly or indirectly, has or may have as of the Effective Date against (A) Xcel or any officer, director, employee, affiliate (other than NRG and the NRG Subsidiaries), agent or other party acting on behalf of Xcel or an affiliate of Xcel (other than NRG and the NRG Subsidiaries), in each case in their capacity as such (Xcel and all such persons and entities being collectively referred to as the “Xcel Released Parties”), in respect of the Support and Capital Subscription Agreement between Xcel and NRG dated May 29, 2002 (such claims are referred to as the “Support Agreement Claims”), (B) the Xcel Released Parties in respect of any other matter relating to NRG or any of the NRG Subsidiaries or any of the claims of any creditor against NRG or any of the NRG Subsidiaries and all liabilities and causes of action related to such claims and (C) any other person or entity (together with the Xcel Released Parties, the “Released Parties”) to the extent (but only to the extent) that such person or entity is entitled to a claim for indemnification, reimbursement, contribution, subrogation or otherwise against any of the Xcel Released Parties in respect thereof, it being understood that the liability of any such person or entity other than to the extent of its claims against the Xcel Released Parties shall not be released and is expressly preserved (the claims set forth in clauses (B) and (C), as more particularly described in Section IV.A and subject to the exceptions described in Section IV.B, are referred to as “All Other Claims”). Notwithstanding the foregoing, the NRG Released Causes of Action shall not include the Separate Bank Claims. In the event any creditor of NRG or any of the NRG Subsidiaries sells, assigns, trades, or otherwise transfers its claim or cause of action against NRG or any of the NRG Subsidiaries to any third party (including an affiliate or subsidiary of such creditor) (a “Transferee”) at any time, such Transferee shall be deemed a creditor of NRG or the NRG Subsidiaries as applicable and subject to the terms of this Term Sheet.
H. “Separate Bank Settlement Group”:	Collectively, those members of the Bank Group as identified on Schedule II.H hereto that have Separate Bank Claims and who shall be entitled to the Separate Bank Settlement Payment.

PROVIDED AS PART OF SETTLEMENT
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RULE OF EVIDENCE 408 AND ALL
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I. “Separate Bank Claims”:	Collectively, all claims or causes of action of any kind or nature, whether known or unknown, which any member of the Separate Bank Settlement Group or a Transferee thereof, directly or indirectly, has or may have against any of the Released Parties related in any manner to or arising in any manner in respect of such Separate Bank Settlement Group member’s or Transferee’s loans, financings, letter of credit facilities and other financing and support facilities provided to NRG or any of the NRG Subsidiaries, such claims to include, without limitation, claims against the Released Parties of the type described in clauses (2) through (7) and clause (9) of Section IV.A below.
J. “Separate Bank Settlement Payment”:	Pursuant to or in connection with the NRG Plan, $112 million of cash to be funded by Xcel on the Xcel Payment Date to NRG will be concurrently paid by NRG to the Separate Bank Settlement Group on the Xcel Payment Date, but expressly subject to 100% of the members of the Separate Bank Settlement Group prior to that time having executed and delivered to Xcel the Separate Bank Settlement Releases as described in Section V.D. The Separate Bank Settlement Payment shall not be property of NRG’s chapter 11 estate. The Separate Bank Settlement Payment is being paid by Xcel solely to facilitate the NRG Plan and the benefits to Xcel thereunder. The Separate Bank Settlement Payment is, expressly, not being paid as any concession of the validity of any claims being released.
K. “Xcel Contribution”:	(1) Collectively, (1) $640 million, subject to the provisions of Sections III.B and III.C. and (2) the Xcel Released Causes of Action. $238 million of the Xcel Contribution shall be paid in cash to NRG on the Xcel Payment Date (the “Initial Contribution”). $50 million of the Xcel Contribution shall be paid to NRG on the later of January 1, 2004 and the Xcel Payment Date (the “Second Installment”). The Second Installment may be paid by Xcel in Xcel stock pursuant to the Xcel Shares Option (as described in Section III.C). Except as provided in Section III.B with respect to the timing thereof and subject to reduction as set forth in Section V.C, $352 million of the Xcel Contribution shall be paid in cash to NRG on the later of April 30, 2004 and the Xcel Payment Date (the “Third Installment”); provided, however, that Xcel shall not be required to pay NRG the positive difference, if any, between the Third Installment and the amount of the Cash Refund (as defined below) received by Xcel as of such date until 30 days after the due date of the Third Installment.

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(2) Although, as indicated in Section III.A(2), the Release-Based Amount is being paid in part to facilitate the NRG Plan and the benefits to Xcel thereunder, the payment of the Third Installment will be required regardless of whether the Cash Refund is ever received or whether any Xcel Tax Benefit is later reduced or eliminated on audit by a taxing authority. The Third Installment shall be payable without interest; provided, if Xcel defaults in the timely payment of the Third Installment (taking into account the 30 day grace period set forth above), the unpaid amount shall accrue simple interest at 10% per annum from the date of non- payment until the date of payment (in addition to any other remedies such as collection actions, the reasonable cost of which shall also be payable by Xcel).
(3) An escrow account will be maintained by a disbursing agent for receipt of any portion of the Xcel Contribution received after the Xcel Payment Date; the disbursing agent shall promptly distribute to the Unsecured Creditor Class (defined below) all funds received in this account, subject to requirements for disbursement of the Release-Based Amount and subject to standard hold-back provisions with respect to Disputed Claims.
L. “Xcel Released Causes of Action”:	Collectively, all claims or causes of action of any kind or nature (whether known or unknown) which Xcel has or may have against any of the NRG Entities or any officer, director, employee, affiliate or agent of any of the NRG Entities, in each case in their capacity as such, except as otherwise provided in this Term Sheet (such exclusion to include, for instance, Xcel’s existing and future intercompany claims against the NRG Entities as set forth in Section IX.A hereof).
M. “Continuing Debtor Subsidiaries”:	Those NRG Subsidiaries identified as Continuing Debtor Subsidiaries on Schedule 1-A to the PSA.
N. “Noncontinuing Debtor Subsidiaries”:	Those NRG Subsidiaries identified as Noncontinuing Debtor Subsidiaries on Schedule 1-A to the PSA.

III.	Details of the Xcel Contribution and the Separate Bank Settlement Payment

A. Allocation of Xcel Contribution:
(1) $250 million of the Xcel Contribution (the “Support Agreement Amount”) shall be in exchange for the release of the NRG Released Causes of Action comprised of the Support Agreement Claims. The Support Agreement Amount shall be payable out of the entire Initial Contribution and $12 million of the Second Installment. The Confirmation Order shall expressly provide that the Support Agreement Claims belong solely and exclusively to NRG and not to any creditor of NRG or of any other NRG Entity and that the Support Agreement Claims are fully released as to all entities as of the Effective Date, subject to payment in full of the Support Agreement Amount.

(2) Up to $390 million of the Xcel Contribution (the “Release-Based Amount”), together with the Xcel Released Causes

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of Action, shall be in exchange for the releases described in Section V.C of the NRG Released Causes of Action comprised of All Other Claims. The Released-Based Amount shall be paid out of $38 million of the Second Installment and the entire Third Installment.

The Release-Based Amount is being paid by Xcel solely to facilitate the NRG Plan and the benefits to Xcel thereunder. The Release-Based Amount is, expressly, not being paid as any concession of the validity of any claims being released.

B. Payment of Xcel Contribution in the Event of an Xcel Downgrade
(1) As of April 1, 2003, Xcel’s senior unsecured public notes (the “Xcel Notes”) were rated BBB- by Standard & Poor’s and Baa3 by Moody’s (the “4/1/03 Ratings”). In the event that on the Confirmation Date the Xcel Notes have not retained at least the 4/1/03 Ratings for a period of at least 120 consecutive days through and including the Confirmation Date, then Xcel, in its sole discretion, may, subject to the creditor election described below, pay up to $150 million of the Initial Contribution no later than 10 business days after the Xcel Payment Date in registered, unrestricted and freely-tradable “XEL” common stock (“XEL Stock”) that has been registered under the Securities Act of 1933, as amended, pursuant to an effective registration statement (the “Xcel Downgrade Election”). In such event, no later than five business days after the Confirmation Date, Xcel shall issue a press release stating whether Xcel has elected to make any or all of $150 million of the Initial Contribution in XEL Stock and the portion, if any, of such part of the Initial Contribution that will be paid in XEL Stock. The number of shares of XEL Stock that Xcel shall be required to deliver shall be the nearest whole number of shares equal to (x) the amount of the Initial Contribution made in XEL Stock divided by (y) the average closing price for XEL Stock for the last ten full trading days through and including the business day prior to the date when the portion of the Initial Contribution to be paid in XEL Stock is made.

(2) Notwithstanding the foregoing, the “Authorized Party” (as defined below) may request that Xcel not exercise the Xcel Downgrade Election by causing Xcel to receive written notice of such request (an “NRG Payment Request”) within five business days after Xcel’s issuance of the press release set forth above. After timely receipt by Xcel of an NRG Payment Request, Xcel shall be required to pay NRG the $150 million of the Initial Contribution in cash on the business day after the Xcel Notes have retained at least the 4/1/03 Ratings for a period of at least 120 consecutive days. In addition, through the Effective Date and prior to payment in full by Xcel of the Initial Contribution, the

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RULE OF EVIDENCE 408 AND ALL
BANKRUPTCY AND STATE LAW EQUIVALENTS

Authorized Party may revoke the NRG Payment Request by causing Xcel to receive written notice of such revocation (an “NRG Payment Revocation”). Once given, an NRG Payment Revocation shall be irrevocable. In addition, on the 180th day after receipt by Xcel of an NRG Payment Request, if Xcel shall not have been required to pay NRG the $150 million of the Initial Contribution in cash prior to such date, the NRG Payment Revocation shall be deemed given to Xcel. Upon receipt or deemed receipt by Xcel of an NRG Payment Revocation, Xcel shall pay the portion of the Initial Contribution subject to the Xcel Downgrade Election in Xcel Stock within 10 business days after the later of (i) receipt or deemed receipt of the NRG Payment Revocation and (ii) the Xcel Payment Date. The number of shares of XEL Stock that Xcel shall be required to deliver shall be the nearest whole number of shares equal to (x) the amount of the Initial Contribution made in XEL Stock divided by (y) the average closing price for XEL Stock for the last ten full trading days through and including the business day prior to the date when the portion of the Initial Contribution to be paid in XEL Stock is made.

(3) If (i) on the Confirmation Date the Xcel Notes have retained at least the 4/1/03 Ratings for a period of at least 120 consecutive days but (ii) at any time after the Confirmation Date and prior to the Xcel Payment Date the Xcel Notes have not retained at least the 4/1/03 Ratings for a period of at least 120 consecutive days, then the provisions of subsections (1) and (2) above shall apply, but Xcel, in its sole discretion, may, subject to an NRG Payment Request, exercise the Xcel Downgrade Election and pay the requisite XEL Stock no later than the later of (1) 10 business days after the Xcel Payment Date and (2) 105 days after the first date on which the Xcel Notes have not retained at least the 4/1/03 Ratings for a period of at least 120 consecutive days (the “Downgrade Date”). In such event, Xcel shall issue a press release stating the specifics of its Xcel Downgrade Election no later than five business days after the Downgrade Date. In addition, in this instance, upon receipt by Xcel of an NRG Payment Revocation, Xcel shall pay the portion of the Initial Contribution subject to the Xcel Downgrade Election in XEL Stock within the later of (i) 10 business days after receipt of the NRG Payment Revocation and (ii) 105 days after the Downgrade Date.

(4) For purposes of this Section III.B, the term “Authorized Party” shall mean collectively, the official committee of unsecured creditors of NRG in the Chapter 11 Cases (the

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“Creditors’ Committee”) and the Global Steering Committee. The Creditors’ Committee or the Global Steering Committee acting without the other shall not be an Authorized Party.

(5) In addition to the foregoing, in the event that on the Xcel Payment Date the Xcel Notes have not retained at least the 4/1/03 Ratings for a period of at least 120 consecutive days through and including the date payment of the Third Installment is due, then the Third Installment shall be extended to the later of June 30, 2004 and sixty days after the Xcel Payment Date.

C. Xcel Shares Option:
No later than five business days after the date on which the Confirmation Order is entered on the docket of the Bankruptcy Court, Xcel shall issue a press release stating whether Xcel has elected to make any or all of the Second Installment in XEL Stock and the portion, if any, of the Second Installment that will be paid in XEL Stock (the “Xcel Shares Option”). To the extent that Xcel chooses the Xcel Shares Option, Xcel shall make such portion of the Second Installment in XEL Stock, pursuant to an effective registration statement. The number of shares of XEL Stock that Xcel shall be required to deliver shall be the nearest whole number of shares equal to (x) the amount of the Second Installment made in XEL stock divided by (y) the average closing price for XEL Stock for the last ten full trading days through and including the business day prior to the date the Second Installment is due.

D. Mechanics of Separate Bank Settlement Payment:
The Separate Bank Settlement Payment shall be in exchange for the release of 100% of the Separate Bank Claims and shall be payable entirely in cash. The Confirmation Order shall expressly provide that when the Separate Bank Settlement Payment is made, the Separate Bank Claims shall be fully released as to all Released Parties as of the Effective Date.

E. Xcel Released Causes of Action:	The component of the Xcel Contribution comprised of the Xcel Released Causes of Action shall be delivered and effective as of the Effective Date.

IV.	NRG Released Causes of Action

A. Included Claims:	The “All Other Claims” component of the NRG Released Causes of Action shall include:
(1) any claim that is property of any NRG Entities’ estate pursuant to section 541 of the Bankruptcy Code or otherwise;
(2) any preference, fraudulent conveyance and other actions under sections 510, 544, 545, 547, 548, 549, 550 or 553 of the Bankruptcy Code or any state law equivalents;
(3) any claims arising out of illegal dividends or similar theories of liability;

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(4) any claims asserting veil piercing, alter ego liability or any similar theory;
(5) any claims based upon unjust enrichment;
(6) any claims for breach of fiduciary duty;
(7) any claims for fraud, misrepresentation or any state or federal securities law violations;
(8) any claim that NRG or any NRG Subsidiary may have as a result of having been a member of the Xcel affiliated tax group or a signatory to an Xcel tax sharing agreement; and
(9) except as described in Section IV.B, all other claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities against the Released Parties as of the Effective Date whether or not liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law or in equity.
B. Excluded Claims:	The “All Other Claims” component of the NRG Released Causes of Action shall not include:
(1) any obligations relating to Xcel’s payment and performance of the Xcel Contribution and the other benefits to be provided by Xcel as described in this Term Sheet;
(2) any obligations relating to a “transitional services agreement” of the type described in Section VI.E;
(3) any post-Effective Date obligations relating to the “employee matters agreement” of the type described in Section VI.F;
(4) any obligations of the Released Parties under the agreements set forth on in Schedule VI.I; or
(5) the Separate Bank Claims.

V.	Additional Issues Regarding the XCEL Contribution and the Separate Bank Settlement Payment

A. Classification of Noteholder Group, Bank Group:	(1) The NRG Plan will classify all allowed impaired unsecured claims against NRG (other than convenience claims) into one pari passu class (the “Unsecured Creditor Class”). This class will include, without limitation, all unsecured creditors holding funded debt claims against NRG (including the debenture portion of the NRZ Equity Units), all recourse claims against NRG of creditors of the NRG Subsidiaries and other general unsecured claims against NRG such as rejection claims, trade claims, etc.
(2) All Noteholder claims, all Bank Group claims, including claims under the Lender Facilities, and all Bank project lender recourse claims against NRG (excluding, in each case, postpetition interest, letter of credit fees and other similar postpetition charges not generally allowable under

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the Bankruptcy Code), will be allowed in full in accordance with the terms of the applicable documents that give rise to such claims, without defense, offset, counterclaim, reduction, subordination or recharacterization. The Parties reserve all rights as to (i) the proper calculation of the amount of any such claims in accordance with the relevant documentation for such claims and (ii) solely in connection therewith, the proper interpretation of all such documents. The Parties will use their commercially reasonable efforts to resolve any issues (if any) concerning such matters either consensually or judicially prior to the commencement of the hearing on the Disclosure Statement for the NRG Plan.
B. Allocation of Support Agreement Amount:	The Support Agreement Amount shall be paid to NRG and available pro rata to all allowed claims in the Unsecured Creditor Class (which claims, as to members of the Separate Bank Settlement Group, shall not be reduced by receipt of the Separate Bank Settlement Payment); provided, however, that the NRG Plan shall provide which portion, if any, of the Support Agreement Amount shall be retained by NRG to the extent necessary to provide working capital for its business.
C. Timing and Allocation of Release- Based Amount:	(1) In addition to the general releases set forth in the NRG Plan as described in Section VI.A, the relevant ballots distributed in connection with the NRG Plan to the creditors of NRG will have an election (the “Release Election”), in form and substance satisfactory to Xcel, by which each creditor of NRG can expressly elect to release, in such creditor’s capacity both as a creditor of NRG and (if applicable) as a creditor of any NRG Subsidiary, the Released Parties from all NRG Released Causes of Action by checking an appropriate box on such ballot, subject to such creditor’s receipt of its pro rata share of the Release-Based Amount. The Released-Based Amount shall be distributable pro rata to all allowed claims in the Unsecured Creditor Class (which claims, as to members of the Separate Bank Settlement Group, shall not be reduced by receipt of the Separate Bank Settlement Payment), provided that creditors not checking the box would not receive their pro rata portion of the Release-Based Amount; instead, the aggregate share of the Release-Based Amount of those who did not check the box which otherwise would have been payable to all such creditors (if they had checked the box) will be credited against and deducted from the Xcel Contribution in inverse order of maturity.
(2) The Release-Based Amounts so credited or deducted will be based upon the maximum amount for which such claim(s) could be allowed. In the event such claim(s) are allowed by a Final Order in an amount less than the maximum amount, the Release-Based Amount withheld on account of

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the difference between the maximum amount and allowed amount, to the extent an Xcel Contribution payment has been reduced by such credit or deduction, will be distributed ratably to creditors entitled to the Release-Based Amount. A party with a claim against NRG and an NRG Subsidiary as of the Petition Date and who agrees to eliminate such claim against NRG as result of separate consideration from an NRG Subsidiary shall be deemed to have retained its original claim against NRG solely for purposes of the Released-Based Amount unless such creditor’s claim against the NRG Subsidiary is unimpaired or such creditor agrees to release all of its NRG Causes of Action against the Released Parties as part of the elimination of its claim against NRG. In connection with the NRG Plan, NRG, Xcel, the Creditors’ Committee, the Global Steering Committee and the Noteholder Group shall enter into an agreement specifying the details as to how to calculate the Released-Based Amount payable by Xcel to NRG at any time based upon, among other things, the creditors who make the Release Election, the creditors who do not make the Release Election, the allowance and/or estimation of claims and other factors (the “Released-Based Amount Agreement”).
D. Timing and Allocation of Separate Bank Settlement Payment:	(1) Provided that 100% of the Separate Bank Settlement Group members have executed and delivered a Separate Bank Settlement Release to Xcel, the Separate Bank Settlement Payment shall be paid in cash simultaneously with the payment of the Initial Contribution and shall be allocated solely to the Separate Bank Settlement Group.
(2) In addition to the general releases set forth in the Plan as described in Section VI.A and the Release Election described in Section V.C., release forms (the “Separate Bank Settlement Releases”) will be distributed to the members of the Separate Bank Settlement Class. The Separate Bank Settlement Releases will not call for a vote on the NRG Plan, as the Separate Bank Claims are only against the Released Parties, not the NRG Entities. The Separate Bank Settlement Releases will be in form and substance satisfactory to Xcel and the Bank Group, will be a condition to the occurrence of the Effective Date and will permit each member of the Separate Bank Settlement Group to expressly elect to release the Released Parties from all Separate Bank Claims by signing and returning the Separate Bank Settlement Release to Xcel. In exchange for 100% of the members of the Separate Bank Settlement Group signing and returning the Separate Bank Settlement Release, such members would receive their share (as determined by and among the members of the Separate

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Bank Settlement Group) of the Separate Bank Settlement Payment.

VI.	Other XCEL-Related Plan and Confirmation Order Provisions

A. General Release of NRG Released Causes of Action:
The NRG Plan would provide that NRG, each of the NRG Subsidiaries and, to the maximum extent permitted by law, each impaired creditor of the NRG Entities would be deemed to have released the Released Parties as of the Effective Date from all NRG Released Causes of Action, whether or not, in the case of a creditor, such creditor has voted for or against, or has not voted with respect to, the NRG Plan and whether or not such creditor has objected to the NRG Plan or the release of its NRG Released Causes of Action against the Released Parties pursuant to the NRG Plan.

B. Tax Issues:
(A) For federal income tax purposes, Xcel shall claim a worthless stock deduction for its NRG stock for the year in which the NRG Plan becomes effective (the “Loss Year”). Xcel shall not claim a worthless stock deduction for any year before the Loss Year. “Xcel Tax Benefit” means the reduction in federal income tax liability of Xcel, any affiliate and the Xcel consolidated group, as the case may be, attributable to the worthless stock deduction, including without limitation the amount of any cash refund of taxes (including any interest paid thereon) to be generated by the carryback of such deduction in whole or in part to any taxable year prior to the Loss Year (the “Cash Refund”) and the reduction of any estimated payments of federal income tax liability in the Loss Year or any subsequent year, which reduction may be made (or not made) by Xcel in its sole discretion.

The NRG Plan and the Confirmation Order would provide that:

The Xcel Tax Benefit would be the sole and exclusive property of Xcel, and the NRG Entities and any party claiming by or through them would release any right or interest that they might otherwise have in the Xcel Tax Benefit as part of the NRG Plan; and

NRG and its direct and indirect subsidiaries would not be (a) reconsolidated with Xcel or any of its other affiliates for tax purposes at any time after their June 2002 re-affiliation or (b) treated as a party to or otherwise entitled to the benefits of any tax sharing agreement with Xcel.

(B) From the Petition Date through and including the Effective Date, NRG shall neither cause nor permit to be made any distribution from an NRG subsidiary to the extent that (1) the distribution would be treated as a dividend for federal income tax purposes and (2) the distribution or portion thereof so treated, alone or in combination with any other distribution during that period, to the extent so treated, would exceed $x. For purposes

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of this limitation, “x” shall be based on (and be less than) the excess of NRG’s aggregate gross receipts over its aggregate receipts from the passive income sources listed in section 165(g)(3)(B) of the Internal Revenue Code and shall be determined by Xcel and communicated to NRG as quickly as practicable after completion of the remaining due diligence on the “gross receipts” test set forth in that section.

C. Injunctions:	The Confirmation Order shall:

(1) (A) contain a finding that certain NRG Released Causes of Action to be specified by Xcel (including all veil piercing, alter ego and similar claims and Support Agreement Claims) are, to the maximum extent permitted by law, the exclusive property of the NRG Entities, as debtors-in-possession, pursuant to section 541 of the Bankruptcy Code, (B) contain a ruling that all NRG Released Causes of Action and all Separate Bank Claims against the Released Parties are fully settled and released under the NRG Plan, (C) contain a ruling that the Separate Bank Settlement Payment is not property of NRG’s chapter 11 estate and (D) permanently enjoin any creditor of any of the NRG Entities from pursuing any NRG Released Causes of Action or any Separate Bank Claims against any of the Released Parties; and

(2) permanently enjoin any person or entity that holds, has held or may hold a claim or cause of action released under the NRG Plan from taking any of the following actions on account of any NRG Released Causes of Action or the Separate Bank Claims: (A) commencing or continuing in any manner any action or other proceeding; (B) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting or enforcing any lien or encumbrance, (D) asserting any setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released person or entity; and (E) commencing or continuing any action in any manner, in any place, that does not comply with or is inconsistent with the provisions of the NRG Plan.

(3) Notwithstanding anything herein to the contrary, if 100% of the members of the Separate Bank Settlement Group do not sign the Separate Bank Settlement Release or the Separate Bank Settlement Payment is not made in accordance with the terms herein, the Separate Bank Claims shall not be released, discharged or otherwise impaired in any way by the NRG Plan, the Confirmation Order or any other order in the Chapter 11 Cases.

D. Certain Obligations and Arrangements:	On the Effective Date, all Xcel guarantees, equity contribution obligations, indemnification obligations, arrangements whereby

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Xcel has posted cash collateral and all other credit support obligations with respect to NRG or any NRG Subsidiary, in each case set forth on Schedule VI.D hereto or such additional items added to Schedule VI.D. by Xcel by the NRG bar date not to exceed in the aggregate $5 million of face amount for such added items (collectively, the “Guarantees”), shall be terminated (with Xcel having no further liability for such obligations or arrangements) and all such cash collateral shall be returned to Xcel on the Effective Date, except that NRG shall cooperate with Xcel and support the return to Xcel of the $11.5 million of cash collateral posted by Xcel for the Mid-Atlantic project at the earliest practical date after the current expiration of the relevant Mid-Atlantic agreement in July of 2003. NRG and the NRG Subsidiaries shall be solely responsible for renewing, administering and paying for their own insurance policies starting with insurance policies relating to property and other coverages expiring as of June, 2003, and insurance policies covering director and officer liabilities (the “D&O Policy”) expiring on August 18, 2003 (the “D&O Expiration Date”); provided, however, that Xcel shall (1) not cancel the D&O Policy before the D&O Expiration Date, (2) reasonably cooperate with NRG’s past or current officers and directors who may be entitled to coverage under the D&O Policy to allow them to administer their claims and (3) if available and at the sole cost of NRG, and after receiving sufficient funds from NRG, at NRG’s request purchase customary tail coverage for NRG’s officers and non-Xcel directors in office on the day prior to the Petition Date and who are entitled to coverage under the D&O Policy.

E. Transitional Services Agreement:
The NRG Plan would, if desired by NRG, incorporate a transitional services agreement pursuant to which Xcel would provide NRG specified administrative services for a specified reasonable agreed period after the Effective Date, as requested by NRG, and would receive compensation therefor at the cost to Xcel of goods provided or the fair value of services provided.

F. Employee Matters Agreement:
The NRG Plan would approve an employee matters agreement pursuant to which various obligations with respect to employees and benefit plans would be allocated between Xcel and NRG as set forth in Schedule VI.F hereto as of the Effective Date.

G. Tax Matters Agreement and Control Group Indemnity:
Effective as of the Effective Date, Xcel and NRG shall enter into a tax matters agreement that addresses liability for any unpaid taxes of NRG and Xcel for periods during which NRG and Xcel were part of the same consolidated, combined or unitary tax group, entitlement to any tax refunds for such periods, the control of contests for such periods, cooperation with respect to audits and such other matters as would be customary in a tax matters agreement between similarly-situated corporations. In addition, Xcel and NRG shall use their

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commercially reasonable efforts to negotiate and execute on the Effective Date an agreement satisfactory to the Parties whereby Xcel and NRG (on behalf of itself and the NRG Subsidiaries) shall separately indemnify each other on and as of the Effective Date for any actions taken by the indemnifying party through the Effective Date where the statutory liability imposed on the indemnified party is solely by reason of Xcel’s direct or indirect ownership of NRG and the NRG Subsidiaries.

H. NRZ Equity Units:	The Confirmation Order shall provide that the right and obligation of any holder of an NRZ Equity Unit to purchase common shares of Xcel was terminated as of the Petition Date.
I. Other Xcel Agreements:	The NRG Plan would provide for assumption by NRG of the agreements with Xcel described on Schedule VI.I hereto. Agreements not on Schedule VI.I would be rejected.

VII.	Overall NRG Plan Classification and Treatment of Claims

Type of
Class	Claim/Interest	Treatment	Voting Rights

Class 1	Unsecured Priority Claims	Unimpaired. Each holder of a Class 1 Claim will receive cash in an amount equal to the allowed amount of their claim.	Not entitled to vote. Deemed to accept.
Class 2	Convenience Claims	Unimpaired. Each holder of an allowed claim in Class 2 will receive cash equal to the amount of such Claim against such Debtor (as reduced, if applicable, pursuant to an election by the holder thereof in accordance with Section 3.4 of the NRG Plan).	Not entitled to vote. Deemed to accept.
[Class 3	Secured Claims against Noncontinuing Debtor Subsidiaries	Impaired. At the Debtors’ option, the Debtors shall distribute to each holder of a secured claim classified in Class 3 (a) the collateral securing such allowed secured Claim, (b) cash in an amount equal to the proceeds actually realized from the sale, pursuant to section 363(b) of the Bankruptcy Code, of any collateral securing such allowed secured claim, less the actual costs and expenses of disposing of such collateral, or (c) such other treatment as may be agreed upon by the Debtors and the holder of such allowed secured claim, on the later of (i) the Effective Date and (ii) the fifteenth business day of the first month following the month in which such claim becomes an allowed secured claim, or as soon after such dates as is practicable. Each holder of an allowed claim in Class 3 shall retain the liens securing such claim as of the confirmation date until the Debtors shall have made the distribution to such	Entitled to vote]

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Type of
Class	Claim/Interest	Treatment	Voting Rights

holder provided for in Article IV of the NRG Plan.]
Class 4	Intentionally Omitted
[Class 5	Miscellaneous Secured Claims	Impaired. At the Debtors’ option, the Debtors shall distribute to each holder of an allowed miscellaneous secured claim (a) the collateral securing such allowed secured claim, (b) cash in an amount equal to the proceeds actually realized from the sale, pursuant to section 363(b) of the Bankruptcy Code, of any collateral securing such allowed secured claim, less the actual costs and expenses of disposing of such collateral, or (c) such other treatment as may be agreed upon by the Debtors and the holder of an allowed miscellaneous secured claim, on the later of (i) the Effective Date and (ii) the fifteenth business day of the first month following the month in which such claim becomes an allowed secured claim, or as soon after such dates as is practicable. Each holder of an allowed claim in Class 5 shall retain the Liens securing such claim as of the confirmation date until the Debtors shall have made the distribution to such holder provided for in Article IV of the NRG Plan.]	Entitled to vote
Class 6	NRG Unsecured Claims, including NRG Rejected Guaranty Claims	Impaired. Except as otherwise provided in the NRG Plan with respect to certain letter of credit claims, each holder of an allowed claim in Class 6 will receive its pro rata share of (a) on the Effective Date, the New NRG Notes, (b) on the Effective Date, 100,000,000 shares of New NRG Common Stock, subject to dilution by the Management Incentive Plan as set forth in Section IX.J of this Term Sheet, and (c) on the date of the Third Installment (or as soon thereafter as practical), cash in an amount not less than the Release-Based Amount; and provided further that the Cash distributable to holders of allowed claims in Class 6 represents a pro rata share of the Released-Based Amount, as set forth and described in Section III.A of this Term Sheet and each holder of an Allowed Claim classified in Class 6 shall receive its pro rata share of such cash only if such holder elects (by checking the appropriate box on its	Entitled to vote

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Type of
Class	Claim/Interest	Treatment	Voting Rights

Ballot) to grant the releases described in Section III.A of this Term Sheet.
Class 7	PMI Unsecured Claims	Impaired. On the Effective Date, each holder of an allowed Class 7 claim will receive its pro rata share of New NRG Notes and shares of New NRG Common Stock allocated to Class 7 from Class 6.	Entitled to vote
Class 8	Unsecured Noncontinuing Debtor Subsidiary Claims	Impaired. Each holder of an allowed Class 8 claim shall receive no distribution under the NRG Plan on account of such Class 8 Claims.	Not entitled to vote. Deemed to reject.
Class 9	NRG Intercompany Claims	To be discussed.	To be discussed.
Class 10	Intentionally Omitted
Class 11	NRG Old Common Stock	Impaired. No property will be distributed to or retained by the holders of allowed equity Interests in Class 11. On the Effective Date, each and every equity interest in Class 11 shall be cancelled and discharged and the holders of Class 11 equity interests shall receive no distribution under the NRG Plan on account of such equity interests.	Not entitled to vote. Deemed to reject.
Class 12	PMI Common Stock	Unimpaired. NRG shall retain its 100% ownership interest in PMI.	Not entitled to vote. Deemed to accept.
Class 13	Securities Litigation Claims	Impaired. Each and every claim in Class 13 shall be cancelled and discharged and the holders of Class 13 claims shall receive no distribution under the NRG Plan on account of such claims.	Not entitled to vote. Deemed to reject.
Class 14	Noncontinuing Debtor Subsidiary Common Stock	Impaired. Each and every equity interest in Class 14 shall be cancelled and discharged and the holders of Class 14 equity interests shall receive no distribution under the NRG Plan on account of such equity interests.	Not entitled to vote. Deemed to reject.

VIII.	Details of Class 6 Distributions

A. The “New NRG Notes”:	The New NRG Senior Subordinated Notes shall (i) be in an initial principal amount of $500,000,000.00; (ii) at the option of reorganized NRG either (a) accrue interest commencing on the Effective Date payable semiannually in cash at a rate of 10% per annum, or (b) accrue interest at a rate of 12% per annum payable in kind; provided, however, that any interest paid in kind shall be paid in cash upon the earlier of the fifth anniversary of the Effective Date or the original maturity date of the New NRG Notes; [(iii) be subordinate to any exit facility undertaken by reorganized NRG,] and (iv) mature on the seventh anniversary of the Effective Date. The New NRG

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Notes will be issued under a new indenture in a form contained in the NRG Plan supplement.
B. The “New NRG Common Stock”:	(1) The New NRG Common Stock would be registered under the Securities Act of 1933, as amended, pursuant to an effective registration statement or, if applicable, pursuant to Bankruptcy Code § 1145, and NRG would use its best efforts to obtain NASDAQ listing.
(2) Registration Rights Agreement for a percentage of New NRG Common Stock to be agreed upon by the Parties and subject to customary blackout periods.
C. The “NRG Cash Amount”:	[Formula [Open] for determining amount of NRG cash (i.e., not including any Xcel Contribution) to be distributed to Class 6, including relationship to Exit Financing]

IX.	Miscellaneous

A. Intercompany Claims:	(1) As part of the settlement with Xcel, any pre- or postpetition claims of Xcel against any of the NRG Entities arising from the provision of intercompany goods or services to any of the NRG Subsidiaries or from payment by Xcel under any Guaranty shall paid in full in cash by NRG in the ordinary course (including payment during the Chapter 11 Cases) in the appropriate amount based on the underlying contracts or agreements between the parties (including all agreements listed on Schedule VI.I), without any subordination or recharacterization of such claims, except that the claims which are to be paid in full in the ordinary course during the Chapter 11 Cases shall not include claims of Xcel arising under the Guarantees listed in Schedule VI.D but shall include any claims of Xcel related to RDF, Thermal and NSP-Minnesota. Notwithstanding the foregoing, (A) all claims arising or accruing on or prior to January 31, 2003 for the provision of intercompany goods or services under the Xcel/ NRG administrative Services Agreement dated June, 2002 (the “ASA”) and all claims for amounts paid by Xcel on or prior to January 31, 2003 under any Guaranty (collectively, the “Settled Claims”) shall not be paid until the Effective Date, at which time Xcel shall receive, on account of and in full and final settlement of such claims, an unsecured, 2.5 year non amortizing promissory note of NRG in the principal amount of $10 million bearing interest at the per annum rate of 3%; and (B) after January 31, 2003 NRG shall only be responsible for amounts billed under the ASA related to corporate insurance obtained for the benefit of NRG and other services requested by NRG (collectively, the “Reimbursable Claims”). A comprehensive schedule of the types of all existing intercompany claims is set forth on Schedule IX.A hereto. NRG agrees that it shall not order

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services from Xcel under the ASA or otherwise inconsistent with the provisions of this Term Sheet.
(2) NRG shall not take any action, or fail to take any action, which would increase the likelihood that Xcel will be required to make any payment on any Guaranty during the Chapter 11 Cases.
(3) To the extent, if any, that intercompany claims of Xcel (other than Settled Claims and other than claims under the ASA which are not Reimbursable Claims, but including claims for reimbursement of payments made by Xcel under Guarantees) are unpaid as of the Effective Date, such amounts shall be paid in full in cash on the Effective Date by the relevant NRG Entity under the NRG Plan without any subordination or recharacterization of such claims.
(4) The provisions of this Section IX.A shall not apply to any tax sharing agreement. All tax sharing agreements, to the extent otherwise binding on Xcel and NRG, shall terminate (without any residual or ongoing liability of either party to the other) as of the Effective Date for all taxable periods, past, present and future. On and after the Effective Date, tax matters shall be governed exclusively by the tax matters agreement referred to in Section VI.G above.
(5) A schedule of the types of existing intercompany claims is set forth on Schedule IX.A hereto. Except as provided in the foregoing paragraphs in this Section IX.A, no intercompany claims between NRG and Xcel shall be paid.
B. Solicitation; Fiduciary Duties:	As discussed in the introductory language to this Term Sheet and in the PSA, notwithstanding anything herein to the contrary, each Party expressly acknowledges and agrees that the Parties do not desire and do not intend in any way to derogate from or diminish the solicitation requirements of applicable securities and bankruptcy law, the fiduciary duties of the NRG Entities as debtors in possession, the fiduciary duties of any Noteholder or member of the Bank Group that is appointed to the Creditors’ Committee or the role of any state or federal agencies with regulatory authority concerning Xcel or any of the NRG Entities.
C. Board of Directors and Management:	(A) Xcel has informed the Parties that the NRG Board of Directors immediately after the time of the order for relief in the Chapter 11 Cases shall be:
(1) Scott Davido, who shall also be Chairman of the Board;
(2) Ershel C. Redd, Jr.; and
(3) Leonard LoBiondo, who shall also be CRO of NRG.
(B) The Board of Directors of reorganized NRG will be staggered and will consist of:
(1) six directors designated by the Noteholder Group;

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(2) four directors designated by the members of the Bank Group; and
(3) the post-reorganization CEO.
In addition, there will be a committee consisting of two designees of the Noteholder Group and two designees of the Global Steering Committee. Such committee, by majority vote, shall be satisfied as of the Effective Date with the persons designated to serve as Chief Executive Officer and Chief Financial Officer of reorganized NRG, as well as the employment terms for such persons.
D. Charter/ Bylaws:	Other governance matters (e.g., charter and bylaws) of reorganized NRG to be discussed in good faith.
E. Other Releases:	In addition to the releases described in Sections V.C, and VI.A above, the NRG Plan shall contain customary releases for directors, officers, pre and post petition committees, professionals, Xcel, NRG, etc.
F. Other Injunctions:	In addition to the injunctions described in Section VI.C above, the NRG Plan shall contain other customary Chapter 11 injunctions.
G. Indemnification:	The NRG Plan shall contain customary indemnification provisions for directors, officers, pre and post petition committees, professionals, Xcel, NRG, etc.
H. Dutch Auction Provisions:	The NRG Plan will incorporate voluntary debt/equity reallocation procedures as more fully described in the NRG Plan.
I. Settlements with Holders of Project-Level Secured Debt and Funding of Finco Projects:	NRG and the applicable debtor intend to seek from project-level secured lenders, on a project-by-project basis, a consensual restructuring or discharge of such debt. NRG is continuing to evaluate what additional modifications, if any, are appropriate.

In the interim, during the pendency of the Chapter 11 Cases, NRG shall fund the “NRG Finco” projects pursuant to the NRG subsidiary term sheet attached as Schedule IX.I hereto.
J. Management Incentive Plan:	The NRG Plan will include a management incentive plan to be determined.
K. Disputed Claims:	(1) Customary NRG interest-bearing reserve pending resolution of Disputed Claims; and
(2) An interest-bearing reserve for Xcel’s Release-Based Amount for Disputed Claims as described in Section V.C above.

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Schedule II.H

SEPARATE BANK SETTLEMENT GROUP(1)

      The banks and other financial institutions from time to time parties to (a) the $1,000,000 364-Day Revolving Credit Agreement, dated as of March 8, 2002, between NRG Energy, Inc., as Borrower, and ABN AMRO Bank N.V., as Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified; (b) the $2,000,000,000 Credit Agreement, dated as of May 8, 2002, between NRG Finance Company I LLC, as Borrower, and Credit Suisse First Boston, as Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified; and (c) the $125,000,000 Standby Letter of Credit, dated as of November, 1999, between NRG Energy, Inc., as Borrower, and Australia and New Zealand Banking Group Limited, as Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified.

      1 Allocation and mechanics (including concerning a reserve for undrawn ANZ Letters of Credit) as agreed to between the agents.

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SCHEDULE VI.D

(Certain Obligations and Arrangements Between Xcel and NRG)
GUARANTEES

					Date Guaranty
	Physical/				Expires or Expired
Counterparty	Financial	Commodity		Amount of Guaranty	(NOTE “A”)

AEP Energy Services, Inc.	FINANCIAL	ALL		$7,000,000	12/31/2002
American Electric Power Service Corp	FINANCIAL	ALL
American Electric Power Service Corp	PHYSICAL	ELECTRIC
Aquila Merchant Services, Inc.	FINANCIAL	ALL		$10,000,000	10/12/2002
Aquila Merchant Services, Inc.	PHYSICAL	ELECTRIC
Aquila Merchant Services, Inc.	PHYSICAL	NAT GAS
Bank of America, N.A.	FINANCIAL	ALL		$10,000,000	8/31/2003
Consolidated Edison Energy, Inc.	PHYSICAL	ELECTRIC		$10,000,000	12/31/2003
Constellation Power Source, Inc.	FINANCIAL	ALL		$15,000,000	7/31/2003
Constellation Power Source, Inc.	PHYSICAL	ELECTRIC
Duke Energy Trading & Marketing LLC	FINANCIAL	ALL		$15,000,000	5/24/2003
Duke Energy Trading & Marketing LLC	PHYSICAL	ELECTRIC
Duke Energy Trading & Marketing LLC	PHYSICAL	NAT GAS
El Paso Merchant Energy, L.P.	FINANCIAL	ALL		$12,000,000	2/28/2002
El Paso Merchant Energy, L.P.	PHYSICAL	ELECTRIC
El Paso Merchant Energy, L.P.	PHYSICAL	NAT GAS
Entergy-Koch Trading, LP	FINANCIAL	ALL		$8,500,000	3/31/2003
Entergy-Koch Trading, LP	PHYSICAL	ELECTRIC
Entergy-Koch Trading, LP	PHYSICAL	NAT GAS
Exelon Generation Company, LLC	FINANCIAL	ALL		$7,000,000	3/31/2003
Exelon Generation Company, LLC	PHYSICAL	ELECTRIC
HQ Energy Services (U.S.) Inc.	(tolling agmt )	(tolling agmt	)	Terminated,	(n/a )
				Effective 11/30/02
J. Aron & Company	FINANCIAL	ALL		$10,000,000	1/31/2004
Morgan Stanley Capital Group Inc.	FINANCIAL	ALL		$15,000,000	9/30/2003
Morgan Stanley Capital Group Inc.	PHYSICAL	ELECTRIC
PG&E Energy Trading — Gas Corporation	FINANCIAL	ALL		$2,000,000	12/31/2002
PG&E Energy Trading — Gas Corporation	PHYSICAL	NAT GAS
PG&E Energy Trading — Power, L.P.	FINANCIAL	ALL		$9,000,000	12/31/2002
PG&E Energy Trading — Power, L.P.	PHYSICAL	ELECTRIC
PJM Interconnection, LLC	FINANCIAL	ALL		$17,000,000	$12M 4/30/03,
					$5M 7/31/03
PJM Interconnection, LLC	PHYSICAL	ELECTRIC
Select Energy, Inc.	FINANCIAL	ALL		$3,000,000	8/31/2002
Select Energy, Inc.	PHYSICAL	ELECTRIC
Sprague Energy Corp.	FINANCIAL	ALL		$4,000,000	11/30/2003
Sprague Energy Corp.	PHYSICAL	NAT GAS
Williams Energy Marketing & Trading	FINANCIAL	ALL		Terminated,	(n/a )
				Effective 11/15/02
Williams Energy Marketing & Trading	PHYSICAL	ELECTRIC
Atlantic City Electric Company, dba Conectiv (BGS Auction)	FINANCIAL	ALL		$11,500,000	7/31/2003
NEPOOL	PHYSICAL	ELECTRIC		$60,000,000	12/31/2003
Obligation total, for the counterparties from above				$226,000,000
Obligation total above covered under Xcel guaranties or assignments				$226,000,000

NOTE “A”:

Any transactions that were entered into with a CP on or before the expiration date of the guaranty will be covered through the duration of the trade(s) on an “evergreen” basis. Thus, for Aquila, El Paso, and PGET Power, all trade obligations of NRG were entered into prior to the expiration dates of those guaranties, even though the periods ultimately covered under those trade obligations are relatively far out into the future (to 12/03 for Aquila and PGET Power, to 12/06 for El Paso). The inclusion of a guaranty or other item on this Schedule VI.D. which has expired shall not be deemed a statement that such guaranty or other item is otherwise effective or in force or effect.

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Bonds

Bond
Number	Principal	Amount	Description	Obligee	Eff Date	Exp Date	Premium	Surety	Div.	Indemnity

INDEMNIFIED BY XCEL ENERGY:
ST. PAUL BONDS
400SD3190	NRG Processing Solutions LLC	$20,000.00	License Bond	Hennepin County	6/30/2002	6/30/2003	$200.00	St. Paul	NRG	Yes
400SF4076	NRG Energy Center Pittsburgh	$75,000.00	Street Opening Bond	City of Pittsburgh	5/15/2002	5/15/2003	$300.00	St. Paul	NRG	Yes
400SH7762	Meriden Gas Turbines, LLC	$876,800.00	Subdivision Bond	City of Meriden	8/24/2001	8/24/2003	$1,754.00	St. Paul	NRG	Yes
400SH7763	Meridan Gas Turbines, LLC	$768,490.00	Subdivision Bond	City of Meriden	8/24/2001	8/24/2003	$1,537.00	St. Paul	NRG	Yes
Sub-Total St. Paul		$1,740,290.00					$3,791.00
SAFECO BONDS
6161831	Xcel Energy, Inc.	$20,000.00	Solid Waste Facility Bond	County of Hennepin	8/9/2002	8/9/2003	$200.00	Safeco	NRG	Yes
Sub-Total Safeco		$20,000.00					$200.00
CNA BONDS
929214989	NRG Energy Center	$100,000.00	Highway Occupancy Permit Obligation Bond	PA Dept. of Trans.	9/21/2002	9/21/2003	$450.00	CNA	NRG	Yes
929215308	NRG Power Marketing, Inc.	$250,000.00	License Bond	Pennsylvania Public Utility Commission	9/12/2002	9/12/2003	$2,250.00	CNA	NRG	Yes
929215309	NRG Energy Center San Diego LLC	$5,000.00	Franchise Bond	City of San Diego	9/2/2002	9/2/2003	$100.00	CNA	NRG	Yes
929222788	NRG Processing Solutions LLC	$100,000.00	Tree & Yard Waste Permit Bond	Scott County	10/12/2002	10/12/2003	$560.00	CNA	NRG	Yes
929222789	NRG Processing Solutions LLC	$45,000.00	Yard Waste Composting & Processing Facility Permit Bond	Dakota County	10/10/2002	10/10/2003	$252.00	CNA	NRG	Yes
929222790	NRG Processing Solutions LLC	$72,400.00	Solid Waste Facility Permit Bond	Dakota County	10/10/2002	10/10/2003	$405.00	CNA	NRG	Yes
929222795	NRG Power Marketing, Inc.	$1,000,000.00	Bond of Distributor of Automotive Fuel	State of New York	10/12/2002	10/12/2003	$2,250.00	CNA	NRG	Yes
929222796	NRG Power Marketing Inc.	$1,000,000.00	Motor Fuels Tax Bond	State of New Jersey	10/12/2002	10/12/2003	$2,250.00	CNA	NRG	Yes
929224970	NRG Processing Solutions LLC	$100,000.00	Waste Facility License & Permit Bond	County of Anoka	11/17/2002	11/17/2003	$560.00	CNA	NRG	Yes
929224971	NRG Processing Solutions LLC	$25,000.00	Waste Facility License/ Permit Bond	County of Anoka	11/17/2002	11/17/2003	$140.00	CNA	NRG	Yes
929224973	El Segundo Power LLC	$10,000.00	Lease Bond	State of California	11/9/2002	11/9/2003	$100.00	CNA	NRG	Yes
929224975	MM SKB Energy LLC	$19,215.00	Processing Facility Bond	Commonwealth of PA	11/25/2002	11/25/2003	$108.00	CNA	NRG	Yes
929224986	Dunkirk Power LLC	$25,000.00	Bond of Distributor of Automotive Fuel	State of New York	1/1/2003	1/1/2004	$100.00	CNA	NRG	Yes
929224987	Huntley Power LLC	$35,000.00	Bond of Distributor of Automotive Fuel	State of New York	1/2/2003	1/3/2004	$100.00	CNA	NRG	Yes
929225083	NRG Northeast Affiliate Services, Inc.	$29,000.00	Workers’ Compensation Bond	State of New York	12/31/2002	12/31/2003	$351.00	CNA	NRG	Yes
929231861	NRG Ilion LP LLC	$52,308.00	Utility Payment Bond	Niagra Mohawk Power Corp.	12/12/2002	12/12/2003	$471.00	CNA	NRG	Yes
929239784	NRG Energy Center Pittsburgh LLC	$80,000.00	Highway Restoration & Maintenance Bond	Commonwealth of PA	6/18/2002	6/18/2003	$160.00	CNA	NRG	Yes
929239794	Dunkirk Power, LLC	$53,000.00	Mined Land Reclamation Bond	State of New York	5/15/2002	5/15/2003	$106.00	CNA	NRG	Yes
929239797	Cabrillo Power LLC	$100,000.00	Lease Bond	State of California	5/21/2002	5/21/2003	$175.00	CNA	NRG	Yes
929239799	NRG Energy	$1,500,000.00	Permit Bond	City of St. Paul, MN	5/23/2002	5/23/2003	$2,625.00	CNA	NRG	Yes
929242598	Arthur Kill Power LLC	$10,000.00	Performance Bond	Department of Energy Conservation	3/18/2002	3/18/2003	$50.00	CNA	NRG	Yes
Sub-Total CNA		$4,610,923.00					13,563.00
TOTAL INDEMNIFIED BY XCEL ENERGY		$6,371,213.00					$17,554.00
NON-INDEMNIFIED BONDS
U668424	NRG Energy, Inc.	$30,000.00	Solid Waste Management Bond	County of Washington	1/20/1999	1/20/2004	$400.00	Reliance	NRG	No
Total All NRG Bonds		$6,401,213.00					$17,954.00

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OTHER INDEMNIFICATION OBLIGATIONS

      Agreement and Consent for Transfer to NRG between Northern States Power Company, NRG Energy, Inc., Anoka County, Hennepin County, Sherburne County, and Tri-County Solid Waste Management Committee dated on or about August 20, 2001.

      Affirmation Agreement between Northern States Power Company and NRG Energy, Inc. dated August 8, 1993.

OTHER GUARANTY OBLIGATIONS

      Guarantees of employment agreements for three NRG employees.

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SCHEDULE VI.F

(Employee Benefit Matters)

Qualified Defined Benefit Pension Plans

•	Xcel would continue to maintain the NRG benefit formulas for NRG employees as part of the Xcel/ NRG plan (the “Merged Plan”) until the Effective Date.

•	On the Effective Date, (a) NRG employees would stop participating in the Merged Plan, (b) all NRG employee Merged Plan benefits would be frozen (except as set forth below) and (c) the obligation for all such benefits would remain in the Merged Plan and would be the responsibility of the Merged Plan and Xcel to fund and provide. To the extent a partial termination, within the meaning of Section 411(d)(3) of the Internal Revenue Code, of the Merged Plan would occur as of the Effective Date, either as a result of the NRG employees ceasing to be employed by Xcel and its subsidiaries or otherwise, such employees would be fully vested as of the Effective Date in their frozen benefits under the Merged Plan as and to the extent provided by Section 411(d)(3) of the Internal Revenue Code. On and after the Effective Date, the Merged Plan would provide that, as of the Effective Date, with respect to NRG employees who are employed by NRG and are participants in the Merged Plan on the Effective Date, credit for employment with NRG on or after the Effective Date would be credited (i) for vesting purposes under the Merged Plan, if no such partial termination occurred, and (ii) for purposes of eligibility for entitlement for the commencement or receipt of benefits under the Merged Plan (including, without limitation, for eligibility for commencement or receipt of any early retirement benefit or supplement), but (iii) for no other purposes including, without limitation, benefit accrual purposes. As hereby modified, such benefits to which NRG employees are entitled under the terms of the Merged Plan would be paid to them by the Merged Plan as and when provided therein.

Non-Qualified Retirement Plans (“NQRPs”)

•	Xcel and NRG would determine prior to the Effective Date what proportion of the obligations owing to current NRG employees under the NRG NQRPs is legally allocable to Xcel by virtue of prior service by those employees as Xcel (NSP) employees (the “Xcel NQRP Amount”).

•	Xcel would maintain responsibility for the Xcel NQRP Amount to the extent it has not already satisfied its obligation therefor. The difference between the total amount owing to current NRG employees under the NQRPs and the Xcel NQRP Amount (the “NRG NQRP Amount”) would be reinstated or replaced with a similar nonqualified plan approved by the NRG Plan. Any new plan in respect of the NRG NQRP Amount would be developed in consultation with the Bank Group and the Noteholder Group.

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SCHEDULE VI.I

(Xcel/ NRG Agreements To Be Assumed)

1.	Agreement for the Use and Operation of Certain Facilities Located at the High Bridge Plant dated Jan. 23, 2002.

2.	Agreement for the Sale of Thermal Energy and Wood Byproduct between Northern States Power Company and NRG Thermal f/k/a Norenco Corporation, dated November 16, 1989.

3.	Refuse Derived Fuel Supply Agreement between Northern States Power Company and NRG Resource Recovery, Inc.” (not dated) (Term: 1-1-1992 to 12-31-2001, automatically renewing for five year terms thereafter, unless terminated by six month written notice.)

4.	Lease and Agreement between Northern States Power Company and Minnesota Waste Processing Company, L.L.C. dated September 13, 1994.

5.	Lease and Agreement between Northern States Power Company and NRG Energy Inc. dated July 21, 1997.

6.	Short Term Coal Agreement for the Sale of Coal from Northern States Power Company (dba Xcel Energy, Seller) to NRG Energy Center-Rock Tenn LLC (Buyer) dated January 6, 2003.

7.	Letter Agreement between e prime and NRG Energy, Inc. dated on or about February 25, 2003.

8.	Agreement For Consulting Services Between NRG Energy, Inc. And Utility Engineering Corporation dated May 22, 2000.

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SCHEDULE IX.A

(Intercompany Claims Owing to Xcel)

1.	All amounts owed by NRG to Xcel in connection with various payments made by Xcel in connection with the Guarantees.

2.	Third Quarter 2002 estimated tax payment made to NRG.

3.	All amounts owed by NRG to Xcel in connection with the ASA.

4.	All amounts owed by NRG to Xcel in connection with various Northern States Power Company and other agreements listed on Schedule VI.I.

5.	All amounts owed by NRG to Xcel in connection with various engineering services.

6.	All amounts owed by NRG to Xcel in connection with e prime.

7.	All amounts owed by NRG to Xcel in connection with NSP-Wisconsin.

8.	All amounts owed by NRG to Xcel in connection with PSCo.

9.	All amounts, if any, owed by NRG to Xcel for NRG’s own utility usage.

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SCHEDULE IX.I

(NRG Finco Project Funding)

Provided as part of settlement

discussions; subject to Federal Rule
of Evidence 408 and all Bankruptcy
and state law equivalents

TERM SHEET CONCERNING CERTAIN SUBSIDIARIES OF NRG ENERGY INC.

DATED AS OF MAY      2003

      The following (the “Term Sheet”) concerns certain matters relating to the following indirect wholly-owned subsidiaries of NRG Energy Inc. (“NRG”): (a) NRG Audrain Generating LLC (“Audrain”); (b) LSP-Nelson Energy, LLC (“LSP-Nelson”) and NRG Nelson Turbines LLC (together with LSP-Nelson, “Nelson”); and (c) LSP-Pike Energy, LLC (“Pike” and, together with Audrain and Nelson, the “Projects”).

      The Term Sheet is subject to finalization and execution of the Plan Support Agreement, dated as of May      , 2003 (the “Plan Support Agreement”), by and among NRG, certain of NRG’s subsidiaries and affiliates as set forth therein, Excel Energy Inc., the Supporting Noteholders (as defined therein), and the Supporting Lenders (as defined therein).

      Notwithstanding anything to the contrary in the foregoing, the Term Sheet is being provided as part of settlement discussions and, as a result, shall be treated as such pursuant to Federal Rule of Evidence 408 and all bankruptcy and state law equivalents.

Parties:	NRG, Audrain, Nelson, Pike and the lenders (the “FinCo Lenders”) pursuant to the Credit Agreement, dated as of May 8, 2001, by and among NRG Finance Company I LLC, Audrain, LSP-Nelson, Pike, NRG Turbine LLC, Credit Suisse First Boston, as Administrative Agent, and the FinCo Lenders, together with all amendments, modifications, renewals, restatements, substitutions and replacements thereof and all documents, agreements or instruments related thereto (the “FinCo Credit Agreement”).

Collateral:	The FinCo Lenders, pursuant to the FinCo Credit Agreement, assert, and NRG does not dispute, a security interest in substantially all of the assets of Audrain (the “Audrain Collateral”), the assets of Nelson (the “Nelson Collateral”) and the assets of Pike (the “Pike Collateral” and, collectively with the Audrain Collateral and Nelson Collateral, the “Collateral”), as more fully described in the FinCo Credit Agreement.

Audrain:	NRG shall, subject to Bankruptcy Court approval (if necessary), lend to Audrain reasonably necessary funds (the “NRG Audrain Funds”) to preserve, maintain, operate and sell or otherwise dispose of the Audrain Collateral until the earlier of (a) December 31, 2003 and (b) the first date on which the NRG Audrain Funds are equal to or exceed $750,000. As a precondition to NRG’s obligation to lend the NRG Audrain Funds to Audrain, the FinCo Lenders shall agree to subordinate their claims against Audrain, including any payment of principal or interest in respect thereof, to the prior repayment in full to NRG of the NRG Audrain Funds.

Nelson:	The reasonably necessary funds to preserve, maintain and sell or otherwise dispose of the Nelson Collateral shall (a) first, be provided from the funds deposited in the bank accounts of Nelson and any insurance proceeds or refunds related to Nelson and (b) thereafter, be provided by NRG, subject to Bankruptcy Court

1

approval (if necessary), in an amount not to exceed $500,000 (the funds to be provided by NRG are referred to as the “NRG Nelson Funds”). As a precondition to NRG’s obligation to lend the NRG Nelson Funds to Nelson, the FinCo Lenders shall agree to subordinate their claims against Nelson, including any payment of principal or interest in respect thereof, to the prior repayment in full to NRG of the NRG Nelson Funds.

Pike:	The reasonably necessary funds to preserve, maintain and sell or otherwise dispose of the Pike Collateral shall be provided from the funds deposited in the bank accounts of Pike and any insurance proceeds or refunds related to Pike.

Sale or Disposition:	NRG shall not sell or otherwise dispose of the Collateral without the prior approval of the FinCo Lenders; provided, the foregoing shall not preclude NRG from abandoning any of the Collateral if permissible under applicable law.

Proceeds:	To the extent NRG receives any proceeds or refunds related to any of the Projects, including, without limitation, insurance proceeds, such proceeds and refunds shall be remitted to the appropriate Project within 3 business days of NRG’s receipt of such funds.

Expenses of Disposition:	Any expenses incurred in the sale or disposition of the Collateral, including, without limitation, investment banker, broker and other professional fees, shall be for the account of the FinCo Lenders and not chargeable against or payable by NRG (but the foregoing is not intended to preclude the FinCo Lenders from applying any of the funds lent by NRG to, or already on deposit with, any of the Projects).

2

EXHIBIT B

PLAN SUPPORT AGREEMENT

PROVIDED AS PART OF SETTLEMENT
DISCUSSIONS; SUBJECT TO FEDERAL
RULE OF EVIDENCE 408 AND ALL
BANKRUPTCY AND STATE LAW EQUIVALENTS

PLAN SUPPORT AGREEMENT

      This PLAN SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of May 13, 2003 by and among (i) NRG Energy, Inc. (“NRG”), (ii) certain of NRG’s subsidiaries and affiliates as set forth on Schedule 1-A (the “Relevant NRG Subsidiaries” and, together with NRG, the “NRG Group”), (iii) Xcel Energy Inc. (“Xcel”), (iv) the persons identified on Schedule 1-B (collectively, the “Supporting Noteholders”) and (v) the persons identified on Schedule 1-C who are signatories to this Agreement (collectively, the “Supporting Lenders”, and together with the Supporting Noteholders, the “Supporting Creditors”) (the NRG Group, Xcel and the Supporting Creditors, collectively, the “Parties” and individually, a “Party”).

RECITALS

WHEREAS:

      A. NRG has issued from time to time the several series of senior notes and other instruments described on Schedule 2-A (collectively, the “Senior Notes”);

      B. One or more of the NRG Group members is a borrower or account party in respect of the credit facilities and other financial obligations described on Schedule 2-B (the “Lender Facilities”);

      C. Each NRG Group member is contemplating a restructuring of its financial obligations through the prosecution of jointly administered chapter 11 cases (collectively, the “Chapter 11 Cases”; the court adjudicating the Chapter 11 Cases is referred to as the “Bankruptcy Court”);

      D. The Parties have reached an agreement in principle on the terms and conditions (i) of the NRG Plan (as defined in the Term Sheet, as defined below) (such plan together with all plan related documents, agreements, supplements and instruments, the “NRG Plan”); and (ii) regarding the settlement of claims and causes of action the NRG Group and other parties in interest in the Chapter 11 Cases have asserted or could assert against Xcel; such terms and conditions being set forth in the Term Sheet Concerning NRG Plan And Relationship With Xcel Energy Inc. (the “Term Sheet”) attached hereto as Exhibit A;

      E. The NRG Group and the Supporting Creditors acknowledge and agree that the best way to proceed to effectuate the NRG Plan is to do so in a way that would:

1. maximize the value of the NRG Group for the benefit of all interested persons;

2. minimize the disruption to the NRG Group resulting from the commencement of the Chapter 11 Cases, by seeking to conclude the Chapter 11 Cases as quickly as possible; and

3. facilitate the NRG Group’s ability to obtain postpetition financing and post-reorganization financing on favorable terms, in order to minimize the cost, conditions and restrictions thereof to the NRG Group;

      F. The Parties desire to express to each other their mutual support and commitment in respect of the matters discussed in the Term Sheet, including the consummation of the NRG Plan consistent therewith; and

      G. In expressing such support and commitment, the Parties do not desire and do not intend in any way to derogate from or diminish the solicitation requirements of applicable securities and bankruptcy law, the fiduciary duties of the members of the NRG Group as debtors in possession, the fiduciary duties of any Supporting Creditor who is appointed to the official committee of unsecured creditors (the “Creditors’ Committee”) in the Chapter 11 Cases or the role of any state or federal agencies with regulatory authority concerning any member of the NRG Group.

PROVIDED AS PART OF SETTLEMENT
DISCUSSIONS; SUBJECT TO FEDERAL
RULE OF EVIDENCE 408 AND ALL
BANKRUPTCY AND STATE LAW EQUIVALENTS

AGREEMENT

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

      1. Defined Terms. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Term Sheet.

      2. Term Sheet Conditions. Without limiting the conditions set forth herein, each Party’s agreement to this Agreement and support for the NRG Plan and the Term Sheet is expressly conditioned on satisfaction of each of the terms and conditions set forth in the Term Sheet and this Agreement. To the extent any such conditions involve a time period or an outside date for satisfaction, the Parties acknowledge and agree that time is of the essence with respect to each such condition.

      3. NRG Group’s Support. The NRG Group believes that consummation of the NRG Plan will best facilitate its business and financial restructuring and that consummation of the settlements described in the Term Sheet is in its best interests and in the best interests of its creditors and other parties in interest. Accordingly, the NRG Group hereby expresses its intention to file and seek confirmation of the NRG Plan consistent with the terms and provisions of the Term Sheet. Without limiting the foregoing, the NRG Group intends, for so long as this Agreement remains in effect:

a. to submit for, and use its best efforts to obtain at the earliest practicable date, Bankruptcy Court approval of a disclosure statement (as approved by the Bankruptcy Court, the “Disclosure Statement”) in form and substance satisfactory to Xcel and the Supporting Creditors;

b. to use its best efforts to solicit the requisite votes in favor of, and to obtain confirmation by the Bankruptcy Court at the earliest practicable date of, the NRG Plan in form and substance satisfactory to Xcel and the Supporting Creditors and approval by the Bankruptcy Court of the settlement set forth in the Term Sheet;

c. not to pursue, propose or support, or encourage the pursuit, proposal or support of, any plan of reorganization for any member of the NRG Group that is not consistent with the Term Sheet and the NRG Plan; and

d. to otherwise use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Term Sheet and by the NRG Plan at the earliest practicable date (including opposing any appeal of the Confirmation Order and using its best efforts to resolve, or have the Bankruptcy Court determine, all issues (if any) concerning the dollar amount of all Noteholder claims, all Bank Group claims, including claims under the Lender Facilities, and all recourse claims of any bank lender against NRG prior to the commencement of the hearing on the Disclosure Statement for the NRG Plan in accordance with the provisions of the Term Sheet);

in all events expressly subject to the exercise by NRG and each other member of the NRG Group of its fiduciary duties as debtors in possession in the Chapter 11 Cases.

      4. Xcel’s Support. Xcel hereby expresses its commitment to and its intention to implement the Term Sheet in accordance with its terms and subject to its conditions. Without limiting the foregoing, Xcel intends and commits, for so long as this Agreement remains in effect:

a. to support the NRG Plan and, as reasonably requested, to assist NRG in the preparation of the Disclosure Statement;

PROVIDED AS PART OF SETTLEMENT
DISCUSSIONS; SUBJECT TO FEDERAL
RULE OF EVIDENCE 408 AND ALL
BANKRUPTCY AND STATE LAW EQUIVALENTS

b. not pursue, propose, support, or encourage the pursuit, proposal or support of, any chapter 11 plan, or other restructuring or reorganization for any member of the NRG Group (directly or indirectly) that is not consistent with the Term Sheet and the NRG Plan;

c. not, nor encourage any other person or entity, to interfere with, delay, impede, appeal or take any other negative action, directly or indirectly, in any respect regarding acceptance or implementation of the NRG Plan;

d. to use its commercially reasonable efforts to comply with the terms and provisions of the Term Sheet applicable to Xcel and to obtain any necessary regulatory and other approvals pertaining thereto; and

e. to cooperate in consummating and making effective the transactions contemplated by the Term Sheet and the NRG Plan at the earliest practicable date;

in each case consistent with the terms and provisions of the Term Sheet, but in all events expressly subject to any federal or state regulatory approvals and requirements and to the fiduciary duties in the Chapter 11 Cases of any director or officer of any member of the NRG Group who is also a director or officer of Xcel.

      5. Supporting Creditors’ Claims and Support. Each Supporting Noteholder represents and warrants, on a several but not joint basis, that, as of the date hereof, it is the legal or beneficial holder of, or holder of investment authority over, the Senior Notes identified on its signature page hereto (collectively, such Supporting Noteholder’s “Relevant Notes”) and has or will have the authority to vote or direct the voting of claims relating to the Relevant Notes. Each Supporting Lender represents and warrants, on a several but not joint basis, that, as of the date hereof, it is the legal or beneficial holder of claims pursuant to the Lender Facilities identified on its signature page hereto (collectively, such Supporting Lender’s “Relevant Debt”; all Supporting Creditors’ Relevant Notes and Relevant Debt, collectively, the “Relevant Claims”) and has or will have the authority to vote or direct the voting of claims relating to the Relevant Debt. Each Supporting Creditor believes that consummation of the NRG Plan consistent with the Term Sheet is in its best interests. Accordingly, each Supporting Creditor will support the NRG Plan consistent with the terms and conditions of the Term Sheet. Without limiting the foregoing, each Supporting Creditor commits to (subject to paragraph 9 hereof), for so long as this Agreement remains in effect:

a. support the NRG Plan and use its commercially reasonable efforts to facilitate the filing and confirmation of the NRG Plan at the earliest practicable date;

b. not pursue, propose, support, or encourage the pursuit, proposal or support of, any chapter 11 plan, or other restructuring or reorganization for any member of the NRG Group (directly or indirectly) that is not consistent with the Term Sheet and the NRG Plan;

c. not, nor encourage any other person or entity, to interfere with, delay, impede, appeal or take any other negative action, directly or indirectly, in any respect regarding acceptance or implementation of the NRG Plan;

d. not commence any proceeding or prosecute any objection to oppose or object to the NRG Plan or to the Disclosure Statement, and not to take any action that would delay approval or confirmation, as applicable, of the Disclosure Statement and the NRG Plan; provided, however, that the Supporting Creditor may object to the disclosure statement solely on the basis that it does not contain adequate information as required by section 1125 of the Bankruptcy Code;

e. elect on any ballot distributed in connection with and pursuant to the NRG Plan to affirmatively release any and all NRG Released Causes of Action and, as applicable, any Separate Bank Claims, that it has or may have against Released Parties; and

PROVIDED AS PART OF SETTLEMENT
DISCUSSIONS; SUBJECT TO FEDERAL
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f. use its commercially reasonable efforts to resolve, or have the Bankruptcy Court determine, all issues (if any) concerning the dollar amount of all Noteholder claims, all Bank Group claims, including claims under the Lender Facilities, and all Bank project lender recourse claims against NRG prior to the commencement of the hearing on the Disclosure Statement for the NRG Plan in accordance with the provisions of the Term Sheet)

in each case consistent with the terms and provisions of the Term Sheet; provided, however, that notwithstanding anything herein to the contrary, if any Supporting Creditor is appointed to and serves on the Creditors’ Committee, the terms of this Agreement shall not be construed to limit such Supporting Creditor’s exercise of its fiduciary duties in its role as a member of a Creditors’ Committee, and any exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement.

      6. Acknowledgement. While the Supporting Creditors (subject to paragraph 9 hereof) commit herein to support the NRG Plan and it is their intention to vote in favor of the NRG Plan, this Agreement is not and shall not be deemed to be a solicitation for consent to the NRG Plan. The acceptance of the Supporting Creditors will not be solicited until the Supporting Creditors have received the Disclosure Statement and the related ballots in forms approved by the Bankruptcy Court.

      7. Limitations on Transfer. Each Supporting Creditor hereby agrees not to (a) sell, transfer, assign, pledge, or otherwise dispose, directly or indirectly their right, title or interest in respect of the Relevant Claims, in whole or in part, or any interest therein, or (b) grant any proxies, deposit any of its claims into a voting trust, or enter into a voting agreement with respect to any of such claims (clauses (a) and (b), collectively, a “Transfer”) unless such transferee agrees in writing at the time of such Transfer to be bound by this Agreement in its entirety without revisions. Any Transfer that does not comply with this paragraph shall be void ab initio. In the event of a Transfer, the transferor shall, within three business days, provide written notice of such transfer to Xcel and NRG, together with a copy of the written agreement of the transferee to be bound by this Agreement in its entirety without revision. Upon compliance with the foregoing, the transferee shall be deemed to constitute a Supporting Noteholder or a Supporting Lender, as the case may be. No Supporting Lender or Supporting Noteholder may create any subsidiary or affiliate for the sole purpose of acquiring any Lender Facilities or Senior Notes without first causing such subsidiary or affiliate to become a party hereto as a Supporting Lender or Supporting Noteholder, as the case may be.

      8. Further Acquisition of Senior Notes and Lender Facilities. This Agreement shall in no way be construed to preclude any Supporting Noteholder from acquiring additional Senior Notes or claims in respect of the Lender Facilities or any Supporting Lender from acquiring additional claims in respect of the Lender Facilities or Senior Notes. However, any such Senior Notes and claims so acquired shall automatically be deemed to be Relevant Claims and to be subject to all of the terms of this Agreement other than paragraph 7 hereof.

      9. Other Claims Held by Supporting Creditors. Notwithstanding anything herein to the contrary, the agreements and other obligations of each Supporting Creditor hereunder apply only with respect to such Supporting Creditor’s Relevant Claims and do not apply to, and shall have no effect in respect of, any Unrestricted Claims such Supporting Creditor has or may have against any member of the NRG Group. For the purposes of this paragraph 9, “Unrestricted Claims” shall mean claims held by a Supporting Creditor against any member of the NRG Group other than such Supporting Creditor’s Relevant Claims.

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      10. Condition to each Party’s Obligations. Each Party’s obligations under this Agreement are subject to the satisfaction of the following condition:

Each of the following persons shall have executed this Agreement:

a. each member of the NRG Group;.

b. Xcel;

c. the Supporting Noteholders who shall represent a majority in principal amount outstanding of the Senior Notes; and

d. the Supporting Lenders, who shall represent at least two-thirds in principal amount outstanding and a majority in number of the lenders under each of the NRG Revolver, the L/ C Facility and the Finco Credit Agreement (for the purposes of this Agreement, the “principal amount outstanding” in respect of the L/ C Facility shall be deemed to constitute the aggregate amount of all funded and unreimbursed draws in respect of the L/ C Facility together with the face amount of all available but undrawn amounts under the L/ C Facility).

      11. Additional Conditions to Xcel’s Obligations. Xcel’s obligations under this Agreement are also subject to the satisfaction of the following conditions unless the failure of such condition is the result of Xcel’s own breach of this Agreement:

a. the Petition Date shall have occurred no later than May 14, 2003;

b. the NRG Group shall have used its reasonable best efforts, with the support of the Supporting Creditors, to cause the entry of an order by the Bankruptcy Court no later than 30 days after the Petition Date, and in form acceptable to Xcel, setting a bar date for all claims against the NRG Entities no later than 60 days after the Petition Date (with the schedules and statement of financial affairs of all NRG Entities to be filed by 30 days after the Petition Date);

c. the NRG Group shall have used its reasonable best efforts, with the support of the Supporting Creditors, to cause the entry of an order by the Bankruptcy Court no later than 45 days after the Petition Date approving the Disclosure Statement;

d. the NRG Group shall have used its reasonable best efforts, with the support of the Supporting Creditors, to obtain the requisite votes in favor of the NRG Plan no later than 90 days after the Petition Date (the “Voting Deadline”) and shall have received the requisite votes from the Unsecured Creditor Class to confirm the NRG Plan;

e. the Supporting Creditors shall have voted to accept the NRG Plan no later than the Voting Deadline (it being recognized that, while this is a condition to Xcel’s obligations under this Agreement, and without derogation of the support and commitment of the Supporting Creditors set forth in paragraph 5 above, it is not a solicitation of the votes of the Supporting Creditors and it is not a vote by the Supporting Creditors to accept the NRG Plan) and such vote has not been revoked or withdrawn;

f. 100% of the members of the Separate Bank Settlement Group shall have executed and delivered the Separate Bank Settlement Release no later than the Effective Date of the NRG Plan;

g. the following persons shall have released the Released Parties from all NRG Released Causes of Action by “checking the box” (as described in section V.C of the Term Sheet) no later than the Voting Deadline:

1. holders of a majority in number representing 85% in principal amount outstanding of the claims in respect of the Senior Notes, including 100% of the Supporting Noteholders;

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2. holders of a majority in number representing 85% in principal amount outstanding of the claims in respect of each of the NRG Revolver, the L/ C Facility and the Finco Credit Agreement, including 100% of the Supporting Lenders;

3. 100% of the members of the Separate Bank Settlement Group; and

4. holders of 85% in amount of all claims in the Unsecured Creditor Class;

h. the entry on the docket of the Bankruptcy Court of the Confirmation Order, which shall (i) fully incorporate all of the relevant provisions of the Term Sheet (including the releases and injunctions described above) and any other matters agreed to in writing by Xcel, (b) not contain any provisions inconsistent with the Term Sheet or such other matters (other than a provision to which Xcel has previously consented to in writing), and (c) not approve any amendments or supplements to such NRG Plan (other than amendments or supplements to which Xcel has previously consented to in writing) which Xcel determines to be adverse to it in its sole reasonable discretion, which the NRG Group shall use its reasonable best efforts to cause to occur no later than 110 days after the Petition Date;

i. the receipt by Xcel, and, to the extent applicable, NRG of all regulatory and other approvals (including any approvals from the Federal Energy Regulatory Commission, the Securities and Exchange Commission and any state Public Utility Commission) necessary for Xcel and, to the extent applicable, NRG to perform such obligations set forth for Xcel in the Term Sheet and such NRG Plan;

j. the Effective Date for such NRG Plan approved by such Confirmation Order referenced in paragraph 11.h hereof, and the satisfaction of all of the other conditions set forth in this paragraph 11, occurring by no later than December 15, 2003;

k. all other Parties to this Agreement having fulfilled their respective obligations under this Agreement in all respects and no such Party having breached any of its obligations under this Agreement;

l. each of the Supporting Lenders that has a claim against Xcel under any Xcel credit facility (the “Cross-Over Lenders”) shall approve, without payment of any special fee or expense, any waiver or amendment that Xcel and the administrative agent under such credit facility believe is necessary under such credit facility to implement this Agreement, the NRG Plan and the transactions contemplated thereby, including with respect to the establishment of the Tax Escrow (except that if other lenders to Xcel under any credit facility shall receive a special fee or expense for their waiver or amendment, the Cross-Over Lenders shall be entitled to the same pro rata fee or expense), and, in any case, such waiver or amendment is obtained by Xcel prior to the Effective Date; and

m. NRG shall not have violated the provisions of Section VI.B(B) of the Term Sheet.

Should any of such conditions, or any other conditions to the performance of any obligation of Xcel in this Agreement, not be timely fulfilled or waived by Xcel, any obligations of Xcel set forth in this Agreement shall be null and void ab initio and all Xcel Released Causes of Action and any other claims, causes of action, remedies, defenses, setoffs, rights or other benefits of Xcel shall be fully preserved without any estoppel, evidentiary or other effect of any kind or nature whatsoever.

      12. Termination Events. The occurrence of each of the following events shall constitute a “Termination Event”:

a. NRG’s Chapter 11 Case (other than an involuntary bankruptcy case for which an order for relief has not been entered) shall have been dismissed or converted to a case under chapter 7 of the Bankruptcy Code.

b. Xcel shall have disclaimed in writing its intention to fulfill its obligations under this Agreement, or Xcel shall fail to fulfill any or all of its obligations under this Agreement;

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c. the failure of the condition set forth in paragraph 10 of this Agreement;

d. the breach or failure of any of the conditions set forth in paragraphs 11.a. through 11.m. of this Agreement;

e. any Court (including the Bankruptcy Court) shall declare, in a Final Order, this Agreement to be unenforceable;

f. the most current NRG Plan and the Disclosure Statement on file with the Bankruptcy Court on or after 30 days from the Petition Date (and any amendments, supplements and documents related to such pleadings filed after such 30 period) shall (i) not be in form and substance satisfactory to each Party, (ii) not be consistent with and fully incorporate the terms and provisions of the Term Sheet or (iii) contain any provisions inconsistent with the Term Sheet;

g. (A) after giving effect to Section V.A(2) of the Term Sheet, to the extent applicable, the Parties shall have failed to resolve, or shall have failed to agree to a procedure for resolving, all issues (if any) concerning any claims asserted or assertable, directly or indirectly, by the lenders under the Finco Credit Agreement (in their capacity as such) against NRG or any of its subsidiaries prior to June 13, 2003 or (B) such lenders shall have failed to file a proof of claim in the Chapter 11 Cases with respect all such claims on or prior to June 1, 2003;

h. the Required Parties (as defined below) shall not have reached agreement by July 31, 2003 on whether, and the terms under which, Xcel will escrow Tax Benefits (as defined in the Term Sheet); and

i. January 1, 2004.

      13. Termination of this Agreement. Upon the occurrence of a Termination Event, this Agreement shall terminate (except for a Termination Event described in paragraph 12.f or 12.g, for which the Termination Event shall only terminate this Agreement with respect to the Party invoking such Termination Event unless a “Required Party” invokes such Termination Event) as follows:

a. immediately upon the occurrence of the Termination Events set forth in paragraph 12.c, 12.h or 12.i unless the date referenced therein is, prior to the expiration of such date, extended in writing by each of (i) Xcel, (ii) the NRG Group, (iii) holders of two-thirds in principal amount outstanding of the Relevant Notes (the “Required Noteholders”), and (iv) holders of two-thirds in principal amount outstanding of the Relevant Debt (the “Required Lenders”) (each of the persons or groups of persons described in each of the foregoing clauses (i) through (iv) a “Required Party” and, collectively, the “Required Parties”);

b. immediately upon the occurrence of the Termination Events set forth in paragraphs 12.e, 12.f or 12.g (but only with respect to the Party invoking the Termination Event described in paragraph 12.f or 12.g unless a Required Party invokes such Termination Event) of this Agreement;

c. 30 calendar days after the occurrence of the Termination Events described in paragraph 12.a and 12.b of this Agreement, unless either (i) the occurrence of the event giving rise to the Termination Event is no longer continuing on such 30th day or (ii) each of the Required Noteholders, Required Lenders, and, for purposes of paragraph 12.a, Xcel, shall have waived in writing such Termination Event; provided, however, that for the purposes of this clause 13.c, if such event has occurred as a result of an action taken or omitted to be taken by a Supporting Creditor, the claims of such Supporting Creditor shall not be included in the calculation of the “Required Noteholders” or the “Required Lenders,” as the case may be; and

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d. 30 calendar days after the occurrence of the Termination Event described in paragraph 12.d of this Agreement, unless (i) the event giving rise to the Termination Event occurred as a result of an action taken or omitted to be taken by Xcel or (ii) Xcel modifies or waives in writing such Termination Event.

      14. Effect of Termination. Upon termination of this Agreement (which in the case of a Termination Event described in paragraph 12.f or 12.g, upon termination of this Agreement only with respect to the Party invoking such Termination Event unless a “Required Party” invokes such Termination Event), all obligations hereunder shall terminate and shall be of no further force and effect; provided however, that any claim for breach of this Agreement shall survive termination and all rights and remedies with respect to such claims shall not be prejudiced in any way; but provided further, that the breach of this Agreement by one or more Supporting Creditors shall not create any rights or remedies against any non-breaching Supporting Creditor unless such non-breaching Supporting Creditor has participated in or aided and abetted the breach by the breaching Supporting Creditor(s). Except as set forth above in this paragraph 14 and for the obligations set forth in paragraph 16 hereof, upon such termination, any obligations of the non-breaching Parties set forth in this Agreement shall be null and void ab initio and all claims, causes of action, remedies, defenses, setoffs, rights or other benefits of such non-breaching Parties shall be fully preserved without any estoppel, evidentiary or other effect of any kind or nature whatsoever.

      15. Representations and Warranties. NRG, Xcel and each Supporting Creditor, on a several but not joint basis, represents and warrants to each other Party that the following statements are true, correct and complete as of the date hereof:

a. Corporate Power and Authority. It is duly organized, validly existing, and in good standing under the laws of the state of its organization, and has all requisite corporate, partnership or other power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

b. Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or other action on its part.

c. Binding Obligation. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with the terms hereof.

d. No Conflicts. The execution, delivery and performance by it (when such performance is due) of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

e. Adequate Information. Although none of the Parties intends that this Agreement should constitute, and they each believe it does not constitute, a solicitation and acceptance of the NRG Plan, they each acknowledge and agree that, regardless of whether its Relevant Claims constitute “securities” within the meaning of the Securities Act of 1933, (i) each of the Supporting Creditors is an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act of 1933 and a “qualified institutional buyer” as such term is defined in Rule 144A of the Securities Act of 1933 and (ii) adequate information was provided by the NRG Group and Xcel to each Supporting Creditor in order to enable it to make an informed decision such that, were this Agreement to be construed as or deemed to constitute such a solicitation and acceptance, such solicitation was (i) in compliance with any applicable nonbankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such

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solicitation, or (ii) if there is not any such law, rule, or regulation, solicited after disclosure to such holder of “adequate information” as such term is defined in section 1125(a) of the Bankruptcy Code.

      16. Confidentiality. NRG, Xcel and each Supporting Creditor agrees to use commercially reasonable efforts to maintain the confidentiality of (a) the individual identities of the Supporting Creditors or (b) the individual holdings of the Supporting Creditors; provided, however, that such information may be disclosed (i) to the Parties’ respective directors, trustees, executives, officers, auditors, and employees and financial and legal advisors or other agents (collectively referred to herein as the “Representatives” and individually as a “Representative”), (ii) to persons in response to, and to the extent required by, (x) any subpoena, or other legal process or (y) the NAIC, any bank regulatory agency or any other regulatory agency or authority. If any Party or its Representative receives a subpoena or other legal process as referred to in clause (ii)(x) above in connection with the Agreement, such Party shall provide the other Parties with prompt written notice of any such request or requirement, to the fullest extent permissible and practicable under the circumstances, so that the other Parties may seek a protective order or other appropriate remedy or waiver of compliance with the provisions of this Agreement. Notwithstanding the provisions in this paragraph 16, (i) Xcel and NRG may disclose (a) the existence of and nature of support evidenced by this Agreement in one or more public releases that have first been sent to counsel for the Supporting Noteholders and counsel for the so-called “Global Steering Committee” for review and comment, and (b) in the context of any such releases, the aggregate holdings of the Supporting Creditors (but, as indicated above, not their identities or their individual holdings), (ii) any Party hereto may disclose the identities of the Parties hereto and their individual holdings in any action to enforce this Agreement or in an action for damages as a result of any breaches hereof, (iii) any Party hereto may disclose, to the extent consented to in writing by a Supporting Creditor, such Supporting Creditor’s identity and individual holdings and (iv) to the extent required by the Bankruptcy Code, Bankruptcy Rules, Local Rules of the Bankruptcy Court or other applicable rules, regulations or procedures of the Bankruptcy Court or the Office of the United States Trustee, NRG may disclose the individual identities of the Supporting Creditors in a writing that has first been sent to counsel for the Supporting Noteholders and counsel for the Global Steering Committee for review and comment on five business days’ notice.

      17. Preparation of Restructuring Documents. Notwithstanding anything to the contrary contained in this Agreement, including specifically any obligation of a Party to use efforts to cause an event to occur by the “earliest practical date,” the obligations of the Parties hereunder shall be expressly subject to the preparation of definitive documents relating to the transactions contemplated by this Agreement and the Term Sheet, (i) including without limitation, (a) the NRG Plan, the Disclosure Statement, the Confirmation Order, and any related ballots, releases and settlement documents and (b) all other agreements, instruments, orders or other documents necessary or appropriate to consummate the transactions contemplated by this Agreement, the Term Sheet or the NRG Plan, each of which documents must be acceptable to each of the Parties, and (ii) any “first day” orders and motions must be acceptable to each of the Required Parties.

      18. Amendment or Waiver. Except as otherwise specifically provided herein, this Agreement may not be modified, amended or supplemented without the prior written consent of the Required Parties. No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver.

      19. Notices. Any notice required or desired to be served, given or delivered under this Agreement shall be in writing, and shall be deemed to have been validly served, given or delivered if provided by personal delivery, or upon receipt of fax delivery, as follows:

a. if to any member of the NRG Group, to Matthew A. Cantor, Kirkland & Ellis, Citigroup Center, 153 East 53rd Street, New York, New York 10022-4611, fax: 212-446-4900;

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b. if to Xcel, to Brad B. Erens, Jones Day, 77 West Wacker, Chicago, Illinois, 60601-1692, fax: 312-782-8585, with a copy to Scott J. Friedman, Jones Day, 222 East 41st Street, New York, New York 10017, fax: 212-755-7306:

c. if to the Supporting Noteholders, to Evan D. Flaschen, Bingham McCutchen LLP, One State Street, Hartford, CT 06103, fax: 860-240-2800; and

d. if to the Supporting Lenders, to Peter V. Pantaleo and David J. Mack, Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, 10017-3954, fax: 212-455-2502.

      20. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York. By execution and delivery of this Agreement, each of the Parties hereto irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding, and waives any objection it may have to venue or the convenience of the forum. Notwithstanding the foregoing consent to New York jurisdiction, upon the commencement of the Chapter 11 Cases, each of the Parties hereto hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

      21. Specific Performance. This Agreement, including without limitation the Parties’ agreement herein to support the NRG Plan and to facilitate its confirmation, is intended as a binding commitment enforceable in accordance with its terms. It is understood and agreed by each of the Parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

      22. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

      23. Interpretation. This Agreement is the product of negotiations of the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

      24. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives.

      25. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third-party beneficiary hereof.

      26. No Waiver of Participation and Reservation of Rights. Except as expressly provided in this Agreement and in any amendment among the Parties, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Parties to protect and preserve its rights, remedies and interests, including without limitation, its claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in any bankruptcy case filed by NRG or any of its affiliates and subsidiaries. If the transactions contemplated by this Agreement or in the NRG Plan are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.

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      27. No Admissions. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

      28. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile shall be effective as delivery of a manually executed signature page of this Agreement.

      29. Representation by Counsel. Each Party acknowledges that it has been represented by counsel with this Agreement and the transactions contemplated herein. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

      30. Entire Agreement. This Agreement and the exhibits and schedules hereto, including, without limitation, the Term Sheet, constitute the entire agreement between the Parties and supersedes all prior and contemporaneous agreements, representations, warranties and understandings of the Parties, whether oral, written or implied, as to the subject matter hereof.

      31. Several not Joint. The agreements, representations and obligations of the Parties under this Agreement are, in all respects, several and not joint.

      32. Tax Shelter Regulations. Notwithstanding anything herein to the contrary, any Party to this Agreement (and any employee, representative, or other agent of any Party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Term Sheet or the NRG Plan and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that no Party (nor any employee, representative or other agent thereof) shall disclose (A) any information that is not relevant to an understanding of the tax treatment of the transactions contemplated by the Term Sheet or the NRG Plan, including the identity of any Party to this Agreement (or its employees, representatives or agents) or other information that could lead any person to determine such identity or (B) any information to the extent such disclosure could result in a violation of any federal or state securities laws.

[Remainder of page intentionally blank; remaining pages are signature pages.]

      IN WITNESS WHEREOF, the undersigned have each caused this Agreement to be duly executed and delivered by their respective, duly authorized officers as of the date first above written.

NRG ENERGY, INC., on behalf of itself and each of its
affiliates identified on Schedule 1-A

By:

Name:
Title:

[Plan Support Agreement Signature Page for NRG Group]

XCEL ENERGY INC.

By:

Name:
Title:

[Plan Support Agreement Signature Page for Xcel]

SUPPORTING NOTEHOLDER:

NAME

By:

Name:
Title:

Issuance	Issue Amount	Maturity	Principal Amount Held

6.750% Senior Notes	$340 million	July 15, 2006	$
7.500% Senior Notes	$250 million	June 15, 2007	$
7.500% Senior Notes	$300 million	June 1, 2009	$
7.625% Senior Notes	$125 million	February 1, 2006	$
7.750% Senior Notes	$350 million	April 1, 2011	$
7.970% Senior Notes (ROARS)	$233 million	March 15, 2020	$
8.000% Senior Notes (ROARS)	$240 million	November 1, 2013	$
8.250% Senior Notes	$350 million	September 15, 2010	$
8.625% Senior Notes	$500 million	April 1, 2031	$
6.500% Equity Unit Bond	$287.5 million	May 16, 2006	$
8.700% Senior Notes (issued in connection with a certain debt and derivative transaction to synthetically issue £160 million debt )	$250 million	March 15, 2005	$

		TOTAL HELD:	$

[Plan Support Agreement Signature Page for Supporting Noteholder]

SUPPORTING LENDER:

NAME

By:

Name:
Title:

Lender Facility	Amount Outstanding	Principal Amount Held

NRG Revolver	$1,000,000,000
L/C Facility	$125,000,000
Finco Credit Agreement	$1,081,000,000

	TOTAL HELD:	$

[Plan Support Agreement Signature Page for Supporting Lender]

SCHEDULE 1-A

(Relevant NRG Subsidiaries)

CONTINUING SUBSIDIARIES

Finance Group	Debtor	State of Incorporation

N/A	NRG Energy, Inc.	Delaware
N/A	NRG Power Marketing Inc.	Delaware
N/A	NRGenerating Holdings No. 23 B.V.
NORTHEAST	Arthur Kill Power LLC	Delaware
NORTHEAST	Astoria Gas Turbine Power LLC	Delaware
NORTHEAST	Berrians I Gas Turbine Power, LLC
NORTHEAST	Connecticut Jet Power LLC	Delaware
NORTHEAST	Devon Power LLC	Delaware
NORTHEAST	Dunkirk Power LLC	Delaware
NORTHEAST	Huntley Power LLC	Delaware
NORTHEAST	Middletown Power LLC	Delaware
NORTHEAST	Montville Power LLC	Delaware
NORTHEAST	Northeast Generation Holding LLC	Delaware
NORTHEAST	Norwalk Power LLC	Delaware
NORTHEAST	NRG Eastern LLC	Delaware
NORTHEAST	NRG Northeast Generating LLC	Delaware
NORTHEAST	Oswego Harbor Power LLC	Delaware
NORTHEAST	Somerset Power LLC	Delaware
SOUTH CENTRAL	Big Cajun II Unit 4 LLC	Delaware
SOUTH CENTRAL	Louisiana Generating LLC	Delaware
SOUTH CENTRAL	NRG New Roads Holdings LLC	Delaware
SOUTH CENTRAL	NRG South Central Generating LLC	Delaware
SOUTH CENTRAL	NRG Central US LLC
SOUTH CENTRAL	South Central Generation Holding LLC

NON-CONTINUING SUBSIDIARIES

Finance Group	Debtor	State of Incorporation

FINCO	NRG Capital LLC	Delaware
FINCO	NRG Finance Company I LLC	Delaware

SCHEDULE 1-B

(Supporting Noteholders)

AEGON USA Investment Management, LLC
MatlinPatterson Asset Management LLC
Metropolitan Life Insurance Company
New York Life Investment Management, LLC
PPM America, Inc.
Principal Global Investors, LLC

SCHEDULE 1-C

REVOLVER FACILITY

ABN AMRO Bank N.V.

Australia and New Zealand Banking Group Limited
Bank of America, N.A.
The Bank of New York
Barclays Bank Plc
BNP Paribas
Citigroup
Crédit Lyonnais
Credit Suisse First Boston
Deutsche Bank AG
Dexia S.A.
Dresdner Bank Aktiengesellschaft
Bayerische Hypo-Und Vereinsbank AG
ING Capital LLC
JP Morgan Chase
Mariner Capital Trust
The Royal Bank of Scotland plc
Société Générale
Special Situations Investing Group, Inc.
Toronto Dominion Bank
Westdeutsche Landesbank Girozentrale AG
MatlinPatterson Asset Management

NRG FINCO FACILITY

Credit Suisse First Boston

Abbey National Treasury Services
ABN AMRO Bank N.V.
Bank of America NT & SA
Bank of Scotland
Barclays Bank plc
Bayerische Hypo-und Vereinsbank AG, New York Branch
Bear Sterns & Co. Inc.
BNP Paribas
Citibank NA
Crédit Agricole Indosuez
Crédit Lyonnais
Deutsche Bank AG
Export Development Canada
Fortis Capital Corp
Landesbank Schleswig-Holstein Girozentrale, Kiel
The Royal Bank of Scotland Plc
Sumitomo Mitsui BKG Corp
Toronto Dominion (Texas) Inc.
Westdeutsche Landesbank Girozentrale, New York Branch

NRG ENERGY $125,000,000 STANDBY LETTER OF CREDIT

Australia and New Zealand Banking Group Limited

The Bank of New York
Bayerische Hypo-und Vereinsbank AG
Fleet National Bank
The Bank of Nova Scotia
Bank One, N.A.
The Royal Bank of Scotland Plc
Union Bank of California, N.A.
Wells Fargo Bank, N.A.

GLOBAL STEERING COMMITTEE

Credit Suisse First Boston

ABN AMRO Bank N.V.
Abbey National Treasury Services plc
Australia & New Zealand Banking Group Limited
Bank of America N.A.
Barclays Bank plc
Citibank
Crédit Lyonnais
Deutsche Bank AG
Bayerische Hypo-Und Vereinsbank AG
ING Capital LLC
JP Morgan Chase
The Royal Bank of Scotland plc
Société Générale
TD Securities
Westdeutsche Landesbank Girozentrale, New York Branch

SCHEDULE 2-A

(Senior Notes)

Issuance	Issue Amount	Indenture Date	Maturity

6.750% Senior Notes	$340 million	March 13, 2001; July 16, 2001	July 15, 2006
7.500% Senior Notes	$250 million	June 1, 1997	June 15, 2007
7.500% Senior Notes	$300 million	May 25, 1999	June 1, 2009
7.625% Senior Notes	$125 million	January 21, 1996	February 1, 2006
7.750% Senior Notes	$350 million	March 13, 2001; April 5, 2001	April 1, 2011
7.970% Senior Notes (ROARS)	$233 million	March 20, 2000	March 15, 2020
8.000% Senior Notes (ROARS)	$240 million	November 8, 1999	November 1, 2013
8.250% Senior Notes	$350 million	September 11, 2000	September 15, 2010
8.625% Senior Notes	$500 million	March 13, 2001; April 5, 2001; July 16, 2001	April 1, 2031
6.500% Equity Unit Bond	$287.5 million	March 13, 2001	May 16, 2006
8.700% Senior Notes (issued in connection with a certain debt and derivative transaction to synthetically issue £160 million debt)	$250 million	March 20, 2000	March 15, 2005

SCHEDULE 2-B

(Lender Facilities)

Credit Agreement	Description

NRG Revolver	364-Day Revolving Credit Agreement dated as of March 8, 2002 (as the same may be amended, supplemented or restated from time to time) among NRG Energy, Inc., the financial institutions party thereto, ABN Amro Bank N.V., as administrative agent, Solomon Smith Barney Inc., as syndication agent, Barclays Bank plc as co-syndication agent, and the Royal Bank of Scotland plc and Bayerische Hypo-Und Vereinsbank AG , New York branch, as co- documentation agents.
L/C Facility	$125 Million Standby Letter of Credit Facility dated as of November 30, 1999 (as the same may be amended, supplemented or restated from time to time) among NRG Energy, Inc., the lenders party thereto and Australia and New Zealand Banking Group Limited as administrative agent.
Finco Credit Agreement	Credit Agreement dated May 8, 2001 (as the same may be amended, supplemented or restated from time to time) among NRG Finance Company I LLC, Credit Suisse First Boston as administrative agent, the lenders party thereto and NRG Audrain Generation LLC, LSP-Nelson Energy, LLC, LSP-Pike Energy, LLC and NRG Turbine LLC, as sub-borrowers.

EXHIBIT A TO THE PLAN SUPPORT AGREEMENT

(Term Sheet)

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NRG ENERGY INC.

TERM SHEET CONCERNING NRG PLAN AND RELATIONSHIP WITH XCEL ENERGY INC.

DATED AS OF MAY 13, 2003

      The following (this “Term Sheet”) is an outline of (i) the key terms and provisions of a plan or plans of reorganization for NRG Energy Inc. (“NRG”) and the other NRG Entities (as defined below) and (ii) in connection therewith, the key terms for the resolution, settlement and treatment under such plan or plans of, among other things, (a) the claims and causes of action (as described more fully below) of NRG against Xcel Energy Inc. (“Xcel”), (b) Xcel’s claims and causes of action (as described more fully below) against NRG and (c) claims and causes of action (as described more fully below) of the Noteholder Group (as defined below) and the Bank Group (as defined below) against Xcel.

      This Term Sheet is subject to finalization and execution of a Plan Support Agreement (the “PSA”) to which this Term Sheet is intended to be attached as Exhibit A and the completion of the remaining due diligence on the Internal Revenue Code “gross receipts” test referred to in Section VI.B(B). Upon execution of the PSA, this Term Sheet is intended to be binding on the signatories to the PSA in accordance with the terms of the PSA. However, this Term Sheet remains subject to, among a variety of other things, finalizing any incomplete Schedules hereto, resolving any terms that are bracketed or indicated as being “open” or subject to further review, and acceptable definitive documentation of all matters contemplated herein, including any plan of reorganization for NRG, any court-approved Disclosure Statement related thereto and any agreements related to or terms and conditions of such NRG plan. Any vote in favor of any NRG plan, whether or not it includes the terms and conditions set forth herein, is not being solicited by or agreed to by this Term Sheet and is subject to, among a variety of other things, those matters listed above.

      Notwithstanding anything to the contrary in the foregoing, this Term Sheet is being provided as part of settlement discussions and, as a result, shall be treated as such pursuant to Federal Rule of Evidence 408 and all bankruptcy and state law equivalents.

I.	The Applicable Entities

The Parties Generally:	Those persons or entities that execute the PSA (the “Parties” and individually a “Party”).
Xcel:	Xcel Energy Inc. (“Xcel”).
NRG:	NRG Energy, Inc. (“NRG”).
The Relevant NRG Subsidiaries:	Of the majority-owned direct and indirect subsidiaries of NRG (collectively, the “NRG Subsidiaries”), those subsidiaries listed on Schedule 1-A to the PSA or who otherwise become part of the Chapter 11 Cases (together with NRG, the “NRG Entities”).
The Noteholder Group:	The persons identified on Schedule 1-B to the PSA (collectively, as comprised from time to time, the “Noteholder Group”), being legal or beneficial holders of, or investment managers with respect to, some of the “Notes” identified on Schedule 2-A to the PSA. The members of the Noteholder Group and all other holders of the Notes from time to time are referred to as the “Noteholders.”

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The Bank Group:	The persons identified on Schedule 1-C to the PSA (collectively, the “Bank Group”; those persons separately identified on Schedule 1-C, as comprised from time to time, the “Global Steering Committee”), being legal or beneficial holders of the claims under “Lender Facilities” identified on Schedule 2-B to the PSA, comprising (i) the NRG revolving credit facility (the “NRG Revolver”), (ii) the NRG letter of credit facility (the “L/C Facility”) and (iii) the Credit Agreement (as amended, modified and supplemented) dated May 8, 2001 among NRG Finance Company I LLC, Credit Suisse First Boston, the lenders party thereto and NRG Audrain Generation LLC, LSP-Nelson Energy, LLC, LSP-Pike Energy, LLC and NRG Turbine LLC, as sub-borrowers (the “Finco Credit Agreement”).

II.	Defined Terms

A. “Bankruptcy Court”:	The Bankruptcy Court exercising jurisdiction over the Chapter 11 Cases.
B. “Petition Date”:	The date on which an order for relief is entered with respect to a chapter 11 case with NRG as debtor and debtor-in-possession, such case, together with the chapter 11 cases for those subsidiaries listed on Schedule 1-A to the PSA and those other NRG Subsidiaries which NRG consolidates with the NRG chapter 11 case, are referred to herein as the “Chapter 11 Cases.”
C. “Effective Date”:	The date on which the NRG Plan becomes effective in accordance with its terms, the occurrence of which shall be subject to various conditions to effectiveness pursuant to the NRG Plan as agreed to by the Parties. As of the Effective Date, the Confirmation Order shall be in full force and effect, and shall not have been stayed or modified, but there shall be no requirement that the Confirmation Order be a Final Order for the Effective Date to occur.
D. “Xcel Payment Date”:	The later of (i) 90 days after the date (the “Confirmation Date”) on which there occurs the entry of the Confirmation Order on the docket of the Bankruptcy Court and (ii) one business day after the Effective Date.
E. “NRG Plan”:	The chapter 11 plan or plans of reorganization with respect to the NRG Entities, such plan or plans, the related disclosure statement(s) and all plan related documents, agreements and orders to be fully consistent with the terms and provisions of this Term Sheet and otherwise acceptable to the Parties. The order of the Bankruptcy Court confirming the NRG Plan is referred to as the “Confirmation Order.”

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F. “Final Order”:	An order or judgment of the Bankruptcy Court as entered on the docket in the Chapter 11 Cases that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been resolved by the highest court to which the order or judgment was appealed from or from which certiorari was sought.
G. “NRG Released Causes of Action”:	Collectively, all claims or causes of action of any kind or nature (whether known or unknown) which NRG, any of the NRG Subsidiaries or any creditor of NRG, directly or indirectly, has or may have as of the Effective Date against (A) Xcel or any officer, director, employee, affiliate (other than NRG and the NRG Subsidiaries), agent or other party acting on behalf of Xcel or an affiliate of Xcel (other than NRG and the NRG Subsidiaries), in each case in their capacity as such (Xcel and all such persons and entities being collectively referred to as the “Xcel Released Parties”), in respect of the Support and Capital Subscription Agreement between Xcel and NRG dated May 29, 2002 (such claims are referred to as the “Support Agreement Claims”), (B) the Xcel Released Parties in respect of any other matter relating to NRG or any of the NRG Subsidiaries or any of the claims of any creditor against NRG or any of the NRG Subsidiaries and all liabilities and causes of action related to such claims and (C) any other person or entity (together with the Xcel Released Parties, the “Released Parties”) to the extent (but only to the extent) that such person or entity is entitled to a claim for indemnification, reimbursement, contribution, subrogation or otherwise against any of the Xcel Released Parties in respect thereof, it being understood that the liability of any such person or entity other than to the extent of its claims against the Xcel Released Parties shall not be released and is expressly preserved (the claims set forth in clauses (B) and (C), as more particularly described in Section IV.A and subject to the exceptions described in Section IV.B, are referred to as “All Other Claims”). Notwithstanding the foregoing, the NRG Released Causes of Action shall not include the Separate Bank Claims. In the event any creditor of NRG or any of the NRG Subsidiaries sells, assigns, trades, or otherwise transfers its claim or cause of action against NRG or any of the NRG Subsidiaries to any third party (including an affiliate or subsidiary of such creditor) (a “Transferee”) at any time, such Transferee shall be deemed a creditor of NRG or the NRG Subsidiaries as applicable and subject to the terms of this Term Sheet.
H. “Separate Bank Settlement Group”:	Collectively, those members of the Bank Group as identified on Schedule II.H hereto that have Separate Bank Claims and who shall be entitled to the Separate Bank Settlement Payment.

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I. “Separate Bank Claims”:	Collectively, all claims or causes of action of any kind or nature, whether known or unknown, which any member of the Separate Bank Settlement Group or a Transferee thereof, directly or indirectly, has or may have against any of the Released Parties related in any manner to or arising in any manner in respect of such Separate Bank Settlement Group member’s or Transferee’s loans, financings, letter of credit facilities and other financing and support facilities provided to NRG or any of the NRG Subsidiaries, such claims to include, without limitation, claims against the Released Parties of the type described in clauses (2) through (7) and clause (9) of Section IV.A below.
J. “Separate Bank Settlement Payment”:	Pursuant to or in connection with the NRG Plan, $112 million of cash to be funded by Xcel on the Xcel Payment Date to NRG will be concurrently paid by NRG to the Separate Bank Settlement Group on the Xcel Payment Date, but expressly subject to 100% of the members of the Separate Bank Settlement Group prior to that time having executed and delivered to Xcel the Separate Bank Settlement Releases as described in Section V.D. The Separate Bank Settlement Payment shall not be property of NRG’s chapter 11 estate. The Separate Bank Settlement Payment is being paid by Xcel solely to facilitate the NRG Plan and the benefits to Xcel thereunder. The Separate Bank Settlement Payment is, expressly, not being paid as any concession of the validity of any claims being released.
K. “Xcel Contribution”:	(1) Collectively, (1) $640 million, subject to the provisions of Sections III.B and III.C. and (2) the Xcel Released Causes of Action. $238 million of the Xcel Contribution shall be paid in cash to NRG on the Xcel Payment Date (the “Initial Contribution”). $50 million of the Xcel Contribution shall be paid to NRG on the later of January 1, 2004 and the Xcel Payment Date (the “Second Installment”). The Second Installment may be paid by Xcel in Xcel stock pursuant to the Xcel Shares Option (as described in Section III.C). Except as provided in Section III.B with respect to the timing thereof and subject to reduction as set forth in Section V.C, $352 million of the Xcel Contribution shall be paid in cash to NRG on the later of April 30, 2004 and the Xcel Payment Date (the “Third Installment”); provided, however, that Xcel shall not be required to pay NRG the positive difference, if any, between the Third Installment and the amount of the Cash Refund (as defined below) received by Xcel as of such date until 30 days after the due date of the Third Installment.

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(2) Although, as indicated in Section III.A(2), the Release-Based Amount is being paid in part to facilitate the NRG Plan and the benefits to Xcel thereunder, the payment of the Third Installment will be required regardless of whether the Cash Refund is ever received or whether any Xcel Tax Benefit is later reduced or eliminated on audit by a taxing authority. The Third Installment shall be payable without interest; provided, if Xcel defaults in the timely payment of the Third Installment (taking into account the 30 day grace period set forth above), the unpaid amount shall accrue simple interest at 10% per annum from the date of non- payment until the date of payment (in addition to any other remedies such as collection actions, the reasonable cost of which shall also be payable by Xcel).
(3) An escrow account will be maintained by a disbursing agent for receipt of any portion of the Xcel Contribution received after the Xcel Payment Date; the disbursing agent shall promptly distribute to the Unsecured Creditor Class (defined below) all funds received in this account, subject to requirements for disbursement of the Release-Based Amount and subject to standard hold-back provisions with respect to Disputed Claims.
L. “Xcel Released Causes of Action”:	Collectively, all claims or causes of action of any kind or nature (whether known or unknown) which Xcel has or may have against any of the NRG Entities or any officer, director, employee, affiliate or agent of any of the NRG Entities, in each case in their capacity as such, except as otherwise provided in this Term Sheet (such exclusion to include, for instance, Xcel’s existing and future intercompany claims against the NRG Entities as set forth in Section IX.A hereof).
M. “Continuing Debtor Subsidiaries”:	Those NRG Subsidiaries identified as Continuing Debtor Subsidiaries on Schedule 1-A to the PSA.
N. “Noncontinuing Debtor Subsidiaries”:	Those NRG Subsidiaries identified as Noncontinuing Debtor Subsidiaries on Schedule 1-A to the PSA.

III.	Details of the Xcel Contribution and the Separate Bank Settlement Payment

A. Allocation of Xcel Contribution:
(1) $250 million of the Xcel Contribution (the “Support Agreement Amount”) shall be in exchange for the release of the NRG Released Causes of Action comprised of the Support Agreement Claims. The Support Agreement Amount shall be payable out of the entire Initial Contribution and $12 million of the Second Installment. The Confirmation Order shall expressly provide that the Support Agreement Claims belong solely and exclusively to NRG and not to any creditor of NRG or of any other NRG Entity and that the Support Agreement Claims are fully released as to all entities as of the Effective Date, subject to payment in full of the Support Agreement Amount.

(2) Up to $390 million of the Xcel Contribution (the “Release-Based Amount”), together with the Xcel Released Causes

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of Action, shall be in exchange for the releases described in Section V.C of the NRG Released Causes of Action comprised of All Other Claims. The Released-Based Amount shall be paid out of $38 million of the Second Installment and the entire Third Installment.

The Release-Based Amount is being paid by Xcel solely to facilitate the NRG Plan and the benefits to Xcel thereunder. The Release-Based Amount is, expressly, not being paid as any concession of the validity of any claims being released.

B. Payment of Xcel Contribution in the Event of an Xcel Downgrade
(1) As of April 1, 2003, Xcel’s senior unsecured public notes (the “Xcel Notes”) were rated BBB- by Standard & Poor’s and Baa3 by Moody’s (the “4/1/03 Ratings”). In the event that on the Confirmation Date the Xcel Notes have not retained at least the 4/1/03 Ratings for a period of at least 120 consecutive days through and including the Confirmation Date, then Xcel, in its sole discretion, may, subject to the creditor election described below, pay up to $150 million of the Initial Contribution no later than 10 business days after the Xcel Payment Date in registered, unrestricted and freely-tradable “XEL” common stock (“XEL Stock”) that has been registered under the Securities Act of 1933, as amended, pursuant to an effective registration statement (the “Xcel Downgrade Election”). In such event, no later than five business days after the Confirmation Date, Xcel shall issue a press release stating whether Xcel has elected to make any or all of $150 million of the Initial Contribution in XEL Stock and the portion, if any, of such part of the Initial Contribution that will be paid in XEL Stock. The number of shares of XEL Stock that Xcel shall be required to deliver shall be the nearest whole number of shares equal to (x) the amount of the Initial Contribution made in XEL Stock divided by (y) the average closing price for XEL Stock for the last ten full trading days through and including the business day prior to the date when the portion of the Initial Contribution to be paid in XEL Stock is made.

(2) Notwithstanding the foregoing, the “Authorized Party” (as defined below) may request that Xcel not exercise the Xcel Downgrade Election by causing Xcel to receive written notice of such request (an “NRG Payment Request”) within five business days after Xcel’s issuance of the press release set forth above. After timely receipt by Xcel of an NRG Payment Request, Xcel shall be required to pay NRG the $150 million of the Initial Contribution in cash on the business day after the Xcel Notes have retained at least the 4/1/03 Ratings for a period of at least 120 consecutive days. In addition, through the Effective Date and prior to payment in full by Xcel of the Initial Contribution, the

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Authorized Party may revoke the NRG Payment Request by causing Xcel to receive written notice of such revocation (an “NRG Payment Revocation”). Once given, an NRG Payment Revocation shall be irrevocable. In addition, on the 180th day after receipt by Xcel of an NRG Payment Request, if Xcel shall not have been required to pay NRG the $150 million of the Initial Contribution in cash prior to such date, the NRG Payment Revocation shall be deemed given to Xcel. Upon receipt or deemed receipt by Xcel of an NRG Payment Revocation, Xcel shall pay the portion of the Initial Contribution subject to the Xcel Downgrade Election in Xcel Stock within 10 business days after the later of (i) receipt or deemed receipt of the NRG Payment Revocation and (ii) the Xcel Payment Date. The number of shares of XEL Stock that Xcel shall be required to deliver shall be the nearest whole number of shares equal to (x) the amount of the Initial Contribution made in XEL Stock divided by (y) the average closing price for XEL Stock for the last ten full trading days through and including the business day prior to the date when the portion of the Initial Contribution to be paid in XEL Stock is made.

(3) If (i) on the Confirmation Date the Xcel Notes have retained at least the 4/1/03 Ratings for a period of at least 120 consecutive days but (ii) at any time after the Confirmation Date and prior to the Xcel Payment Date the Xcel Notes have not retained at least the 4/1/03 Ratings for a period of at least 120 consecutive days, then the provisions of subsections (1) and (2) above shall apply, but Xcel, in its sole discretion, may, subject to an NRG Payment Request, exercise the Xcel Downgrade Election and pay the requisite XEL Stock no later than the later of (1) 10 business days after the Xcel Payment Date and (2) 105 days after the first date on which the Xcel Notes have not retained at least the 4/1/03 Ratings for a period of at least 120 consecutive days (the “Downgrade Date”). In such event, Xcel shall issue a press release stating the specifics of its Xcel Downgrade Election no later than five business days after the Downgrade Date. In addition, in this instance, upon receipt by Xcel of an NRG Payment Revocation, Xcel shall pay the portion of the Initial Contribution subject to the Xcel Downgrade Election in XEL Stock within the later of (i) 10 business days after receipt of the NRG Payment Revocation and (ii) 105 days after the Downgrade Date.

(4) For purposes of this Section III.B, the term “Authorized Party” shall mean collectively, the official committee of unsecured creditors of NRG in the Chapter 11 Cases (the

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“Creditors’ Committee”) and the Global Steering Committee. The Creditors’ Committee or the Global Steering Committee acting without the other shall not be an Authorized Party.

(5) In addition to the foregoing, in the event that on the Xcel Payment Date the Xcel Notes have not retained at least the 4/1/03 Ratings for a period of at least 120 consecutive days through and including the date payment of the Third Installment is due, then the Third Installment shall be extended to the later of June 30, 2004 and sixty days after the Xcel Payment Date.

C. Xcel Shares Option:
No later than five business days after the date on which the Confirmation Order is entered on the docket of the Bankruptcy Court, Xcel shall issue a press release stating whether Xcel has elected to make any or all of the Second Installment in XEL Stock and the portion, if any, of the Second Installment that will be paid in XEL Stock (the “Xcel Shares Option”). To the extent that Xcel chooses the Xcel Shares Option, Xcel shall make such portion of the Second Installment in XEL Stock, pursuant to an effective registration statement. The number of shares of XEL Stock that Xcel shall be required to deliver shall be the nearest whole number of shares equal to (x) the amount of the Second Installment made in XEL stock divided by (y) the average closing price for XEL Stock for the last ten full trading days through and including the business day prior to the date the Second Installment is due.

D. Mechanics of Separate Bank Settlement Payment:
The Separate Bank Settlement Payment shall be in exchange for the release of 100% of the Separate Bank Claims and shall be payable entirely in cash. The Confirmation Order shall expressly provide that when the Separate Bank Settlement Payment is made, the Separate Bank Claims shall be fully released as to all Released Parties as of the Effective Date.

E. Xcel Released Causes of Action:	The component of the Xcel Contribution comprised of the Xcel Released Causes of Action shall be delivered and effective as of the Effective Date.

IV.	NRG Released Causes of Action

A. Included Claims:	The “All Other Claims” component of the NRG Released Causes of Action shall include:
(1) any claim that is property of any NRG Entities’ estate pursuant to section 541 of the Bankruptcy Code or otherwise;
(2) any preference, fraudulent conveyance and other actions under sections 510, 544, 545, 547, 548, 549, 550 or 553 of the Bankruptcy Code or any state law equivalents;
(3) any claims arising out of illegal dividends or similar theories of liability;

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(4) any claims asserting veil piercing, alter ego liability or any similar theory;
(5) any claims based upon unjust enrichment;
(6) any claims for breach of fiduciary duty;
(7) any claims for fraud, misrepresentation or any state or federal securities law violations;
(8) any claim that NRG or any NRG Subsidiary may have as a result of having been a member of the Xcel affiliated tax group or a signatory to an Xcel tax sharing agreement; and
(9) except as described in Section IV.B, all other claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities against the Released Parties as of the Effective Date whether or not liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law or in equity.
B. Excluded Claims:	The “All Other Claims” component of the NRG Released Causes of Action shall not include:
(1) any obligations relating to Xcel’s payment and performance of the Xcel Contribution and the other benefits to be provided by Xcel as described in this Term Sheet;
(2) any obligations relating to a “transitional services agreement” of the type described in Section VI.E;
(3) any post-Effective Date obligations relating to the “employee matters agreement” of the type described in Section VI.F;
(4) any obligations of the Released Parties under the agreements set forth on in Schedule VI.I; or
(5) the Separate Bank Claims.

V.	Additional Issues Regarding the XCEL Contribution and the Separate Bank Settlement Payment

A. Classification of Noteholder Group, Bank Group:	(1) The NRG Plan will classify all allowed impaired unsecured claims against NRG (other than convenience claims) into one pari passu class (the “Unsecured Creditor Class”). This class will include, without limitation, all unsecured creditors holding funded debt claims against NRG (including the debenture portion of the NRZ Equity Units), all recourse claims against NRG of creditors of the NRG Subsidiaries and other general unsecured claims against NRG such as rejection claims, trade claims, etc.
(2) All Noteholder claims, all Bank Group claims, including claims under the Lender Facilities, and all Bank project lender recourse claims against NRG (excluding, in each case, postpetition interest, letter of credit fees and other similar postpetition charges not generally allowable under

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the Bankruptcy Code), will be allowed in full in accordance with the terms of the applicable documents that give rise to such claims, without defense, offset, counterclaim, reduction, subordination or recharacterization. The Parties reserve all rights as to (i) the proper calculation of the amount of any such claims in accordance with the relevant documentation for such claims and (ii) solely in connection therewith, the proper interpretation of all such documents. The Parties will use their commercially reasonable efforts to resolve any issues (if any) concerning such matters either consensually or judicially prior to the commencement of the hearing on the Disclosure Statement for the NRG Plan.
B. Allocation of Support Agreement Amount:	The Support Agreement Amount shall be paid to NRG and available pro rata to all allowed claims in the Unsecured Creditor Class (which claims, as to members of the Separate Bank Settlement Group, shall not be reduced by receipt of the Separate Bank Settlement Payment); provided, however, that the NRG Plan shall provide which portion, if any, of the Support Agreement Amount shall be retained by NRG to the extent necessary to provide working capital for its business.
C. Timing and Allocation of Release- Based Amount:	(1) In addition to the general releases set forth in the NRG Plan as described in Section VI.A, the relevant ballots distributed in connection with the NRG Plan to the creditors of NRG will have an election (the “Release Election”), in form and substance satisfactory to Xcel, by which each creditor of NRG can expressly elect to release, in such creditor’s capacity both as a creditor of NRG and (if applicable) as a creditor of any NRG Subsidiary, the Released Parties from all NRG Released Causes of Action by checking an appropriate box on such ballot, subject to such creditor’s receipt of its pro rata share of the Release-Based Amount. The Released-Based Amount shall be distributable pro rata to all allowed claims in the Unsecured Creditor Class (which claims, as to members of the Separate Bank Settlement Group, shall not be reduced by receipt of the Separate Bank Settlement Payment), provided that creditors not checking the box would not receive their pro rata portion of the Release-Based Amount; instead, the aggregate share of the Release-Based Amount of those who did not check the box which otherwise would have been payable to all such creditors (if they had checked the box) will be credited against and deducted from the Xcel Contribution in inverse order of maturity.
(2) The Release-Based Amounts so credited or deducted will be based upon the maximum amount for which such claim(s) could be allowed. In the event such claim(s) are allowed by a Final Order in an amount less than the maximum amount, the Release-Based Amount withheld on account of

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the difference between the maximum amount and allowed amount, to the extent an Xcel Contribution payment has been reduced by such credit or deduction, will be distributed ratably to creditors entitled to the Release-Based Amount. A party with a claim against NRG and an NRG Subsidiary as of the Petition Date and who agrees to eliminate such claim against NRG as result of separate consideration from an NRG Subsidiary shall be deemed to have retained its original claim against NRG solely for purposes of the Released-Based Amount unless such creditor’s claim against the NRG Subsidiary is unimpaired or such creditor agrees to release all of its NRG Causes of Action against the Released Parties as part of the elimination of its claim against NRG. In connection with the NRG Plan, NRG, Xcel, the Creditors’ Committee, the Global Steering Committee and the Noteholder Group shall enter into an agreement specifying the details as to how to calculate the Released-Based Amount payable by Xcel to NRG at any time based upon, among other things, the creditors who make the Release Election, the creditors who do not make the Release Election, the allowance and/or estimation of claims and other factors (the “Released-Based Amount Agreement”).
D. Timing and Allocation of Separate Bank Settlement Payment:	(1) Provided that 100% of the Separate Bank Settlement Group members have executed and delivered a Separate Bank Settlement Release to Xcel, the Separate Bank Settlement Payment shall be paid in cash simultaneously with the payment of the Initial Contribution and shall be allocated solely to the Separate Bank Settlement Group.
(2) In addition to the general releases set forth in the Plan as described in Section VI.A and the Release Election described in Section V.C., release forms (the “Separate Bank Settlement Releases”) will be distributed to the members of the Separate Bank Settlement Class. The Separate Bank Settlement Releases will not call for a vote on the NRG Plan, as the Separate Bank Claims are only against the Released Parties, not the NRG Entities. The Separate Bank Settlement Releases will be in form and substance satisfactory to Xcel and the Bank Group, will be a condition to the occurrence of the Effective Date and will permit each member of the Separate Bank Settlement Group to expressly elect to release the Released Parties from all Separate Bank Claims by signing and returning the Separate Bank Settlement Release to Xcel. In exchange for 100% of the members of the Separate Bank Settlement Group signing and returning the Separate Bank Settlement Release, such members would receive their share (as determined by and among the members of the Separate

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Bank Settlement Group) of the Separate Bank Settlement Payment.

VI.	Other XCEL-Related Plan and Confirmation Order Provisions

A. General Release of NRG Released Causes of Action:
The NRG Plan would provide that NRG, each of the NRG Subsidiaries and, to the maximum extent permitted by law, each impaired creditor of the NRG Entities would be deemed to have released the Released Parties as of the Effective Date from all NRG Released Causes of Action, whether or not, in the case of a creditor, such creditor has voted for or against, or has not voted with respect to, the NRG Plan and whether or not such creditor has objected to the NRG Plan or the release of its NRG Released Causes of Action against the Released Parties pursuant to the NRG Plan.

B. Tax Issues:
(A) For federal income tax purposes, Xcel shall claim a worthless stock deduction for its NRG stock for the year in which the NRG Plan becomes effective (the “Loss Year”). Xcel shall not claim a worthless stock deduction for any year before the Loss Year. “Xcel Tax Benefit” means the reduction in federal income tax liability of Xcel, any affiliate and the Xcel consolidated group, as the case may be, attributable to the worthless stock deduction, including without limitation the amount of any cash refund of taxes (including any interest paid thereon) to be generated by the carryback of such deduction in whole or in part to any taxable year prior to the Loss Year (the “Cash Refund”) and the reduction of any estimated payments of federal income tax liability in the Loss Year or any subsequent year, which reduction may be made (or not made) by Xcel in its sole discretion.

The NRG Plan and the Confirmation Order would provide that:

The Xcel Tax Benefit would be the sole and exclusive property of Xcel, and the NRG Entities and any party claiming by or through them would release any right or interest that they might otherwise have in the Xcel Tax Benefit as part of the NRG Plan; and

NRG and its direct and indirect subsidiaries would not be (a) reconsolidated with Xcel or any of its other affiliates for tax purposes at any time after their June 2002 re-affiliation or (b) treated as a party to or otherwise entitled to the benefits of any tax sharing agreement with Xcel.

(B) From the Petition Date through and including the Effective Date, NRG shall neither cause nor permit to be made any distribution from an NRG subsidiary to the extent that (1) the distribution would be treated as a dividend for federal income tax purposes and (2) the distribution or portion thereof so treated, alone or in combination with any other distribution during that period, to the extent so treated, would exceed $x. For purposes

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of this limitation, “x” shall be based on (and be less than) the excess of NRG’s aggregate gross receipts over its aggregate receipts from the passive income sources listed in section 165(g)(3)(B) of the Internal Revenue Code and shall be determined by Xcel and communicated to NRG as quickly as practicable after completion of the remaining due diligence on the “gross receipts” test set forth in that section.

C. Injunctions:	The Confirmation Order shall:

(1) (A) contain a finding that certain NRG Released Causes of Action to be specified by Xcel (including all veil piercing, alter ego and similar claims and Support Agreement Claims) are, to the maximum extent permitted by law, the exclusive property of the NRG Entities, as debtors-in-possession, pursuant to section 541 of the Bankruptcy Code, (B) contain a ruling that all NRG Released Causes of Action and all Separate Bank Claims against the Released Parties are fully settled and released under the NRG Plan, (C) contain a ruling that the Separate Bank Settlement Payment is not property of NRG’s chapter 11 estate and (D) permanently enjoin any creditor of any of the NRG Entities from pursuing any NRG Released Causes of Action or any Separate Bank Claims against any of the Released Parties; and

(2) permanently enjoin any person or entity that holds, has held or may hold a claim or cause of action released under the NRG Plan from taking any of the following actions on account of any NRG Released Causes of Action or the Separate Bank Claims: (A) commencing or continuing in any manner any action or other proceeding; (B) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting or enforcing any lien or encumbrance, (D) asserting any setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released person or entity; and (E) commencing or continuing any action in any manner, in any place, that does not comply with or is inconsistent with the provisions of the NRG Plan.

(3) Notwithstanding anything herein to the contrary, if 100% of the members of the Separate Bank Settlement Group do not sign the Separate Bank Settlement Release or the Separate Bank Settlement Payment is not made in accordance with the terms herein, the Separate Bank Claims shall not be released, discharged or otherwise impaired in any way by the NRG Plan, the Confirmation Order or any other order in the Chapter 11 Cases.

D. Certain Obligations and Arrangements:	On the Effective Date, all Xcel guarantees, equity contribution obligations, indemnification obligations, arrangements whereby

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Xcel has posted cash collateral and all other credit support obligations with respect to NRG or any NRG Subsidiary, in each case set forth on Schedule VI.D hereto or such additional items added to Schedule VI.D. by Xcel by the NRG bar date not to exceed in the aggregate $5 million of face amount for such added items (collectively, the “Guarantees”), shall be terminated (with Xcel having no further liability for such obligations or arrangements) and all such cash collateral shall be returned to Xcel on the Effective Date, except that NRG shall cooperate with Xcel and support the return to Xcel of the $11.5 million of cash collateral posted by Xcel for the Mid-Atlantic project at the earliest practical date after the current expiration of the relevant Mid-Atlantic agreement in July of 2003. NRG and the NRG Subsidiaries shall be solely responsible for renewing, administering and paying for their own insurance policies starting with insurance policies relating to property and other coverages expiring as of June, 2003, and insurance policies covering director and officer liabilities (the “D&O Policy”) expiring on August 18, 2003 (the “D&O Expiration Date”); provided, however, that Xcel shall (1) not cancel the D&O Policy before the D&O Expiration Date, (2) reasonably cooperate with NRG’s past or current officers and directors who may be entitled to coverage under the D&O Policy to allow them to administer their claims and (3) if available and at the sole cost of NRG, and after receiving sufficient funds from NRG, at NRG’s request purchase customary tail coverage for NRG’s officers and non-Xcel directors in office on the day prior to the Petition Date and who are entitled to coverage under the D&O Policy.

E. Transitional Services Agreement:
The NRG Plan would, if desired by NRG, incorporate a transitional services agreement pursuant to which Xcel would provide NRG specified administrative services for a specified reasonable agreed period after the Effective Date, as requested by NRG, and would receive compensation therefor at the cost to Xcel of goods provided or the fair value of services provided.

F. Employee Matters Agreement:
The NRG Plan would approve an employee matters agreement pursuant to which various obligations with respect to employees and benefit plans would be allocated between Xcel and NRG as set forth in Schedule VI.F hereto as of the Effective Date.

G. Tax Matters Agreement and Control Group Indemnity:
Effective as of the Effective Date, Xcel and NRG shall enter into a tax matters agreement that addresses liability for any unpaid taxes of NRG and Xcel for periods during which NRG and Xcel were part of the same consolidated, combined or unitary tax group, entitlement to any tax refunds for such periods, the control of contests for such periods, cooperation with respect to audits and such other matters as would be customary in a tax matters agreement between similarly-situated corporations. In addition, Xcel and NRG shall use their

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commercially reasonable efforts to negotiate and execute on the Effective Date an agreement satisfactory to the Parties whereby Xcel and NRG (on behalf of itself and the NRG Subsidiaries) shall separately indemnify each other on and as of the Effective Date for any actions taken by the indemnifying party through the Effective Date where the statutory liability imposed on the indemnified party is solely by reason of Xcel’s direct or indirect ownership of NRG and the NRG Subsidiaries.

H. NRZ Equity Units:	The Confirmation Order shall provide that the right and obligation of any holder of an NRZ Equity Unit to purchase common shares of Xcel was terminated as of the Petition Date.
I. Other Xcel Agreements:	The NRG Plan would provide for assumption by NRG of the agreements with Xcel described on Schedule VI.I hereto. Agreements not on Schedule VI.I would be rejected.

VII.	Overall NRG Plan Classification and Treatment of Claims

Type of
Class	Claim/Interest	Treatment	Voting Rights

Class 1	Unsecured Priority Claims	Unimpaired. Each holder of a Class 1 Claim will receive cash in an amount equal to the allowed amount of their claim.	Not entitled to vote. Deemed to accept.
Class 2	Convenience Claims	Unimpaired. Each holder of an allowed claim in Class 2 will receive cash equal to the amount of such Claim against such Debtor (as reduced, if applicable, pursuant to an election by the holder thereof in accordance with Section 3.4 of the NRG Plan).	Not entitled to vote. Deemed to accept.
[Class 3	Secured Claims against Noncontinuing Debtor Subsidiaries	Impaired. At the Debtors’ option, the Debtors shall distribute to each holder of a secured claim classified in Class 3 (a) the collateral securing such allowed secured Claim, (b) cash in an amount equal to the proceeds actually realized from the sale, pursuant to section 363(b) of the Bankruptcy Code, of any collateral securing such allowed secured claim, less the actual costs and expenses of disposing of such collateral, or (c) such other treatment as may be agreed upon by the Debtors and the holder of such allowed secured claim, on the later of (i) the Effective Date and (ii) the fifteenth business day of the first month following the month in which such claim becomes an allowed secured claim, or as soon after such dates as is practicable. Each holder of an allowed claim in Class 3 shall retain the liens securing such claim as of the confirmation date until the Debtors shall have made the distribution to such	Entitled to vote]

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Type of
Class	Claim/Interest	Treatment	Voting Rights

holder provided for in Article IV of the NRG Plan.]
Class 4	Intentionally Omitted
[Class 5	Miscellaneous Secured Claims	Impaired. At the Debtors’ option, the Debtors shall distribute to each holder of an allowed miscellaneous secured claim (a) the collateral securing such allowed secured claim, (b) cash in an amount equal to the proceeds actually realized from the sale, pursuant to section 363(b) of the Bankruptcy Code, of any collateral securing such allowed secured claim, less the actual costs and expenses of disposing of such collateral, or (c) such other treatment as may be agreed upon by the Debtors and the holder of an allowed miscellaneous secured claim, on the later of (i) the Effective Date and (ii) the fifteenth business day of the first month following the month in which such claim becomes an allowed secured claim, or as soon after such dates as is practicable. Each holder of an allowed claim in Class 5 shall retain the Liens securing such claim as of the confirmation date until the Debtors shall have made the distribution to such holder provided for in Article IV of the NRG Plan.]	Entitled to vote
Class 6	NRG Unsecured Claims, including NRG Rejected Guaranty Claims	Impaired. Except as otherwise provided in the NRG Plan with respect to certain letter of credit claims, each holder of an allowed claim in Class 6 will receive its pro rata share of (a) on the Effective Date, the New NRG Notes, (b) on the Effective Date, 100,000,000 shares of New NRG Common Stock, subject to dilution by the Management Incentive Plan as set forth in Section IX.J of this Term Sheet, and (c) on the date of the Third Installment (or as soon thereafter as practical), cash in an amount not less than the Release-Based Amount; and provided further that the Cash distributable to holders of allowed claims in Class 6 represents a pro rata share of the Released-Based Amount, as set forth and described in Section III.A of this Term Sheet and each holder of an Allowed Claim classified in Class 6 shall receive its pro rata share of such cash only if such holder elects (by checking the appropriate box on its	Entitled to vote

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Type of
Class	Claim/Interest	Treatment	Voting Rights

Ballot) to grant the releases described in Section III.A of this Term Sheet.
Class 7	PMI Unsecured Claims	Impaired. On the Effective Date, each holder of an allowed Class 7 claim will receive its pro rata share of New NRG Notes and shares of New NRG Common Stock allocated to Class 7 from Class 6.	Entitled to vote
Class 8	Unsecured Noncontinuing Debtor Subsidiary Claims	Impaired. Each holder of an allowed Class 8 claim shall receive no distribution under the NRG Plan on account of such Class 8 Claims.	Not entitled to vote. Deemed to reject.
Class 9	NRG Intercompany Claims	To be discussed.	To be discussed.
Class 10	Intentionally Omitted
Class 11	NRG Old Common Stock	Impaired. No property will be distributed to or retained by the holders of allowed equity Interests in Class 11. On the Effective Date, each and every equity interest in Class 11 shall be cancelled and discharged and the holders of Class 11 equity interests shall receive no distribution under the NRG Plan on account of such equity interests.	Not entitled to vote. Deemed to reject.
Class 12	PMI Common Stock	Unimpaired. NRG shall retain its 100% ownership interest in PMI.	Not entitled to vote. Deemed to accept.
Class 13	Securities Litigation Claims	Impaired. Each and every claim in Class 13 shall be cancelled and discharged and the holders of Class 13 claims shall receive no distribution under the NRG Plan on account of such claims.	Not entitled to vote. Deemed to reject.
Class 14	Noncontinuing Debtor Subsidiary Common Stock	Impaired. Each and every equity interest in Class 14 shall be cancelled and discharged and the holders of Class 14 equity interests shall receive no distribution under the NRG Plan on account of such equity interests.	Not entitled to vote. Deemed to reject.

VIII.	Details of Class 6 Distributions

A. The “New NRG Notes”:	The New NRG Senior Subordinated Notes shall (i) be in an initial principal amount of $500,000,000.00; (ii) at the option of reorganized NRG either (a) accrue interest commencing on the Effective Date payable semiannually in cash at a rate of 10% per annum, or (b) accrue interest at a rate of 12% per annum payable in kind; provided, however, that any interest paid in kind shall be paid in cash upon the earlier of the fifth anniversary of the Effective Date or the original maturity date of the New NRG Notes; [(iii) be subordinate to any exit facility undertaken by reorganized NRG,] and (iv) mature on the seventh anniversary of the Effective Date. The New NRG

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Notes will be issued under a new indenture in a form contained in the NRG Plan supplement.
B. The “New NRG Common Stock”:	(1) The New NRG Common Stock would be registered under the Securities Act of 1933, as amended, pursuant to an effective registration statement or, if applicable, pursuant to Bankruptcy Code § 1145, and NRG would use its best efforts to obtain NASDAQ listing.
(2) Registration Rights Agreement for a percentage of New NRG Common Stock to be agreed upon by the Parties and subject to customary blackout periods.
C. The “NRG Cash Amount”:	[Formula [Open] for determining amount of NRG cash (i.e., not including any Xcel Contribution) to be distributed to Class 6, including relationship to Exit Financing]

IX.	Miscellaneous

A. Intercompany Claims:	(1) As part of the settlement with Xcel, any pre- or postpetition claims of Xcel against any of the NRG Entities arising from the provision of intercompany goods or services to any of the NRG Subsidiaries or from payment by Xcel under any Guaranty shall paid in full in cash by NRG in the ordinary course (including payment during the Chapter 11 Cases) in the appropriate amount based on the underlying contracts or agreements between the parties (including all agreements listed on Schedule VI.I), without any subordination or recharacterization of such claims, except that the claims which are to be paid in full in the ordinary course during the Chapter 11 Cases shall not include claims of Xcel arising under the Guarantees listed in Schedule VI.D but shall include any claims of Xcel related to RDF, Thermal and NSP-Minnesota. Notwithstanding the foregoing, (A) all claims arising or accruing on or prior to January 31, 2003 for the provision of intercompany goods or services under the Xcel/ NRG administrative Services Agreement dated June, 2002 (the “ASA”) and all claims for amounts paid by Xcel on or prior to January 31, 2003 under any Guaranty (collectively, the “Settled Claims”) shall not be paid until the Effective Date, at which time Xcel shall receive, on account of and in full and final settlement of such claims, an unsecured, 2.5 year non amortizing promissory note of NRG in the principal amount of $10 million bearing interest at the per annum rate of 3%; and (B) after January 31, 2003 NRG shall only be responsible for amounts billed under the ASA related to corporate insurance obtained for the benefit of NRG and other services requested by NRG (collectively, the “Reimbursable Claims”). A comprehensive schedule of the types of all existing intercompany claims is set forth on Schedule IX.A hereto. NRG agrees that it shall not order

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services from Xcel under the ASA or otherwise inconsistent with the provisions of this Term Sheet.
(2) NRG shall not take any action, or fail to take any action, which would increase the likelihood that Xcel will be required to make any payment on any Guaranty during the Chapter 11 Cases.
(3) To the extent, if any, that intercompany claims of Xcel (other than Settled Claims and other than claims under the ASA which are not Reimbursable Claims, but including claims for reimbursement of payments made by Xcel under Guarantees) are unpaid as of the Effective Date, such amounts shall be paid in full in cash on the Effective Date by the relevant NRG Entity under the NRG Plan without any subordination or recharacterization of such claims.
(4) The provisions of this Section IX.A shall not apply to any tax sharing agreement. All tax sharing agreements, to the extent otherwise binding on Xcel and NRG, shall terminate (without any residual or ongoing liability of either party to the other) as of the Effective Date for all taxable periods, past, present and future. On and after the Effective Date, tax matters shall be governed exclusively by the tax matters agreement referred to in Section VI.G above.
(5) A schedule of the types of existing intercompany claims is set forth on Schedule IX.A hereto. Except as provided in the foregoing paragraphs in this Section IX.A, no intercompany claims between NRG and Xcel shall be paid.
B. Solicitation; Fiduciary Duties:	As discussed in the introductory language to this Term Sheet and in the PSA, notwithstanding anything herein to the contrary, each Party expressly acknowledges and agrees that the Parties do not desire and do not intend in any way to derogate from or diminish the solicitation requirements of applicable securities and bankruptcy law, the fiduciary duties of the NRG Entities as debtors in possession, the fiduciary duties of any Noteholder or member of the Bank Group that is appointed to the Creditors’ Committee or the role of any state or federal agencies with regulatory authority concerning Xcel or any of the NRG Entities.
C. Board of Directors and Management:	(A) Xcel has informed the Parties that the NRG Board of Directors immediately after the time of the order for relief in the Chapter 11 Cases shall be:
(1) Scott Davido, who shall also be Chairman of the Board;
(2) Ershel C. Redd, Jr.; and
(3) Leonard LoBiondo, who shall also be CRO of NRG.
(B) The Board of Directors of reorganized NRG will be staggered and will consist of:
(1) six directors designated by the Noteholder Group;

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(2) four directors designated by the members of the Bank Group; and
(3) the post-reorganization CEO.
In addition, there will be a committee consisting of two designees of the Noteholder Group and two designees of the Global Steering Committee. Such committee, by majority vote, shall be satisfied as of the Effective Date with the persons designated to serve as Chief Executive Officer and Chief Financial Officer of reorganized NRG, as well as the employment terms for such persons.
D. Charter/ Bylaws:	Other governance matters (e.g., charter and bylaws) of reorganized NRG to be discussed in good faith.
E. Other Releases:	In addition to the releases described in Sections V.C, and VI.A above, the NRG Plan shall contain customary releases for directors, officers, pre and post petition committees, professionals, Xcel, NRG, etc.
F. Other Injunctions:	In addition to the injunctions described in Section VI.C above, the NRG Plan shall contain other customary Chapter 11 injunctions.
G. Indemnification:	The NRG Plan shall contain customary indemnification provisions for directors, officers, pre and post petition committees, professionals, Xcel, NRG, etc.
H. Dutch Auction Provisions:	The NRG Plan will incorporate voluntary debt/equity reallocation procedures as more fully described in the NRG Plan.
I. Settlements with Holders of Project-Level Secured Debt and Funding of Finco Projects:	NRG and the applicable debtor intend to seek from project-level secured lenders, on a project-by-project basis, a consensual restructuring or discharge of such debt. NRG is continuing to evaluate what additional modifications, if any, are appropriate.

In the interim, during the pendency of the Chapter 11 Cases, NRG shall fund the “NRG Finco” projects pursuant to the NRG subsidiary term sheet attached as Schedule IX.I hereto.
J. Management Incentive Plan:	The NRG Plan will include a management incentive plan to be determined.
K. Disputed Claims:	(1) Customary NRG interest-bearing reserve pending resolution of Disputed Claims; and
(2) An interest-bearing reserve for Xcel’s Release-Based Amount for Disputed Claims as described in Section V.C above.

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Schedule II.H

SEPARATE BANK SETTLEMENT GROUP(1)

      The banks and other financial institutions from time to time parties to (a) the $1,000,000 364-Day Revolving Credit Agreement, dated as of March 8, 2002, between NRG Energy, Inc., as Borrower, and ABN AMRO Bank N.V., as Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified; (b) the $2,000,000,000 Credit Agreement, dated as of May 8, 2002, between NRG Finance Company I LLC, as Borrower, and Credit Suisse First Boston, as Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified; and (c) the $125,000,000 Standby Letter of Credit, dated as of November, 1999, between NRG Energy, Inc., as Borrower, and Australia and New Zealand Banking Group Limited, as Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified.

      1 Allocation and mechanics (including concerning a reserve for undrawn ANZ Letters of Credit) as agreed to between the agents.

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SCHEDULE VI.D

(Certain Obligations and Arrangements Between Xcel and NRG)
GUARANTEES

					Date Guaranty
	Physical/				Expires or Expired
Counterparty	Financial	Commodity		Amount of Guaranty	(NOTE “A”)

AEP Energy Services, Inc.	FINANCIAL	ALL		$7,000,000	12/31/2002
American Electric Power Service Corp	FINANCIAL	ALL
American Electric Power Service Corp	PHYSICAL	ELECTRIC
Aquila Merchant Services, Inc.	FINANCIAL	ALL		$10,000,000	10/12/2002
Aquila Merchant Services, Inc.	PHYSICAL	ELECTRIC
Aquila Merchant Services, Inc.	PHYSICAL	NAT GAS
Bank of America, N.A.	FINANCIAL	ALL		$10,000,000	8/31/2003
Consolidated Edison Energy, Inc.	PHYSICAL	ELECTRIC		$10,000,000	12/31/2003
Constellation Power Source, Inc.	FINANCIAL	ALL		$15,000,000	7/31/2003
Constellation Power Source, Inc.	PHYSICAL	ELECTRIC
Duke Energy Trading & Marketing LLC	FINANCIAL	ALL		$15,000,000	5/24/2003
Duke Energy Trading & Marketing LLC	PHYSICAL	ELECTRIC
Duke Energy Trading & Marketing LLC	PHYSICAL	NAT GAS
El Paso Merchant Energy, L.P.	FINANCIAL	ALL		$12,000,000	2/28/2002
El Paso Merchant Energy, L.P.	PHYSICAL	ELECTRIC
El Paso Merchant Energy, L.P.	PHYSICAL	NAT GAS
Entergy-Koch Trading, LP	FINANCIAL	ALL		$8,500,000	3/31/2003
Entergy-Koch Trading, LP	PHYSICAL	ELECTRIC
Entergy-Koch Trading, LP	PHYSICAL	NAT GAS
Exelon Generation Company, LLC	FINANCIAL	ALL		$7,000,000	3/31/2003
Exelon Generation Company, LLC	PHYSICAL	ELECTRIC
HQ Energy Services (U.S.) Inc.	(tolling agmt )	(tolling agmt	)	Terminated,	(n/a )
				Effective 11/30/02
J. Aron & Company	FINANCIAL	ALL		$10,000,000	1/31/2004
Morgan Stanley Capital Group Inc.	FINANCIAL	ALL		$15,000,000	9/30/2003
Morgan Stanley Capital Group Inc.	PHYSICAL	ELECTRIC
PG&E Energy Trading — Gas Corporation	FINANCIAL	ALL		$2,000,000	12/31/2002
PG&E Energy Trading — Gas Corporation	PHYSICAL	NAT GAS
PG&E Energy Trading — Power, L.P.	FINANCIAL	ALL		$9,000,000	12/31/2002
PG&E Energy Trading — Power, L.P.	PHYSICAL	ELECTRIC
PJM Interconnection, LLC	FINANCIAL	ALL		$17,000,000	$12M 4/30/03,
					$5M 7/31/03
PJM Interconnection, LLC	PHYSICAL	ELECTRIC
Select Energy, Inc.	FINANCIAL	ALL		$3,000,000	8/31/2002
Select Energy, Inc.	PHYSICAL	ELECTRIC
Sprague Energy Corp.	FINANCIAL	ALL		$4,000,000	11/30/2003
Sprague Energy Corp.	PHYSICAL	NAT GAS
Williams Energy Marketing & Trading	FINANCIAL	ALL		Terminated,	(n/a )
				Effective 11/15/02
Williams Energy Marketing & Trading	PHYSICAL	ELECTRIC
Atlantic City Electric Company, dba Conectiv (BGS Auction)	FINANCIAL	ALL		$11,500,000	7/31/2003
NEPOOL	PHYSICAL	ELECTRIC		$60,000,000	12/31/2003
Obligation total, for the counterparties from above				$226,000,000
Obligation total above covered under Xcel guaranties or assignments				$226,000,000

NOTE “A”:

Any transactions that were entered into with a CP on or before the expiration date of the guaranty will be covered through the duration of the trade(s) on an “evergreen” basis. Thus, for Aquila, El Paso, and PGET Power, all trade obligations of NRG were entered into prior to the expiration dates of those guaranties, even though the periods ultimately covered under those trade obligations are relatively far out into the future (to 12/03 for Aquila and PGET Power, to 12/06 for El Paso). The inclusion of a guaranty or other item on this Schedule VI.D. which has expired shall not be deemed a statement that such guaranty or other item is otherwise effective or in force or effect.

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Bonds

Bond
Number	Principal	Amount	Description	Obligee	Eff Date	Exp Date	Premium	Surety	Div.	Indemnity

INDEMNIFIED BY XCEL ENERGY:
ST. PAUL BONDS
400SD3190	NRG Processing Solutions LLC	$20,000.00	License Bond	Hennepin County	6/30/2002	6/30/2003	$200.00	St. Paul	NRG	Yes
400SF4076	NRG Energy Center Pittsburgh	$75,000.00	Street Opening Bond	City of Pittsburgh	5/15/2002	5/15/2003	$300.00	St. Paul	NRG	Yes
400SH7762	Meriden Gas Turbines, LLC	$876,800.00	Subdivision Bond	City of Meriden	8/24/2001	8/24/2003	$1,754.00	St. Paul	NRG	Yes
400SH7763	Meridan Gas Turbines, LLC	$768,490.00	Subdivision Bond	City of Meriden	8/24/2001	8/24/2003	$1,537.00	St. Paul	NRG	Yes
Sub-Total St. Paul		$1,740,290.00					$3,791.00
SAFECO BONDS
6161831	Xcel Energy, Inc.	$20,000.00	Solid Waste Facility Bond	County of Hennepin	8/9/2002	8/9/2003	$200.00	Safeco	NRG	Yes
Sub-Total Safeco		$20,000.00					$200.00
CNA BONDS
929214989	NRG Energy Center	$100,000.00	Highway Occupancy Permit Obligation Bond	PA Dept. of Trans.	9/21/2002	9/21/2003	$450.00	CNA	NRG	Yes
929215308	NRG Power Marketing, Inc.	$250,000.00	License Bond	Pennsylvania Public Utility Commission	9/12/2002	9/12/2003	$2,250.00	CNA	NRG	Yes
929215309	NRG Energy Center San Diego LLC	$5,000.00	Franchise Bond	City of San Diego	9/2/2002	9/2/2003	$100.00	CNA	NRG	Yes
929222788	NRG Processing Solutions LLC	$100,000.00	Tree & Yard Waste Permit Bond	Scott County	10/12/2002	10/12/2003	$560.00	CNA	NRG	Yes
929222789	NRG Processing Solutions LLC	$45,000.00	Yard Waste Composting & Processing Facility Permit Bond	Dakota County	10/10/2002	10/10/2003	$252.00	CNA	NRG	Yes
929222790	NRG Processing Solutions LLC	$72,400.00	Solid Waste Facility Permit Bond	Dakota County	10/10/2002	10/10/2003	$405.00	CNA	NRG	Yes
929222795	NRG Power Marketing, Inc.	$1,000,000.00	Bond of Distributor of Automotive Fuel	State of New York	10/12/2002	10/12/2003	$2,250.00	CNA	NRG	Yes
929222796	NRG Power Marketing Inc.	$1,000,000.00	Motor Fuels Tax Bond	State of New Jersey	10/12/2002	10/12/2003	$2,250.00	CNA	NRG	Yes
929224970	NRG Processing Solutions LLC	$100,000.00	Waste Facility License & Permit Bond	County of Anoka	11/17/2002	11/17/2003	$560.00	CNA	NRG	Yes
929224971	NRG Processing Solutions LLC	$25,000.00	Waste Facility License/ Permit Bond	County of Anoka	11/17/2002	11/17/2003	$140.00	CNA	NRG	Yes
929224973	El Segundo Power LLC	$10,000.00	Lease Bond	State of California	11/9/2002	11/9/2003	$100.00	CNA	NRG	Yes
929224975	MM SKB Energy LLC	$19,215.00	Processing Facility Bond	Commonwealth of PA	11/25/2002	11/25/2003	$108.00	CNA	NRG	Yes
929224986	Dunkirk Power LLC	$25,000.00	Bond of Distributor of Automotive Fuel	State of New York	1/1/2003	1/1/2004	$100.00	CNA	NRG	Yes
929224987	Huntley Power LLC	$35,000.00	Bond of Distributor of Automotive Fuel	State of New York	1/2/2003	1/3/2004	$100.00	CNA	NRG	Yes
929225083	NRG Northeast Affiliate Services, Inc.	$29,000.00	Workers’ Compensation Bond	State of New York	12/31/2002	12/31/2003	$351.00	CNA	NRG	Yes
929231861	NRG Ilion LP LLC	$52,308.00	Utility Payment Bond	Niagra Mohawk Power Corp.	12/12/2002	12/12/2003	$471.00	CNA	NRG	Yes
929239784	NRG Energy Center Pittsburgh LLC	$80,000.00	Highway Restoration & Maintenance Bond	Commonwealth of PA	6/18/2002	6/18/2003	$160.00	CNA	NRG	Yes
929239794	Dunkirk Power, LLC	$53,000.00	Mined Land Reclamation Bond	State of New York	5/15/2002	5/15/2003	$106.00	CNA	NRG	Yes
929239797	Cabrillo Power LLC	$100,000.00	Lease Bond	State of California	5/21/2002	5/21/2003	$175.00	CNA	NRG	Yes
929239799	NRG Energy	$1,500,000.00	Permit Bond	City of St. Paul, MN	5/23/2002	5/23/2003	$2,625.00	CNA	NRG	Yes
929242598	Arthur Kill Power LLC	$10,000.00	Performance Bond	Department of Energy Conservation	3/18/2002	3/18/2003	$50.00	CNA	NRG	Yes
Sub-Total CNA		$4,610,923.00					13,563.00
TOTAL INDEMNIFIED BY XCEL ENERGY		$6,371,213.00					$17,554.00
NON-INDEMNIFIED BONDS
U668424	NRG Energy, Inc.	$30,000.00	Solid Waste Management Bond	County of Washington	1/20/1999	1/20/2004	$400.00	Reliance	NRG	No
Total All NRG Bonds		$6,401,213.00					$17,954.00

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PROVIDED AS PART OF SETTLEMENT

DISCUSSIONS; SUBJECT TO FEDERAL
RULE OF EVIDENCE 408 AND ALL
BANKRUPTCY AND STATE LAW EQUIVALENTS

OTHER INDEMNIFICATION OBLIGATIONS

      Agreement and Consent for Transfer to NRG between Northern States Power Company, NRG Energy, Inc., Anoka County, Hennepin County, Sherburne County, and Tri-County Solid Waste Management Committee dated on or about August 20, 2001.

      Affirmation Agreement between Northern States Power Company and NRG Energy, Inc. dated August 8, 1993.

OTHER GUARANTY OBLIGATIONS

      Guarantees of employment agreements for three NRG employees.

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PROVIDED AS PART OF SETTLEMENT

DISCUSSIONS; SUBJECT TO FEDERAL
RULE OF EVIDENCE 408 AND ALL
BANKRUPTCY AND STATE LAW EQUIVALENTS

SCHEDULE VI.F

(Employee Benefit Matters)

Qualified Defined Benefit Pension Plans

•	Xcel would continue to maintain the NRG benefit formulas for NRG employees as part of the Xcel/ NRG plan (the “Merged Plan”) until the Effective Date.

•	On the Effective Date, (a) NRG employees would stop participating in the Merged Plan, (b) all NRG employee Merged Plan benefits would be frozen (except as set forth below) and (c) the obligation for all such benefits would remain in the Merged Plan and would be the responsibility of the Merged Plan and Xcel to fund and provide. To the extent a partial termination, within the meaning of Section 411(d)(3) of the Internal Revenue Code, of the Merged Plan would occur as of the Effective Date, either as a result of the NRG employees ceasing to be employed by Xcel and its subsidiaries or otherwise, such employees would be fully vested as of the Effective Date in their frozen benefits under the Merged Plan as and to the extent provided by Section 411(d)(3) of the Internal Revenue Code. On and after the Effective Date, the Merged Plan would provide that, as of the Effective Date, with respect to NRG employees who are employed by NRG and are participants in the Merged Plan on the Effective Date, credit for employment with NRG on or after the Effective Date would be credited (i) for vesting purposes under the Merged Plan, if no such partial termination occurred, and (ii) for purposes of eligibility for entitlement for the commencement or receipt of benefits under the Merged Plan (including, without limitation, for eligibility for commencement or receipt of any early retirement benefit or supplement), but (iii) for no other purposes including, without limitation, benefit accrual purposes. As hereby modified, such benefits to which NRG employees are entitled under the terms of the Merged Plan would be paid to them by the Merged Plan as and when provided therein.

Non-Qualified Retirement Plans (“NQRPs”)

•	Xcel and NRG would determine prior to the Effective Date what proportion of the obligations owing to current NRG employees under the NRG NQRPs is legally allocable to Xcel by virtue of prior service by those employees as Xcel (NSP) employees (the “Xcel NQRP Amount”).

•	Xcel would maintain responsibility for the Xcel NQRP Amount to the extent it has not already satisfied its obligation therefor. The difference between the total amount owing to current NRG employees under the NQRPs and the Xcel NQRP Amount (the “NRG NQRP Amount”) would be reinstated or replaced with a similar nonqualified plan approved by the NRG Plan. Any new plan in respect of the NRG NQRP Amount would be developed in consultation with the Bank Group and the Noteholder Group.

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PROVIDED AS PART OF SETTLEMENT

DISCUSSIONS; SUBJECT TO FEDERAL
RULE OF EVIDENCE 408 AND ALL
BANKRUPTCY AND STATE LAW EQUIVALENTS

SCHEDULE VI.I

(Xcel/ NRG Agreements To Be Assumed)

1.	Agreement for the Use and Operation of Certain Facilities Located at the High Bridge Plant dated Jan. 23, 2002.

2.	Agreement for the Sale of Thermal Energy and Wood Byproduct between Northern States Power Company and NRG Thermal f/k/a Norenco Corporation, dated November 16, 1989.

3.	Refuse Derived Fuel Supply Agreement between Northern States Power Company and NRG Resource Recovery, Inc.” (not dated) (Term: 1-1-1992 to 12-31-2001, automatically renewing for five year terms thereafter, unless terminated by six month written notice.)

4.	Lease and Agreement between Northern States Power Company and Minnesota Waste Processing Company, L.L.C. dated September 13, 1994.

5.	Lease and Agreement between Northern States Power Company and NRG Energy Inc. dated July 21, 1997.

6.	Short Term Coal Agreement for the Sale of Coal from Northern States Power Company (dba Xcel Energy, Seller) to NRG Energy Center-Rock Tenn LLC (Buyer) dated January 6, 2003.

7.	Letter Agreement between e prime and NRG Energy, Inc. dated on or about February 25, 2003.

8.	Agreement For Consulting Services Between NRG Energy, Inc. And Utility Engineering Corporation dated May 22, 2000.

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PROVIDED AS PART OF SETTLEMENT

DISCUSSIONS; SUBJECT TO FEDERAL
RULE OF EVIDENCE 408 AND ALL
BANKRUPTCY AND STATE LAW EQUIVALENTS

SCHEDULE IX.A

(Intercompany Claims Owing to Xcel)

1.	All amounts owed by NRG to Xcel in connection with various payments made by Xcel in connection with the Guarantees.

2.	Third Quarter 2002 estimated tax payment made to NRG.

3.	All amounts owed by NRG to Xcel in connection with the ASA.

4.	All amounts owed by NRG to Xcel in connection with various Northern States Power Company and other agreements listed on Schedule VI.I.

5.	All amounts owed by NRG to Xcel in connection with various engineering services.

6.	All amounts owed by NRG to Xcel in connection with e prime.

7.	All amounts owed by NRG to Xcel in connection with NSP-Wisconsin.

8.	All amounts owed by NRG to Xcel in connection with PSCo.

9.	All amounts, if any, owed by NRG to Xcel for NRG’s own utility usage.

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PROVIDED AS PART OF SETTLEMENT

DISCUSSIONS; SUBJECT TO FEDERAL
RULE OF EVIDENCE 408 AND ALL
BANKRUPTCY AND STATE LAW EQUIVALENTS

SCHEDULE IX.I

(NRG Finco Project Funding)

Provided as part of settlement

discussions; subject to Federal Rule
of Evidence 408 and all Bankruptcy
and state law equivalents

TERM SHEET CONCERNING CERTAIN SUBSIDIARIES OF NRG ENERGY INC.

DATED AS OF MAY      2003

      The following (the “Term Sheet”) concerns certain matters relating to the following indirect wholly-owned subsidiaries of NRG Energy Inc. (“NRG”): (a) NRG Audrain Generating LLC (“Audrain”); (b) LSP-Nelson Energy, LLC (“LSP-Nelson”) and NRG Nelson Turbines LLC (together with LSP-Nelson, “Nelson”); and (c) LSP-Pike Energy, LLC (“Pike” and, together with Audrain and Nelson, the “Projects”).

      The Term Sheet is subject to finalization and execution of the Plan Support Agreement, dated as of May      , 2003 (the “Plan Support Agreement”), by and among NRG, certain of NRG’s subsidiaries and affiliates as set forth therein, Excel Energy Inc., the Supporting Noteholders (as defined therein), and the Supporting Lenders (as defined therein).

      Notwithstanding anything to the contrary in the foregoing, the Term Sheet is being provided as part of settlement discussions and, as a result, shall be treated as such pursuant to Federal Rule of Evidence 408 and all bankruptcy and state law equivalents.

Parties:	NRG, Audrain, Nelson, Pike and the lenders (the “FinCo Lenders”) pursuant to the Credit Agreement, dated as of May 8, 2001, by and among NRG Finance Company I LLC, Audrain, LSP-Nelson, Pike, NRG Turbine LLC, Credit Suisse First Boston, as Administrative Agent, and the FinCo Lenders, together with all amendments, modifications, renewals, restatements, substitutions and replacements thereof and all documents, agreements or instruments related thereto (the “FinCo Credit Agreement”).

Collateral:	The FinCo Lenders, pursuant to the FinCo Credit Agreement, assert, and NRG does not dispute, a security interest in substantially all of the assets of Audrain (the “Audrain Collateral”), the assets of Nelson (the “Nelson Collateral”) and the assets of Pike (the “Pike Collateral” and, collectively with the Audrain Collateral and Nelson Collateral, the “Collateral”), as more fully described in the FinCo Credit Agreement.

Audrain:	NRG shall, subject to Bankruptcy Court approval (if necessary), lend to Audrain reasonably necessary funds (the “NRG Audrain Funds”) to preserve, maintain, operate and sell or otherwise dispose of the Audrain Collateral until the earlier of (a) December 31, 2003 and (b) the first date on which the NRG Audrain Funds are equal to or exceed $750,000. As a precondition to NRG’s obligation to lend the NRG Audrain Funds to Audrain, the FinCo Lenders shall agree to subordinate their claims against Audrain, including any payment of principal or interest in respect thereof, to the prior repayment in full to NRG of the NRG Audrain Funds.

Nelson:	The reasonably necessary funds to preserve, maintain and sell or otherwise dispose of the Nelson Collateral shall (a) first, be provided from the funds deposited in the bank accounts of Nelson and any insurance proceeds or refunds related to Nelson and (b) thereafter, be provided by NRG, subject to Bankruptcy Court

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approval (if necessary), in an amount not to exceed $500,000 (the funds to be provided by NRG are referred to as the “NRG Nelson Funds”). As a precondition to NRG’s obligation to lend the NRG Nelson Funds to Nelson, the FinCo Lenders shall agree to subordinate their claims against Nelson, including any payment of principal or interest in respect thereof, to the prior repayment in full to NRG of the NRG Nelson Funds.

Pike:	The reasonably necessary funds to preserve, maintain and sell or otherwise dispose of the Pike Collateral shall be provided from the funds deposited in the bank accounts of Pike and any insurance proceeds or refunds related to Pike.

Sale or Disposition:	NRG shall not sell or otherwise dispose of the Collateral without the prior approval of the FinCo Lenders; provided, the foregoing shall not preclude NRG from abandoning any of the Collateral if permissible under applicable law.

Proceeds:	To the extent NRG receives any proceeds or refunds related to any of the Projects, including, without limitation, insurance proceeds, such proceeds and refunds shall be remitted to the appropriate Project within 3 business days of NRG’s receipt of such funds.

Expenses of Disposition:	Any expenses incurred in the sale or disposition of the Collateral, including, without limitation, investment banker, broker and other professional fees, shall be for the account of the FinCo Lenders and not chargeable against or payable by NRG (but the foregoing is not intended to preclude the FinCo Lenders from applying any of the funds lent by NRG to, or already on deposit with, any of the Projects).

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EXHIBIT C

SCHEDULE OF NRG PUBLIC NOTES

EXHIBIT C

Issuance	Issue Amount	Indenture Date	Maturity	CUSIP No.

6.750% Senior Notes	$340 million	March 13, 2001; July 15, 2006	July 16, 2001
7.500% Senior Notes	$250 million	June 1, 1997	June 15, 2007
7.500% Senior Notes	$300 million	May 25, 1999	June 1, 2009
7.625% Senior Notes	$125 million	January 21, 1996	February 1, 2006
7.750% Senior Notes	$350 million	March 13, 2001; April 1, 2011	April 5, 2001
7.970% Senior Notes (ROARS)	$233 million	March 20, 2000	March 15, 2020
8.000% Senior Notes (ROARS)	$240 million	November 8, 1999	November 1, 2013
8.250% Senior Notes	$350 million	September 11, 2000	September 15, 2010
8.625% Senior Notes	$500 million	March 13, 2001; April 5, 2001; July 16, 2001	April 1, 2031
6.500% Equity Unit Bond	$287.5 million	March 13, 2001	May 16, 2006
8.700% Senior Notes (issued in connection with a certain debt and derivative transaction to synthetically issue £160 million debt)	$250 million	March 20, 2000	March 15, 2005

EXHIBIT D

SEPARATE BANK RELEASE AGREEMENT

SEPARATE BANK SETTLEMENT GROUP RELEASE AGREEMENT

      This Separate Bank Settlement Group Release Agreement (this “Release”) is made as of the Confirmation Date (defined below) by and among (i) each of the lenders party to the NRG Unsecured Revolver Agreement, the NRG Letter of Credit Facility, and the NRG FinCo Secured Revolver Agreement, each as defined below (collectively, the “Releasors”) for themselves and their respective successors; assigns; Transferees (as defined below); and current and former officers, directors, agents, and employees, in each case in their capacity as such, and any other person or entity that could initiate or continue litigation, arbitrations or proceedings on behalf of any of the foregoing parties, and (ii) Xcel Energy Inc. (“Xcel” and together with the Releasors, the “Parties”). For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby covenant and agree as follows.

      A. Definitions

      1. Bankruptcy Code means title 11 of the United States Code.

      2. Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York which has jurisdiction over the Chapter 11 Cases.

      3. Cause of Action means all actions, causes of action, liabilities, obligations, rights, suits, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party claims, indemnity claims, contribution claims or any other claims whatsoever, whether known or unknown, matured or unmatured, fixed or contingent, liquidated or unliquidated, disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Plan Effective Date.

      4. Chapter 11 Cases means the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the United States Bankruptcy Court for the Southern District of New York on May 14, 2003 and jointly administered under Case No. 03-13024 (PCB).

      5. Claim has the meaning set forth in section 101(5) of title 11 of the United States Code and shall be deemed to include any “Claim” arising on or after the Petition Date through and including the Plan Effective Date.

      6. Confirmation Date means the date on which there occurs the entry of an order confirming the Plan on the docket of the Bankruptcy Court.

      7. Debtors means NRG, NRGenerating Holdings (No. 23) B.V., NRG Power Marketing Inc., NRG Capital LLC, NRG Finance Company I LLC.

      8. Escrow Agent means an institution acceptable to each of the administrative agents under the Lender Facilities specified to Xcel prior to the Confirmation Date.

      9. Escrow Agreement means the agreement between each of the administrative agents under the Lender Facilities and the Escrow Agent, a copy of which will be provided to Xcel prior to the Confirmation Date.

      10. Final Order means an order or judgment of the relevant court of competent jurisdiction as entered on the docket in the relevant cases that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been resolved by the highest court to which the order or judgment was appealed from or from which certiorari was sought.

      11. Lender Facilities means the NRG Unsecured Revolver Agreement, the NRG Letter of Credit Facility, and the NRG FinCo Secured Revolver Agreement.

      12. N-Cad Letters of Credit means that certain letter of credit bearing reference number NZS473827, in an amount of $2,850,000 collectively with the letter of credit bearing reference number 2890/8200, in the amount of $1,850,000 and the letter of credit bearing reference number US5978, in the initial amount of $3,900,000.

      13. NRG FinCo Secured Revolver Agreement shall have the meaning ascribed in Exhibit F to the Plan.

      14. NRG Letter of Credit Facility shall have the meaning ascribed in Exhibit F to the Plan.

      15. NRG means NRG Energy, Inc., a Delaware corporation and a debtor in the Chapter 11 Cases.

      16. NRG Unsecured Revolver Agreement shall have the meaning ascribed in Exhibit F to the Plan.

      17. NRG Subsidiaries means NRG’s direct and indirect majority-owned subsidiaries.

      18. Petition Date means May 14, 2003.

      19. Plan means the Debtors’ Third Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code dated                     , 2003.

      20. Plan Effective Date means the “Effective Date” of the Plan, as such term is defined in Exhibit F to the Plan.

      21. Release shall have the meaning ascribed to it in the preamble of this Release.

      22. Release Effective Date shall have the meaning ascribed to it in Section F of this Release.

      23. Released Parties means: (i) Xcel and any officer, director, employee, affiliate (other than NRG and the NRG Subsidiaries), agent, or other party acting on behalf of Xcel or an affiliate of Xcel (other than NRG and the NRG Subsidiaries), in each case, in their capacity as such, and (ii) any other person or entity to the extent that such person or entity is entitled to a claim for indemnification, reimbursement, contribution, subrogation or otherwise against any of the persons or entities listed in clause (i).

      24. Releasor shall have the meaning ascribed in the Preamble.

      25. Separate Bank Settlement Group shall mean all lenders party to the Lender Facilities or their Transferees.

      26. Separate Bank Settlement Payment means the payment by Xcel on the Xcel Payment Date of $112 million in cash, pursuant to or in connection with the Plan, to NRG on behalf of and in trust for the Separate Bank Settlement Group that will be concurrently paid by NRG to the Escrow Agent on the Xcel Payment Date.

      27. Settlement Agreement shall mean that settlement agreement among Xcel, NRG, and each of the NRG Subsidiaries that are signatories thereto, dated as of the Confirmation Date.

      28. Transfer shall mean (a) the sale, transfer, assignment, pledge, or other disposal, directly or indirectly, of any right, title or interest in respect of any and all claims under the Lender Facilities, in whole or in part, or any interest therein, (b) the grant of any proxies, deposit of any claims under the Lender Facilities into a voting trust, or the entry into a voting agreement with respect to any of such claims, and/or (c) the sale, transfer, assignment, pledge, or other disposal, directly or indirectly, of any right, title or interest in respect of any and all claims that are being released hereunder other than those under the Lender Facilities.

      29. Transferee means any party who obtains, at any time, a Transfer from a Releasor.

      30. Xcel shall have the meaning ascribed in the preamble to this Release.

      31. Xcel Guaranties means several hundred million dollars of guaranties granted by Xcel to a number of NRG’s trading counterparties as credit support for NRG’s trading transaction.

      32. Xcel Payment Date means the later of (i) 90 days after the Confirmation Date, and (ii) one business day after the Plan Effective Date.

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      B. Release of Claims

      The Releasors, for themselves and on behalf of each of the other parties set forth in the preamble to this Release (collectively with the Releasors, the “Releasing Parties”), subject to Xcel’s payment of the Separate Bank Settlement Payment as set forth in Section D hereof, without reservation or condition, do hereby fully acquit and waive, release and forever discharge the Released Parties from all Claims or Causes of Action of any kind or nature, whether known or unknown, which any Releasor, or a Transferee thereof, directly or indirectly, has or may have against any of the Released Parties related in any manner to or arising in any manner in respect of such Releasor’s or Transferee’s loans, financings, letter of credit facilities and other financing and support facilities provided to NRG or any of the NRG Subsidiaries, such Claims to include, without limitation (i) any preference, fraudulent conveyance and other actions under sections 510, 544, 545, 547, 548, 549, 550 or 553 of the Bankruptcy Code or any state law equivalents; (ii) any Claims arising out of illegal dividends or similar theories of liability; (iii) any Claims asserting veil piercing, alter ego liability or any similar theory; (iv) any Claims based upon unjust enrichment; (v) any Claims for breach of fiduciary duty; (vi) any Claims for fraud, misrepresentation or any state or federal securities law violations; (vii) any Claims for indemnification, reimbursement, contribution, subrogation; (viii) any Claims against Xcel or any of the Released Parties asserting liability of any of the Released Parties for false and misleading representations and warranties made by NRG under or in connection with any of the NRG Unsecured Revolver Agreement, the NRG FinCo Secured Revolver Agreement, or the NRG Letter of Credit Facility; and (ix) any other Claims under any theory of law or equity, obligations, suits, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party Claims, indemnity Claims, damages, debts, rights, liabilities, or any other Claims whatsoever against the Released Parties as of the Plan Effective Date whether known or unknown, matured or unmatured, fixed or contingent, liquidated or unliquidated, disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, then existing or thereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date, in each case related in any manner to NRG or any of the NRG Subsidiaries. This Release may be pled as a release of all such Claims and Causes of Action and shall constitute a bar to any such Claims or Cause of Action the Releasing Parties may have against the Released Parties.

      The Releasors knowingly grant this Release notwithstanding that they may hereafter discover facts in addition to, or different from, those which they now know or believe to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and the Releasors expressly waive any and all rights that any Releasing Party may have under any statute or common law principle, including Section 1542 of the California Civil Code (set forth below), which would limit the effect of this Release to those Claims or Causes of Action actually known or suspected to exist at the time of execution of this Release.

      Section 1542 of the California Civil Code

      A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him may have materially affected his settlement with the debtor.

      C. Claims Not Released

      For the avoidance of doubt, nothing in this Release shall be construed to be a release of any Claims or Causes of Action that a Releasor may have against any Released Party and that is unrelated to and does not involve in any manner whatsoever NRG, any of the NRG Entities or any transaction or circumstance involving NRG or any of the NRG Entities. Notwithstanding anything to the contrary contained herein, this Release shall not act to release any Released Party from, or affect any obligation of any Released Party under, a written and enforceable (i) guaranty (including a guaranty of the nature of the Xcel Guaranties), (ii) contract, (iii) agreement, or (iv) separate undertaking between any Released Party and such Releasor, and any defenses the Released Parties may have with respect thereto are expressly preserved. In addition, to the extent any Releasor has a subrogation claim against a Released Party with respect to the N-Cad Letters of Credit, such subrogation claims related thereto shall not be released by this Release and any all defenses the Released Parties may have with respect thereto are expressly preserved. For purposes of the definition of

3

“Excluded Claims” in the Plan, the phrase “any claims reserved to the Banks pursuant to the Separate Bank Settlement Agreement” shall mean solely the claims reserved in this Section C.

      In the event any Releasor is required by a Final Order to return its portion of the Separate Bank Settlement Payment in connection with an avoidance action brought against such Releasor in connection with the bankruptcy or insolvency of any Released Party any release of such Released Party granted by such Releasor hereunder shall be null and void and any and all of such Claims and Causes of Action of such Releasor against such Released Party shall be reinstated.

      D. Payment of Separate Bank Settlement Payment

      The Separate Bank Settlement Payment shall be paid by Xcel on the Xcel Payment Date or as soon thereafter as is practicable to NRG as disbursing agent who shall in turn concurrently make the Separate Bank Settlement Payment to the Escrow Agent which shall then be distributed by the Escrow Agent in accordance with the Escrow Agreement among the Releasors such that 52.63% shall be distributed to those Releasors party to the NRG Unsecured Revolver Agreement, 43.42% to those Releasors party to the NRG FinCo Secured Revolver Agreement, and 3.95% to those Releasors party to the NRG Letter of Credit Facility, in each case in accordance with the terms of each relevant agreement; provided, however, Xcel shall not be required to pay the Separate Bank Settlement Payment unless and until each lender party to the Lender Facilities or their Transferees has executed this Release.

      E. Representation of Claim Ownership and Corporate Authority

      Each Releasor represents and warrants that as of the Release Effective Date it is the beneficial owner of the Claims indicated below its signature in the principal amounts so indicated. In addition, each Party represents and warrants to the other Party that its execution, delivery and performance of this Agreement are within the power and authority of such Party and have been duly authorized by such Party.

      F. Release Effective Date

      As to any Releasor, this Release shall become effective and enforceable only upon the occurrence of each of: (i) the date that the Escrow Agent receives the Separate Bank Settlement Payment, (ii) the occurrence of the Plan Effective Date, and (iii) the occurrence of the Effective Date of the Settlement Agreement (as defined therein).

      G. Breach

      It is understood and agreed by each of the parties that money damages would not be a sufficient remedy for any breach of this Release and as such any non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for such breach.

      H. Acknowledgement

      Each Releasor agrees that this Release has been fully read and understood by Releasor, and such Releasor received independent legal advice from its respective attorneys as to the effect and import of its provisions.

      I. Governing Law

      This Release shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York, without regard to its conflict of laws that would require the law of another jurisdiction to be applied.

      J. Severability and Interpretation

      Should any provision of this Release be held invalid or illegal, such invalidity or illegality shall not invalidate the whole of this Release.

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      K. Assignment of Claims

      Releasor shall not sell, assign, dispose or otherwise Transfer its Claims or Causes of Action related in any manner to or arising in any manner in respect of such Releasor’s or Transferee’s loans, financings, letter of credit facilities and other financing and support facilities provided to NRG or any of the NRG Subsidiaries (such Claims to include, without limitation all Claims against the Released Parties set forth in Section B hereof) to any Transferee unless such Transferee agrees in writing to be bound by this Release in its entirety without revision. Any Transfer that does not comply with this paragraph shall be null and void ab initio. In the event of a Transfer, the transferor shall within three business days provide written notice of such Transfer to Xcel together with a copy of the written agreement of the Transferee to be bound by this Release in its entirety without revision.

      L. Counterparts

      This Release may be executed by the Parties in one or more separate counterparts, all of which shall constitute a single agreement, binding upon and inuring to the benefit of the parties hereto and their respective successors and assigns.

      M. Entire Agreement

      This Agreement and the applicable provisions in the Plan constitute the complete and entire agreement between the Parties with respect to the matters contained in this Agreement, and supersede all prior agreements, negotiations, and discussions between the Parties with respect thereto.

      N. Amendment; Waiver

      It is expressly understood and agreed that this Agreement may not be altered, amended, modified or otherwise changed in any respect whatsoever except by a writing duly executed by authorized representatives of each of the Parties, and the Parties further acknowledge and agree that they will make no claim at any time or place that this Agreement has been orally supplemented, modified, or altered in any respect whatsoever. In addition, no failure on the part of any Party to this Agreement to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

      O. No Admissions

      This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of the Released Parties of any Claim, Cause of Action, or any fault or liability or damages whatsoever. The Released Parties deny any and all wrongdoing or liability of any kind, and do not concede any infirmity in the Claims, Causes of Action, or defenses which they have asserted or would assert.

      P. Interpretation

      This Agreement is the product of negotiations of the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

XCEL ENERGY INC.

By:

Title:

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Name of Institution:

By:

Title:

Unpaid principal amount of Claim held under NRG Letter of Credit Facility

$

Name of Institution:

By:

Title:

Unpaid principal amount of Claim held under NRG FinCo Secured Revolver Agreement

$

Name of Institution:

By:

Title:

Unpaid principal amount of Claim held under NRG Unsecured Revolver Agreement

$

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EXHIBIT E

SCHEDULE OF NRG FINCO ASSETS

NRG FINANCE COMPANY I LLC (“NRG FINCO”)

EXHIBIT E — SCHEDULE OF NRG FINCO ASSETS

1.	Intercompany Note by LSP-Nelson Energy, LLC in favor of NRG Finance Company I LLC

2.	Intercompany Note by LSP-Pike Energy, LLC in favor of NRG Finance Company I LLC

3.	Intercompany Note by NRG Audrain Generating LLC in favor of NRG Finance Company I LLC

4.	All of the ownership interests and related books and records of NRG Turbines LLC

5.	The Bond Purchase Contract, dated May 1, 2002, among NRG Finance Company I LLC, by LSP-Pike Energy, LLC and Mississippi Business Finance Corporation

6.	The Bond(s) issued by the Mississippi Business Finance Corporation under the Bond Purchase Contract

7.	The Interests of NRG Finance Company I LLC in certain related agreements to the Bond Purchase Contract

8.	All of the Bank Accounts listed in the Depository Agreement, including but not limited to the Development Account, Loss Proceeds Account, Revenue Account and all sub-accounts thereof.

9.	The NRG Energy Equity Undertaking Agreement.

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EXHIBIT F

SCHEDULE OF DEFINITIONS

DEFINITIONS

      As used in the Plan and the Disclosure Statement, the following terms have the respective meanings specified below:

      Administrative Expense Claims means all Claims against the Debtors constituting a cost or expense of administration of the Chapter 11 Case under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including all actual and necessary costs and expenses of preserving the Estates of the Debtors, all actual and necessary costs and expenses of operating the business of the Debtors, any indebtedness or obligations incurred or assumed by the Debtors in connection with the conduct of their businesses, all cure amounts owed in respect of executory contracts and unexpired leases assumed by the Debtors to the extent that the same are not paid or discharged in the context of a sale or disposal of assets, all Professional Compensation and Reimbursement Claims to the extent allowed under sections 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the Estates under section 1930 of chapter 123 of title 28 of the United States Code.

      Adversary Proceeding means the adversary proceeding commenced by PMI in the United States District Court for the Southern District of New York on May 19, 2003 against CDPUC and CTAG seeking declaratory and injunctive relief pertaining to the FERC Proceeding.

      AEP means American Electric Power.

      Affiliate has the meaning set forth in section 101(2) of the Bankruptcy Code; provided, however, that such definition shall not include Xcel or any of Xcel’s affiliates, except for the Debtors and the Debtors’ direct and indirect subsidiaries.

      Agents means the Balloting Agent and the Claims Agent.

      Allowed means, with reference to any Claim against or Equity Interest in the Debtors, (i) any Claim which has been listed by the Debtors in the Debtors’ Bankruptcy Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent, and for which no contrary proof of claim or objection to claim has been timely filed; (ii) any Claim or Equity Interest allowed hereunder; (iii) any Claim, or portion thereof, or Equity Interest which is not Disputed; (iv) any Claim or Equity Interest that is compromised, settled or otherwise resolved pursuant to a Final Order of the Bankruptcy Court or under the Plan; or (v) any Claim or Equity Interest which, if Disputed, has been Allowed by Final Order or ceased to be Disputed; provided, however, that Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered an Allowed Claim hereunder. Unless otherwise specified herein or by order of the Bankruptcy Court, an Allowed Administrative Expense Claim or Allowed Claim shall not, for any purpose under the Plan, include interest on such Administrative Expense Claim or Claim from and after the Petition Date.

      Amended and Restated Certificate of Incorporation shall have the meaning set forth in Section 8.2 of the Plan.

      AMT means alternative minimum tax.

      AMTI means alternative minimum taxable income.

      ANZ Letter of Credit Reserve shall mean the escrow account set up with an independent escrow agent in form and substance acceptable to the Debtors and ANZ.

      Assumed Agreements means those agreements between the Debtors and Xcel as more fully described in the Xcel Settlement Agreement to be assumed by the Debtors.

      BACT means Best Available Control Technology.

      Ballot means the ballot, in form and substance satisfactory to Xcel, the Committee and the Global Steering Committee, distributed to each holder of an Impaired Claim on which such holder shall indicate among other things, acceptance or rejection of the Plan and the Release Election.

      Balloting Agent means Innisfree M&A Incorporated.

      Bank Group means the legal or beneficial holders of all Claims under the Lender Facilities.

      Bankruptcy Code means title 11 of the United States Code, as amended from time to time.

      Bankruptcy Court means the United States District Court for the Southern District of New York having jurisdiction over the Chapter 11 Case and, to the extent of any reference under section 157 of title 28 of the United States Code, the Bankruptcy Court unit of such District Court, or any court having competent jurisdiction to hear appeals or certiorari petitions therefrom, or any successor thereto that may be established by an act of Congress or otherwise, and that has competent jurisdiction over the Chapter 11 Case.

      Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, and any Local Rules of the Bankruptcy Court, as amended from time to time, as applicable to the Chapter 11 Case.

      Bar Date means with respect to nongovernmental Claims against the Debtors, July 14, 2003, or with respect to governmental Claims against the Debtors November 10, 2003, or any other bar date for the filing of Claims established by a separate order of the Bankruptcy Court in connection with the Chapter 11 Case.

      BARCT means Best Available Retrofit Control Technology.

      Beneficial Holder or Beneficial Owner means the beneficial holder of a Claim.

      Beneficial Holders Claims means Claims derived from or based on publicly traded securities.

      Business Day means any day other than a Saturday, a Sunday or any other day on which commercial banks in the State of New York are required or authorized to close by law or executive order.

      Business Plan means the business plan provided by management and used in the calculation of value of Reorganized NRG.

      CA ISO means the California ISO approved by FERC.

      Cajun Facilities means NRG’s power generation facilities in New Roads, Louisiana.

      CAPM means Capital Asset Pricing Model.

      Cash means legal tender of the United States of America.

      Cash Management Motion means the Motion For Order Authorizing Debtors To: (I) Continue To Use Existing Cash Management System And Bank Accounts; (II) Provide Administrative Priority Status To Postpetition Intercompany Claims; (III) Continue To Use Existing Checks And Business Forms; And (IV) Continue To Use Existing Investment Practices, filed with the Bankruptcy Court on the Petition Date.

      Cause of Action means all actions, causes of action, liabilities, obligations, rights, suits, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party claims, indemnity claims, contribution claims or any other claims whatsoever, whether known or unknown, matured or unmatured, fixed or contingent, liquidated or unliquidated, disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Case, including through the Effective Date.

      CDPUC means the Connecticut Department of Public Utility Control.

      CDWR means California Department of Water Resources.

      CEC means the California Energy Commission.

      Chapter 11 Case means, collectively, the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court on May 14, 2003 and administratively consolidated under chapter 11 Case No. 03-13024 (PCB).

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      CL&P means Connecticut Light & Power Company.

      CL&P Agreement means that certain Standard Offer Service Wholesale Sales Agreement, dated as of October 29, 1999 by and between CL&P and PMI.

      CL&P Appeal means CL&P’s Notice of Appeal of the Rejection Order, filed on June 4, 2003.

      Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.

      Claims Agent means Kurtzman Carson Consultants LLC.

      Claims Objection Deadline means the deadline for filing objections to Claims, which is the date 90 days after the Effective Date (subject to being extended by the Bankruptcy Court upon a motion of the Debtors with notice and a hearing).

      Class means a category of holders of Claims against or Equity Interests in the Debtors as set forth in Articles IV and V of the Plan.

      Clerk means the clerk of the Bankruptcy Court.

      CO2 means carbon dioxide.

      CODI means cancellation of debt income.

      Collateral means any property or interest in property of the Estates of the Debtors subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable law.

      Committee means the official committee of unsecured creditors appointed by the United States Trustee on May 21, 2003 pursuant to section 1102 of the Bankruptcy Code.

      Common Stock means the current issued and outstanding shares of the common stock of NRG Energy, Inc., all of which is held by Xcel.

      Confirmation Date means the date on which the Clerk enters the Confirmation Order on the Bankruptcy Court’s docket.

      Confirmation Hearing means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

      Confirmation Hearing Date means November 21, 2003 at 2:30 p.m. Eastern Time, the date and time for which the Bankruptcy Court has scheduled the Confirmation Hearing.

      Confirmation Hearing Notice means notice of the Confirmation Hearing, to be published by the Debtors in national and local newspapers and included with solicitation packages mailed to all creditors.

      Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

      Connecticut Parties means CL&P, CDPUC and CTAG.

      Convenience Claims means all General Unsecured Claims excluding Note Claims and Bank Claims against any Debtor that would be included in either Class 5 or Class 6, but with respect to each such Claim, the applicable Claim either (i) is equal to or less than $50,000.00 or (ii) is reduced to $50,000.00 pursuant to an election by such holder made in the Ballot.

      CPUC means the California Public Utilities Commission.

      Cross-Over Lenders means a member of the Bank Group that has a claim against Xcel under any Xcel credit facility.

      CTAG means the Attorney General for the State of Connecticut.

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      DCF means Discounted Cash Flow.

      Debtors means NRG, NRGenerating, PMI, NRG Capital and NRG FinCo.

      Debtors’ Bankruptcy Schedules means the schedules of assets and liabilities, schedules of current income and expenditures, schedules of executory contracts and unexpired leases, and statements of financial affairs filed in this Chapter 11 Case by the Debtors pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, as amended from time to time.

      DEC means the New York State Department of Environmental Conservation.

      DEQ means the Louisiana Department of Environmental Quality.

      DIP Agreement means that certain Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement that NRG, and the DIP Borrowers have fully negotiated with GECC.

      DIP Borrowers means NRG Northeast Generating LLC, Arthur Kill Power LLC, Astoria Gas Turbine Power LLC, Connecticut Jet Power LLC, Devon Power LLC, Dunkirk Power LLC, Huntley Power LLC, Middletown Power LLC, Montville Power LLC, Norwalk Power LLC, the Oswego Harbor Power LLC, Somerset Power LLC, and Berrians I Gas Turbine Power LLC.

      DIP Facility means up to $250 million made available under the DIP Agreement for working capital and general corporate needs of the DIP Borrowers.

      DIP Motion I means the Motion Of Entry Of (I) Interim And Final Orders Authorizing The Debtors To (A) Obtain Postpetition Financing From General Electric Capital Corporation, (B) Use Cash Collateral, and (C) Provide Adequate Protection To Secured Bondholders And (II) Order Scheduling A Final Hearing Pursuant To Bankruptcy Rule 4001, filed with the Bankruptcy Court on the Petition Date.

      DIP Motion II means the Interim Order Pursuant To 11 U.S.C. §§361, 362, And 364 And Fed. R. Bankr. P. 4001 Approving Debtors’ Motion For Interim And Final Orders (I) Authorizing Debtors To Incur Postpetition Secured Indebtedness, (II) Granting Security Interests And Priority, (III) Modifying Automatic Stay and (IV) Modifying Cash Management Procedures, filed with the Bankruptcy Court on the Petition Date.

      DIP Motions means DIP Motion I and DIP Motion II.

      Disbursing Agent means any Entity in its capacity as a disbursing agent under Section 6.5(a) of the Plan.

      Disclosure Statement means the Third Amended Disclosure Statement for the Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code for the Debtors, proposed by the Debtors, dated as of October 10, 2003, as amended, including all exhibits, supplements, appendices and schedules thereto, as approved by the Bankruptcy Court pursuant to the Disclosure Statement Order and all modifications thereto.

      Disclosure Statement Order means the Bankruptcy Court’s order which, among other things, approves the Disclosure Statement establishes the voting procedures, schedules the Confirmation Hearing, and sets the voting deadline and the deadline for objecting to confirmation of the Plan.

      Disputed means, with respect to any Claim or Interest, any Claim or Interest to which the Debtors or any other party in interest has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or is otherwise disputed by the Debtors in accordance with applicable law, which objection, request for estimation or dispute has not been settled, waived, withdrawn or determined by a Final Order. A Claim that is Disputed by the Debtors as to its amount only shall be deemed Allowed in the amount the Debtors admit owing, if any, and Disputed as to the excess.

      Disputed Claims Reserve means the reserve holdings, if any, of Reserved Cash, Reserved Shares, and Reserved Notes established pursuant to Article X other than Section 10.2 thereof, which reserve will be maintained in trust for holders of Allowed Claims in Class 5 or Class 6 and will not constitute property of any Reorganized Debtors.

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      Disqualified Interest means the aggregate amount of all interest deductions in respect of debt exchanged for the corporation’s stock during the three prior taxable years and the portion of the current taxable year ending on the date of the ownership change, which amount shall not be taken into account under the Section 382(l)(5) Rule when computing the corporation’s NOL and credit carryovers.

      Distribution Date means, with respect to a particular Claim, the later of the Effective Date or the date on which such Claim becomes an Allowed Claim.

      Distribution Record Date means five (5) Business Days after the Confirmation Date.

      District Court means the United States District Court for the Southern District of New York.

      DNREC means Delaware Department of Natural Resources and Environmental Control.

      DTC means The Depository Trust Company.

      Dynegy means Dynegy Power Corporation.

      Effective Date means the date on which the conditions specified in Section 12.2 of the Plan have been satisfied or waived pursuant to Section 12.4 of the Plan.

      Elected Cash Amounts means an amount of Cash not less than $30,000.00, which an Eligible Reallocation Creditor is entitled to receive as a distribution in satisfaction of an Allowed Claim pursuant to the Plan.

      Elected Debt Amounts means an amount not less than $40,000.00 of New NRG Senior Notes, which an Eligible Reallocation Creditor is entitled to receive as a distribution in satisfaction of an Allowed Claim pursuant to the Plan.

      Elected Equity Amounts means an amount of shares nominated by the Eligible Reallocation Creditor of New NRG Common Stock, which an Eligible Reallocation Creditor is entitled to receive in satisfaction of an Allowed Claim as a distribution pursuant to the Plan.

      Electing Cash and Debt Recipient means an Eligible Reallocation Creditor that has elected on its Ballot, with respect to its Allowed Claims in Class 5 or Class 6, to offer to reduce its initial allocation of all of its New NRG Common Stock in return for specified Cash or New NRG Senior Notes consideration, in accordance with the reallocation procedures set forth in Article V of the Plan.

      Electing Cash and Debt Recipient Election means the election available to Eligible Reallocation Creditors on the Ballot to reduce its initial allocation of all of its New NRG Common Stock in return for specified Cash or New NRG Senior Notes consideration, in accordance with the reallocation procedures set forth in Article V of the Plan.

      Electing Equity Recipient means an Eligible Reallocation Creditor that has elected on its Ballot, with respect to its Allowed Claims in Class 5 or Class 6, to offer to receive additional New NRG Common Stock in exchange for the Cash (if such Creditor has an Allowed Claim in Class 5) or New NRG Senior Notes which it would otherwise have received under the Plan, all pursuant to reallocation procedures set forth in Article V of the Plan.

      Electing Equity Recipient Election means the election available to Eligible Reallocation Creditors on the Ballot to offer to receive additional New NRG Common Stock in exchange for the Cash or New NRG Senior Notes, which it would otherwise have received under the Plan, all pursuant to reallocation procedures set forth in Article V of the Plan.

      Eligible Reallocation Creditors means holders of Allowed Class 5 or Class 6 Claims.

      Emergency Motion means NRG New England Subsidiaries’ Joint Motion for Emergency Expedited Issuance of Order by March 17, 2003 in Docket No. ER03-563-000.

      Employee Matters Agreement means an employee matters agreement which will be executed by NRG and Xcel, that will, as of the Effective Date, govern the employee matters between NRG, Xcel, and any

5

affiliates thereof. A copy of the Employee Matters Agreement will be made available on the Claims Agent’s website at www.kccllc.net.

      Entity has the meaning set forth in section 101(15) of the Bankruptcy Code.

      Environmental Claims means all Claims against the Debtors arising from (i) any accusation, allegation, notice of violation, action, claim, environmental Lien, demand, abatement or other order, restriction or direction (conditional or otherwise) by any Governmental Entity or any other Person for personal injury (including, but not limited to, sickness, disease or death), tangible or intangible property damage, Punitive Damages, damage to the environment, nuisance, pollution, contamination or other adverse effect on the environment or costs (to the extent recoverable under applicable non-bankruptcy law) of any Governmental Entity related thereto, in each case resulting from or based upon (a) the existence, or the continuation of the existence, of a release of (including, but not limited to, sudden or non-sudden accidental or non-accidental releases), or exposure to, any hazardous or deleterious material, substance, waste, pollutant or contaminant, odor or audible noise in, into or onto the environment (including, but not limited to, the air, soil, surface water or groundwater) at, in, by, from or related to any property (including any vessels or facilities of the Debtors) presently or formerly owned, operated or leased by the Debtors or any activities or operations thereof, (b) the transportation, storage, treatment or disposal of any hazardous or deleterious material, substance, waste, pollutant or contaminant in connection with any property presently or formerly owned, operated or leased by the Debtors or its operations or facilities, or (c) the violation or alleged violation, of any environmental law, order or environmental permit or license of or from any Governmental Entity relating to environmental matters connected with any property presently or formerly owned, operated or leased by the Debtors (including any FERC license pertaining to any environmental matter); and (ii) any claim for indemnification or contribution (whether based on contract, statute or common law) against the Debtors by any third party, where such indemnification or contribution claim of such third party is based on a claim against such third party that if asserted directly against the Debtors would be a claim included with the immediately preceding clause (i); provided, however, that Environmental Claims shall not include (A) any Claims fully settled, liquidated or determined by a Final Order or a binding award, agreement or settlement prior to the Petition Date for amounts payable by the Debtors for damages or other obligations in a fixed dollar amount payable in a lump sum or by a series of payments (which Claims are classified as General Unsecured Claims), (B) Tort Claims, (C) Securities Litigation Claims, or (D) Pending Litigation Claims.

      Equity Interest or Interest means any share of Common Stock or other instrument evidencing an ownership interest in the Debtors, whether or not transferable, and any option, warrant or other right, contractual or otherwise, to acquire any such interest or any legal, equitable, or contractual Claim arising therefrom, including Claims arising from rescission of the purchase or sale of an Equity Interest, for damages arising from the purchase or sale of an Equity Interest, or for reimbursement or contribution on account of such Claim.

      Estate means the estate of a Debtor created pursuant to section 541 of the Bankruptcy Code.

      EWG means exempt wholesale generator, which is granted relief from regulation under PUHCA by the Energy Policy Act of 1992.

      Exchange Act means the Securities Exchange Act of 1934, as amended.

      Exchange Agent means the Bank of New York.

      Excluded Claims means any claims against Xcel under (i) the Xcel Settlement Agreement; (ii) the Employee Matters Agreement; (iii) the Tax Matters Agreement; or (iv) the Assumed Agreements, and (v) any Separate Bank Claims and any claims reserved to the Banks pursuant to Section C of the Separate Bank Release Agreement.

      Exit Facility means the facility described in Section 2.4 of the Plan.

      Face Amount means, with respect to all Disputed Claims, either (i) the full stated amount claimed by the holder of such Claim in any proof of Claim filed by the Bar Date or otherwise deemed timely filed under applicable law, to the extent the proof of Claim specifies a liquidated amount; or (ii) if no proof of Claim has

6

been filed by the Bar Date or has otherwise been deemed timely filed under applicable law or if the proof of Claim specifies an unliquidated amount, the amount of a Claim acknowledged by the applicable Debtor or Reorganized Debtor in any objection filed to such Claim as an undisputed, noncontingent and liquidated Claim, estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code.

      Fee Application means an application of a Professional Person or other request for compensation or reimbursement of expenses incurred in connection with the Chapter 11 Cases.

      FERC means the Federal Energy Regulatory Commission.

      FERC Complaint means the complaint filed with FERC by the CTAG commencing the FERC Proceeding and seeking entry of an order by the FERC staying termination of the CL&P Agreement and requiring PMI to continue to perform under the CL&P Agreement.

      FERC Order means the order issued by FERC on May 16, 2003 requiring PMI to continue to provide service to CL&P pursuant to the rates, terms and conditions under the CL&P Agreement until FERC has an adequate opportunity to evaluate the proposed termination of the contract and the opposition to such action.

      FERC Proceeding means the proceeding initiated by CTAG with the filing of the FERC Complaint.

      FGD means flue gas desulfurization.

      Final Order means an order or judgment of the Bankruptcy Court as entered on the docket in the Chapter 11 Case that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been resolved by the highest court to which the order or judgment was appealed from or from which certiorari was sought.

      FPA means the Federal Power Act of 1935.

      FUCO means foreign utility company, which is granted relief from regulation under PUHCA by the Energy Policy Act of 1992.

      GE means General Electric Company.

      GECC means General Electric Capital Corporation.

      General Unsecured Claims means any unsecured claim not included in any other Class including (a) Claims against the Debtors arising from the rejection of executory contracts and unexpired leases as defined in section 365 of the Bankruptcy Code; (b) Claims against the Debtors relating to prepetition litigation (other than any Securities Litigation Claim); and (c) Claims against the Debtors by the Debtors’ vendors, suppliers and service providers.

      Global Steering Committee means, as of the Petition Date, the Persons identified as such on Exhibit J to the Plan, being members of the Bank Group together with any replacements, successors or assigns from time to time a member of the Global Steering Committee.

      Governmental Entity has the meaning set forth for a governmental unit in section 101(27) of the Bankruptcy Code.

      G-Reorganization means a contribution of assets by NRG to New NRG, the issuance of New NRG Common Stock and New NRG Senior Notes to NRG, and the subsequent transfer of New NRG Common Stock and New NRG Senior Notes by NRG to Creditors of the Debtors, in accordance with the Plan and section 368(a)(1)(G) of the Internal Revenue Code of 1956, as amended.

      HSR means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      ICF Consulting means ICF Consulting Group, Inc.

      Impaired means any Class of Claims against or Equity Interests in the Debtors that is impaired within the meaning of section 1124 of the Bankruptcy Code.

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      Inepar means Inepar Industria e Construcoes, the former EPC contractor for a 156MW hydro project owned by Itiquira.

      Intercompany Claims means the claims set forth on Exhibit L and Exhibit M to the Plan.

      IRS means the United States Internal Revenue Service.

      ISO means Independent System Operator.

      ISO-NE means the New England ISO approved by FERC.

      Itiquira means Itiquira Energetica S.A., an indirectly controlled Brazilian project company of NRG.

      KZC means Kroll Zolfo Cooper LLC.

      Lender Facilities means the NRG Letter of Credit Facility, the NRG Unsecured Revolver and NRG FinCo Secured Revolver.

      Letters of Credit mean the letters of credit issued under the NRG Letter of Credit Facility.

      Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

      Liquidation Analysis means the liquidation analysis annexed to the Disclosure Statement as Exhibit B.

      Liquidation Value means the aggregate dollar amount that would be available if each of the reorganization cases were converted to a chapter 7 case under the Bankruptcy Code and each of the respective Debtor’s assets were liquidated by a chapter 7 trustee.

      LMP means locational marginal pricing — pricing by location rather than on a region-wide basis.

      Louisiana Generating means Louisiana Generating, LLC.

      MACT means Maximum Achievable Control Technology.

      March 25, 2003 Order means FERC’s order issued March 25, 2003 in response to the NRG New England Subsidiaries’ Emergency Motion.

      Miscellaneous Secured Claims means all Secured Claims other than Class 3 Claims (Secured Claims against Noncontinuing Debtor Subsidiaries).

      MISO means the Central Midwest ISO approved by FERC.

      Mississippi Bankruptcy Court means the United States Bankruptcy Court for the Southern District of Mississippi.

      Mississippi Involuntary Case means the involuntary bankruptcy proceeding pursuant to Chapter 7 of the Bankruptcy Code filed against Pike by S&W and Shaw on October 17, 2002.

      MSW means municipal solid waste.

      MWt means megawatt thermal equivalents.

      N-Cad Letters of Credit means that certain Letter of Credit bearing reference number NZS473827, in an amount of $2,850,000, collectively with the Letter of Credit bearing reference number 2890/8200, in the amount of $1,850,000 and the Letter of Credit bearing reference number US5978, in the initial amount of $3,900,000.

      NCE means New Century Energies, Inc., a Colorado-based public utility holding company that merged with NSP in August 2002 to form Xcel.

      NEO means NEO Corporation, a Minnesota corporation and wholly owned subsidiary of NRG.

      NEPOOL means New England Power Pool.

      New NRG Common Stock means all of the shares of common stock, par value $0.01, of Reorganized NRG authorized pursuant to Article VIII of the Plan, as set forth in Article II of the Plan.

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      New NRG means a corporation that may be incorporated under the laws of the State of Delaware in order to effect a G-Reorganization.

      New NRG Senior Note Indenture means that certain indenture substantially in the form as shall be filed with the Bankruptcy Court as part of the Plan Supplement.

      New NRG Senior Notes means the Notes described in Article II of the Plan.

      NiMo means Niagara Mohawk Power Corporation.

      NOL means net operating loss.

      Nominee means an entity through which Beneficial Holders hold the Beneficial Holders Claims.

      Noncontinuing Debtor Subsidiaries means NRG Capital and NRG FinCo.

      Nondebtor Subsidiaries means the NRG Subsidiaries that are not Debtors.

      Non-Plan Debtors means, collectively, the Northeast Debtors, the South Central Debtors and the NRG Subsidiaries that have filed petitions under Chapter 11 of the Bankruptcy Code, other than the Debtors.

      Northeast Debtors means NRG Northeast, Arthur Kill Power LLC, Astoria Gas Turbine Power LLC, Connecticut Jet Power LLC, Devon Power LLC, Dunkirk Power LLC, Huntley Power LLC, Middletown Power LLC, Montville Power LLC, Norwalk Power LLC, Oswego Harbor Power LLC, and Somerset Power LLC.

      Northeast Noteholders means the holders of the Northeast Notes.

      Northeast Noteholders Committee means the informal Committee of Secured Bondholders of NRG Northeast Generating LLC.

      Northeast Notes means the bonds issued by NRG Northeast, as set forth in Section III.B.3 of the Disclosure Statement.

      Note Claims means the obligations of NRG under or in respect of any Notes.

      Noteholders means all holders of Notes from time to time.

      Notes means NRG’s public notes identified on Exhibit C to the Plan.

      NOx means nitrogen oxides.

      NRG means NRG Energy, Inc., a Delaware corporation.

      NRG 05 ROARS means $250 million of 8.70% Remarketable or Redeemable Securities issued by NRG Pass-Through Trust 2000-1 on March 20, 2000 and due March 15, 2005.

      NRG 06 3d Supplemental Indenture Senior Notes means $340 million of 6.75% senior notes due July 15, 2006.

      NRG 06 Senior Debentures means the senior debentures issued by NRG with the sale of equity units on March 13, 2001.

      NRG 06 Senior Notes means $125 million of 7.625% senior notes due February 1, 2006.

      NRG 07 Senior Notes means $250 million of 7.5% senior notes due June 15, 2007.

      NRG 09 Senior Notes means $300 million of 7.5% senior notes due June 1, 2009.

      NRG 10 Senior Notes means $350 million of 8.25% senior notes due September 15, 2010.

      NRG 11 Senior Notes means $350 million of 7.75% senior notes due April 1, 2011.

      NRG 13 ROARS means $240 million of 8.0% Remarketable or Redeemable Securities issued by NRG on November 8, 1999 and due November 1, 2013.

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      NRG 20 Senior Reset Notes means £160 million of 7.97% senior reset notes due March 15, 2020.

      NRG 31 Senior Notes means $500 million of 8.625% senior notes due April 1, 2031.

      NRG Able means NRG Able Acquisition LLC, a subsidiary of NRG.

      NRG Capital means NRG Capital LLC, a Delaware corporation.

      NRG Capital Assets means the Collateral of NRG Capital securing obligations under the NRG FinCo Secured Revolver Agreement.

      NRG Entities means the Debtors and other NRG Subsidiaries and Affiliates.

      NRG Equity Undertaking means the NRG Equity Undertaking, by and among NRG, NRG FinCo and Credit Suisse First Boston, as Administrative Agent, dated as of May 8, 2001.

      NRG FinCo means NRG Finance Company I LLC, a Delaware corporation.

      NRG FinCo Assets means those certain assets of NRG FinCo listed on Exhibit E to the Plan.

      NRG FinCo Lenders means those certain lenders party to the NRG FinCo Secured Revolver Agreement.

      NRG FinCo Secured Revolver means all loans and other financial accommodations made to NRG FinCo pursuant to the NRG FinCo Secured Revolver Agreement.

      NRG FinCo Secured Revolver Agreement means the revolving credit agreement entered into by and among NRG FinCo, Credit Suisse First Boston and certain other lenders party thereto and NRG Audrain Generation LLC, LSP-Nelson Energy, LLC, LSP-Pike Energy, LLC and NRG Turbine LLC, as sub-borrowers, as of May 8, 2001 with the purpose of financing certain domestic construction projects of the Debtors, together with all amendments, modifications, renewals, restatements, substitutions and replacements thereof and all documents, agreements or instruments related thereto, including, but not limited to, the NRG Equity Undertaking.

      NRG FinCo Secured Revolver Claims means collectively, NRG FinCo Secured Revolver Secured Claims, NRG FinCo Secured Revolver Recourse Claims and NRG FinCo Secured Revolver Deficiency Claims.

      NRG FinCo Secured Revolver Deficiency Claim means a General Unsecured Claim against NRG FinCo or NRG Capital arising under the NRG FinCo Secured Revolver Agreement as a result of the Allowed amount of an NRG FinCo Secured Revolver Secured Claim exceeding the value of the Collateral securing such NRG FinCo Secured Revolver Secured Claim.

      NRG FinCo Secured Revolver Other Collateral means, other than the NRG FinCo Assets and NRG Capital Assets, all Collateral of NRG Subsidiaries securing obligations under the NRG FinCo Secured Revolver Agreement.

      NRG FinCo Secured Revolver Recourse Claim means an Allowed Claim in the amount of $840 million (plus postpetition collection costs) against NRG arising under the NRG FinCo Secured Revolver Agreement.

      NRG FinCo Secured Revolver Secured Claim means all Secured Claims against NRG FinCo or NRG Capital arising under the NRG FinCo Secured Revolver Agreement.

      NRG Guaranty Obligations means a claim against NRG pursuant to a guaranty issued by NRG for the benefit of its subsidiaries.

      NRG Intercompany Claim means a claim against a Debtor or any of its subsidiaries by a Debtor or any of its subsidiaries, excluding NRG Guaranty Obligations.

      NRG Letter of Credit Claim means all obligations of NRG pursuant to or arising under the NRG Letter of Credit Facility.

      NRG Letter of Credit Facility means the $125,000,000 Standby Letter of Credit Facility, dated as of November 30, 1999, among NRG, the financial institutions party thereto and the Australia and New Zealand

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Banking Group Limited, as administrative agent, as amended, supplemented, restated or modified from time to time, together with all documents, agreements or instruments related thereto.

      NRG New England Subsidiaries means Devon Power LLC, Middletown Power LLC, Montville Power LLC, and Norwalk Power LLC.

      NRG Northeast means NRG Northeast Generating LLC, a Delaware limited liability company.

      NRG Reinstated Guaranty Obligations shall mean any NRG Guaranty Obligation that NRG will reinstate in its entirety, without impairment or modification, as of the Effective Date. The NRG Reinstated Guaranty Obligations are set forth in Exhibit H to the Plan and incorporated herein by reference.

      NRG Released Causes of Action means, collectively, all Claims (including “Claims” arising on or after the Petition Date through the Effective Date) or Causes of Action of any kind or nature (whether known or unknown) which NRG, any of the NRG Subsidiaries, or any creditor of NRG, of the other Debtors, or of the Non-Plan Debtors, directly or indirectly, has or may have as of the Effective Date against any of the Released Parties in respect of any matter relating to NRG or any of the NRG Subsidiaries, including, without limitation, the Specified Claims, but the NRG Released Causes of Action shall not include any Excluded Claims.

      NRG Senior Notes means the NRG 06 Senior Notes, NRG 07 Senior Notes, NRG 09 Senior Notes, NRG 10 Senior Notes, NRG 11 Senior Notes, NRG 31 Senior Notes, NRG 06 3d Supplemental Indenture Senior Notes and NRG 20 Senior Reset Notes.

      NRG South Central means NRG South Central Generating LLC, a Delaware limited liability company.

      NRG Subsidiaries means NRG’s direct and indirect majority-owned subsidiaries.

      NRG Terminated Guaranty Claims shall mean any NRG Guaranty Obligation that is not an NRG Reinstated Guaranty Obligation.

      NRG Undetermined Guarantees shall mean the guarantees set forth on Exhibit K to the Plan.

      NRG Unsecured Claim means any General Unsecured Claim against NRG, including NRG Unsecured Revolver Claims, NRG Letter of Credit Claims, NRG FinCo Secured Revolver Recourse Claims, Note Claims, the debenture portion of NRZ Equity Units, Environmental Claims, Pending Litigation Claims, Tort Claims, Workers’ Compensation Claims and NRG Rejected Guaranty Obligations.

      NRG Unsecured Revolver means all loans and other financial accommodations made pursuant to the NRG Unsecured Revolver Agreement.

      NRG Unsecured Revolver Agreement means that certain 364-Day Revolving Credit Agreement dated as of March 8, 2002 among NRG, the financial institutions party thereto, ABN Amro Bank N.V., as administrative agent, Salomon Smith Barney, Inc., as syndication agent, Barclays Bank PLC, as co-syndication agent, and The Royal Bank of Scotland PLC, and Bayerische Hypo-und Vereinsbank AG, New York Branch, as co-documentation agents, as amended, supplemented, restated or modified from time to time, together with all documents, agreements or instruments related thereto.

      NRG Unsecured Revolver Claim means a Claim against NRG pursuant to the NRG Unsecured Revolver Agreement.

      NRGenerating means NRGenerating Holdings (No. 23) B.V., a Netherlands private company with limited liability.

      NRZ Equity Units means the equity units sold by NRG on March 13, 2001, the components and terms of which are explained in Section III.B.1 of the Disclosure Statement.

      NSP means Northern States Power, the former parent of NRG.

      NYISO means New York Independent System Operator.

      OATT means Open Access Transmission Tariff.

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      OID means original issue discount.

      Old Common Stock of . . . or Old Common Stock means, when used with reference to a particular Debtor or Debtors, the Common Stock, the non-debenture portion of NRZ Equity Units, all membership interests, all partnership interests or similar ownership interests, including options, warrants or rights to acquire any such interests, issued by such Debtor or Debtors and outstanding immediately prior to the Petition Date.

      OTAG means Ozone Transport Assessment Group.

      Pending Litigation Claims means all Claims against the Debtors that are asserted in litigation pending against the Debtors and listed in a schedule to the Plan to be filed prior to the date the Debtors commence solicitation for votes for the Plan; provided, however, that Pending Litigation Claims shall not include (i) any Claims settled, liquidated or determined by a Final Order or a binding award, agreement or settlement prior to the Petition Date for amounts payable by the Debtors for damages or other obligations in a fixed dollar amount payable in a lump sum by a series of payments (which Claims are classified as General Unsecured Claims), (ii) Environmental Claims, (iii) Securities Litigation Claims, or (iv) Tort Claims.

      Person has the meaning set forth in section 101(41) of the Bankruptcy Code.

      Petition Date means May 14, 2003, the date on which the order for relief was entered with respect to the Debtors’ Chapter 11 Case.

      PG&E means Pacific Gas and Electric Company.

      PIK means payable in kind.

      Pike means LSP-Pike Energy, LLC, a subsidiary of NRG.

      PJM means the Pennsylvania, New Jersey, Delaware and Maryland ISO approved by FERC.

      Plan means the Second Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for the Debtors, dated as of October 10, 2003, including all exhibits, supplements, appendices and schedules hereto filed with the Bankruptcy Court, either in their present form or as the same may be altered, amended or modified from time to time.

      Plan Documents means the documents and the attachments, exhibits and schedules thereto, which aid in effectuating the Plan.

      Plan Objection Deadline means November 12, 2003 at 4:00 p.m. Eastern Time, the date and time on or before which objections to confirmation of the Plan must be filed and served.

      Plan Schedules means the schedules to the Plan in the form filed as a Plan Document.

      Plan Supplement means the compilation of documents and form of documents specified in the Plan to be filed as set forth in Section 15.14 of the Plan.

      Plan Support Agreement means that certain Plan Support Agreement, dated as of May 13, 2003, entered into by and among the Debtors, certain members of the Noteholder Group, certain members of the Bank Group and Xcel, as may be amended from time to time, and attached hereto as Exhibit B.

      PMI means NRG Power Marketing, Inc., a Delaware corporation.

      PMI Unsecured Claims means any General Unsecured Claim against PMI.

      Post-Petition Interest shall have the meaning ascribed in Section 4.2 of the Plan.

      Priority Claim means either a Priority Non-Tax Claim or a Priority Tax Claim.

      Priority Non-Tax Claim means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to a priority in right of payment under section 507(a) of the Bankruptcy Code, whether or not such Claim is listed on the Plan Schedules or evidenced by a filed Proof of Claim.

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      Priority Tax Claims means all Claims against the Debtors for taxes entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

      Pro Rata or Pro Rata Share means (a) with respect to any Claim, a proportionate share, so that the ratio of the consideration distributed on account of an Allowed Claim in a Class to the consideration distributed on account of all Allowed Claims in such Class is the same as the ratio such Claim bears to the total amount of all Allowed Claims (plus Disputed Claims until disallowed) in such Class, and (b) with respect to any Interest, a proportionate share, so that the ratio of the consideration distributed on account of an Allowed Interest in a Class of Interests to the consideration distributed on account of all Allowed Interests in such Class is the same as the ratio such Interest bears to the total amount of all Allowed Interests (plus Disputed Interests until disallowed) in such Class.

      Professional Compensation and Reimbursement Claims means all Administrative Expense Claims for the compensation of Professional Persons and reimbursement of expenses incurred by such Professional Persons (to the extent allowed under sections 330 or 503 of the Bankruptcy Code) through the Confirmation Date.

      Professional Person means a Person retained or to be compensated pursuant to sections 327, 328, 330, 503(b), or 1103 of the Bankruptcy Code.

      Projection Period means the five years after emergence beginning January 1, 2004.

      Projections means the consolidated projected operating and financial results prepared by NRG for the five years ending December 31, 2008, attached to the Disclosure Statement as Exhibit C.

      PUHCA means the Public Utility Holding Company Act of 1935, which was amended by the Energy Policy Act of 1992.

      Punitive Damages means punitive, exemplary or similar damages, or fines, penalties or similar charges that arise in connection with Environmental Claims, Pending Litigation Claims, Securities Litigation Claims, or Tort Claims.

      Purchasers in relation to the FirstEnergy Arbitration Claim means NRG and NRG Able.

      PURPA means the Public Utility Regulatory Policies Act of 1978.

      PX means the California Power Exchange.

      QF means a qualifying facility under PURPA.

      Qualifying Debt means, for purposes of the Section 382(l)(5) Rule, a claim which (i) was held by the same creditor for at least 18 months prior to the bankruptcy filing or (ii) arose in the ordinary course of a corporation’s trade or business and has been owned, at all times, by the same creditor.

      RDF means refuse derived fuel.

      Reallocation Liquidity Pool means the pool comprised of the New NRG Common Stock, Cash and New NRG Senior Notes contributed by Electing Cash and Debt Recipients and Electing Equity Recipients.

      Reallocation Procedure means the reallocation procedure set forth in Section VI.C.3 of the Disclosure Statement.

      RECLAIM means SCAQMD’s Regional Clean Air Incentives Market.

      Refund Order means the Order on Proposed Findings on Refund Liability in Docket No. EL00-95-045 related to the “Investigation of Potential Manipulation of Electric and Natural Gas Prices,” issued by FERC on March 26, 2003.

      Reimbursable Claims means amounts billed under the Service Agreement related to corporate insurance obtained for the benefit of NRG and other services requested by NRG.

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      Rejection Motion means the Motion of NRG Power Marketing Inc. Pursuant to Section 365 of the Bankruptcy Code for Order Authorizing NRG Power Marketing Inc. to Reject An Executory Contract, seeking to reject the CL&P Agreement, filed on the Petition Date.

      Rejection Order means the order entered by the Bankruptcy Court on June 2, 2003 approving the Rejection Motion and enabling PMI to reject the CL&P Agreement.

      Release Election means the election of a Creditor in exchange for the relevant consideration under the Plan to release the Released Parties from all NRG Released Causes of Action made on a Ballot approved by the Disclosure Statement Order of the Bankruptcy Court, which Ballot (i) has been received by NRG no later than the Voting Deadline, (ii) is tabulated by NRG in a manner that Xcel agrees is consistent with the Disclosure Statement Order, and (iii) for which Xcel is satisfied that such election has been made in accordance with the terms of the Disclosure Statement Order.

      Release-Based Amount Agreement means that agreement between NRG and Xcel, in the form attached to the Xcel Settlement Agreement, which specifies how to calculate the Release-Based Amount payable by Xcel to NRG at any time.

      Release-Based Amount means up to $390 million of the Xcel Contribution, payable as set forth in the Release-Based Amount Agreement.

      Released Parties means, in respect of any NRG Released Causes of Action: (i) Xcel and any officer, director, employee, affiliate (other than NRG and the NRG Subsidiaries), agent, or other party acting on behalf of Xcel or an affiliate of Xcel (other than NRG and the NRG Subsidiaries), in each case, in their capacity as such, and (ii) any other person or entity to the extent that such person or entity is entitled to a claim for indemnification, reimbursement, contribution, subrogation or otherwise against any of the persons or entities listed in clause (i) in respect of the NRG Released Causes of Action.

      Reorganization SOP means the Statement of Position on Financial Reporting by Entities in Reorganization Under the Bankruptcy Code issued by the American Institute of Certified Public Accountants.

      Reorganized Debtors means the Debtors, or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date, other than the Noncontinuing Debtor Subsidiaries or their respective subsidiaries or affiliates.

      Reorganized NRG means NRG, or any successor thereto by merger, consolidation, or otherwise, on or after the Effective Date.

      Reserved Cash means the Cash to be placed in the applicable Disputed Claims Reserve for distribution to holders of Disputed Claims in Class 5 that become Allowed Claims.

      Reserved Notes means the New NRG Senior Notes to be placed in the applicable Disputed Claims Reserve for distribution to holders of Disputed Claims in Class 5 or Class 6 that become Allowed Claims.

      Reserved Shares means the shares of New NRG Common Stock to be placed in the applicable Disputed Claims Reserve for distribution to holders of Disputed Claims in Class 5 Claims or Class 6 that become Allowed Claims.

      RICO means the Racketeer Influenced and Corrupt Organizations Act 1970.

      RTO means Regional Transmission Organization.

      Rule 3018(a) Motion means a motion for an order pursuant to Bankruptcy Rule 3018(a) seeking temporary allowance for voting purposes that a creditor that believes it should be entitled to vote on the Plan must serve on the Debtors and file with the Court, with evidence in support thereof, by twenty (20) days after service of the Confirmation Hearing Notice.

      S&W means Stone & Webster, Inc.

      Safe Harbor Motion means the Motion For An Order (I) Establishing Procedures For (A) Settlement Of Terminated Safe Harbor Agreements And (B) Determination Whether A Contract Constitutes A Safe

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Harbor Agreement And/Or Whether Such Safe Harbor Agreement Has Been Validly Terminated And (II) Authorizing The Debtors To Enter Into Derivative Contracts And To Pledge Collateral Under Derivative Contracts, filed with the Bankruptcy Court on the Petition Date.

      Saguaro means the Saguaro Power Co. generation facility, in which NRG has a 50% interest.

      SCAQMD means South Coast Air Quality Management District.

      SCE means Southern California Edison Company.

      SCR means selective catalytic reduction.

      SDG&E means San Diego Gas and Electric Company

      SEC means the Securities and Exchange Commission.

      Section 382 Limitation means the limitation determined under Section 382 of the Tax Code in the case of an “ownership change.”

      Section 382(l)(5) Rule means the special rule under Section 382(l)(5) of the Tax Code whereby the annual Section 382 Limitation will not apply to a qualifying corporation’s NOL on account of an ownership change occurring as a result of a bankruptcy reorganization.

      Secured Claim means all Claims against the Debtors, to the extent reflected in the Debtors’ Bankruptcy Schedules or a proof of claim as a Secured Claim, which are secured by a Lien on Collateral but only to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, and, in the event that such Claim is subject to a permissible setoff under section 553 of the Bankruptcy Code, to the extent of such permissible setoff.

      Securities Act means the Securities Act of 1933, as amended.

      Securities Litigation Claims means all Claims against the Debtors that are asserted in litigation pending against the Debtors under the Securities Act or other applicable federal and state securities laws and listed in an amendment to the Plan to be filed prior to the date the Debtors commence solicitation for votes for the Plan; provided, however, that Securities Litigation Claims shall not include (i) any Claims settled, liquidated or determined by a Final Order or a binding award, agreement or settlement prior to the Petition Date for amounts payable by the Debtors for damages or other obligations in a fixed dollar amount payable in a lump sum by a series of payments (which Claims are classified as General Unsecured Claims), (ii) Environmental Claims, (iii) Pending Litigation Claims, or (iv) Tort Claims.

      Sellers in relation to the FirstEnergy Arbitration Claim means the Cleveland Electric Illuminating Company, The Toledo Edison Company and FirstEnergy Ventures.

      Separate Bank Claims means those claims against Xcel being released as part of the Separate Bank Release Agreement.

      Separate Bank Release Agreement means that certain release agreement between Xcel and the Bank Group in the form attached to the Xcel Settlement Agreement as Exhibit J.

      Separate Bank Settlement Group means NRG’s lenders under the NRG Unsecured Revolver, the NRG Letter of Credit Facility, and the NRG Finco Secured Revolver.

      Separate Bank Settlement Payment means the $112 million of Cash to be funded by Xcel on the Xcel Payment Date to the Separate Bank Settlement Group through NRG as disbursing agent.

      SERC/ETR means Southeastern Electric Reliability Council/ Entergy region.

      Services Agreement means that certain Services Agreement approved by the SEC pursuant to which Xcel Energy Services Inc. and other subsidiaries of Xcel provided NRG with certain administrative services, including benefits administration, engineering support, accounting, and other corporate services.

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      Settled Claims means all claims arising or accruing on or prior to January 31, 2003 for the provision of intercompany goods or services under the Service Agreement between NRG and an Xcel affiliate and all claims for amounts paid by Xcel on or prior to January 31, 2003 under Xcel Guaranties.

      Shaw means Shaw Constructors, Inc.

      Siemens means Siemens Westinghouse Power Corporation.

      SIP means the Baton Rouge State Implementation Plan.

      SNCR means selective non-catalytic reduction.

      South Central Debtors means NRG South Central, Louisiana Generating, NRG New Roads Holdings LLC and Big Cajun II Unit 4 LLC.

      South Central Noteholders means the holders of the South Central Notes

      South Central Noteholders Committee means the informal Committee of Secured Bondholders of NRG South Central Generating LLC.

      South Central Notes means the bonds issued by NRG South Central, as set forth in Section III.B.3 of the Disclosure Statement.

      Specified Claims mean (i) any Claim that is property of any Debtor’s estate or any Non-Plan Debtor’s estate pursuant to section 541 of the Bankruptcy Code or otherwise; (ii) any preference, fraudulent conveyance and other actions under sections 510, 544, 545, 547, 548, 549, 550 or 553 of the Bankruptcy Code or any state law equivalents; (iii) any Claim arising out of illegal dividends or similar theories of liability; (iv) any Claim asserting veil piercing, alter ego liability or any similar theory; (v) any Claim based upon unjust enrichment; (vi) any Claim for breach of fiduciary duty; (vii) any Claim for fraud, misrepresentation or any state or federal securities law violations; and (viii) any Claim that NRG or any NRG Subsidiary may have as a result of having been a member of the Xcel affiliated tax group or a signatory to an Xcel tax sharing agreement. For the purposes of this definition, the term “Claim” shall include any “Claim” arising on or after the Petition Date through the Effective Date.

      SPP means the South Central ISO approved by FERC.

      Standard Rate means, with respect to Elected Equity Amounts, an amount payable in Cash or New NRG Senior Notes, as specified in the Disclosure Statement.

      Support Agreement means the Support and Capital Subscription Agreement between Xcel and NRG, dated as of May 29, 2002.

      Support Agreement Amount means the $250 million payable out of the entire initial installment and $12 million of the second installment under the Settlement Agreement on account of any claims related to Xcel’s funding obligations, if any, under the Support Agreement.

      Support Agreement Claims means all claims against the Released Parties arising under the Support Agreement.

      Tax Allocation Agreement means that certain Tax Allocation Agreement dated December 29, 2000, which called for Xcel, NRG, and their eligible affiliated corporations to join in the filing of consolidated federal income tax returns, and also set forth procedures for allocating tax benefits among the parties.

      Tax Code means the Internal Revenue Code of 1986, as amended.

      Tax Matters Agreement means a tax matters agreement which will be executed by NRG and Xcel, that will, as of the Effective Date, govern the tax matters between NRG, Xcel, and any affiliates thereof. A copy of the Tax Matters Agreement will be available on the Claims Agent’s website at www.kccllc.net.

      Tax Rate means simple interest accruing from the Effective Date at 6% per annum or such other rate as the Bankruptcy Court may determine at the Confirmation Hearing is appropriate.

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      Term Sheet means NRG Energy, Inc.’s Term Sheet Concerning NRG Plan and Relationship with Xcel Energy Inc., dated as of May 13, 2003 and attached to the Plan as Exhibit A.

      TMDL means Total Maximum Daily Loading.

      Tort Claims means (i) all other Claims against the Debtors arising from any accusation, allegation, notice, action, claim, demand or otherwise for personal injury, tangible or intangible property damage, products liability or discrimination, or based on employment, including Punitive Damages; and (ii) any Claim for indemnification or contribution (whether based on contract, statute or common law) against the Debtors by any third party, where such indemnification or contribution Claim of such third party is based on a Claim against such third party that if asserted directly against the Debtors would be a Claim included within the immediately preceding clause (i); provided, however, that Tort Claims shall not include (a) any Claims settled, liquidated or determined by a Final Order or a binding award, agreement or settlement prior to the Petition Date for amounts payable by the Debtors for damages or other obligations in a fixed dollar amount payable in a lump sum by a series of payments (which Claims are classified as General Unsecured Claims); (b) Environmental Claims; (c) Securities Litigation Claims; or (d) Pending Litigation Claims.

      Transfer means (a) the sale, transfer, assignment, pledge, or other disposal, directly or indirectly, of any right, title or interest in respect of any and all Claims and Causes of Action against the Released Parties, in whole or in part, or any interest therein, and/or (b) the grant of any proxies, deposit of any Claims or Causes of Action against the Released Parties into a voting trust, or the entry into a voting agreement with respect to any of such Claims or Causes of Action.

      Transferee means any party who obtains, at any time, a Transfer from a NRG Entity.

      Unimpaired means any Class of Claims or Equity Interests that is not Impaired.

      United States means United States of America or its agencies or subdivisions.

      USEPA means the United States Environmental Protection Agency.

      Utility Motion means the Motion Of Debtors For An Order Determining Adequate Assurance Of Payment For Future Utility Services, filed with the Bankruptcy Court on the Petition Date.

      Voting Deadline means November 12, 2003, the date by which Ballots cast by holders of Claims in classes entitled to vote must be received by the Claims Agent or the Balloting Agent.

      Voting Record Date means September 29, 2003.

      WACC means Weighted Average Cost of Capital.

      West Coast Power means West Coast Power LLC, in which NRG has a 50% interest

      Withdrawal Motion means the Connecticut Light and Power Company’s Motion to Withdraw the Reference to the Bankruptcy Court filed with the United States District Court for the Southern District of New York on May 23, 2003, seeking to have the reference to the Bankruptcy Court withdrawn with respect to the Adversary Proceeding and the Rejection Motion.

      Workers’ Compensation Claims means all Claims against the Debtors by employees of the Debtors for the payment of workers’ compensation benefits under applicable law.

      Xcel means Xcel Energy Inc., a Minnesota corporation.

      Xcel Contribution means up to $640 million of Cash and Xcel Stock to be contributed by Xcel under the Settlement Agreement.

      Xcel Credit Waiver means any waiver or amendment that Xcel and the administrative agent under any Xcel credit facility believe is necessary under such credit facility to implement the Xcel Settlement Agreement, the Plan, and any of the transactions contemplated thereby or by agreements referenced in the Xcel Settlement Agreement, including with respect to the establishment of any tax escrow (except that if

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other lenders to Xcel under any credit facility will receive a special fee or expense for their waiver or amendment, the Cross-Over Lenders will be entitled to the same pro rata fee or expense).

      Xcel Guaranties means several hundred million dollars of guaranties granted by Xcel to a number of NRG’s trading counterparties as credit support for NRG’s trading transactions.

      Xcel Note means the note described in Section 2.3 of the Plan which will be made available on the Claim’s Agent’s website at www.kccllc.net.

      Xcel Payment Date means the later of (a) ninety days after the Confirmation Date and (b) one (1) Business Day after the Effective Date.

      Xcel Released Parties means Xcel and any officer, director, employee, affiliate (other than NRG and the NRG Subsidiaries), agent, or other party acting on behalf of Xcel or an affiliate of Xcel (other than NRG or the NRG Subsidiaries).

      Xcel Settlement means the settlement and contributions pursuant to the Xcel Settlement Agreement.

      Xcel Settlement Agreement means the agreement governing the Xcel settlement in the form attached to the Plan as Exhibit I by and among the Debtors, Xcel, and the NRG Subsidiaries, and all subsequent amendments and modifications thereto.

      Xcel Shares Liquidation Proceeds means, in the event Xcel exercises its option to contribute Shares of Xcel Stock instead of Cash, the Cash received by the Disbursing Agent in exchange for any XEL Stock that may be paid in satisfaction of the Second Installment and, if applicable, the XEL Stock distributed as part of the Initial Contribution.

      XEL Stock means unrestricted and freely-tradeable “XEL” common stock that has been registered under the Securities Act of 1933, as amended, pursuant to an effective registration statement.

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EXHIBIT G

[INTENTIONALLY OMITTED]

EXHIBIT H

SCHEDULE OF REINSTATED GUARANTY OBLIGATIONS

Reinstated Guarantees

Index	Project	Guarantee Name

(1)	Astoria/Arthur Kill	Guaranty executed by NRG Energy, Inc. guaranteeing the obligations of Astoria Power LLC and Arthur Kill Power LLC on January 27, 1999 pursuant to Generating Plant and Gas Turbine Asset Purchase and Sale Agreement with Consolidated Edison Company of New York, Inc.
(2)	Cahua S.A.	Guaranty executed by NRG Energy, Inc. guaranteeing the obligations of Empresa de Generation Electrica Cahua S.A. on October 6, 2000 pursuant to Section 5.3(f) of the Credit Agreement with Banco Continental.
(3)	Cahua S.A.	Guaranty executed by NRG Energy, Inc. guaranteeing the obligations of Empresa de Generation Electrica Cahua S.A. on September 30, 2001 pursuant to the Credit Agreement with Banco Continental.
(4)	Cahua S.A.	Guaranty executed by NRG Energy, Inc. guaranteeing the obligations of Empresa de Generation Electrica Cahua S.A. on October 6, 2000 pursuant to Section 5.3(f) of the Credit Agreement with Citibank, N.A. Sucursal de Lima.
(5)	Flinders	Deed of Guarantee and Indemnity (Reserve Guarantee) dated 7 September 2000 between National Australia Bank Limited (as Security Trustee), National Australia Bank (as Facility Agent) and NRG Energy, Inc. re NRGenerating Holdings (No. 2) GmbH.
(6)	Flinders	“Flinders Power Generation Business Sale Agreement” dated 3 August 2000 between The Treasurer of the State of South Australia, Flinders Power Pty Ltd, Generation Lesser Corporation, NRGenerating Holdings (No 2) GmbH, Flinders Labuan (No 1) Ltd, Flinders Labuan (No 2) Ltd and NRG Energy, Inc.
(7)	Flinders	Playford B Sale/ Lease Agreement dated 8 September 2000 between the Treasurer of the State of South Australia, NRGenerating Holdings (No 2) GmbH, Flinders Labuan (No 1) Ltd, Flinders Labuan (No 2) Ltd and NRG Energy, Inc.
(8)	Flinders	“Northern Sale/ Lease Agreement” dated 8 September 2000 between the Treasurer of the State of South Australia, NRGenerating Holdings (No. 2) GmbH, Flinders Labuan (No 1) Ltd, Flinders Labuan (No 2) Ltd and NRG Energy, Inc.
(9)	Flinders	Deed of Guarantee and Indemnity (Reserve Guarantee) dated 7 September 2000 between National Australia Bank Limited (as Security Trustee), National Australia Bank (as Facility Agent) and NRG Energy, Inc. re Flinders Labuan (No. 2) Ltd.
(10)	Flinders	Deed of Guarantee and Indemnity (Reserve Guarantee) dated 7 September 2000 between National Australia Bank Limited (as Security Trustee), National Australia Bank (as Facility Agent) and NRG Energy, Inc. re Flinders Labuan (No. 1) Ltd.

Schedule H
NRG Energy, Inc.
NRG Reinstated Guaranty Obligations

Index	Project	Guarantee Name

(11)	Flinders (Flinders Osborne Trading)	“Gas Direction Deed” dated 7 September 2000 between the Treasurer of the State of South Australia, Terra Gas trader Pty Ltd, Flinders Osbourne Trading Pty Ltd and NRG Energy, Inc.
(12)	Flinders (Flinders Osborne Trading)	“Flinders Power Generation Business Sale Agreement” dated 3 August 2000 between The Treasurer of the State of South Australia, Flinders Power Pty Ltd, Generation Lesser Corporation, NRGenerating Holdings (No 2) GmbH, Flinders Labuan (No 1) Ltd, Flinders Labuan (No 2) Ltd and NRG Energy, Inc.
(13)	Flinders (Flinders Osborne Trading)	“Deed Poll” dated 7 September 2003 between NRG Energy, Inc. and Terra Gas trader Pty Ltd.
(14)	Flinders (NRG Flinders Operating Services PTY Ltd)	“Flinders Power Generation Business Sale Agreement” dated 3 August 2000 between The Treasurer of the State of South Australia, Flinders Power Pty Ltd, Generation Lesser Corporation, NRGenerating Holdings (No 2) GmbH, Flinders Labuan (No 1) Ltd, Flinders Labuan (No 2) Ltd and NRG Energy, Inc.
(15)	Flinders (Flinders Osborne Trading, NRG Flinders Operating Services PTY Ltd, Flinders Operating Trading PTY, Ltd., NRGenerating Holdings (no. 3) GMbH)	“Assumption and Amendment Deed” dated 8 September 2000. (Amends the “Flinders Power Generation Business Sale Agreement” dated 3 August 2000.)
(16)	Gladstone	Guaranty executed by NRG Energy, Inc. guaranteeing the obligations of NRG Gladstone Operating Services Pty Ltd A.C.N 061 519 275 on March 30, 1994 pursuant to Schedule 4 of the Operation and Maintenance Agreement with Comalco Aluminum Limited, GPS Power Pty Limited, GPS Energy Pty Limited, Sunshine State Power (No. 2) B.V., SLMA GPS Pty LTD, Ryowa II GPS Pty. Limited, YKK GPS (Queensland) PTY Limited.
(17)	Gladstone	Sponsor Deed of Undertaking – NRG SPV1.
(18)	Gladstone	Sponsor Deed of Undertaking – NRG SPV2.
(19)	MIBRAG	Guaranty executed by NRG Energy, Inc. guaranteeing the obligations of MIBRAG B.V. on December 18, 1993 pursuant to Article 30.1 of the Mibrag MbH Sale and Purchase Agreement with Treuhandanstalt (now BvS). This guarantee is part of the capital endowment of Mibrag BV and the establishment of the equity necessary to satisfy the German government so that the sale of Mibrag MbH to a small Dutch holding company could transpire.

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Schedule H
NRG Energy, Inc.
NRG Reinstated Guaranty Obligations

Index	Project	Guarantee Name

(20)	NEO California Power LLC	Guaranty executed by NRG Energy, Inc. guaranteeing the obligations of NEO California Power LLC on October 1, 2001 pursuant to Section 13.7 of the Summer Reliability Agreement with California Independent system Operator Corporation.
(21)	SLAP	Guarantee by NRG Energy, Inc. in favor of Scudder Latin American Power I-C L.D.C.
(22)	SLAP	Guarantee by NRG Energy, Inc. in favor of Scudder Latin American Power I-P L.D.C.
(23)	West Coast LLC	Guaranty executed by West Coast Power LLC guaranteeing the obligations of Cabrillo Power I LLC on April 21, 2003 pursuant to San Diego County Department of Environmental Health requirements of CCR, Title 22, Division 4.5, Chapter 14 and 15, Article 8, Sections 66264.143(f) and 66264.145(f).

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EXHIBIT I

XCEL SETTLEMENT AGREEMENT

SETTLEMENT AGREEMENT

      This Settlement Agreement (this “Agreement”) is entered into as of                     , 2003 by and among (1) Xcel Energy Inc., a Minnesota corporation (“Xcel”), (2) NRG Energy, Inc., a Delaware corporation (“NRG”), on behalf of itself and each of its direct and indirect majority-owned subsidiaries (the “NRG Subsidiaries,” and together with NRG, the “NRG Entities”), and (3) each of the NRG Subsidiaries listed as signatories to this Agreement (Xcel and the NRG Entities are collectively referred to herein as the “Parties”).

      WHEREAS, NRG and certain of the NRG Subsidiaries have commenced voluntary chapter 11 bankruptcy cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

      WHEREAS, Xcel and NRG are parties to that certain Support and Capital Subscription Agreement dated May 29, 2002 (the “Capital Support Agreement”);

      WHEREAS, certain disputes exist between Xcel and NRG and/or NRG’s creditors with respect to Xcel’s funding obligations, if any, under the Capital Support Agreement;

      WHEREAS, certain other disputes exist between Xcel and NRG and/or the NRG Entities’ creditors, including various disputes relating to tax matters, service agreements, and claims allegedly held by some of the NRG Entities’ creditors against Xcel;

      WHEREAS, Xcel vigorously denies (i) that it has any liability to NRG or its creditors under the Capital Support Agreement, (ii) that it has any liability to NRG relating to tax matters and services agreements, and (iii) that it has any liability to any creditor of NRG or of any NRG Subsidiary in such creditor’s capacity as such;

      WHEREAS, the Parties wish to settle and compromise the disputes and issues between and among them on the terms set forth herein to avoid the expense, delay, uncertainty, and risks of litigation and so that NRG can emerge successfully from chapter 11;

      WHEREAS, as a result, the Parties acknowledge that the Released-Based Amount (as defined below) is being paid by Xcel pursuant to this Agreement solely to facilitate the NRG Plan (as defined below) and the benefits to Xcel thereunder and is expressly not being paid as any concession as to the validity of any claims, whether or not being released, against the Released Parties (as defined below) pursuant to this Agreement; and

      WHEREAS, this Agreement is essential and integral to the NRG Plan.

      NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby consent and agree as follows:

      1. Definitions. As used herein, the following terms shall have the respective meanings specified below:

“4/1/03 Ratings” shall mean the credit ratings of BBB- by Standard & Poor’s Rating Service and Baa3 by Moody’s Investor Services on the Xcel Debt on April 1, 2003.

“9019 Motion” shall mean a motion for approval of this Agreement and the provisions of sections 9.2, 9.3.B., 9.3.D., and 9.3.G. of the Plan under Bankruptcy Rule 9019 with respect to NRG Entities that are part of the Chapter 11 Cases but are not part of the NRG Plan, in the form attached hereto as Exhibit A, which shall be approved by the Confirmation Order.

“Affiliate” shall have the meaning set forth in section 2(a)(11) of the Public Utility Holding Company Act of 1935 (other than the NRG Entities when the term “Affiliate” is used in connection with Xcel).

“Assumed Agreements” shall mean those agreements between the Debtors and Xcel (or an Xcel Affiliate) described on Schedule 8(m) hereto to be assumed by the Debtors.

“Authorized Party” shall mean, collectively, the Creditors’ Committee and the Global Steering Committee. The Creditors’ Committee or the Global Steering Committee acting without the other shall not be an Authorized Party.

“Ballots” shall mean the ballots for the Unsecured Creditor Class under the NRG Plan, in the forms attached hereto as Exhibit B.

“Bank Group” shall mean the legal or beneficial holders of all of the Claims under the Lender Facilities.

“Bankruptcy Code” shall mean title 11 of the United States Code.

“Bankruptcy Court” shall have the meaning set forth in the recitals to this Agreement.

“Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, and any Local Rules of the Bankruptcy Court, as amended from time to time.

“Bar Date Order” shall mean the Final Order of the Bankruptcy Court, attached hereto as Exhibit C, setting a bar date for claims against NRG in the Chapter 11 Cases.

“Business Day” shall mean any day other than a Saturday, Sunday, or any other day on which commercial banks in the State of New York are required or authorized to close by law or executive order.

“Capital Support Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Cash Refund” shall mean the amount of any cash refund of taxes (including any interest paid thereon) to be generated by the carryback of the Worthless Stock Deduction in whole or in part to any taxable year prior to the Loss Year.

“Cause of Action” shall mean all actions, causes of action, liabilities, obligations, rights, suits, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party Claims, indemnity Claims, contribution Claims or any other Claims whatsoever, whether known or unknown, matured or unmatured, fixed or contingent, liquidated or unliquidated, disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.

“Chapter 11 Cases” shall have the meaning set forth in the recitals to this Agreement.

“Claims” shall have the meaning set forth in section 101(5) of Bankruptcy Code and shall be deemed to include any “Claim” arising on or after the Petition Date through the Effective Date.

“Confirmation Date” shall mean the date on which there occurs the entry of the Confirmation Order on the docket of the Bankruptcy Court.

“Confirmation Order” shall mean the order of the Bankruptcy Court, in the form attached hereto as Exhibit E, confirming the NRG Plan and approving this Agreement, and the compromises and transactions contemplated by this Agreement; provided that the Confirmation Order may be modified or supplemented from the form attached hereto as Exhibit E in a manner which does not adversely affect Xcel in its sole opinion.

“Creditors’ Committee” shall mean the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases.

“Cross-Over Lenders” shall have the meaning set forth in section 8(i) of this Agreement.

“Cure Obligations” shall mean the cure obligations of the Debtors pursuant to section 365(b) of the Bankruptcy Code in connection with the Assumed Agreements.

“D&O Expiration Date” shall mean August 18, 2003.

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“D&O Policies” shall mean insurance policies covering director and officer liabilities, including without limitation: (i) Directors and Officers Liability Insurance Policy No. D0969A1A00, issued by Associated Electric & Gas Insurance Services Limited (AEGIS), policy period beginning August 18, 2000; (ii) Following Form Combined Liability Indemnity Policy No. 800005-00CL, issued by Energy Insurance Mutual (EIM), policy period beginning August 18, 2000; (iii) Excess Policy No. 8179-96-58 DAL, issued by Federal Insurance Company (FIC), policy period beginning August 18, 2000; (iv) Directors and Officers Liability Insurance Policy No. D0217A1A99, issued by AEGIS, policy period beginning November 15, 1999 (including specifically, but not limited to, runoff endorsement effective as of August 18, 2000); (v) Following Form Combined Liability Indemnity Policy No. 800002-97CL, issued by EIM, policy period beginning November 15, 1997 (including specifically, but not limited to, runoff endorsement effective as of August 18, 2000); (vi) Excess Policy No. 8151-42-64B, issued by FIC, policy period beginning November 15, 1999 (including specifically, but not limited to, runoff endorsement effective as of August 16, 2000); and (vii) Fiduciary and Employee Benefit Liability Insurance Policy No. F0969A1A00, issued by AEGIS, policy period beginning August 18, 2000.

“Debtors” shall mean NRG and any of the NRG Subsidiaries which are part of the Chapter 11 Cases.

“Disclosure Statement” shall mean the disclosure statement in connection with the NRG Plan, in the form attached hereto as Exhibit E.

“Disclosure Statement Order” shall mean the Final Order of the Bankruptcy Court, in the form attached hereto as Exhibit F, approving various procedures in connection with solicitation of votes with respect to the NRG Plan.

“Downgrade Date” shall mean the first date on which the Xcel Debt has not retained at least the 4/1/03 Ratings for a period of at least 120 consecutive days.

“Effective Date” shall mean the date on which the NRG Plan becomes effective in accordance with its terms.

“Employee Matters Agreement” shall mean that agreement, in the form attached hereto as Exhibit G, pursuant to which various obligations with respect to employees and benefit plans shall be allocated between Xcel and NRG as of the Effective Date on the terms set forth therein.

“Excluded Claims” shall mean any claims against Xcel under (i) this Agreement; (ii) the Employee Matters Agreement; (iii) the Tax Matters Agreement; (iv) the Assumed Agreements; and (v) any Separate Bank Claims and any claims reserved pursuant to section C. of the Separate Bank Release Agreement.

“Final Order” shall mean an order or judgment of the relevant court of competent jurisdiction as entered on the docket in the relevant cases that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been resolved by the highest court to which the order or judgment was appealed from or from which certiorari was sought.

“Global Steering Committee” shall mean the persons identified on Schedule A, being legal or beneficial holders of various Claims under the Lender Facilities and certain other credit facilities with respect to certain NRG Subsidiaries.

“Guarantees” shall mean all Xcel guarantees, equity contribution obligations, indemnification obligations, arrangements whereby Xcel or any Affiliate has posted cash collateral, and all other credit support obligations with respect to NRG or any NRG Subsidiary, in each case set forth on Schedule 5(a)(i) hereto.

“Initial Contribution” shall mean $238 million of the Xcel Contribution.

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“Lender Facilities” shall mean, collectively, the NRG FinCo Secured Revolver Agreement, the NRG Letter of Credit Facility, and the NRG Unsecured Revolver Agreement.

“Liabilities” shall mean all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto. For purposes of any indemnification hereunder, “Liabilities” shall be deemed also to include any and all damages, claims, suits, judgments, fines, penalties, costs and expenses of any kind or character, including attorney’s fees.

“Loss Year” shall mean the year in which the Effective Date occurs.

“Non-Plan Debtors” shall mean those NRG Subsidiaries having commenced Chapter 11 Cases that are not subject to the NRG Plan.

“Notes” shall mean those public notes of NRG listed on Schedule B to this Agreement.

“NRG” shall have the meaning set forth in the preamble to this Agreement.

“NRG Entities” shall have the meaning set forth in the preamble to this Agreement.

“NRG FinCo” shall mean NRG Finance Company I LLC, a Delaware corporation.

“NRG FinCo Secured Revolver Agreement” shall mean the revolving credit agreement entered into by and among NRG FinCo, Credit Suisse First Boston and certain other lenders party thereto and NRG Audrain Generation LLC, LSP-Nelson Energy, LLC, LSP-Pike Energy, LLC and NRG Turbine LLC, as sub-borrowers, as of May 8, 2001 with the purpose of financing certain domestic construction projects of the Debtors, together with all amendments, modifications, renewals, restatements, substitutions and replacements thereof and all documents, agreements or instruments related thereto, including, but not limited to, the NRG Equity Undertaking (as defined in Exhibit F of the NRG Plan).

“NRG Letter of Credit Facility” shall mean the $125,000,000 Standby Letter of Credit Facility, dated as of November 30, 1999, among NRG, the financial institutions party thereto and the Australia and New Zealand Banking Group Limited, as administrative agent, as amended, supplemented, restated or modified from time to time, together with all documents, agreements or instruments related thereto.

“NRG Payment Request” shall mean a written notice pursuant to which the Authorized Party may request that Xcel not exercise the Xcel Downgrade Election as set forth in section 2(f)(ii) of this Agreement.

“NRG Payment Revocation” shall mean a written notice pursuant to which the Authorized Party may revoke the NRG Payment Request as set forth in section 2(f)(ii) of this Agreement.

“NRG Plan” shall mean the chapter 11 plan of reorganization for NRG, in the form attached hereto as Exhibit H; provided that the NRG Plan may be modified or supplemented from the form attached hereto as Exhibit H, as set forth therein, in a manner which does not adversely affect Xcel in its sole opinion.

“NRG Released Causes of Action” shall mean, collectively, all Claims or Causes of Action of any kind or nature (whether known or unknown) which NRG, any of the NRG Subsidiaries, or any creditor of any of the Debtors, directly or indirectly, has or may have as of the Effective Date against any of the Released Parties in respect of any matter relating to NRG or any of the NRG Subsidiaries, including, without limitation, the Specified Claims, but the NRG Released Causes of Action shall not include any Excluded Claims.

“NRG Unsecured Revolver Agreement” shall mean that certain 364-Day Revolving Credit Agreement dated as of March 8, 2002 among NRG, the financial institutions party thereto, ABN Amro

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Bank N.V., as administrative agent, Salomon Smith Barney, Inc., as syndication agent, Barclays Bank PLC, as co-syndication agent, and The Royal Bank of Scotland PLC, and Bayerische Hypo-und Vereinsbank AG, New York Branch, as co-documentation agents, as amended, supplemented, restated or modified from time to time, together with all documents, agreements or instruments related thereto.

“NRG Subsidiaries” shall have the meaning set forth in the preamble to this Agreement.

“Parties” shall have the meaning set forth in the preamble to this Agreement.

“Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

“Petition Date” shall mean May 14, 2003.

“Plan Support Agreement” shall mean that Plan Support Agreement dated May 13, 2003 among NRG, Xcel, and the Supporting Creditors.

“Reimbursable Claims” shall mean amounts billed under the Services Agreement related to corporate insurance obtained for the benefit of NRG and other services requested by NRG.

“Release-Based Amount” shall mean up to $390 million of the Xcel Contribution payable as follows: (i) $38 million out of the Second Installment, and (ii) the entire Third Installment.

“Released-Based Amount Agreement” shall mean that agreement among NRG and Xcel, in the form attached hereto as Exhibit I, which specifies how to calculate the Released-Based Amount payable by Xcel to NRG at any time.

“Released Parties” shall mean, in respect of any NRG Released Causes of Action: (i) the Xcel Released Parties, and (ii) any other person or entity to the extent that such person or entity is entitled to a claim for indemnification, reimbursement, contribution, subrogation or otherwise against any of the persons or entities listed in clause (i) in respect of the NRG Released Causes of Action.

“Reorganized NRG” shall mean NRG on and after the Effective Date pursuant to the NRG Plan.

“Second Installment” shall mean $50 million of the Xcel Contribution.

“Separate Bank Claims” shall mean those Claims against the Released Parties being released as part of the Separate Bank Release Agreement.

“Separate Bank Release Agreement” shall mean that certain release agreement between Xcel and the Bank Group in the form attached hereto as Exhibit J.

“Services Agreement” shall mean the Service Agreement between Xcel Energy Services Inc. and NRG dated June, 2002.

“Settled Claims” shall mean all Claims of Xcel or any Affiliate against any NRG Entity arising or accruing on or prior to January 31, 2003 for the provision of intercompany goods or services under the Services Agreement and all Claims for amounts paid by Xcel or any Affiliate on or prior to January 31, 2003 under any Guaranty.

“Specified Claims” shall mean (i) any Claim that is property of any Debtor’s estate pursuant to section 541 of the Bankruptcy Code or otherwise; (ii) any preference, fraudulent conveyance and other actions under sections 510, 544, 545, 547, 548, 549, 550 or 553 of the Bankruptcy Code or any state law equivalents; (iii) any Claim arising out of illegal dividends or similar theories of liability; (iv) any Claim asserting veil piercing, alter ego liability or any similar theory; (v) any Claim based upon unjust enrichment; (vi) any Claim for breach of fiduciary duty; (vii) any Claim for fraud, misrepresentation or any state or federal securities law violations; and (viii) any Claim that NRG or any NRG Subsidiary may have as a result of having been a member of the Xcel affiliated tax group or a signatory to an Xcel tax sharing agreement.

“Support Agreement Amount” shall mean $250 million of the Xcel Contribution payable out of the entire Initial Contribution and $12 million of the Second Installment.

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“Support Agreement Claims” shall mean all Claims against Xcel arising under or related to the Capital Support Agreement.

“Supporting Creditors” shall mean, collectively, the Supporting Lenders and Supporting Noteholders.

“Supporting Lenders” shall mean the Bank Group members that are signatories to the Plan Support Agreement.

“Supporting Noteholders” shall mean the Noteholders that are signatories to the Plan Support Agreement.

“Tax Matters Agreement” shall mean that tax matters agreement between NRG and Xcel, in the form attached hereto as Exhibit K.

“Third Installment” shall mean up to $352 million of the Xcel Contribution.

“Transfer” shall mean (a) the sale, transfer, assignment, pledge, or other disposal, directly or indirectly, of any right, title or interest in respect of any and all Claims and Causes of Action against the Released Parties, in whole or in part, or any interest therein, and/or (b) the grant of any proxies, deposit of any Claims or Causes of Action against the Released Parties into a voting trust, or the entry into a voting agreement with respect to any of such Claims or Causes of Action.

“Transferee” means any party who obtains, at any time, a Transfer from a NRG Entity.

“Unsecured Creditor Class” shall mean Class 5 under the NRG Plan, together with Class 6 under the NRG Plan in the event Debtor NRG Power Marketing, Inc. is substantively consolidated with NRG under the NRG Plan.

“Voting Deadline” shall mean the initial voting deadline for accepting or rejecting the NRG Plan as established by the Debtors pursuant to the Disclosure Statement Order.

“Voting Record Date” shall be the voting record date established by the Disclosure Statement Order.

“Worthless Stock Deduction” shall mean the deduction that Xcel or its Affiliates will claim under Section 165(g)(3) of the Internal Revenue Code and any comparable provision of state or local law with respect to the loss of its investment in NRG.

“Xcel” shall have the meaning set forth in the preamble to this Agreement.

“Xcel Contribution” shall mean, collectively, (1) up to $640 million, subject to the provisions of this Agreement; and (2) the Xcel Released Causes of Action.

“Xcel Credit Waiver” shall have the meaning set forth in section 8(i) of this Agreement.

“Xcel Debt” shall mean Xcel’s senior unsecured public notes.

“Xcel Downgrade Election” shall mean Xcel’s right to pay up to $150 million of the Initial Contribution in XEL Stock no later than 10 Business Days after the Xcel Payment Date pursuant to the terms of section 2(f)(i) of this Agreement.

“Xcel Payment Date” shall mean the later of (i) 90 days after the Confirmation Date, and (ii) one Business Day after the Effective Date.

“Xcel Plan Note” shall mean that certain unsecured, 2.5 year non-amortizing promissory note issued by Reorganized NRG in favor of Xcel with a principal amount of $10 million bearing interest at the per annum rate of 3% in the form attached hereto as Exhibit L.

“Xcel Released Causes of Action” shall mean collectively, all Claims or Causes of Action of any kind or nature (whether known or unknown) which Xcel has or may have against any of the NRG Entities or any officer, director, employee, Affiliate or agent of any of the NRG Entities, in each case in

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their capacity as such, but the Xcel Released Causes of Action shall not include: (1) the obligations of any of the NRG Entities to Xcel or any Affiliate of Xcel under this Agreement, the Separate Bank Release Agreement, the NRG Plan, the Confirmation Order, the Employee Matters Agreement, the Release-Based Amount Agreement, the Tax Matters Agreement, the Xcel Plan Note or any document or agreement executed in connection with this Agreement, the Separate Bank Release Agreement, the NRG Plan, or the Confirmation Order, or (2) any rights of subrogation which Xcel may have against any of the NRG Entities as a result of Xcel’s payment of all or any part of the Claim of any creditor of such NRG Entity.

“Xcel Released Parties” shall mean Xcel or any officer, director, employee, subsidiary, Affiliate (other than NRG and the NRG Subsidiaries), agent, or other party acting on behalf of Xcel or a subsidiary or an Affiliate of Xcel (other than NRG or the NRG Subsidiaries), in each case in their capacity as such.

“Xcel Shares Option” shall mean the option of Xcel to make any or all of the Second Installment in XEL Stock as described in Section 2(d) hereof.

“Xcel Tax Benefit” shall mean the reduction in federal income tax liability of Xcel, any Affiliate, and the Xcel consolidated group, as the case may be, attributable to the Worthless Stock Deduction, including without limitation, the Cash Refund and the reduction of any estimated payments of federal income tax liability in the Loss Year or any subsequent year, which reduction may be made (or not made) by Xcel in its sole discretion.

“XEL Stock” shall mean common stock of Xcel that has been registered under the Securities Act of 1933, as amended, pursuant to an effective registration statement.

      2. Xcel Consideration. Subject to the terms and conditions of this Agreement, the NRG Plan, the Confirmation Order, and all other agreements or documents contemplated by this Agreement, the NRG Plan and the Confirmation Order, Xcel shall contribute the Xcel Contribution to NRG. The Xcel Contribution shall be paid or provided as follows:

(a) Initial Contribution. The Initial Contribution shall be paid in cash to NRG on the Xcel Payment Date, except to the extent that payment of up to $150 million of the Initial Contribution is payable by Xcel in XEL Stock pursuant to the exercise by Xcel of the Xcel Downgrade Election under Section 2(f)(i) hereof or Section 2(f)(iii) hereof and except to the extent that payment of up to $150 million of the Initial Contribution is delayed pursuant to the delivery by the Authorized Party of the NRG Payment Request to Xcel under Section 2(f)(i) hereof or Section 2(f)(iii) hereof.

(b) Second Installment. The Second Installment shall be paid to NRG on the later of January 1, 2004 or the Xcel Payment Date in cash, except to the extent that all or any part of the Second Installment is payable by Xcel in XEL Stock pursuant to the exercise by Xcel of the Xcel Shares Option under Section 2(d) hereof.

(c) Third Installment.

(i) The amount of the Third Installment that is payable on the later of April 30, 2004 or the Xcel Payment Date pursuant, subject to paragraph 3(d) below, to the Release-Based Amount Agreement shall be paid to NRG in cash on the later of April 30, 2004 or the Xcel Payment Date, except to the extent that payment of such amount is delayed pursuant to Section 2(f)(iv) hereof to the later of June 30, 2004 or 60 days after the Xcel Payment Date and except that the portion of the amount payable on the later of April 30, 2004 or the Xcel Payment Date (or, if Section 2(f)(iv) hereof is applicable, the later of June 30, 2004 or 60 days after the Xcel Payment Date) in excess of the Cash Refund received by Xcel as of such date shall not be due and payable until 30 days after the later of April 30, 2004 or the Xcel Payment Date (or if Section 2(f)(iv) is applicable, until 30 days after the later of June 30, 2004 or 60 days after the Xcel Payment Date). Additional portions of the Third Installment payable by Xcel to NRG as a result of the allowance or other liquidation of contingent, unliquidated, or disputed claims against NRG shall be paid by Xcel to NRG in cash on

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such dates as are required by the Release-Based Amount Agreement, subject to paragraph 3(d) below.

(ii) The payment of the Third Installment will be required regardless of whether any Cash Refund is ever received or whether any Xcel Tax Benefit is later reduced or eliminated on audit by a taxing authority. The Third Installment shall be payable without interest; provided, if Xcel defaults in the timely payment of the Third Installment, as required, subject to paragraph 3(d) below, by the Release-Based Amount Agreement (taking into account the 30 day grace period set forth in section 2(c)(i) above and the provisions of section 2(f)(iv) below), the unpaid amount shall accrue simple interest at 10% per annum from the date of non-payment until the date of payment (in addition to any other remedies such as collection actions, the reasonable cost of which shall also be payable by Xcel).

(d) Xcel Shares Option. No later than five Business Days after the Confirmation Date, Xcel can exercise the Xcel Shares Option by issuing a press release stating that it has elected to exercise the Xcel Shares Option and the amount (which can be 100%) of the Second Installment to be paid in XEL Stock. If Xcel exercises the Xcel Shares Option, Xcel shall pay in XEL Stock the amount of the Second Installment designated by Xcel in such press release to be paid in XEL Stock. The number of shares that Xcel shall be required to deliver shall be the nearest whole number of shares equal to (x) the amount of the Second Installment to be made in XEL Stock divided by (y) the average closing price for XEL Stock on the New York Stock Exchange for the last ten full trading days through and including the Business Day prior to the date the Second Installment is due.

(e) Xcel Released Causes of Action. The component of the Xcel Contribution comprised of the Xcel Released Causes of Action shall be deemed delivered to NRG and effective as of the Effective Date.

(f) Xcel Downgrade Election.

(i) In the event that on the Confirmation Date the Xcel Debt has not retained at least the 4/1/03 Ratings for a period of at least 120 consecutive days through and including the Confirmation Date, then Xcel, in its sole discretion, may, subject to an NRG Payment Request described below, exercise the Xcel Downgrade Election by, no later than five Business Days after the Confirmation Date, issuing a press release stating that it has exercised the Xcel Downgrade Election and the amount (which can be up to $150 million) of the Initial Contribution that will be paid in XEL Stock. The number of shares of XEL Stock that Xcel shall be required to deliver shall be the nearest whole number of shares equal to (x) the amount of the Initial Contribution to be made in XEL Stock divided by (y) the average closing price on the New York Stock Exchange for Xcel common stock for the last ten full trading days through and including the Business Day prior to the date when the portion of the Initial Contribution to be paid in XEL Stock is made.

(ii) Notwithstanding the foregoing, the Authorized Party may request that Xcel not exercise the Xcel Downgrade Election by delivering to Xcel an NRG Payment Request within five Business Days after Xcel’s issuance of the press release set forth in clause (i) above of this Section 2(f). After timely receipt by Xcel of an NRG Payment Request, Xcel shall be required to pay NRG in cash, and not in XEL Stock, the portion of the $150 million of the Initial Contribution subject to the Xcel Downgrade Election on the Business Day after the Xcel Debt has achieved at least the 4/1/03 Ratings for a period of at least 120 consecutive days. In addition, through the Effective Date and prior to payment in full by Xcel of the Initial Contribution, the Authorized Party may revoke the NRG Payment Request by delivering to Xcel an NRG Payment Revocation. Once given, an NRG Payment Revocation shall be irrevocable. In addition, on the 180th day after receipt by Xcel of an NRG Payment Request, if Xcel shall not have been required to pay NRG in cash prior to such date the portion of the $150 million of the Initial Contribution subject to the Xcel Downgrade Election, then the NRG Payment Revocation shall be deemed to have been given to Xcel. Upon receipt or deemed receipt by Xcel of an NRG Payment Revocation, Xcel shall pay the portion of the Initial Contribution subject to the Xcel Downgrade Election in XEL Stock within 10 Business Days after

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the later of (1) receipt or deemed receipt of the NRG Payment Revocation and (2) the Xcel Payment Date. The number of shares of XEL Stock that Xcel shall be required to deliver shall be the nearest whole number of shares equal to (x) the amount of the Initial Contribution to be made in XEL Stock divided by (y) the average closing price on the New York Stock Exchange for Xcel common stock for the last ten full trading days through and including the Business Day prior to the date when the portion of the Initial Contribution to be paid in XEL Stock is made.

(iii) If (1) on the Confirmation Date the Xcel Debt has retained at least the 4/1/03 Ratings for a period of at least 120 consecutive days but (2) at any time after the Confirmation Date and prior to the Xcel Payment Date the Xcel Debt has not retained at least the 4/1/03 Ratings for a period of at least 120 consecutive days, then the provisions of subsections (i) and (ii) above shall apply, but Xcel, in its sole discretion, may, subject to an NRG Payment Request, exercise the Xcel Downgrade Election and pay the requisite XEL Stock no later than the later of (1) 10 Business Days after the Xcel Payment Date and (2) 105 days after the Downgrade Date. In such event, Xcel shall issue a press release stating the specifics of its Xcel Downgrade Election no later than five Business Days after the Downgrade Date. In addition, if Xcel has exercised an Xcel Downgrade Election pursuant to this subsection (iii) and has subsequently received an NRG Payment Revocation, then Xcel shall pay the portion of the Initial Contribution subject to the Xcel Downgrade Election in XEL Stock within the later of (i) 10 Business Days after receipt of the NRG Payment Revocation and (ii) 105 days after the Downgrade Date.

(iv) In addition to the foregoing, in the event that on the Xcel Payment Date the Xcel Debt has not retained at least the 4/1/03 Ratings for a period of at least 120 consecutive days through and including the date that the initial portion of the Third Installment is due, then the due date for the initial portion of the Third Installment shall be extended to the later of June 30, 2004 and sixty days after the Xcel Payment Date.

(g) Tax Treatment of Xcel Contribution. The Parties shall treat the Xcel Contribution as a contribution to the capital of NRG for federal, state, and local income tax purposes.

      3. Allocation of Xcel Contribution and NRG Releases.

(a) Support Agreement Amount. The Support Agreement Amount shall be made in exchange for the release of the NRG Released Causes of Action comprised of the Support Agreement Claims.

(b) Released-Based Amount. The Release-Based Amount together with the Xcel Released Causes of Action shall be made in exchange for the releases described in Sections 3(c) and (d) hereof and such other releases and injunctions for the benefit of the Released Parties set forth in the Confirmation Order.

(c) Check the Box Releases. Subject to the terms of the Release-Based Amount Agreement, the Released-Based Amount shall be distributed pro rata to each allowed Claim in the Unsecured Creditor Class that checks the appropriate box on a Ballot indicating that the holder of such Claim is releasing the Released Parties from all NRG Released Causes of Action and causes the relevant balloting agent to receive such Ballot by the Voting Deadline. Subject to paragraph 3(d) of this Agreement, creditors not checking the box on their Ballots and so causing the relevant balloting agent to receive such Ballots by the Voting Deadline shall not receive any portion of the Release-Based Amount; instead, the aggregate share of the Release-Based Amount of those creditors who did not check the box on their Ballots which otherwise would have been payable to such creditors (if they had checked the box) will be credited against and deducted from the Xcel Contribution as set forth in the Release-Based Amount Agreement.

(d) Third Party Releases. Notwithstanding anything to the contrary in this Agreement, if the third party releases and injunctions for the benefit of the Released Parties set forth in sections 9.2 and 9.3 of the NRG Plan are approved in their entirety pursuant to a Final Order of the Bankruptcy Court in form acceptable to Xcel, then Xcel shall be obligated to pay to NRG for distribution to creditors in the Unsecured Creditor Class the entire $390 million of the Released-Based Amount; provided, however, (a) the timing of the payment of the Third Installment shall not be altered by an obligation to pay the

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entire $390 million of Released-Based Amount, and (b) until there is such a Final Order of the Bankruptcy Court, Xcel’s obligation to pay the Released-Based Amount shall be as otherwise set forth in this Agreement and the Released-Based Amount Agreement. In addition, if the third party releases and injunctions for the benefit of the Released Parties set forth in sections 9.2 and 9.3 of the NRG Plan are approved in their entirety pursuant to a Final Order of the Bankruptcy Court in form acceptable to Xcel, the Released-Based Amount Agreement shall not be effective except for the indemnity provisions set forth in section 9 thereof and any other portion of that agreement applicable to section 9.

      4. Xcel Tax Benefit. The Parties agree that:

(a) Worthless Stock Deduction. For federal income tax purposes, after the Effective Date Xcel or its Affiliates shall claim the Worthless Stock Deduction for the Loss Year. Neither Xcel nor any of its Affiliates shall claim the Worthless Stock Deduction for any year before the Loss Year.

      (b) Tax Related Plan Provisions.

(i) The Xcel Tax Benefit shall be the sole and exclusive property of Xcel, and the NRG Entities and any party claiming by or through them hereby release as of the Effective Date any right or interest that they might otherwise have in the Xcel Tax Benefit.

(ii) NRG and its direct and indirect subsidiaries shall not be (a) reconsolidated with Xcel or any of its other Affiliates for tax purposes at any time after their March, 2001 deconsolidation unless otherwise required by state or local tax law, or (b) treated as a party to or otherwise entitled to the benefits of any tax sharing agreement with Xcel, other than the Tax Matters Agreement.

      5. Xcel Guaranties, Insurance, and Intercompany Claims.

(a) Xcel Guaranties and Insurance. The Parties agree that:

(i) On the Effective Date, all Guarantees shall either be terminated or Xcel and NRG shall enter into other arrangements satisfactory to Xcel and NRG with respect to such obligations (with Xcel and any Affiliates thereof having no further liability for such obligations or arrangements) and all cash collateral posted by Xcel or any Affiliate shall be returned as soon as practicable to Xcel, including, if not previously returned, the $11.5 million of cash collateral posted by Xcel for the Mid-Atlantic project. With respect to the $11.5 million of cash collateral posted by Xcel for the Mid-Atlantic project, NRG shall cooperate with Xcel in seeking the return at the earliest practical date after the current expiration of the relevant Mid-Atlantic agreement in July of 2003.

(ii) NRG and the NRG Subsidiaries shall be solely responsible for renewing, administering, and paying for their own insurance policies starting with insurance policies relating to property and other coverages expiring as of June 2003, and D&O Policies expiring on the D&O Expiration Date; provided, however, that Xcel shall (1) not cancel any D&O Policy before the D&O Expiration Date, (2) reasonably cooperate with NRG’s past or current officers and directors who may be entitled to coverage under any D&O Policy to allow them to administer their claims, and (3) if available and at the sole cost of NRG, and after receiving sufficient funds from NRG, at NRG’s request purchase customary tail coverage, commencing on the D&O Expiration Date, for NRG’s officers and non-Xcel directors in office on the day prior to the Petition Date and who are eligible for coverage under any D&O Policy.

(iii) The Parties acknowledge and agree that the rights and obligations of Xcel, NRG, and all other persons or entities insured under any D&O Policy have been and shall remain unaffected by the Chapter 11 Cases or any subsequent bankruptcy cases or proceedings commenced by any of the NRG Subsidiaries and that upon the Effective Date, Xcel, NRG, and all other persons or entities insured under any D&O Policy shall have the same status with respect to, and rights under, any D&O Policy as immediately prior to the Petition Date, notwithstanding, among other things, the automatic stay in the Chapter 11 Case for NRG previously in effect or the automatic stay that may thereafter remain in effect in the chapter 11 case of any other NRG Subsidiary.

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(b) Intercompany Claims. The Parties agree that:

(i) Any prepetition or postpetition Claims of Xcel or any Affiliate against any of the NRG Entities arising from the provision of intercompany goods or services of the type set forth on Schedule 5(b)(i) hereto to any of the NRG Entities or from payment by Xcel or any Affiliate under any Guaranty shall be paid in full in cash by NRG in the ordinary course (including payment during the Chapter 11 Cases) in the appropriate amount based on the underlying contracts or agreements between the parties (including all agreements listed on Schedule 8(m) to this Agreement), without any subordination or recharacterization of such Claims, except that the Claims which are to be paid in full in the ordinary course during the Chapter 11 Cases shall not include Claims of Xcel or any Affiliate arising under the Guarantees listed in Schedule 5(b)(i) hereto (such Claims, subject to the next sentence, to be paid in full in cash by NRG on the Effective Date as provided in clause (ii) below) but shall include any Claims of Xcel or any Affiliate related to Northern States Power Company, NRG Energy Center-Rock Tenn LLC, NRG Thermal f/k/a Norenco Corporation, NRG Resource Recovery, Inc., Minnesota Waste Processing Company LLC, and NRG Energy, Inc. Notwithstanding the foregoing, (A) Settled Claims shall not be paid until the Effective Date, at which time Xcel shall receive, on account of and in full and final settlement of such Claims, the Xcel Plan Note; and (B) after January 31, 2003 NRG shall only be responsible under the Services Agreement for Reimbursable Claims. NRG agrees that it shall not order services from Xcel or any Affiliate under the Services Agreement or otherwise inconsistent with any provisions of this Agreement.

(ii) To the extent, if any, that intercompany Claims of Xcel or any Affiliate (other than Settled Claims and other than Claims under the Services Agreement which are not Reimbursable Claims, but including Claims for reimbursement of payments made by Xcel or any Affiliate under Guarantees) are unpaid as of the Petition Date, such amounts shall be paid in full in cash on the Effective Date by the relevant NRG Entity or NRG under the NRG Plan without any subordination or recharacterization of such Claims.

(iii) The provisions of clauses (i) and (ii) of this Section 5(b) shall not apply to any tax sharing agreement. All tax sharing agreements or understandings to the extent otherwise binding on Xcel and NRG, shall terminate (without any residual or ongoing liability of either party to the other) as of the Effective Date for all taxable periods, past, present and future. On and after the Effective Date, tax matters between NRG, Xcel, and any Affiliates thereof shall be governed exclusively by the Tax Matters Agreement.

      6. Representations and Warranties.

(a) Each Party represents and warrants to the other Party that it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b) Each Party represents and warrants to the other Party that its execution, delivery and performance of this Agreement are within the power and authority of such party and have been duly authorized by such party.

(c) Each Party represents and warrants to the other Party that this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with the terms hereof, except to the extent that any Party requires regulatory or other approvals set forth in section 8(f) of this Agreement and such approvals have not been obtained; provided, that each Party’s acknowledgement that the Effective Date of this Agreement has occurred shall constitute a representation that it has obtained all such approvals.

(d) Each Party represents and warrants to the other Party that neither the execution and delivery of this Agreement nor compliance with the terms and provisions hereof will violate, conflict with or result in a breach of, its certificate of incorporation or bylaws or other constitutive document, any applicable law or regulation, any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which it is a party or by which it is bound or to which it is subject, except to

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the extent that any Party requires regulatory or other approvals set forth in section 8(f) of this Agreement and such approvals have not been obtained; provided, that each Party’s acknowledgement that the Effective Date of this Agreement has occurred shall constitute a representation that it has obtained all such approvals.

(e) NRG represents and warrants to Xcel that from the Petition Date through the Confirmation Date, (A) no NRG Entity has caused or permitted to be made any distribution from an NRG Subsidiary to the extent that (1) the distribution would be treated as a dividend to NRG for federal income tax purposes and (2) the distribution or portion thereof treated as a dividend to NRG, alone or in combination with any other distribution treated as a dividend to NRG and any taxable gain described in clause (B) of this paragraph during that period would exceed $ , and (B) NRG has not engaged in any transaction that is treated as a sale by NRG of stock or securities for federal income tax purposes and that resulted in a taxable gain, to the extent that the amount of such taxable gain, alone or in combination with any other taxable gain described in this clause (B) and any distribution described in clause (A) of this paragraph would exceed $ .

(f) NRG represents and warrants to Xcel that from the Petition Date through the Effective Date, no NRG Entity has taken any action that would increase, or failed to take any action that would minimize, the likelihood that Xcel or any Affiliate will be required to make any payment on any Guaranty during the Chapter 11 Cases.

(g) NRG represents that all NRG Subsidiaries have been included on the signature pages to this Agreement.

      7. Covenants.

(a) Neither Party shall take any action that would delay or frustrate the occurrence of the Effective Date, the transactions contemplated by this Agreement, or the transactions contemplated by any other agreements or documents referenced in this Agreement, or the consummation of the NRG Plan.

(b) Each Party shall take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.

(c) During the period beginning on the date of this Agreement and ending on the Effective Date, NRG shall not (A) cause or permit to be made any distribution from an NRG Subsidiary to the extent that (1) the distribution would be treated as a dividend to NRG for federal income tax purposes and (2) the distribution or portion thereof treated as a dividend to NRG, alone or in combination with any other distribution treated as a dividend to NRG and any taxable gain described in clause (B) of this paragraph during that period would exceed $ , and (B) engage in any transaction that is treated as a sale by NRG of stock or securities for federal income tax purposes and that results in a taxable gain, to the extent that the amount of such taxable gain, alone or in combination with any other taxable gain described in this clause (B) and any distribution described in clause (A) of this paragraph would exceed $ ; provided, however, that this covenant shall not apply to any sales or distributions made during any period in which persons effectively nominated or designated by Xcel hold a majority of the seats on NRG’s board of directors or on the managing board of the applicable NRG Subsidiary.

(d) No NRG Entity shall take any action that would increase, or fail to take any action that would minimize, the likelihood that Xcel or any Affiliate will be required to make any payment on any Guaranty during the Chapter 11 Cases.

(e) Except to the extent otherwise provided in the NRG Plan, NRG shall use its reasonable best efforts to cause all NRG Subsidiaries which become part of the Chapter 11 Cases or other bankruptcy cases or proceedings instituted as part of the reorganization of the NRG Entities to seek a Final Order in a form acceptable to Xcel from the Bankruptcy Court making the provisions of sections 9.2, 9.3.C., and 9.3.G. of the NRG Plan applicable to such NRG Subsidiaries.

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      8. Condition to Xcel’s Obligations Hereunder. All obligations of Xcel under this Agreement, including the obligation of Xcel to make all or any part of the Xcel Contribution, are expressly subject to the satisfaction or waiver by Xcel of each of the following conditions as of the Effective Date:

(a) NRG shall have received the requisite votes in favor of confirmation of the NRG Plan under section 1129(a) of the Bankruptcy Code from the Unsecured Creditor Class by the Voting Deadline for the NRG Plan.

(b) NRG shall have received votes in favor of confirmation of the NRG Plan from each of the Supporting Creditors by the Voting Deadline for the NRG Plan, and no such vote shall have been revoked or withdrawn.

(c) Unless the third party releases and injunctions for the benefit of the Released Parties set forth in sections 9.2 and 9.3 of the NRG Plan are approved in their entirety pursuant to a Final Order of the Bankruptcy Court in form acceptable to Xcel, the following persons shall have released the Released Parties from all NRG Released Causes of Action by “checking the box” (as described in Section 3(c) hereof) on their Ballots and causing the relevant balloting agent to receive such Ballots no later than the Voting Deadline for the NRG Plan and such releases shall be in full force and effect and shall not be stayed or modified:

(i) holders of a majority in number representing 85% in principal amount outstanding of the Claims in respect of the Notes, including 100% of the Supporting Noteholders;

(ii) holders of 100% in principal amount outstanding of the Claims in respect of each of the NRG Unsecured Revolver Agreement, the NRG Letter of Credit Facility, and the NRG FinCo Secured Revolver Agreement; and

(iii) holders of 85% in amount of all Claims in the Unsecured Creditor Class as determined by the Release-Based Amount Agreement.

(d) The Confirmation Order shall have been entered on the docket of the Bankruptcy Court for 11 days (except to the extent such delay shall cause the Effective Date of the NRG Plan to occur after December 15, 2003), and the Confirmation Order shall (i) fully incorporate all of the relevant provisions of this Agreement (including the releases and injunctions described herein) and any other matters agreed to in writing by Xcel, (ii) not contain any provisions inconsistent with this Agreement or such other matters (other than a provision to which Xcel has previously consented to in writing), (iii) confirm the NRG Plan under section 1129(a) of the Bankruptcy Code and approve this Agreement, and all other agreements and documents contemplated or referenced in this Agreement, or the NRG Plan, (iv) not approve any amendments or supplements to the NRG Plan (other than amendments or supplements to which Xcel has previously consented to in writing) which Xcel determines to be adverse to it in its sole reasonable discretion, and (v) be in full force and effect and not be stayed or modified.

(e) The filing by the relevant NRG Entities of the 9019 Motion, and the entry on the docket of the Bankruptcy Court of the Confirmation Order which shall approve the 9019 Motion.

(f) The receipt by Xcel and any required Affiliate, and, to the extent applicable, NRG of all regulatory and other approvals (including any approvals from the Federal Energy Regulatory Commission and the Securities and Exchange Commission) necessary for Xcel or any such Affiliate and, to the extent applicable, NRG to perform such obligations set forth in this Agreement, the other agreements and documents contemplated or referenced herein, and in the NRG Plan and Confirmation Order.

(g) Each NRG Entity shall comply in all respects with every covenant, agreement, or other obligation under this Agreement applicable to it.

(h) All representations and warranties made by any NRG Entity under this Agreement shall be true and correct in all material respects when made and as of the Effective Date.

(i) Each of the members of the Bank Group that has a Claim against Xcel under any Xcel credit facility (the “Cross-Over Lenders”) shall have approved, without payment of any special fee or expense,

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any waiver or amendment that Xcel and the administrative agent under such credit facility believe is necessary under such credit facility to implement this Agreement, the NRG Plan, and any of the transactions contemplated thereby or by agreements referenced herein (an “Xcel Credit Waiver”), except that if other lenders to Xcel under any credit facility shall receive a special fee or expense for their waiver or amendment, the Cross-Over Lenders shall be entitled to the same pro rata fee or expense, and, in any case, all Xcel Credit Waivers having been fully obtained by Xcel and being in full force and effect.

(j) Xcel (or to the extent applicable, any Affiliate of Xcel) shall have received full payment or satisfaction of all intercompany Claims in accordance with the provisions of Section 5(b) of this Agreement.

(k) (1) the Bank Group shall have executed and delivered to Xcel the Separate Bank Release Agreement, (2) NRG shall have executed and delivered to Xcel the Release-Based Amount Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Xcel Plan Note, and all other agreements and documents contemplated by this Agreement and the Separate Bank Release Agreement simultaneously with the execution and delivery of this Agreement, and (3) this Agreement, the Separate Bank Release Agreement, the Release-Based Amount Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Xcel Plan Note, all such other agreements and documents, the NRG Plan, the Confirmation Order, and any other orders contemplated by any of the foregoing agreements or documents shall be in full force and effect and shall not have been stayed or modified.

(l) Such procedures as are acceptable to Xcel shall have been approved by the Disclosure Statement Order and shall have been fully instituted and followed so as to permit Xcel to determine (i) all parties holding or who have held Notes as of the Voting Record Date and who have released Xcel from all NRG Released Causes of Action by checking the appropriate box on the relevant Ballot, and (ii) all parties holding or who have held Notes and to whom NRG should pay the requisite Released-Based Amount at any time.

(m) The Confirmation Order shall approve the assumption by the Debtors of the Assumed Agreements, and the Debtors shall have satisfied for the benefit of Xcel (or any applicable Affiliate) all Cure Obligations with respect thereto. To the extent the Assumed Agreements are between Xcel or its Affiliates and an NRG Entity which is not a Debtor, NRG will cause such NRG Entity (i) to pay any and all amounts due to Xcel or its Affiliates under such Assumed Agreements and will ensure that such NRG Entity’s obligations under such Assumed Agreements remains current, and (ii) to seek an order in a form acceptable to Xcel from the Bankruptcy Court authorizing the assumption of such Assumed Agreements in the event that such NRG Entity subsequently commences a case under the Bankruptcy Code.

(n) There shall have been no amendments or supplements to the Confirmation Order, the NRG Plan, the Bar Date Order, Disclosure Statement, or the Disclosure Statement Order, other than those amendments or supplements approved by Xcel in writing.

(o) The Effective Date for the NRG Plan, and the satisfaction of all of the other conditions set forth in this Section 8, shall have occurred by no later than December 15, 2003.

      Should the “Effective Date” of this Agreement not occur, all obligations of the Parties set forth in this Agreement shall be null and void ab initio and all Xcel Released Causes of Action, NRG Released Causes of Action, and any other Claims, Causes of Action, remedies, defenses, setoffs, rights or other benefits of the Parties or any of their respective Affiliates shall be fully preserved without any estoppel, evidentiary or other effect of any kind or nature whatsoever. Upon Xcel’s determination, which may not be unreasonably delayed, that each of the foregoing conditions has been satisfied in accordance with the terms of this Agreement, Xcel shall deliver a written notice to NRG stating as such and that the effective date of this Agreement has occurred. For purposes of any agreement or document contemplated by this Agreement, including the NRG Plan, the “Effective Date” of this Agreement shall be the date on which Xcel delivers to NRG such written notice. The “Effective Date” of this Agreement shall not occur unless and until such written notice has been delivered to NRG by Xcel.

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      9. Condition to NRG’s Obligations Hereunder. All obligations of NRG under this Agreement are expressly subject to the execution by Xcel of the Tax Matters Agreement in the form agreed to by the Parties.

      10. Termination. If all of the conditions set forth in section 8 of this Agreement shall not have occurred by December 15, 2003, this Agreement shall terminate on December 31, 2003 unless Xcel on or prior to such date shall have waived any such conditions or shall have extended such termination date, in each case by written notice delivered by Xcel to NRG. Upon the termination of this Agreement, all obligations of the Parties under this Agreement shall terminate and shall be of no further force and effect; provided, however, that any claim of any Party for breach of this Agreement shall survive termination and all rights and remedies with respect to such claims shall not be prejudiced in any way.

      11. Indemnification by NRG. NRG shall, for itself and on behalf of each of the NRG Subsidiaries, and as agent for each NRG Subsidiary, indemnify, defend (or, where applicable, pay the reasonable defense costs for) and hold harmless the Released Parties from and against any and all Liabilities that any entity seeks to impose upon the Released Parties, or which are imposed upon the Released Parties, if and to the extent such Liabilities relate to, arise out of or result from the failure of any NRG Subsidiary to pay its creditors in full except to the extent provided for in the NRG Plan and except with respect to (i) LSP-Pike Energy, LLC, (ii) LSP-Nelson Energy, LLC, (iii) NRG Nelson Turbines, LLC, (iv) NRG Gila Bend Holdings, and (v) NRG Audrain Generating LLC, or the failure to have the provisions of sections 9.2, 9.3.B., 9.3.C., and 9.3.G. of the NRG Plan be fully applicable pursuant to a Final Order of the Bankruptcy Court to any Non-Plan Debtor or any NRG Subsidiary which subsequently becomes part of the Chapter 11 Cases or other bankruptcy cases or proceedings.

      12. Release and Covenant Not to Sue.

(a) Release. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each of the NRG Entities, in their individual capacities and, to the extent applicable, as debtors in possession for and on behalf of their estates and any entity that may assert a Claim or Cause of Action derivatively or otherwise, hereby release and discharge, absolutely, unconditionally, irrevocably and forever, the Released Parties from any and all NRG Released Causes of Action.

(b) Applicability of Release to Transferees. The releases set forth in Section 12(a) above shall be binding upon all Transferees of the releasing party.

(c) Binding Effect of Releases. Each party to which the releases set forth in Section 12(a) above applies shall be deemed to have granted such release notwithstanding that it may hereafter discover facts in addition to, or different from, those which it now knows or believes to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and such party expressly waives any and all rights that it may have under any statute or common law principle, including section 1542 of the California Civil Code, which would limit the effect of such releases to those Claims or Causes of Action actually known or suspected to exist at the time of execution of the release. Section 1542 of the California Civil Code generally provides as follows: “a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him may have materially affected his settlement with the debtor.”

(d) NRG Entity Covenant Not to Sue. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each of the NRG Entities, in their individual capacities and, to the extent applicable, as debtors in possession for and on behalf of their estates and any entity that may assert a claim or cause of action derivatively or otherwise, hereby covenant and agree not to commence or prosecute any lawsuit or other legal action, proceeding, or arbitration against any of the Released Parties in respect of any and all NRG Released Causes of Action.

(e) Xcel Covenant Not to Sue. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, Xcel and, to the extent applicable, any entity that may assert a claim or cause of action derivatively or otherwise, hereby covenants and agrees not to commence or prosecute any lawsuit or other legal action, proceeding, or arbitration against any of the NRG Entities in respect of any and all Xcel Released Causes of Action.

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      13. Miscellaneous Provisions.

(a) Specific Performance. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for such breach.

(b) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of each of the Parties and each of their respective successors, assigns, heirs, executors, administrators, and representatives.

(c) Governing Law; Jurisdiction. This Agreement will be governed by the laws of the State of New York, without regard to its conflicts of laws principles that would require the law of another jurisdiction to be applied. Through the first anniversary of the Effective Date, each of the Parties irrevocably (a) submits and consents in advance to the exclusive jurisdiction of the Bankruptcy Court for the purpose of any action or proceeding in which any NRG Entity is a party arising out of or relating to this Agreement; (b) agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in such court; and (c) waives any objection that such Party may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens.

(d) Entire Agreement. This Agreement, the exhibits and schedules hereto, and the applicable provisions in the NRG Plan constitute the complete and entire agreement between the Parties with respect to the matters contained in this Agreement, and supersede all prior agreements, negotiations, and discussions between the Parties with respect thereto.

(e) Non-Reliance. Each of the Parties acknowledges that, in entering into this Agreement, it is not relying upon any representations or warranties made by anyone other than those representations, warranties, terms and provisions expressly set forth in this Agreement, the exhibits and schedules hereto, and the applicable provisions in the NRG Plan.

(f) Notices. Any notice required or desired to be served, given or delivered under this Agreement shall be in writing, and shall be deemed to have been validly served, given or delivered if provided by personal delivery, or upon receipt of fax delivery, as follows:

(i) if to any of the NRG Entities, to Matthew A. Cantor, Kirkland & Ellis, Citigroup Center, 153 East 53rd Street, New York, New York 10022-4611, fax: 212-446-4900;

(ii) if to Xcel, to Brad B. Erens, Jones Day, 77 West Wacker, Chicago, Illinois, 60601-1692, fax: 312-782-8585, with a copy to Scott J. Friedman and Brian E. Greer, Jones Day, 222 East 41st Street, New York, New York 10017, fax: 212-755-7306; and

(iii) if to the Creditors’ Committee (through its dissolution), to Evan D. Flaschen, Bingham McCutchen LLP, One State Street, Hartford, Connecticut 06103-3178.

(g) Amendment; Waiver. It is expressly understood and agreed that this Agreement may not be altered, amended, modified or otherwise changed in any respect whatsoever except by a writing duly executed by authorized representatives of each of the Parties, and the Parties further acknowledge and agree that they will make no claim at any time or place that this Agreement has been orally supplemented, modified, or altered in any respect whatsoever. In addition, no failure on the part of any party to this Agreement to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

(h) No Admissions. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of the Parties of any Claim or any fault or liability or damages whatsoever. Each of them denies any and all wrongdoing or liability of any kind, and does not concede any infirmity in the Claims or defenses which it has asserted or would assert.

(i) Headings. The headings of this Agreement are for reference only and shall not limit or otherwise affect the meaning hereof.

16

(j) Representation by Counsel. Each Party acknowledges that it has been represented by counsel with this Agreement and the transactions contemplated herein. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

(k) Interpretation. This Agreement is the product of negotiations of the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

(l) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile shall be as effective as delivery of a manually executed signature page of this Agreement.

NRG ENERGY INC. on its behalf and on behalf of the NRG Subsidiaries	XCEL ENERGY, INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

ARTHUR KILL POWER LLC	ASTORIA GAS TURBINE POWER LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

BAYOU COVE PEAKING POWER, LLC	Berrians I Gas Turbine Power LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

17

BIG CAJUN I PEAKING POWER LLC	BIG CAJUN II UNIT 4 LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

BRAZOS VALLEY ENERGY LP	BRAZOS VALLEY TECHNOLOGY LP

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

CABRILLO POWER II LLC	CABRILLO POWER LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

CADILLAC RENEWABLE ENERGY LLC	CAMAS POWER BOILER INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

CAMAS POWER BOILER LP	CAPISTRANO COGENERATION COMPANY

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

18

CHICKAHOMINY RIVER ENERGY CORP.	CLARK POWER LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

COBEE ENERGY DEVELOPMENT LLC	COBEE HOLDINGS INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

COBEE HOLDINGS INC.	COMMONWEALTH ATLANTIC LIMITED PARTNERSHIP

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

COMMONWEALTH ATLANTIC POWER LLC	CONEMAUGH POWER LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

CONNECTICUT JET POWER LLC	DENVER CITY ENERGY ASSOCIATES L.P.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

19

DEVON POWER LLC	DUNKIRK POWER LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

EASTERN SIERRA ENERGY COMPANY	EL SEGUNDO POWER II LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

EL SEGUNDO POWER II LLC	EL SEGUNDO POWER LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

ELK RIVER RESOURCE RECOVERY, INC.	ENFIELD OPERATIONS, LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

20

ENI CROCKETT LIMITED PARTNERSHIP	ENIFUND, INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

ENIGEN INC.	ESOCO MOLOKAI, INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

ESOCO ORRINGTON, INC.	ESOCO SOLEDAD, INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

ESOCO, INC.	GPP INVESTORS I, LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

GRANITE II HOLDING, LLC	GRANITE POWER PARTNERS II, L.P.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

21

HANOVER ENERGY COMPANY	HUNTLEY POWER LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

INDIAN RIVER OPERATIONS INC.	INDIAN RIVER POWER LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

JACKSON VALLEY ENERGY PARTNERS, L.P.	JAMES RIVER COGENERATION COMPANY

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

JAMES RIVER POWER LLC	KAUFMAN COGEN LP

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

KEYSTONE POWER LLC	KISSIMMEE POWER PARTNERS, LIMITED PARTNERSHIP

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

22

LAKEFIELD JUNCTION LLC	LONG BEACH GENERATION LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

LOUISIANA GENERATING LLC	LS POWER MANAGEMENT, LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

LSP BATESVILLE FUNDING CORPORATION	LSP BATESVILLE HOLDING LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

LSP ENERGY INC.	LSP ENERGY LP

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

LSP EQUIPMENT, LLC	LSP-DENVER CITY, INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

23

LSP-HARDEE ENERGY, LLC	LSP-KENDALL ENERGY, LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

LSP-NELSON ENERGY, LLC	LSP-PIKE ENERGY, LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

MERIDEN GAS TURBINES LLC	MIDATLANTIC GENERATION HOLDING LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

MID-CONTINENT POWER COMPANY, LLC	MIDDLETOWN POWER LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

MINNESOTA WASTE PROCESSING COMPANY, LLC	MM FT. SMITH ENERGY, LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

24

MONTVILLE POWER LLC	NEO ALBANY, LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NEO BURNSVILLE, LLC	NEO CALIFORNIA POWER LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NEO CHESTER-GEN LLC	NEO CORONA LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NEO CORPORATION	NEO CUYAHOGA, LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NEO EDGEBORO, LLC	NEO ERIE LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

25

NEO FITCHBURG LLC	NEO FREEHOLD-GEN LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NEO FT. SMITH LLC	NEO HACKENSACK, LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NEO HARTFORD, LLC	NEO LANDFILL GAS HOLDINGS INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NEO LANDFILL GAS INC.	NEO LOPEZ CANYON LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NEO LOWELL LLC	NEO NASHVILLE LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

26

NEO PHOENIX LLC	NEO POWER SERVICES INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NEO PRIMA DESHECHA LLC	NEO PRINCE WILLIAM, LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NEO RIVERSIDE LLC	NEO SAN DIEGO LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NEO SKB LLC	NEO SPOKANE LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NEO TACOMA, LLC	NEO TAJIGUAS LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

27

NEO TAUNTON LLC	NEO TOLEDO-GEN LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NEO TOMOKA FARMS LLC	NEO TULARE LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NEO WEST COVINA LLC	NEO WOODVILLE LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NEO YOLO LLC	NEO-MONTAUK GENCO MANAGEMENT LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NORTHEAST GENERATION HOLDING LLC	NORWALK POWER LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

28

NRG AFFILIATE SERVICES INC.	NRG ARTHUR KILL OPERATIONS INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG ASHTABULA GENERATING LLC	NRG ASHTABULA OPERATIONS INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG ASIA-PACIFIC LTD.	NRG ASTORIA GAS TURBINE OPERATIONS INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG AUDRAIN GENERATING LLC	NRG AUDRAIN HOLDING LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG BATESVILLE LLC	NRG BAY SHORE OPERATIONS INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

29

NRG BAYOU COVE LLC	NRG BOURBONNAIS EQUIPMENT LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG BOURBONNAIS LLC	NRG BRAZOS VALLEY GP LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG BRAZOS VALLEY LP LLC	NRG BRAZOS VALLEY TECHNOLOGY LP LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG CADILLAC INC.	NRG CAPITAL II LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG CAPITAL LLC	NRG CENTRAL U.S. LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

30

NRG COMLEASE LLC	NRG CONNECTICUT AFFILIATE SERVICES

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG CONNECTICUT EQUIPMENT LLC	NRG CONNECTICUT EQUIPMENT LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG CONNECTICUT GENERATING LLC	NRG DEVELOPMENT COMPANY INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG DEVON OPERATIONS INC.	NRG DUNKIRK OPERATIONS INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG EASTERN LLC	NRG EASTLAKE OPERATIONS INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

31

NRG ENERGY CENTER HARRISBURG, INC.	NRG ENERGY CENTER DOVER LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG ENERGY CENTER MINNEAPOLIS LLC	NRG ENERGY CENTER PAXTON, INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG ENERGY CENTER PITTSBURGH LLC	NRG ENERGY CENTER ROCK TENN LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG ENERGY CENTER SAN DIEGO LLC	NRG ENERGY CENTER SAN FRANCISCO LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG ENERGY CENTER SMYRNA LLC	NRG ENERGY CENTER WASHCO LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

32

NRG ENERGY JACKSON VALLEY I, INC.	NRG ENERGY JACKSON VALLEY II, INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG ENERGY JACKSON VALLEY II, INC.	NRG ENERGY JACKSON VALLEY, INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG EQUIPMENT COMPANY LLC	NRG FINANCE COMPANY I LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG GILA BEND HOLDINGS INC.	NRG GILA BEND HOLDINGS, INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG GRANITE ACQUISITION LLC	NRG HUNTLEY OPERATIONS INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

33

NRG ILION LIMITED PARTNERSHIP	NRG ILION LP LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG INTERNATIONAL DEVELOPMENT INC.	NRG INTERNATIONAL II INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG INTERNATIONAL III INC.	NRG INTERNATIONAL INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG INTERNATIONAL SERVICES COMPANY	NRG INTERNATIONAL SERVICES COMPANY

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG KAUFMAN LLC	NRG LAKEFIELD INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

34

NRG LAKEFIELD JUNCTION LLC	NRG LAKESHORE GENERATING LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG LAKESHORE OPERATIONS INC.	NRG LATIN AMERICA INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG LATIN AMERICA, INC.	NRG LOUISIANA LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG MCCLAIN LLC	NRG MESQUITE LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG MEXTRANS INC.	NRG MIDATLANTIC AFFILIATE SERVICES INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

35

NRG MIDATLANTIC GENERATING LLC	NRG MIDATLANTIC LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG MIDDLETOWN OPERATIONS INC.	NRG MONTVILLE OPERATIONS INC.

/S/ BY:	/S/ ---------------------------------------------- BY:

ITS:	ITS:

NRG NELSON TURBINES LLC	NRG NEW JERSEY ENERGY SALES LLC

/S/ BY:	/S/ ---------------------------------------------- BY:

ITS:	ITS:

NRG NEW ROADS GENERATING LLC	NRG NEW ROADS HOLDINGS LLC

/S/ BY:	/S/ ---------------------------------------------- BY:

ITS:	ITS:

NRG NEWBERRY GENERATION LLC	NRG NORTH CENTRAL OPERATIONS INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

36

NRG NORTHEAST AFFILIATE SERVICES INC.	NRG NORTHEAST GENERATING LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG NORTHERN OHIO GENERATING LLC	NRG NORWALK HARBOR OPERATIONS INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG OHIO ASH DISPOSAL LLC	NRG OPERATING SERVICES, INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG OSWEGO HARBOR POWER OPERATIONS INC.	NRG PACGEN INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

37

NRG PEAKER FINANCE COMPANY LLC	NRG POWER MARKETING INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG POWER OPTIONS INC.	NRG PROCESSING SOLUTIONS LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG ROCKFORD ACQUISITION LLC	NRG ROCKFORD EQUIPMENT II LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG ROCKFORD EQUIPMENT LLC	NRG ROCKFORD II LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG ROCKFORD LLC	NRG ROCKY ROAD LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

38

NRG SABINE RIVER WORKS GP LLC	NRG SABINE RIVER WORKS LP LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG SERVICES CORPORATION	NRG SOUTH CENTRAL AFFILIATE SERVICES INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG SOUTH CENTRAL GENERATING LLC	NRG SOUTH CENTRAL OPERATIONS INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG STERLINGTON POWER LLC	NRG SUNNYSIDE OPERATIONS GP INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG SUNNYSIDE OPERATIONS LP INC.	NRG TELOGIA POWER LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

39

NRG TELOGIA POWER LLC	NRG THERMAL CORPORATION

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG THERMAL OPERATING SERVICES LLC	NRG THERMAL SERVICES, INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG TURBINES LLC	NRG VALMY POWER HOLDINGS LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG VALMY POWER LLC	NRG WEST COAST INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

NRG WESTERN AFFILIATE SERVICES INC.	NRG WOODLAND OPERATIONS LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

40

O BRIEN COGENERATION, INC. II	OKEECHOBEE POWER I, INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

OKEECHOBEE POWER II, INC.	OKEECHOBEE POWER III, INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

ONSITE ENERGY, INC.	ONSITE MARIANAS CORPORATION

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

ORRINGTON WASTE, LTD. LIMITED PARTNERSHIP	OSWEGO HARBOR POWER LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

PACIFIC CROCKETT ENERGY INC.	PACIFIC CROCKETT HOLDINGS, INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

41

PACIFIC GENERATION COMPANY	PACIFIC GENERATION DEVELOPMENT COMPANY

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

PACIFIC GENERATION HOLDINGS COMPANY	PACIFIC GENERATION RESOURCES COMPANY

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

PACIFIC KINGSTON ENERGY, INC.	PACIFIC ORRINGTON ENERGY, INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

PACIFIC-MT. POSO CORPORATION	PACIFIC-MT. POSO CORPORATION

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

42

PENOBSCOT ENERGY RECOVERY COMPANY LIMITED PARTNERSHIP	REID GARDNER POWER LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

ROCKY ROAD POWER, LLC	SAGUARO POWER COMPANY, L.P.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

SAGUARO POWER LLC	SAN BERNARDINO LANDFILL GAS LIMITED PARTNERSHIP

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

SAN JOAQUIN VALLEY ENERGY I, INC.	SAN JOAQUIN VALLEY ENERGY I, INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

SAN JOAQUIN VALLEY ENERGY IV, INC.	SOMERSET OPERATIONS INC.

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

43

SOMERSET POWER LLC	SOUTH CENTRAL GENERATION HOLDING LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

SOUTHWEST GENERATION LLC	SOUTHWEST POWER HOLDINGS LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

STATOIL ENERGY POWER/ PENNSYLVANIA, INC.	TACOMA ENERGY RECOVERY COMPANY

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

TELOGIA POWER INC.	TERMO SANTANDER HOLDING (ALPHA) LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

44

TIMBER ENERGY RESOURCES, INC.	VALMY POWER LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

VIENNA OPERATIONS INC.	VIENNA POWER LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

WCP (GENERATION) HOLDINGS LLC	WEST COAST POWER LLC

/s/ By:	/s/ ---------------------------------------------- By:

Its:	Its:

45

SCHEDULE A

(GLOBAL STEERING COMMITTEE)

Credit Suisse First Boston

ABN AMRO Bank N.V.
Abbey National Treasury Services plc
Australia & New Zealand Banking Group Limited
Bank of America N.A.
Barclays Bank plc
Citibank
Crédit Lyonnais
Deutsche Bank AG
Bayerische Hypo-Und Vereinsbank AG
ING Capital LLC
JP Morgan Chase
The Royal Bank of Scotland plc
Société Générale
TD Securities
Westdeutsche Landesbank Girozentrale, New York Branch

SCHEDULE B

(NOTES)

Issuance	Issue Amount	Indenture Date	Maturity

6.750% Senior Notes	$340 million	March 13, 2001; July 16, 2001	July 15, 2006
7.500% Senior Notes	$250 million	June 1, 1997	June 15, 2007
7.500% Senior Notes	$300 million	May 25, 1999	June 1, 2009
7.625% Senior Notes	$125 million	January 21, 1996	February 1, 2006
7.750% Senior Notes	$350 million	March 13, 2001; April 5, 2001	April 1, 2011
7.970% Senior Notes (ROARS)	$233 million	March 20, 2000	March 15, 2020
8.000% Senior Notes (ROARS)	$240 million	November 8, 1999	November 1, 2013
8.250% Senior Notes	$350 million	September 11, 2000	September 15, 2010
8.625% Senior Notes	$500 million	March 13, 2001; April 5, 2001; July 16, 2001	April 1, 2031
6.500% Equity Unit Bond	$287.5 million	March 13, 2001	May 16, 2006
8.700% Senior Notes (issued in connection with a certain debt and derivative transaction to synthetically issue £160 million debt )	$250 million	March 20, 2000	March 15, 2005

SCHEDULE 5(a)(i)

(CERTAIN OBLIGATIONS AND ARRANGEMENTS BETWEEN XCEL AND NRG)

GUARANTEES

				Date Guaranty
	Physical/			Expires or Expired
Counterparty	Financial	Commodity	Amount of Guaranty	(NOTE ‘A’)

AEP Energy Services, Inc.	FINANCIAL	ALL	$7,000,000	12/31/2002
American Electric Power Service Corp	FINANCIAL	ALL
American Electric Power Service Corp	PHYSICAL	ELECTRIC
Aquila Merchant Services, Inc.	FINANCIAL	ALL	$10,000,000	10/12/2002
Aquila Merchant Services, Inc.	PHYSICAL	ELECTRIC
Aquila Merchant Services, Inc.	PHYSICAL	NAT GAS
Bank of America, N.A.	FINANCIAL	ALL	$10,000,000	8/31/2003
Consolidated Edison Energy, Inc.	PHYSICAL	ELECTRIC	$10,000,000	12/31/2003
Constellation Power Source, Inc.	FINANCIAL	ALL	$15,000,000	7/31/2003
Constellation Power Source, Inc.	PHYSICAL	ELECTRIC
Duke Energy Trading & Marketing LLC	FINANCIAL	ALL	$15,000,000	5/24/2003
Duke Energy Trading & Marketing LLC	PHYSICAL	ELECTRIC
Duke Energy Trading & Marketing LLC	PHYSICAL	NAT GAS
El Paso Merchant Energy, L.P.	FINANCIAL	ALL	$12,000,000	2/28/2002
El Paso Merchant Energy, L.P.	PHYSICAL	ELECTRIC
El Paso Merchant Energy, L.P.	PHYSICAL	NAT GAS
Entergy-Koch Trading, LP	FINANCIAL	ALL	$8,500,000	3/31/2003
Entergy-Koch Trading, LP	PHYSICAL	ELECTRIC
Entergy-Koch Trading, LP	PHYSICAL	NAT GAS
Exelon Generation Company, LLC	FINANCIAL	ALL	$7,000,000	3/31/2003
Exelon Generation Company, LLC	PHYSICAL	ELECTRIC
HQ Energy Services (U.S.) Inc.	(tolling agmt)	(tolling agmt)	Terminated, Effective 11/30/02	(n/a)
J. Aron & Company	FINANCIAL	ALL	$10,000,000	1/31/2004
Morgan Stanley Capital Group Inc.	FINANCIAL	ALL	$15,000,000	9/30/2003
Morgan Stanley Capital Group Inc.	PHYSICAL	ELECTRIC
PG&E Energy Trading — Gas Corporation	FINANCIAL	ALL	$2,000,000	12/31/2002
PG&E Energy Trading — Gas Corporation	PHYSICAL	NAT GAS
PG&E Energy Trading — Power, L.P.	FINANCIAL	ALL	$9,000,000	12/31/2002
PG&E Energy Trading — Power, L.P.	PHYSICAL	ELECTRIC
PJM Interconnection, LLC	FINANCIAL	ALL	$17,000,000	$12M 4/30/03,
PJM Interconnection, LLC	PHYSICAL	ELECTRIC		$5M 7/31/03
Select Energy, Inc.	FINANCIAL	ALL	$3,000,000	8/31/2002
Select Energy, Inc.	PHYSICAL	ELECTRIC
Sprague Energy Corp.	FINANCIAL	ALL	$4,000,000	11/30/2003
Sprague Energy Corp.	PHYSICAL	NAT GAS
Williams Energy Marketing & Trading	FINANCIAL	ALL	Terminated, Effective 11/15/02	n/a
Williams Energy Marketing & Trading	PHYSICAL	ELECTRIC
Atlantic City Electric Company, dba Conectiv (BGS Auction)	FINANCIAL	ALL	$11,500,000	7/31/2003
NEPOOL	PHYSICAL	ELECTRIC	$60,000,000	12/31/2003
Obligation total, for the counterparties from above			$226,000,000
Obligation total above covered under Xcel guaranties or assignments			$226,000,000

NOTE “A”:

Any transactions that were entered into with a CP on or before the expiration date of the guaranty will be covered through the duration of the trade(s) on an “evergreen” basis. Thus, for Aquila, El Paso, and PGET Power, all trade obligations of NRG were entered into prior to the expiration dates of those guaranties, even though the periods ultimately covered under those trade obligations are relatively far out into the future (to 12/03 for Aquila and PGET Power, to 12/06 for El Paso). The inclusion of a guaranty or other item on this Schedule VI.D. which has expired shall not be deemed a statement that such guaranty or other item is otherwise effective or in force or effect.

Bonds

Bond Number	Principal	Amount	Description	Obligee	Eff Date	Exp Date	Premium	Surety	Div.	Indemnity

INDEMNIFIED BY XCEL ENERGY:
ST. PAUL BONDS
400SD3190	NRG Processing Solutions LLC	$20,000.00	License Bond	Hennepin County	6/30/2002	6/30/2003	$200.00	St. Paul	NRG	Yes
400SF4076	NRG Energy Center Pittsburgh	$75,000.00	Street Opening Bond	City of Pittsburgh	5/15/2002	5/15/2003	$300.00	St. Paul	NRG	Yes
400SH7762	Meriden Gas Turbines, LLC	$876,800.00	Subdivision Bond	City of Meriden	8/24/2001	8/24/2003	$1,754.00	St. Paul	NRG	Yes
400SH7763	Meridan Gas Turbines, LLC	$768,490.00	Subdivision Bond	City of Meriden	8/24/2001	8/24/2003	$1,537.00	St. Paul	NRG	Yes

Sub-Total St. Paul		$1,740,290.00					$3,791.00
SAFECO BONDS
6161831	Xcel Energy, Inc.	$20,000.00	Solid Waste Facility Bond	County of Hennepin	8/9/2002	8/9/2003	$200.00	Safeco	NRG	Yes

Sub-Total Safeco		$20,000.00					$200.00
CNA BONDS
929214989	NRG Energy Center	$100,000.00	Highway Occupancy Permit Obligation Bond	PA Dept. of Trans.	9/21/2002	9/21/2003	$450.00	CNA	NRG	Yes
929215308	NRG Power Marketing, Inc.	$250,000.00	License Bond	Pennsylvania Public Utility Commission	9/12/2002	9/12/2003	$2,250.00	CNA	NRG	Yes
929215309	NRG Energy Center San Diego LLC	$5,000.00	Franchise Bond	City of San Diego	9/2/2002	9/2/2003	$100.00	CNA	NRG	Yes
929222788	NRG Processing Solutions LLC	$100,000.00	Tree & Yard Waste Permit Bond	Scott County	10/12/2002	10/12/2003	$560.00	CNA	NRG	Yes
929222789	NRG Processing Solutions LLC	$45,000.00	Yard Waste Composting & Processing Facility Permit Bond	Dakota County	10/10/2002	10/10/2003	$252.00	CNA	NRG	Yes
929222790	NRG Processing Solutions LLC	$72,400.00	Solid Waste Facility Permit Bond	Dakota County	10/10/2002	10/10/2003	$405.00	CNA	NRG	Yes
929222795	NRG Power Marketing, Inc.	$1,000,000.00	Bond of Distributor of Automotive Fuel	State of New York	10/12/2002	10/12/2003	$2,250.00	CNA	NRG	Yes
929222796	NRG Power Marketing Inc.	$1,000,000.00	Motor Fuels Tax Bond	State of New Jersey	10/12/2002	10/12/2003	$2,250.00	CNA	NRG	Yes
929224970	NRG Processing Solutions LLC	$100,000.00	Waste Facility License & Permit Bond	County of Anoka	11/17/2002	11/17/2003	$560.00	CNA	NRG	Yes
929224971	NRG Processing Solutions LLC	$25,000.00	Waste Facility License/ Permit Bond	County of Anoka	11/17/2002	11/17/2003	$140.00	CNA	NRG	Yes
929224973	El Segundo Power LLC	$10,000.00	Lease Bond	State of California	11/9/2002	11/9/2003	$100.00	CNA	NRG	Yes

2

Bond Number	Principal	Amount	Description	Obligee	Eff Date	Exp Date	Premium	Surety	Div.	Indemnity

929224975	MM SKB Energy LLC	$19,215.00	Processing Facility Bond	Commonwealth of PA	11/25/2002	11/25/2003	$108.00	CNA	NRG	Yes
929224986	Dunkirk Power LLC	$25,000.00	Bond of Distributor of Automotive Fuel	State of New York	1/1/2003	1/1/2004	$100.00	CNA	NRG	Yes
929224987	Huntley Power LLC	$35,000.00	Bond of Distributor of Automotive Fuel	Sate of New York	1/2/2003	1/3/2004	$100.00	CNA	NRG	Yes
929225083	NRG Northeast Affiliate Services, Inc.	$29,000.00	Workers’ Compensation Bond	State of New York	12/31/2002	12/31/2003	$351.00	CNA	NRG	Yes
929231861	NRG Ilion LP LLC	$52,308.00	Utility Payment Bond	Niagra Mohawk Power Corp.	12/12/2002	12/12/2003	$471.00	CNA	NRG	Yes
929239784	NRG Energy Center Pittsburgh LLC	$80,000.00	Highway Restoration & Maintenance Bond	Commonwealth of PA	6/18/2002	6/18/2003	$160.00	CNA	NRG	Yes
929239794	Dunkirk Power, LLC	$53,000.00	Mined Land Reclamation Bond	State of New York	5/15/2002	5/15/2003	$106.00	CNA	NRG	Yes
929239797	Cabrillo Power LLC	$100,000.00	Lease Bond	State of California	5/21/2002	5/21/2003	$175.00	CNA	NRG	Yes
929239799	NRG Energy	$1,500,000.00	Permit Bond	City of St. Paul, MN	5/23/2002	5/23/2003	$2,625.00	CNA	NRG	Yes
929242598	Arthur Kill Power LLC	$10,000.00	Performance Bond	Department of Energy Conservation	3/18/2002	3/18/2003	$50.00	CNA	NRG	Yes

Sub-Total CNA		$4,610,923.00					13,563.00

TOTAL INDEMNIFIED BY XCEL ENERGY		$6,371,213.00					$17,554.00

NON-INDEMNIFIED BONDS
U668424	NRG Energy, Inc.	$30,000.00	Solid Waste Management Bond	County of Washington	1/20/1999	1/20/2004	$400.00	Reliance	NRG	No

Total All NRG Bonds		$6,401,213.00					$17,954.00

3

OTHER INDEMNIFICATION OBLIGATIONS

      Agreement and Consent for Transfer to NRG between Northern States Power Company, NRG Energy, Inc., Anoka County, Hennepin County, Sherburne County, and Tri-County Solid Waste Management Committee dated on or about August 20, 2001.

      Affirmation Agreement between Northern States Power Company and NRG Energy, Inc. dated August 8, 1993.

OTHER GUARANTY AND CREDIT SUPPORT OBLIGATIONS

      Guarantees of employment agreements for three NRG employees.

      Deposit in the amount of $5,162,790 relating to security deposit posted by an Xcel subsidiary in connection with a certain purchase agreement between such subsidiary and General Electric International, Inc., dated October 3, 2000

4

SCHEDULE 5(b)(i)

(INTERCOMPANY CLAIMS OWING TO XCEL)

      All amounts owed by NRG or any Affiliate to Xcel or any Affiliate in connection with various payments made by Xcel in connection with the Guarantees.

      All amounts owed by NRG or any Affiliate to Xcel or any Affiliate in connection with the Services Agreement.

      All amounts owed by NRG or any Affiliate to Xcel or any Affiliate in connection with various Northern States Power Company and other agreements listed on Schedule 8(m).

      All amounts owed by NRG or any Affiliate to Xcel or any Affiliate in connection with various engineering services.

      All amounts owed by NRG or any Affiliate to Xcel or any Affiliate in connection with e prime.

      All amounts owed by NRG or any Affiliate to Xcel or any Affiliate in connection with NSP-Wisconsin.

      All amounts owed by NRG or any Affiliate to Xcel or any Affiliate in connection with PSCo.

      All amounts, if any, owed by NRG or any Affiliate to Xcel or any Affiliate for NRG’s own utility usage.

SCHEDULE 8(m)

(ASSUMED AGREEMENTS)

      Agreement for the Use and Operation of Certain Facilities Located at the High Bridge Plant between Northern States Power Company and NRG Energy Center — Rock Tenn LLC, dated Jan. 23, 2002.

      Agreement for the Sale of Thermal Energy and Wood Byproduct between Northern States Power Company and NRG Thermal f/k/a Norenco Corporation, dated November 16, 1989.

      Refuse Derived Fuel Supply Agreement between Northern States Power Company and NRG Resource Recovery, Inc.” (not dated) (Term: 1-1-1992 to 12-31-2001, automatically renewing for five year terms thereafter, unless terminated by six month written notice.)

      Lease and Agreement between Northern States Power Company and Minnesota Waste Processing Company, L.L.C. dated September 13, 1994.

      Lease and Agreement between Northern States Power Company and NRG Energy Inc. dated July 21, 1997.

      Short Term Coal Agreement for the Sale of Coal from Northern States Power Company (dba Xcel Energy, Seller) to NRG Energy Center-Rock Tenn LLC (Buyer) dated January 6, 2003.

      Letter Agreement between e prime and NRG Energy, Inc. dated on or about February 25, 2003.

      Agreement For Consulting Services Between NRG Energy, Inc. And Utility Engineering Corporation dated May 22, 2000.

EXHIBIT A

(9019 MOTION)

EXHIBIT B

(BALLOTS)

EXHIBIT C

(BAR DATE ORDER)

EXHIBIT D

(CONFIRMATION ORDER)

      Provisions which must be contained in the Confirmation Order:

      The Support Agreement Claims belong solely and exclusively to NRG and not to any creditor of NRG or of any other NRG Entity, and the Support Agreement Claims are fully released as to all entities as of the Effective Date, subject to payment in full of the Support Agreement Amount.

      The Xcel Tax Benefit shall be the sole and exclusive property of Xcel, and the NRG Entities and any party claiming by or through them hereby release any right or interest that they might otherwise have in the Xcel Tax Benefit.

      NRG and its direct and indirect subsidiaries shall not be (a) reconsolidated with Xcel or any of its other Affiliates for tax purposes at any time after their March, 2001 deconsolidation unless otherwise required by state or local tax law, or (b) treated as a party to or otherwise entitled to the benefits of any tax sharing agreement with Xcel, other than the Tax Matters Agreement.

      A provision approving and fully incorporating all provisions set forth in Sections 9.2 and 9.3 of the NRG Plan.

      A provision mandating that the NRG Released Causes of Action are released.

      A provision approving this Agreement, the Employee Matters Agreement, the Release-Based Amount Agreement, the Tax Matters Agreement, the Xcel Plan Note, and all other agreements and documents contemplated by this Agreement or the Separate Bank Release Agreement.

      A finding and holding that the right and obligation of any holder of a NRZ equity unit to purchase common shares of Xcel was terminated as of the Petition Date.

      A provision approving the assumption by the Debtors of the Assumed Agreements and requiring the prompt payment by the Debtors in cash of the Cure Obligations upon entry of the Confirmation Order.

      A provision mandating that any agreement between the Debtors and Xcel (or any Affiliate) that is not an Assumed Agreement shall be rejected by the Debtors as of the Effective Date.

      A finding that this Agreement, and the payments by Xcel and releases provided by Xcel hereunder, constitute a direct benefit to NRG and an indirect benefit to each of the other NRG Entities including the Non-Plan Debtors.

      A finding that this Agreement is essential and integral to the NRG Plan.

      A provision approving the 9019 Motion.

      A provision providing that the automatic stay in the Non-Plan Debtors’ Chapter 11 Cases, to the extent applicable, be modified to the extent necessary to permit Xcel to exercise any and all rights it has with respect to the D&O Policies.

EXHIBIT E

(DISCLOSURE STATEMENT)

EXHIBIT F

(DISCLOSURE STATEMENT ORDER)

EXHIBIT G

(EMPLOYEE MATTERS AGREEMENT)

EXHIBIT H

(NRG PLAN)

EXHIBIT I

(RELEASE-BASED AMOUNT AGREEMENT)

EXHIBIT J

(SEPARATE BANK RELEASE AGREEMENT)

EXHIBIT K

(TAX MATTERS AGREEMENT)

EXHIBIT L

(XCEL PLAN NOTE)

EXHIBIT J

SCHEDULE OF GLOBAL STEERING COMMITTEE

GLOBAL STEERING COMMITTEE

Credit Suisse First Boston

ABN AMRO Bank N.V.
Abbey National Treasury Services plc
Australia & New Zealand Banking Group Limited
Bank of America N.A.
Barclays Bank plc
Citibank
Crédit Lyonnais
Deutsche Bank AG
Bayerische Hypo-Und Vereinsbank AG
ING Capital LLC
JP Morgan Chase
The Royal Bank of Scotland plc
Société Générale
TD Securities
Westdeutsche Landesbank Girozentrale, New York Branch

EXHIBIT K

SCHEDULE OF NRG UNDETERMINED GUARANTIES

SCHEDULE K

NRG ENERGY, INC.
NRG GUARANTY OBLIGATIONS

Treatment to be Determined

Index	Project	Guarantee Name

(1)	Mid-Atlantic	Guaranty executed by NRG Energy, Inc. guaranteeing the obligations of NRG MidAtlantic Generating LLC on November 13, 2000 pursuant to Section 3.01 of the Loan Agreement in regards to interest and principle due to the lenders and Administrative Agent. (Approximate Amount: $24 MM)
(2)	NE Genco	Guarantee executed by NRG Energy, Inc. guaranteeing the obligation of NRG Northeast Generating LLC to fund the debt service reserve required by the bond indenture, on February 18, 2002, pursuant to paragraph 2.01 of the Debt Service Reserve Guarantee Agreement.
(4)	South Central Generating LLC	Guarantee executed by NRG Energy, Inc. guaranteeing the obligation of NRG South Central Generating LLC to fund a debt service reserve, on March 30, 2000, pursuant to paragraph 2.01 of the “Acceptable Guarantee” associated with the bond indenture.

EXHIBIT L

SCHEDULE OF CANCELLED INTERCOMPANY CLAIMS

SCHEDULE L

CLASS 8A — CANCELLED INTERCOMPANY BALANCES

Debtor	To	Balance

NRG Energy Inc.	Arthur Kill Power LLC - WIRE	(96,403,153)
NRG Energy Inc.	Astoria Gas Turbine Power LLC	(327,238,634)
NRG Energy Inc.	Big Cajun I Peaking Power LLC	(6,570,785)
NRG Energy Inc.	Connecticut Jet Power LLC	(692,957)
NRG Energy Inc.	Dunkirk Power LLC	(44,628,139)
NRG Energy Inc.	Elims-LSP Assets-Tier 2	(1,000)
NRG Energy Inc.	GPP Investors I LLC	(6,521,838)
NRG Energy Inc.	Granite II Holding LLC	(12,380,404)
NRG Energy Inc.	Granite Power Partners II, LP	(75,542,299)
NRG Energy Inc.	Huntley Power LLC.	(22,997,791)
NRG Energy Inc.	James River Power LLC	(1,884,786)
NRG Energy Inc.	LSP Energy LP	(38,906,968)
NRG Energy Inc.	Newport RDF	(34,590,121)
NRG Energy Inc.	Northeast Generation Holding L	(279,857)
NRG Energy Inc.	NRG Audrain Generating LLC	(210,634,095)
NRG Energy Inc.	NRG Becker	(2,375,144)
NRG Energy Inc.	NRG Comlease LLC	(59,847)
NRG Energy Inc.	NRG Eastern LLC	(365,153,597)
NRG Energy Inc.	NRG Elk River RRF	(182,694)
NRG Energy Inc.	NRG Energy Center Grand Forks	(2,285,878)
NRG Energy Inc.	NRG Energy Center RockTenn LLC	(22,513,080)
NRG Energy Inc.	NRG Energy Center Washco LLC	(3,143,213)
NRG Energy Inc.	NRG Equipment Company LLC	(8,785,047)
NRG Energy Inc.	NRG Finance Company 1	(730,733,145)
NRG Energy Inc.	NRG International Inc.	(2,011,403)
NRG Energy Inc.	NRG Mesquite LLC	(1,000)
NRG Energy Inc.	NRG Rockford Equipment II LLC	(221,180)
NRG Energy Inc.	NRG Rockford II LLC	(4,520,788)
NRG Energy Inc.	NRG Rockford LLC	(38,462,763)
NRG Energy Inc.	NRG Rocky Road LLC	(16,272,758)
NRG Energy Inc.	NRG Saguaro LLC	(1,162,122)
NRG Energy Inc.	NRG Woodland Operations LLC	(146,185)
NRG Finance Company 1	NRG Turbines LLC	(201,134,995)
NRG Finance Company 1	LSP-Nelson Energy LLC	(389,074,709)
NRG Finance Company 1	NRG Audrain Generating LLC	(1,942,826)
NRG Finance Company 1	NRG Capital LLC	(7,482,586)
NRG Finance Company 1	LSP-Pike Energy LLC	(259,566,538)
NRG Capital LLC	NRG Energy Inc.	(8,159,948)
NRG Capital LLC	NRG Audrain Generating LLC	(5,142,403)

		(2,949,806,672)

EXHIBIT M

SCHEDULE OF REINSTATED INTERCOMPANY CLAIMS

2

SCHEDULE M

CLASS 8B — REINSTATED INTERCOMPANY BALANCES

Debtor	To	Balance

NRG Energy Inc.	Eastern Sierra Energy	(2,212,949)
NRG Energy Inc.	Energy National Inc.	(10,610,240)
NRG Energy Inc.	Enigen Inc.	(240,320)
NRG Energy Inc.	Esoco Inc.	(51,127)
NRG Energy Inc.	Esoco Orrington Inc.	(1,511,019)
NRG Energy Inc.	Kladno Power #2 B.V.	(107,005)
NRG Energy Inc.	Lambique Beheer B.V.	(77,242)
NRG Energy Inc.	LSP-Denver City Inc	(53,402)
NRG Energy Inc.	NEO California Power LLC-Chow	(13,087,642)
NRG Energy Inc.	NEO California Power LLC-Red B	(3,123,602)
NRG Energy Inc.	NEO Fort Smith LLC	(53,613)
NRG Energy Inc.	NEO Freehold Gen LLC	(433,718)
NRG Energy Inc.	NEO Hartford LLC	(283)
NRG Energy Inc.	NEO Landfill Gas	(18,893,722)
NRG Energy Inc.	NEO Prince William LLC	(165)
NRG Energy Inc.	NEO Spokane LLC	(383)
NRG Energy Inc.	NEO Statoil Energy Field Svcs	(154,197)
NRG Energy Inc.	NEO Tomoka Farms LLC	(0)
NRG Energy Inc.	North Central Operations Inc	(52,414)
NRG Energy Inc.	NRG Cabrillo Powers Ops Inc.	(4,616,913)
NRG Energy Inc.	NRG Cadillac Operations, Inc	(430,310)
NRG Energy Inc.	NRG Conn. Aff. Serv. Inc.	(15,284,823)
NRG Energy Inc.	NRG Devon Operations Inc. - Wi	(1,161,673)
NRG Energy Inc.	NRG El Segundo Operations Inc.	(6,959,046)
NRG Energy Inc.	NRG Energy Center Harrisburg I	(2,432,323)
NRG Energy Inc.	NRG Energy Center Paxton Inc.	(1,469,066)
NRG Energy Inc.	NRG Energy Development BV	(15,484)
NRG Energy Inc.	NRG Energy Ltd.	(36,277)
NRG Energy Inc.	NRG JV I	(396,754)
NRG Energy Inc.	NRG Latin America Inc.	(5,271,086)
NRG Energy Inc.	NRG Mid Atlantic Affiliate Ser	(2,994,875)
NRG Energy Inc.	NRG Operating Services	(54,277,814)
NRG Energy Inc.	NRG Oswego Harbor Power Operat	(1,927,538)
NRG Energy Inc.	NRG South Central Operations I	(350,052)
NRG Energy Inc.	NRG Sunnyside Op LP, Inc.	(216,392)
NRG Energy Inc.	NRG Sunnyside Op, GP Inc.	(58,994)
NRG Energy Inc.	NRGenerating Holdings #24 BV	(528)
NRG Energy Inc.	NRGenerating International B.V	(25,019,961)
NRG Energy Inc.	NRGenerating Luxembourg (No 4)s	(769)
NRG Energy Inc.	NRGenerating Luxembourg (No 5)s	(88,639)
NRG Energy Inc.	O’Brien Cogen, Inc. II	(3,306,845)
NRG Energy Inc.	Okeechobee Power II, Inc.	(1,527)
NRG Energy Inc.	Okeechobee Power III, Inc.	(122,600)
NRG Energy Inc.	OKOCHOBEE POWER I	(967,930)

CLASS 8B — REINSTATED INTERCOMPANY BALANCES

Debtor	To	Balance

NRG Energy Inc.	Onsite Energy Inc.	(384,019)
NRG Energy Inc.	PacGen Co.	(26,645,823)
NRG Energy Inc.	PacGen Holdings Inc.	(18,500,064)
NRG Energy Inc.	Pacific Mt. Poso Corp	(28,348,023)
NRG Energy Inc.	Pacific Orrington Energy, Inc.	(136,523)
NRG Energy Inc.	Power Operations Inc.	(488,992)
NRG Energy Inc.	Saale Energie Services GmbH	(290,502)
NRG Energy Inc.	Saguaro Operations Inc	(278,718)
NRG Energy Inc.	SJVEP I 43% LP	(24,011,968)
NRG Energy Inc.	SJVEP I, Inc.	(543,566)
NRG Energy Inc.	SJVEP IV 43% LP	(3,598,924)
NRG Energy Inc.	Timber Energy Resources, Inc	(606,757)
NRG Energy Inc.	Tosli Acquisition	(1,003,579)
NRG Power Marketing Inc.	O’Brien Cogen, Inc. II	(54,264)
NRG Power Marketing Inc.	Arthur Kill Power LLC - WIRE	(101,027,418)
NRG Power Marketing Inc.	Oswego Harbor Power LLC	(86,186,992)
NRG Power Marketing Inc.	NRG New Jersey Energy Sales LL	(21,249,476)
NRG Power Marketing Inc.	Somerset Power LLC	(263,547,730)
NRG Power Marketing Inc.	Huntley Power LLC.	(91,661,889)
NRG Power Marketing Inc.	NRG Rockford II LLC	(1,770,054)
NRG Power Marketing Inc.	Dunkirk Power LLC	(93,570,224)
NRG Power Marketing Inc.	NRG Operating Services	(18,300)
NRG Power Marketing Inc.	NRG Energy Center San Francisc	(851,553)
NRG Power Marketing Inc.	NRG Energy Center Washco LLC	(0)
NRG Power Marketing Inc.	NRG Energy Center Minneapolis	(1,467,647)
NRG Power Marketing Inc.	NRG Energy Inc.	(6,015,082)
NRG Power Marketing Inc.	NRG Ilion LP	(4,799,749)
NRG Power Marketing Inc.	NEO California Power LLC-Red B	(4,639,940)
NRG Power Marketing Inc.	NRG Audrain Generating LLC	(1,958,372)
NRG Power Marketing Inc.	LSP-Kendall Energy LLC	(2,350,142)
NRG Power Marketing Inc.	Keystone Power LLC	(7,302,590)
NRG Power Marketing Inc.	Indian River Power LLC	(21,929,989)
NRG Power Marketing Inc.	Astoria Gas Turbine Power LLC	(66,165,543)
NRG Power Marketing Inc.	NRG Sterlington Power LLC	(180,469)
NRG Power Marketing Inc.	Norwalk Power LLC	(82,403,058)
NRG Power Marketing Inc.	Connecticut Jet Power LLC	(812,070)
NRG Power Marketing Inc.	NEO California Power LLC-Chow	(7,183,596)
NRG Power Marketing Inc.	Vienna Power LLC	(6,228,435)
NRG Power Marketing Inc.	NRG Energy Center Dover LLC	(3,686,140)

		(1,159,969,440)

2

EXHIBIT N

RELEASE-BASED AMOUNT AGREEMENT

3

RELEASED-BASED AMOUNT AGREEMENT

      This Agreement, is made and entered into as of                     , 2003, by and among (i) Xcel Energy Inc., a Minnesota corporation (“Xcel”) and (ii) NRG Energy, Inc., a Delaware corporation (“NRG” and together with Xcel, the “Parties”).

RECITALS

      WHEREAS, on May 14, 2003, NRG filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code with the Bankruptcy Court.

      WHEREAS, NRG and certain of the NRG Subsidiaries have filed with the Bankruptcy Court Debtors’ [Third] Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code dated as of [September           ], 2003 (as amended, supplemented or otherwise modified from time to time, the “Plan”).

      WHEREAS, the Plan contemplates that Xcel will pay up to $390 million to NRG pursuant to the Settlement Agreement in exchange for the releases of certain liabilities and claims against the Released Parties.

      WHEREAS, a condition precedent to effectiveness of the Plan and the obligations of Xcel to pay the Release-Based Amount to NRG is that Creditors holding 85% of the NRG Unsecured Claims properly make the Release Election (the “85% Condition”), unless such Creditors are otherwise bound to a release of certain liabilities and claims against the Released Parties by a Final Order acceptable to Xcel confirming the Plan.

      WHEREAS, the Plan contemplates this Agreement specifying the details as to how to calculate whether the 85% Condition has been satisfied and the Release-Based Amount payable by Xcel to NRG at any time based upon the allowance and/or estimation of Claims and other factors.

      WHEREAS, this Agreement shall be incorporated into the Plan as an exhibit thereto.

      NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

      1.     Defined Terms.

(a) “85% Condition” shall have the meaning as ascribed to it in the Recitals.

(b) “Additional Amount” shall have the meaning ascribed in paragraph 4(b).

(c) “Aggregate Payment Amount” shall mean, as of any Subsequent Payment Date, the aggregate Release-Based Amount payable by Xcel to NRG as calculated pursuant to paragraph 4(a) of this Agreement.

(d) “Agreement” means this Release-Based Amount Agreement.

(e) “Allowed” shall have the meaning ascribed in the Plan.

(f) “Ballot” has the meaning set forth in the Settlement Agreement.

(g) “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York and, to the extent the reference under section 157 of title 28, United States Code is withdrawn, the United States District Court for the Southern District of New York.

(h) “Chapter 11 Cases” means the chapter 11 cases styled In re NRG Energy, Inc. et al., Chapter 11 Case No. 03-13024 (PCB), Jointly Administered, currently pending before the Bankruptcy Court.

(i) “Claim” means an NRG Unsecured Claim or a claim against any NRG Subsidiary that is the subject of paragraph 3.

(j) “Claim Resolution Release” means a Final Order that releases Xcel from liability to a Creditor in excess of such Creditor’s Allowed Claim and permanently enjoins such Creditor from pursuing any claim against Xcel with respect to such excess, or a binding release of such excess executed by a Creditor.

(k) “Creditor” means an entity that holds an NRG Unsecured Claim.

(l) “Date of Determination” shall be the last Business Day that is at least 45 calendar days before a Release-Based Amount Payment Date.

(m) “Disclosure Statement Order” has the meaning set forth in the Settlement Agreement.

(n) “Final Order” shall have the meaning ascribed in the Settlement Agreement.

(o) “Final Payment Date” means the Subsequent Payment Date that follows the Date of Determination after the date upon which (i) all Claims have either been Allowed or not Allowed by a Final Order and (ii) all conditions to reduce the Maximum Amount to the aggregate amount of all Allowed Claims as set forth in paragraph 7 have been satisfied.

(p) “Material” shall mean $15,000,000 or more.

(q) “Maximum Amount” means, as of any Date of Determination, the maximum amount for which any Claim could be asserted against Xcel, which shall be, as of any Date of Determination, the highest of (i) the amount as reflected on NRG’s Schedules on such date, (ii) the amount as reflected on a filed proof of Claim (if liquidated), and (iii) the Maximum Exposure; provided, however, that the Maximum Amount shall be multiplied by a factor of 1.25 in the event the Bankruptcy Court estimates the Maximum Amount in accordance with paragraph 6. Upon allowance of a Claim of a Releasing Creditor, or a Non-Releasing Creditor’s agreement to the Claims Resolution Release, the Maximum Amount shall be the Allowed Amount of such Claim. Upon allowance of a Claim of a Non-Releasing Creditor that does not agree to a Claims Resolution Release, the Maximum Amount shall be reduced as set forth in paragraph 7.

(r) “Maximum Exposure” means the maximum damage claim, without giving effect to the merits of the prima facie case or any defenses thereto, and in the case of a contingent claim, shall assume that the contingency will occur.

(s) “Non-Releasing Creditor” means a Creditor who does not properly make the Release Election.

(t) “Non-Releasing Creditor Release-Based Amount” means the Pro Rata Share of the Release-Based Amount relating to a Non-Releasing Creditor individually, and to all such creditors in the aggregate.

(u) “NRG” shall have the meaning ascribed in the Preamble.

(v) “NRG Released Causes of Action” shall have the meaning ascribed in the Settlement Agreement.

(w) “NRG Subsidiaries” shall have the meaning ascribed in the Settlement Agreement.

(x) “NRG Unsecured Claim” means any unsecured “Claim” (as defined in the Plan) against NRG other than that which (i) is entitled to priority pursuant to 11 U.S.C. § 507, (ii) is subordinated to unsecured claims pursuant to 11 U.S.C. § 510(b), (iii) is held by Xcel or any affiliate thereof, including any NRG Subsidiary, or (iv) is a “Convenience Claim” (as defined in the Plan) unless such Claim has elected to be a “Convenience Claim”.

(y) “Plan” shall have the meaning ascribed in the Recitals.

(z) “Pro Rata” or “Pro Rata Share” means with respect to NRG Unsecured Claims, a number (expressed as a percentage) equal to the proportion that the amount of any Allowed NRG Unsecured Claim, as of the Date of Determination, bears to the aggregate amount of all NRG Unsecured Claims (including disputed, contingent, and unliquidated Claims), as determined by the Maximum Amount, as of the Date of Determination.

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(aa) “Release Election” means the election of a Creditor in exchange for the relevant consideration under the Plan to release the Released Parties from all NRG Released Causes of Action made on a Ballot approved by the Disclosure Statement Order of the Bankruptcy Court, which Ballot (i) has been received by NRG no later than the Voting Deadline, (ii) is tabulated by NRG in a manner that Xcel agrees is consistent with the Disclosure Statement Order, and (iii) for which Xcel is satisfied that such election has been made in accordance with the terms of the Disclosure Statement Order.

(bb) “Release-Based Amount” means the amount payable pursuant to this Agreement to Releasing Creditors as determined in accordance herewith.

(cc) “Release-Based Maximum Amount” means the amount of (i) $38 million on and after the Second Installment Date and before the Third Installment Date, and (ii) $390 million (inclusive of the $38 million in clause (i)) on and after the Third Installment Date.

(dd) “Release-Based Amount Payment Date” shall mean the Second Installment Date, the Third Installment Date, and each Subsequent Payment Date thereafter.

(ee) “Released Parties” shall have the meaning ascribed in the Settlement Agreement.

(ff) “Releasing Creditor” means a Creditor who properly makes the Release Election.

(gg) “Schedules” means the schedules of assets and liabilities, the list of holders of equity interests, and the statement of financial affairs of NRG filed by NRG in accordance with section 521 of the Bankruptcy Code and Rule 1007 of the Federal Rules of Bankruptcy Procedure, and all amendments and modifications thereto.

(hh) “Second Installment Date” means the later of January 1, 2004 and the Xcel Payment Date.

(ii) “Settlement Agreement” means the Xcel Settlement Agreement (as defined in the Plan).

(jj) “Subsequent Payment Date” means the Third Installment Date and the first Business Day of each calendar quarter thereafter, commencing with the second calendar quarter after the Third Installment Date.

(kk) “Supplemental Distribution Claimant” means a Releasing Creditor who has received a smaller percentage distribution on account of its Claim than other Releasing Creditors.

(ll) “Third Installment Date” means the first date when any part of the Third Installment (as defined in the Settlement Agreement) is due pursuant to the Settlement Agreement.

(mm) “Voting Deadline” has the meaning set forth in the Settlement Agreement.

(nn) “Xcel” shall have the meaning ascribed in the Preamble.

(oo) “Xcel Payment Date” shall have the meaning ascribed in the Settlement Agreement.

(pp) “Xcel Reserve Retainage” means 0.15.

      2.     Satisfaction of the 85% Condition. The 85% Condition shall be satisfied if the quotient of (i) the Claims of Releasing Creditors divided by (ii) sum of (a) Claims of Releasing Creditors and (b) Claims of Non-Releasing Creditors is greater than or equal to 85%. Solely for purposes of determining whether the 85% Condition has been satisfied, the following methodology shall apply for determination of the Claims referred in the numerator and denominator in such calculation:

(a) Releasing Creditors. Except as may otherwise be agreed by Xcel and NRG in writing, the amount of the Claim of a Releasing Creditor shall be deemed to be the amount of (i) if such Claim is not scheduled as contingent, unliquidated, or disputed in the Schedules, the lesser of (a) the amount as reflected on the Schedules or (b) the amount as reflected on the most recently filed proof of Claim (if liquidated), or (ii) if the Claim is not listed in the Schedules or is listed in the Schedules as contingent, unliquidated, or disputed, zero dollars ($0.00). In addition, such deemed amount shall be reduced (but not below zero dollars ($0.00)) by the amount(s) paid or to be paid to such Creditor on account of such

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Claim prior to the Effective Date. Upon entry of a Final Order providing for the Allowed amount of a Claim (including allowance at an amount equal to $0), the amount of such Claim for purposes of the 85% Condition shall be the Allowed amount.

(b) Non-Releasing Creditor. The amount of the Claim of a Non-Releasing Creditor shall be deemed to be the Maximum Amount of such Claim. Subject to paragraph 7, upon entry of a Final Order providing for the Allowed amount of a Claim (including allowance at an amount equal to $0), the amount of such Claim for purposes of the 85% Condition shall be the Allowed amount.

(c) Claims Against NRG and an NRG Subsidiary. The provisions of paragraph 3 shall apply to the calculation with respect to the 85% Condition.

      3.     Calculation of Claim Amount for A Creditor with Claims against NRG and An NRG Subsidiary.

(a) If a Creditor with a Claim against NRG and an NRG Subsidiary as of the date an order for relief was entered with respect to such entity agrees to eliminate such Claim against NRG as a result of separate consideration from an NRG Subsidiary, such Creditor shall have been deemed to have retained its Claim against NRG for purposes of this Agreement unless (i) such Creditor’s claim against the NRG Subsidiary is unimpaired, but if and only to the extent that satisfaction of such claim by the NRG Subsidiary would satisfy such Claim against NRG, or (ii) such Creditor agrees to release all of its NRG Released Causes of Action against the Released Parties as part of the elimination of its Claim against NRG.

(b) If a Creditor is deemed to have retained its Claim against NRG as described above, the amount of such Claim shall be based upon the Maximum Amount and resolved and determined by the same method as applies to other Claims subject to this Agreement.

      4. Payment by Xcel to NRG of the Release-Based Amount on Account of Releasing Creditors.

(a) Aggregate Payment by Xcel. Subject to the resolution of this amount in accordance with paragraph 8, as of any Subsequent Payment Date, the aggregate Release-Based Amount payable (inclusive of amounts previously paid) by Xcel to NRG for distribution to the Releasing Creditors shall be the product of (i) the applicable Release-Based Maximum Amount, (ii) the quotient of (a) the aggregate Allowed Claims of the Releasing Creditors and (b) the aggregate of the Maximum Amount of all Claims (whether or not the Creditors of such Claims are Releasing Creditors), and (iii) either (a) on any Subsequent Payment Date other than the Final Payment Date, 1.0 minus the Xcel Reserve Retainage, or (b) on the Final Payment Date, 1.0.

(b) Calculation of Additional Amount. The Additional Amount, as of each Subsequent Payment Date, shall be the difference between the Aggregate Payment Amount and the aggregate amount previously paid by Xcel

(c) Payments on Second Installment Date. Notwithstanding paragraph 4(a), on the Second Installment Date Xcel shall pay to NRG for distribution to the Releasing Creditors on account of their Allowed Claims $38 million or such number of shares of Xcel common stock as is permitted by the Settlement Agreement.

(d) Payments on Subsequent Payment Dates. On each Subsequent Payment Date, Xcel shall pay to NRG for distribution to the Releasing Creditors (i) first, to each Releasing Creditor holding a Claim that had not been Allowed as of the immediately preceding Date of Determination but that has subsequently been Allowed, the Pro Rata Share of the Release-Based Amount (without any interest thereon) such Releasing Creditor would have received from NRG had such Claim been an Allowed Claim as of the Effective Date and Xcel had made payments to NRG in accordance with this Agreement on account of such Claim from and after the Effective Date, and (ii) then, to all Releasing Creditors holding Allowed Claims, the their Pro Rata Share of the Additional Amount (as reduced by the payment made in clause (i) hereof).

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(e) Limitation of Payments. Notwithstanding anything to the contrary contained herein, Xcel shall not be obligated to pay to NRG any amount so that after giving effect to such payment, the aggregate amount paid (including such payment) exceeds the Aggregate Payment Amount as calculated in accordance with paragraph 8. In the event of overpayment on any prior Subsequent Payment Date (including an overpayment caused by an adjustment of Allowed Claims or to the Maximum Amount), such overpayment shall be reflected in a reduction in the Additional Amount payable on the next Subsequent Payment Date.

(f) Additional Payment When Retained Amount Exceeds Maximum Allocation to Non-Releasing Creditors. If, as of any Subsequent Payment Date, (i) the difference between (a) the Release-Based Maximum Amount and (b) the aggregate amount already paid or to be paid on such Subsequent Payment Date by Xcel pursuant to this Agreement exceeds (ii) the aggregate Maximum Amount of Claims of Non-Releasing Creditors, then Xcel shall pay to NRG the amount of such difference on such Subsequent Payment Date.

      5.     Adjustments to the Release-Based Amount on the Subsequent Payment Dates Based Upon Reconsideration or Liquidation of Claim. On each Subsequent Payment Date, if, for any reason, including, without limitation, the reconsideration of a Claim pursuant to section 502(j) of the Bankruptcy Code, the allowance or liquidation of a Claim in excess of the Maximum Amount, an amendment to the Schedules or a proof of Claim, or the creation of additional prepetition Claims by virtue of sections 502(g) or (h) of the Bankruptcy Code, a Supplemental Distribution Claimant has received a smaller distribution (calculated as a percentage) than other Releasing Creditors holding Allowed Claims, NRG shall pay such Supplemental Distribution Claimant from the Additional Amount an amount sufficient to achieve the same distribution (calculated as a percentage) as other Releasing Creditors holding Allowed Claims who have already received a distribution. If the Additional Amount with the deduction of the Xcel Reserve Retainage paid to NRG is insufficient to permit all such Supplemental Distribution Claimants to receive the same distribution (calculated as a percentage) as other Releasing Creditors holding Allowed Claims, all of the Additional Amount shall be distributed to the Supplemental Distribution Claimants so that each Supplemental Distribution Claimants receives, as nearly as possible, the same distribution (calculated as a percentage).

      6.     Estimation of Maximum Amount.

(a) Estimation by the Bankruptcy Court. For purposes of this Agreement, NRG or Reorganized NRG may, at any time and from time to time, request that the Bankruptcy Court determine the Maximum Amount of any unliquidated, disputed, or contingent Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether NRG, Reorganized NRG, the statutory committee of unsecured creditors, or any other party in interest (as applicable) previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim including during the pendency of any appeal relating to any such objection.

(b) Estimation Conditions. It shall be a condition to occurrence of the Effective Date of the Settlement Agreement, waivable by Xcel, that there shall have been entered a Final Order determining the Maximum Amount of the Claim of any Non-Releasing Creditor which the Maximum Amount is Material. It shall be a condition to Xcel’s obligation to pay any of the Release-Based Amount that there shall have been entered a Final Order determining the Maximum Amount of the Claim of any Releasing Creditor which is not Allowed and for which the Allowed amount of such Claim could be Material.

(c) Estimation By Agreement. NRG and Xcel shall use their reasonable best efforts to determine the Maximum Amount of each Claim that could be Material. Xcel and NRG may reasonably estimate the Maximum Exposure on account of any Claim (or the aggregate of the Claims) of the Non-Releasing Creditor(s). If Xcel and NRG cannot agree on an amount, the Court may estimate the Maximum Exposure of any Claim and, if the Court declines to do so, the Maximum Exposure shall be the amount estimated by Xcel.

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      7.     Calculation of Allowed Claims With Non-Releasing Creditors. Upon the allowance of a Claim of any Non-Releasing Creditor, NRG shall use its commercially reasonable best efforts to obtain the Claims Resolution Release, which if obtained, shall reduce the Maximum Amount to the Allowed Amount. If an action has been commenced against Xcel, the Maximum Amount shall be increased or decreased, as the case may be, based upon Xcel’s costs (including reasonable attorneys’ fees) and liability, if any, resulting from a Final Order determining such Claim or settlement thereof.

      8.     Resolution of Aggregate Payment Amount as of Date of Determination. Fifteen calendar days after each Date of Determination, NRG shall deliver to Xcel a written report setting forth NRG’s calculation of the Aggregate Payment Amount. The report shall include a record of Claims that were Allowed or not Allowed subsequent to the prior Date of Determination, copies of any stipulations, orders, releases, and any other documentation related to such Claim, and a reconciliation of each Claim against such Claim’s prior Maximum Amount (and for Claims of holders of NRG’s public securities, a reconciliation of such Claims held by such Releasing Creditors against the amount of such securities actually tendered by such Releasing Creditors). In addition, the report shall include any adjustments to such calculation of the Aggregate Payment Amount as may be required by paragraph 5. Xcel will have 20 calendar days to review the report and calculate the Aggregate Payment Amount. If the Parties disagree as to the Aggregate Payment Amount, the Parties shall proceed in good faith to reconcile the calculations. If the Parties cannot reconcile such amounts, on the applicable Subsequent Payment Date, Xcel shall pay the undisputed Additional Amount to NRG. Any disputed amount to which Xcel subsequently agrees shall be paid to NRG on the next Subsequent Payment Date as if such amount had been agreed on the prior Subsequent Payment Date. All disputed amounts with respect to the Aggregate Payment Amount shall be agreed to, or determined by the Bankruptcy Court, prior to the Final Payment Date.

      9.     Indemnification.

(a) Claims By Creditors. NRG shall indemnify Xcel or any Released Party for any loss, claim or damages (including, without limitation, reasonable attorneys’ fees, litigation costs and expenses) incurred by Xcel or any Released Party as a result of any action by (i) a Releasing Creditor arising from or relating to any claim that the Releasing Creditor did not receive its correct Pro Rata Share of the Release-Based Amount for any reason whatsoever, including, without limitation, because of the reconsideration of its claim pursuant to section 502(j) of the Bankruptcy Code, provided that there shall be no indemnity if Xcel and NRG actually agree in writing as to the amount to pay a particular Releasing Creditor and such Releasing Creditor receives such amount from NRG, or (ii) any creditor arising from or relating to the fact that such creditor did not receive proper notice with respect to any matter relating to the Chapter 11 Cases.

(b) Allowed Claim Subsequently Not Allowed. If any Claim is reported to Xcel pursuant to paragraph 8 as Allowed and NRG subsequently determines that such Claim is not Allowed (or is Allowed in a lesser amount than previously reported), NRG shall pay to Xcel, upon demand, the amount such Releasing Creditor has received, or if such Claim is Allowed in a lesser amount, the excess of such amount over the amount such Releasing Creditor would have received had its Allowed Claim been reported in the lesser amount.

      10.     No Interest. Except as provided in paragraph 2(c) of the Settlement Agreement, any payments to be made by Xcel under this Agreement shall not include, and Xcel shall have no liability for, any interest with respect thereto.

      11.     Conditions. The obligation of Xcel to pay any Release-Based Amount pursuant to this Agreement is subject to, and conditioned upon, the satisfaction or waiver by Xcel of any condition to the performance of Xcel’s obligation under the Settlement Agreement as of the Effective Date.

      12.     No Additional Payment By Xcel. In no event shall Xcel pay to NRG more than the product of (a) $390 million and (b) the quotient of (x) the Allowed Claims of the Releasing Creditors and (y) all Allowed Claims, regardless of whether any particular Creditor receives less than its Pro Rata Share of the Release-

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Based Amount. In no event shall Xcel be obligated under this Agreement to make any payment to NRG after the Final Payment Date assuming all amounts due are paid.

      13.     No Liability of Xcel to Creditors. Xcel shall have no liability to any Creditor of a Claim with respect to this Agreement.

      14.     Access to Ballots and Claims. NRG shall, or shall cause the claims agent appointed in NRG’s bankruptcy case (or any ballot or solicitation agent) to make available to Xcel access to all ballots and proofs of claim, all reports and summaries related thereto, and any other information related to the same, and to take all other actions Xcel may reasonably request in connection with any matter relating to this Agreement.

      15.     Amendment or Waiver. Except as otherwise specifically provided herein, this Agreement may not be modified, amended or supplemented without the prior written consent of the Parties. No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver.

      16.     Notices. Any notice required or desired to be served, given or delivered under this Agreement shall be in writing, and shall be deemed to have been validly served, given or delivered if provided by personal delivery, or upon receipt of fax delivery, as follows:

(a) if to Xcel, Michael C. Connelly, Xcel Energy Inc., 414 Nicollet Mall, Minneapolis, Minnesota, 55401, and to Brad B. Erens, Jones Day, 77 West Wacker, Chicago, Illinois, 60601-1692, fax: 312-782-8585, with a copy to Scott J. Friedman, Jones Day, 222 East 41st Street, New York, New York 10017, fax: 212-755-7306.

(b) if to NRG, to Matthew A. Cantor, Kirkland & Ellis LLP, Citigroup Center, 153 East 53rd Street, New York, New York 10022-4611, fax: 212-446-4900.

A copy of any notice delivered pursuant to paragraph 16 any time prior to the dissolution of the Official Committee of Unsecured Creditors shall be provided to Evan D. Flaschen, Bingham McCutchen, One State Street, Hartford, Connecticut, 06103-3178.

      17.     Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought exclusively in the Bankruptcy Court and each of the Parties hereto irrevocably accepts and submits itself to the exclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding, and waives any objection it may have to venue or the convenience of the forum.

      18.     Termination. This Agreement shall terminate upon (i) the third party releases and injunctions for the benefit of the Released Parties set forth in Sections 9.2 and 9.3 of the Plan being approved in their entirety pursuant to a Final Order in form acceptable to Xcel or (ii) the occurrence of the Final Payment Date. The provisions of paragraph 9 and any other provisions applicable to paragraph 9 shall survive termination of this Agreement.

      19.     Specific Performance. It is understood and agreed by each of the Parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

      20.     Headings and References. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof. Reference to a paragraph shall refer to paragraphs of this Agreement unless the context requires otherwise.

      21.     Interpretation. This Agreement is the product of negotiations of the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to

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interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

      22.     Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives.

      23.     No Third-Party Beneficiaries. This Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third-party beneficiary hereof. The obligations of Xcel pursuant to this Agreement are to NRG only and do not run to and are not enforceable directly by any Creditor; provided, however, that any Creditor shall have the right to demand that NRG enforce NRG’s rights under this Agreement. In the event NRG fails to enforce this Agreement, NRG and Xcel agree that any Creditor may do so in the name of NRG; provided; however, that Xcel shall be required to defend enforcement actions in only one proceeding.

      24.     No Admissions. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party or any Creditor of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the Claims or defenses which it has asserted or could assert.

      25.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile shall be effective as delivery of a manually executed signature page of this Agreement.

      26.     Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the calculation of the Release-Based Amount and the determination of the satisfaction of the 85% Condition and supersedes all prior and contemporaneous agreements, representations, warranties and understandings of the Parties, whether oral, written or implied, as to the subject matter hereof and does not supersede the Plan (including the exhibits thereto) with respect to the other matters set forth therein.

[Remainder of page intentionally blank; remaining pages are signature pages.]

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      IN WITNESS WHEREOF, the undersigned have each caused this Agreement to be duly executed and delivered by their respective, duly authorized officers as of the date first above written.

NRG ENERGY, INC.

By:

Name:
Title:

XCEL ENERGY INC.

By:

Name:
Title:

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